Form 10-K, Exhibit 13
period 1993-12-31
CULLEN FROST BANKERS INC
filed 1994-03-30
CIK 39263

EXHIBIT 13



                    The Cullen/Frost 1993 Annual Report to Shareholders for the
                  Year Ended December 31, 1993 (furnished for the information of the Commission and not deemed to be "filed" except for the portion expressly incorporated by reference)

                  GRAPHICS APPENDIX LIST

EDGAR VERSION                             TYPESET VERSION
- -------------                             ---------------

1993 Form 10-K, Exhibit 13 --             1993 Form 10-K, Exhibit 13 --
  (Selected Portions of CFBI's            (Selected Portions of CFBI's
   1993 Annual Report to Stockholders)    1993 Annual Report to Stockholders)

Page 10 -- One line graph omitted         Page 10 -- One line graph with two
                                           lines depicting Net Interest Income
                                           and Net Interest Margin, respective-
                                           ly. (The text and numbers used in
                                           this graph appear in the text of the
                                           EDGAR Version).

Page 10 -- One combination bar-line       Page 10 -- One combination bar-line
 graph omitted                             graph with two lines and five bars
                                           depicting Cost of Funds, Earnings on
                                           Funds and Net Interest Spread, re-
                                           spectively. (The text and numbers
                                           used in this graph appear in the text
                                           of the EDGAR Version).

Page 12 -- One bar graph omitted          Page 12 -- One bar graph depicting a
                                           comparison of Non-Interest income
                                           categorized into Trust, Service
                                           Charges, Other Service Charges, Other
                                           and Net Gain (Loss) on Securities
                                           Transactions. (The text and numbers
                                           used in this graph appear in the text
                                           of the EDGAR Version).

Page 13 -- One bar graph omitted          Page 13 -- One bar graph depicting a
                                           comparison of Non-Interest expense
                                           excluding non-recurring items cate-
                                           gorized into Salaries, Wages & Pen-
                                           sions, Net Occupancy & Furniture and
                                           Equipment, Other, and Provision for
                                           Real Estate Losses. (The text and
                                           numbers used in this graph appear in
                                           the text of the EDGAR Version).

Page 14 -- One line graph omitted         Page 14 -- One line graph with two
                                           lines depicting Average Loans and
                                           Average Loan Yield, respectively.
                                           (The text and numbers used in this
                                           graph appear in the text of the
                                           EDGAR Version).

Page 16 -- One bar graph omitted          Page 16 -- One bar graph depicting the
                                           combined Foreclosed Assets and Non-
                                           Accrual and Restructured Loans, re-
                                           spectively. (The text and numbers
                                           used in this graph appear in the text
                                           of the EDGAR Version).

Page 19 -- One combination bar-line       Page 19 -- One combination bar-line
 graph omitted                             graph with one line and five bars
                                           depicting Allowance to year-end loans
                                           and Allowance for possible loan
                                           losses, respectively. (The text and
                                           numbers used in this graph appear in
                                           the text of the EDGAR Version).

Page 21 -- One combination bar-line       Page 21 -- One combination bar-line
 gragh omitted                             graph with one line and five bars
                                           depicting Cost of Time deposits,
                                           Average Demand and Average Time de-
                                           posits, respectively. (The text and
                                           numbers used in this graph appear in
                                           the text of the EDGAR Version).

FINANCIAL REVIEW
Cullen/Frost Bankers, Inc. and Subsidiaries
     The accompanying audited consolidated financial statements of Cullen/Frost Bankers, Inc. and Subsidiaries ("Cullen/Frost" or the "Corporation") present the Corporation's results of operations for the years 1991 through 1993. All balance sheet amounts presented in the following financial review are averages unless otherwise indicated. Earnings and other per share amounts have been restated to give effect to a ten percent stock dividend declared and paid by the Corporation during the first quarter of 1993. Taxable-equivalent adjustments assume a 35 percent federal tax rate for 1993 and a 34 percent federal income tax rate for 1992 and 1991. Dollar amounts in tables are stated in thousands, except for per share amounts.

     Amounts reported for 1993 include the February 13, 1993 acquisition, from the Federal Deposit Insurance Corporation, of New First City offices in San Antonio and Austin, Texas which added approximately $458 million in assets. The acquisition was accounted for as a purchase and as such 1993 includes results of operations from the date of acquisition.


RESULTS OF OPERATIONS

        For the year ended December 31, 1993, the Corporation reported net income of $47,236,000 or $4.24 per common share, compared with $24,122,000 or $2.26 per common share for 1992 and $205,000 or $.02 per common share for 1991. The improved 1993 results were heavily impacted by an improvement in asset quality which resulted in a combined credit for possible loan and real estate losses of $4.6 million in 1993 compared to a net expense for these combined provisions of $18.5 million in 1992. The 1993 results also include the operating impact of the acquisition and non-recurring items including: (i) $6.7 million in restructuring costs related to bank premises resulting from downsizing of office space and valuations on owned buildings resulting from the decision to sell, (ii) $3.6 million in combined early retirement incentive and job restructuring costs, (iii) $5.0 million in non-recurring costs related to the acquisition of the New First City locations, and (iv) a one-time benefit of $8.4 million related to a required change in the method of accounting for income taxes. During 1993, the Corporation reached agreement to acquire Texas Commerce Bank-Corpus Christi in exchange for Cullen/Frost Bank of Dallas, N.A. This transaction is subject to regulatory approval and is expected to be completed during April 1994. No gain or loss is expected from this transaction.
      The 1992 results include an increase of $8.1 million in net interest income, a decrease of $12.4 million in the combined provisions for real estate and loan losses and a $4.3 million increase in non-interest income. During 1992, the Corporation recorded an extraordinary credit for utilization of net operating loss carryforwards of $6.5 million.


                                                  1993 Change        1992 Change
EARNINGS SUMMARY                          1993    from 1992   1992   from 1991   1991
- --------------------------------------------------------------------------------------
Taxable-equivalent net interest income  $128,709  $ 10,923 $117,786   $7,132    $110,654
Taxable-equivalent adjustment                883      (246)   1,129   (1,011)      2,140
                                         --------  -------- --------  ------    --------
Net interest income                      127,826    11,169  116,657    8,143     108,514
Provision (credit) for possible
loan losses                               (6,085)   (5,235)    (850) (10,870)     10,020
Non-interest income:
  Net gain (loss) on securities
   transactions                            1,433     1,665     (232)  (2,254)      2,022
  Other                                   74,796    12,751   62,045    6,585      55,460
                                        --------  -------- --------  --------   --------
    Total non-interest income             76,229    14,416   61,813    4,331      57,482
Non-interest expense:
  Provision for real estate losses         1,445   (17,866)  19,311   (1,488)     20,799
  Restructuring costs                     10,285    10,285
  Other operating expenses               160,348    26,161  134,187     (152)    134,339
                                        --------  -------- --------  --------   --------
    Total non-interest expense           172,078    18,580  153,498   (1,640)    155,138
                                        --------  -------- --------  --------   --------
 Income before income taxes (credits),
 extraordinary credit and cumulative
 effect of accounting change              38,062    12,240   25,822   24,984         838
 Income taxes (credits)                     (735)   (8,932)   8,197    7,564         633
                                        --------  -------- --------  --------   --------
Income before extraordinary credit
  and cumulative effect of
 accounting change                        38,797    21,172   17,625   17,420         205
Extraordinary Credit - income
 tax benefit                                        (6,497)   6,497    6,497
Cumulative effect of change in
accounting for income taxes                8,439     8,439
                                        --------  -------- --------  --------   --------
Net income                              $ 47,236  $ 23,114  $24,122  $23,917    $    205
                                        ========  ======== ========  ========   ========
Per share
Net income-primary                      $   4.24  $   1.98  $  2.26    $2.24    $    .02
Net income-fully diluted                    4.24      1.99     2.25     2.23         .02



NET INTEREST INCOME

     Net interest income on a taxable-equivalent basis was $128,709,000 for the year ended December 31, 1993, compared with $117,786,000 and $110,654,000 for 1992 and 1991, respectively. Increases in demand deposits and larger business volumes resulting from the New First City acquisition were the primary reasons for the increase in net interest income from 1992. Net interest margin was 4.29 percent for the year ended December 31, 1993, compared to 4.47 percent and 4.13 percent for the years ended December 31, 1992 and 1991, respectively. Net interest spread for 1993 declined 8 basis points to 3.78 percent. Net interest spread was 3.86 percent and 3.35 percent for 1992 and 1991, respectively. The decline in net interest margin and net interest spread in 1993 is primarily due to lower yields on securities. Higher-yielding securities continue to mature and, given the current rate environment, are being replaced with lower-yielding securities. Net interest income has been favorably impacted by the significant decrease in non-performing assets during 1993 and 1992. Net interest income increased during 1992 compared to 1991 primarily due to an increase in demand deposits and lower rates on interest bearing accounts.
       During 1993, yields on earning assets declined 90 basis points while
the cost of funds decreased 82 basis points from 1992.   The net interest
spread as well as the net interest margin could be impacted by future changes in short and long-term interest rate levels.



Net Interest Income and Net Interest Margin                 Net Interest Spread
($ in millions - taxable-equivalent)                        (taxable-equivalent)
(Graphic Material omitted)                                  (Graphic material omitted)

Year   Net Interest   Net Interest                  Year  Earnings   Cost of   Net Interest
Ended     Income        Margin                     Ended  on Funds    Funds      Spread
- ------ ------------   -----------                  -----  --------   -------- ------------
1989       $111          3.60%                      1989  9.87%      7.17%    2.70%
1990        113          3.93                       1990  9.60       6.54     3.06
1991        111          4.13                       1991  8.70       5.35     3.35
1992        118          4.47                       1992  7.25       3.39     3.86
1993        129          4.29                       1993  6.35       2.57     3.78


INTEREST RATE SENSITIVITY
     The Corporation's interest rate sensitivity and liquidity are monitored by its Asset/Liability Management Committee on an ongoing basis. The Committee seeks to avoid fluctuating net interest margins and to enhance consistent growth of net interest income through periods of
changing interest rates.   As the accompanying  interest rate sensitivity
table indicates, the Corporation is liability sensitive on a cumulative basis at both the three month and one year time periods.
     The Corporation continuously monitors and manages the balance between interest rate-sensitive assets and liabilities. The Corporation's objective is to confine the impact of fluctuating market rates on net interest income within acceptable levels of risk.



                        Immediately                                    Non-Rate
CUMULATIVE            Rate Sensitive        Rate Sensitive Within      Sensitive
INTEREST RATE         -------------- ------------------------------    ---------
SENSITIVITY             0-30 days      90 days   One Year  Five Years  >5Years    Total
- ----------------------------------------------------------------------------------------
Earning Assets:
  Loans                 $  566,394  $  621,980  $  827,068 $1,181,033  $66,776 $1,247,809
  Securities               247,298     315,943   1,144,919  1,457,611  154,260  1,611,871
  Federal funds
  sold and other
  short-term investments   250,397     250,397     250,397    250,397             250,397
                         ---------- ----------  ----------  ---------  -------- ----------
   Total earning assets $1,064,089  $1,188,320  $2,222,384 $2,889,041 $221,036 $3,110,077
                        =========== ==========  ========== ========== ======== ==========
Interest-Bearing
Liabilities:
  Savings and Interest-
   on-Checking          $  800,161  $  800,161  $  800,161 $  800,161            $800,161
  Money market deposit
   accounts                527,230     527,230     527,230    527,230             527,230
Certificates of deposit
   and other time accounts 240,998     501,509     827,301    893,631  $47,314    940,945
  Federal funds purchased
   and other borrowings    166,519     166,519     166,519    166,519             166,519
                        ----------  ----------  ---------- ----------  -------- ----------
   Total interest-bearing
   liabilities          $1,734,908  $1,995,419  $2,321,211 $2,387,541  $47,314 $2,434,855
                        ==========  =========== ========== ==========  ======== ==========
Interest sensitivity gap$ (670,819) $ (807,099) $  (98,827)$  501,500  $173,722 $  675,222
                        ==========  =========== ========== ==========  ======== ==========
Ratio of earning assets
to interest-bearing
liabilities                    .61          .60        .96       1.21
                        ==========  =========== ========== ==========


In developing the classifications used for this analysis, it was necessary to make certain assumptions and approximations in assigning assets and liabilities to different maturity categories. For example, savings and Interest-on-Checking are subject to immediate withdrawal and as such are presented as repricing within the earliest period presented even though their balances have historically not shown significant sensitivity to changes in interest rates.

Unearned discounts on loans in the amount of $8,456,000 are excluded from the balances of loans in the above table. Consumer loans are distributed in the immediately rate- sensitive category for those tied to market rates or to other categories according to the repayment schedule.




LIQUIDITY

     Asset liquidity is provided by cash and assets which are readily marketable or pledgeable or which will mature in the near future. Liquid assets include cash, short-term investments in time deposits in banks, Federal funds sold and securities purchased under resale agreements and securities available for sale.
     Liquidity is also provided by access to core funding sources. These include core depositors and correspondent banks in the Corporation's natural trade area which maintain accounts with and sell Federal funds to subsidiary banks of the Corporation. The Corporation does not solicit brokered deposits.



NON-INTEREST INCOME

     Non-interest income of $76,229,000 was reported for 1993, compared with $61,813,000 for 1992 and $57,482,000 for 1991. Excluding securities transactions, total non-interest income increased 20.6 percent from 1992. All categories of non-interest income increased before the additional volumes added by the acquisition.


                                         Year Ended December 31
                        --------------------------------------------------------
                              1993                1992               1991
                        ----------------  ------------------  ------------------
                                  Percent            Percent            Percent
Non-Interest Income      Amount   Change    Amount   Change   Amount    Change
- --------------------------------------------------------------------------------
Trust department       $ 26,278 + 20.2%  $21,861   +   9.1%  $20,030  +    6.7%
Service charges on
 deposit accounts        25,386 + 15.6    21,958   +  16.1    18,915  +   24.9
Other service charges,
 collection and
 exchange charges,
 commissions and fees     9,889 + 25.4     7,888   -   4.8     8,288  +   13.5
Net gain(loss) on
 securities transactions  1,433 +717.7      (232)  - 111.5     2,022  +1,467.4
Other                    13,243 + 28.1    10,338   +  25.7     8,227  -   10.9
                        -------           -------              ------
   Total                $76,229 + 23.3   $61,813   +   7.5   $57,482  +   13.6
                        =======           =======             =======


     Trust income was up 20.2 percent during 1993. This is attributable to an increase in the number of accounts held and assets under management primarily due to the acquisition of additional trust customers from New First City, Texas-Austin. At December 31, 1993, the market value of trust assets totaled $11.1 billion compared to $8.6 billion at December 31, 1992. The 9.1 percent increase in trust income from 1991 to 1992 was due to an increase in the number of accounts.
      Service charges on deposit accounts and other service charges increased 15.6 percent and 25.4 percent respectively when compared to 1992. Deposit service charges and other service charges were both impacted by an increase in activity levels and additional volumes resulting from the acquisition. During 1992, service charges on deposit accounts increased
16.1 percent because of increased activity and lower earnings rates on commercial checking accounts which resulted in more payments for services through fees rather than through keeping balances.
     In anticipation of implementing Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Corporation sold certain investment securities in December 1993 resulting in a gain of $1.4 million. Securities gains of $2.0 million were realized in 1991 as $45 million in long duration mortgage pass-through securities were sold. This allowed the Corporation to restructure a portion of its securities portfolio into shorter term securities which have less price sensitivity to interest rate fluctuations.
     Other non-interest income increased 28.1 percent to $13,243,000 in 1993 compared to a 25.7 percent increase in 1992. The increase from 1992 was primarily due to gains on the sale of foreclosed assets and increased brokerage commissions resulting from greater sales of mutual funds. The
25.7 percent increase in 1992 is primarily due to higher gains and income from foreclosed assets. During 1991, other non-interest income decreased
10.9 percent from 1990 due to lower fees from third party data processing customers and lower gains on sales of assets.


Non-Interest Income
($ in thousands)
(Graphic material omitted)

                                                     Net Gain(Loss)
Year   Trust       Service  Other Service   Other    on Securities
Ended  Department  Charges   Charges                 Transactions
- -----  ----------  -------  -------------   -------  --------------
1989    $16,211    $13,290         $6,293   $14,170      $  516
1990     18,777     15,146          7,304     9,236         129
1991     20,030     18,915          8,288     8,227       2,022
1992     21,861     21,958          7,888    10,338        (232)
1993     26,278     25,386          9,889    13,243       1,433


NON-INTEREST EXPENSE
     Excluding the provision for real estate losses, non-interest expense was $170,633,000 for 1993 compared with $134,187,000 for 1992 and
$134,339,000 for 1991. This 27.2 percent increase in non-interest expense is primarily due to a higher expense base as a result of the New First City acquisition and $10.3 million in restructuring charges recorded during 1993. These costs include $6.7 million in net-occupancy restructuring costs related to office downsizing and valuations of banking premises owned resulting from the decision to sell and $3.6 million related to an early retirement incentive program and costs related to job restructurings.
     The acquisition of New First City added $5.0 million in non-recurring costs including costs of interim data processing services, temporary staffing and related costs.
     The restructure of banking offices reflects primarily the conversion to branching which has been put into place over the last several years following changes in Texas banking law. The $3.6 million charge in salaries and benefits is related to $1.9 million early retirement incentive program costs and severance associated with job eliminations and restructurings. The occupancy and job restructurings are expected to reduce annual operating costs beginning in 1994 by approximately $6 million.



                                        Year Ended December 31
                        -----------------------------------------------------
                              1993                1992               1991
                        ----------------  ------------------  ---------------
                                 Percent             Percent            Percent
Non-Interest Expense     Amount  Change    Amount    Change   Amount    Change
- -----------------------------------------------------------------------------
Salaries and wages      $ 53,654 + 16.2%  $ 46,184   + 4.6%  $ 44,154  +   2.6%
Pension and other
 employee benefits        12,052 + 23.7      9,746   + 7.6      9,058  -   1.0
Net occupancy of
 banking premises         21,307 + 23.2     17,294   + 2.9     16,807  -   2.1
Furniture and equipment   10,155 + 22.4      8,295   + 7.4      7,726  -   4.2
Intangible amortization    6,877 +882.4        700   +17.3        597  -  27.6
Restructuring costs       10,285 +100.0
Other                     56,303 +  8.3     51,968   - 7.2     55,997  +  18.6
                        --------          --------           --------
                         170,633  +27.2    134,187   -  .1    134,339  +   7.1
Provision for real
 estate losses             1,445  -92.5     19,311   - 7.2     20,799  +  86.2
                        --------          --------           --------
   Total                $172,078  +12.1   $153,498   - 1.1   $155,138  +  13.5
                        ========          ========           ========

       Combined salaries and employee benefits increased 17.5 percent during 1993, excluding the $3.6 million restructuring charge. The number of full time equivalent employees increased 7 percent primarily because of staff needed to support the acquired customer base. Pension and other employee benefits increased during 1993 and 1992 due to higher expenses related to payroll taxes, medical insurance and retirement expenses. The Corporation adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," in the first quarter of 1993. This statement did not have a material impact on the financial position or operations of the Corporation.
     Net occupancy of banking premises increased by 23.2 percent during 1993. The increase is primarily due to costs of operating the additional locations obtained in the acquisition. The acquisition required re-equipping of all work stations in the additional offices. This was a principal cause of furniture and equipment costs increasing 22.4 percent during 1993. For 1992 net occupancy of banking premises increased 2.9 percent and furniture and equipment costs increased 7.4 percent. The increase in furniture and equipment costs during 1992 resulted from higher depreciation and software expense.
     The provision for real estate losses was $1,445,000 in 1993, compared with $19,311,000 and $20,799,000 in 1992 and 1991, respectively. This reduction is due to improving asset quality and a declining volume of foreclosed assets. See "Non-Performing Assets", page 16.
     Other non-interest expense and intangible amortization increased 20.0 percent in 1993. Excluding the operating expenses of the New First City offices and non-recurring costs incurred in acquiring these locations, other non-interest expenses were flat when compared to 1992. An increase in amortization of goodwill and other intangibles of $6.2 million, created by the acquisition, was offset by lower expenses of operating foreclosed properties and lower expenses spread throughout various categories including insurance, attorneys' expenses, and consulting costs.
     Other non-interest expense and intangible amortization decreased 6.9 percent in 1992. Excluding a $5.4 million litigation settlement in the second quarter of 1991, other non-interest expense increased $1.5 million, or 2.9 percent in 1992. The primary reasons for the increase were outside computer services, FDIC insurance, and trust investment advisory fees which were partially offset by lower attorney and other professional expenses.


Non-Interest Expense
Excluding Non-recurring Items
($ in thousands)
(Graphic material omitted)
                           Net Occupancy              Provision
Year    Salaries, Wages    & Furniture and            for Real Estate
Ended   and Pensions       Equipment         Other      Losses
- -----   ---------------    ---------------   -------  ---------------
1989     $51,928            $25,060          $40,546    $ 8,131
1990      52,167             25,238           48,050     11,172
1991      53,212             24,533           51,194     20,799
1992      55,930             25,589           52,668     19,311
1993      64,494             31,462           59,492      1,445


INCOME TAXES
     Effective January 1, 1993, Cullen/Frost adopted Statement of Financial Accounting Standards No. 109 (FAS 109), "Accounting for Income Taxes." FAS 109 permits the recognition of deferred tax assets to a greater extent than previously permitted. The one-time cumulative effect of adopting FAS 109 increased income by $8.4 million.
     The Corporation recorded a tax benefit in 1993 of $735,000. The effective tax rate in 1993 was affected by the reduction of the valuation allowance for deferred tax assets established at the beginning of 1993 by $13.5 million. The reduction of the valuation allowance was based mainly on the level of earnings obtained in 1993, projected future earnings, and the increase in deferred tax credits resulting from the adoption of FAS 115 at the end of 1993. No valuation allowance was considered necessary because Cullen/Frost has $5,600,000 in recoverable taxes paid in prior years, the future reversal of approximately $22,900,000 in taxable temporary differences, and future income. During 1993, the Omnibus Budget Reconciliation Act increased the corporate tax rate from 34 percent to 35 percent. The Corporation is projecting an effective tax rate for 1994 which approximates the statutory rate.
     Cullen/Frost recorded income tax expense of $8,197,000 in 1992. Additionally, the Corporation reported an extraordinary credit from utilizing net operating loss carryforwards of $6,497,000. This resulted in income tax expense net of the extraordinary credit of $1,700,000 for 1992. In 1991, Cullen/Frost recorded income tax expense of $633,000.


SOURCES AND USES OF FUNDS


     Average assets for 1993 of $3,512,163,000 increased by 15.0 percent from 1992 levels and declined 1.6 percent between 1991 and 1992. Funding sources changed little in 1993. A shift from time deposits to demand deposits continued, and borrowed funds decreased from 1992 levels primarily due to the conversion of $10,000,000 in subordinated debentures in February 1993.




                                           Percentage of Total Average Assets
Sources and Uses of Funds                    1993        1992        1991
- -------------------------                   -------     ------      ------
Sources of Funds:
     Deposits:
       Demand                                 23.2%       21.8%       19.3%
       Time                                   64.6        66.9        69.5
     Federal funds purchased                   3.7         3.4         3.8
     Equity capital                            7.1         6.3         5.7
     Borrowed funds                             .1          .5          .5
     Other liabilities                         1.3         1.1         1.2
                                             ------      ------      ------
       Total                                 100.0%      100.0%      100.0%
                                             ======      ======      ======
Uses of Funds:
     Loans                                    33.0%       33.5%       37.0%
     Securities                               45.1        46.4        43.0
     Federal funds sold                        7.3         6.4         6.4
     Non-earning assets                       14.6        13.7        13.6
                                             ------      ------      ------
       Total                                 100.0%      100.0%      100.0%
                                             ======      ======      ======


LOANS
     Average loans for 1993 were $1,158,057,000, an increase of 13.0 percent from 1992. The increase results primarily from the first quarter acquisition of New First City. In addition, period-end loans increased 6.3 percent between the third and fourth quarters of 1993. A several-year decline in loan volume was reversed during 1993.


Total Average Loans and Yields
($ in millions)
(Graphic material omitted)

                           Average Loan
Year     Average Loans       Yield
- ----     -------------     ------------
1989       $1,407            10.81%
1990        1,315            10.30
1991        1,149             9.54
1992        1,025             8.27
1993        1,158             7.88


                                               December 31
                    ---------------------------------------------------------------
                             1993
                    -----------------------
Loan Portfolio
Analysis                      Percentage of
Period-End Balances  Amount   Total Loans    1992       1991       1990     1989
- -----------------------------------------------------------------------------------
Real estate:
  Construction      $  32,297    2.6%   $   26,632 $   24,620 $   39,316 $  36,289
  Land                 22,990    1.8        21,288     26,474     62,850    77,358
  Permanent
  Mortgages:
    Commercial        144,122   11.6        77,347     64,605     86,934    95,193
    Residential       276,148   22.1       253,471    258,303    246,101   238,838
  Other               150,499   12.1       134,470    161,439    192,330   216,672
Commercial and
 Industrial:
  Energy               24,548    2.0        52,345     41,894     49,077    60,769
  Other               286,282   22.9       204,175    241,180    305,059   361,236
Consumer              268,331   21.5       217,232    198,521    215,231   190,158
Financial
 institutions             284                9,380     14,819     18,056    25,313
Foreign                31,763    2.6        17,871     31,988     29,647    29,188
Purchasing or
 carrying
 securities             1,204     .1         1,918      3,389      5,127    14,983
Other                  17,797    1.4         7,737     21,019     35,350    38,001
Unearned
 discount              (8,456)   (.7)      (12,632)   (14,854)   (16,858)  (14,133)
                   ----------- ------   ---------- ---------- ---------- ----------
 Total             $1,247,809  100.0%   $1,011,234 $1,073,397 $1,268,220 $1,369,865
                   =========== ======   ========== ========== ========== ==========

Percent change
 from previous
 year                  +23.4%               -5.8%      -15.4%      -7.4%    -12.4%



     Total real estate loans at December 31, 1993 were $626,056,000, up
22.0 percent from year-end 1992. Commercial mortgages increased $66,775,000 or 86.3 percent. Real estate loans categorized as "other" are primarily amortizing commercial and industrial loans with maturities less than five years. Most are collateralized by completed, owner occupied commercial real estate properties.
     As part of the acquisition, certain commercial and commercial real estate loans of the Austin operation are protected by a loss-sharing arrangement with the Federal Deposit Insurance Corporation (the "FDIC"). Losses are shared 80 percent to the FDIC and 20 percent to the Corporation. At December 31, 1993 these loans approximated $42 million.
     Of the real estate loans outstanding at year end, the geographic concentrations were San Antonio, 68 percent; Houston/Galveston, 16 percent; Austin, 10 percent; and Dallas, 5 percent. Amortizing permanent mortgages represented 67.1 percent of the total real estate loan portfolio at year end.



                                             December 31
                        ----------------------------------------------------
                               1993                     1992
                        ----------------------------------------------------
Real Estate Loans                 Percentage of             Percentage of
Period-End Balances     Amount  Real Estate Loans  Amount  Real Estate Loans
- ----------------------------------------------------------------------------
Construction          $ 32,297         5.2%       $ 26,632         5.2%
Land                    22,990         3.7          21,288         4.1
Permanent mortgages:
  Commercial           144,122        23.0          77,347        15.1
  Residential          276,148        44.1         253,471        49.4
Other                  150,499        24.0         134,470        26.2
                      --------       ------       --------       ------
  Total               $626,056       100.0%       $513,208       100.0%
                      ========       ======       ========       ======


                             December 31
                        --------------------------

                                  1991
                        --------------------------
Real Estate Loans                 Percentage of
Period-End Balances     Amount  Real Estate Loans
- --------------------------------------------------
Construction          $ 24,620         4.6%
Land                    26,474         4.9
Permanent mortgages:
  Commercial            64,605        12.1
  Residential          258,303        48.2
Other                  161,439        30.2
                      --------       ------
  Total               $535,441       100.0%
                      ========       ======


MEXICAN LOANS
     At December 31, 1993, the Corporation's cross-border outstandings, excluding $16,326,000 in loans secured by liquid U.S. assets, totaled $15,437,000 up from $1,301,000 last year. This increase reflects the expansion in trade-related debt in connection with the continuing confidence in the Mexican economy.
     During the first quarter of 1992, the Corporation sold its $9,694,000 par bonds which had been received in 1990 under the Brady Mexican debt exchange. The par bonds were sold for $6,017,000 and resulted in a charge-off of $3,677,000.

                                         December 31
                            ------------------------------------------
                                             1993
                            ------------------------------------------
                                        Percentage of   Percentage of
Mexican Loans                Amount      Total Loans     Total Assets
- ----------------------------------------------------------------------
Financial institutions      $ 15,384          1.2%             .4%
Commercial and industrial         53
                            --------         ----            ----
   Total                    $ 15,437          1.2%             .4%
                            ========         ====            ====



                                         December 31
                            ------------------------------------------
                                             1992
                            ------------------------------------------
                                        Percentage of   Percentage of
Mexican Loans                Amount      Total Loans     Total Assets
- ----------------------------------------------------------------------
Financial institutions       $1,000            .1%               %
Commercial and industrial       301
                             ------            ---             ---
   Total                     $1,301            .1%               %
                            =======            ===             ===


                                         December 31
                            ------------------------------------------
                                             1991
                            ------------------------------------------
                                        Percentage of   Percentage of
Mexican Loans                Amount      Total Loans     Total Assets
- ----------------------------------------------------------------------
Financial institutions       $1,500            .2%             .1%
Commercial and industrial       410
                             ------            ---             ---
   Total                     $1,910            .2%             .1%
                             ======            ===             ===



The above tables exclude $16,326,000, $16,570,000 and $20,384,000 in loans secured by liquid assets held in the United States in 1993, 1992 and 1991, respectively.


NON-PERFORMING ASSETS
     Non-performing assets were down 39.4 percent to $31,110,000 at December 31, 1993, compared with $51,303,000 at December 31, 1992 and $100,642,000 at December 31, 1991. Non-performing assets as a percentage of total loans and foreclosed assets decreased to 2.47 percent at December 31, 1993 down from 4.94 percent one year ago.

     As part of the acquisition of New First City-Austin, commercial and commercial real estate loans of that bank are protected by a loss-sharing arrangement with the Federal Deposit Insurance Corporation (the "FDIC") whereby losses are shared 80 percent to the FDIC and 20 percent to the Corporation. At December 31, 1993, non-performing assets covered by the loss-sharing arrangement totaled $1,503,000. These assets are included in total non-performing assets at $128,000 which represents the carrying value net of loss-sharing coverage and associated discount.




                                                December 31
                          ---------------------------------------------------
NON-PERFORMING ASSETS        1993        1992        1991      1990      1989
- -----------------------------------------------------------------------------
Non-accrual loans          $17,171    $ 23,117    $ 36,172  $ 52,557 $ 59,223
Restructured loans             556          31         313       178   17,170
Foreclosed assets           13,383      28,155      64,157    69,130   55,340
                           -------    --------    --------  --------  -------
     Total                 $31,110    $ 51,303    $100,642  $121,865 $131,733
                           =======    ========    ========  ======== ========
As a percentage of
 total assets                  .85%       1.63%       3.27%     3.74%    3.76%
As a percentage of
 total loans plus
 foreclosed assets            2.47%       4.94%       8.85%     9.11%    9.24%
After-tax impact of lost
 interest per common share $   .20    $    .39    $    .78  $    .92 $    .99
Accruing loans 90 days
 past due:
  Consumer                 $   765    $    414    $  1,378  $  1,403 $  1,706
  All other                  3,827       1,431       7,177     4,410    7,502
                           -------    --------    --------  --------  -------
     Total                 $ 4,592    $  1,845    $  8,555  $  5,813 $  9,208
                           =======    ========    ========  ======== ========


Interest income that would have been recorded in 1993 on non-performing assets, had such assets performed in accordance with their original contract terms, was $1,394,000 on non-accrual and restructured loans and $2,487,000 on foreclosed assets. During 1993, the amount of interest income actually recorded on non-accrual and restructured loans was $57,000 and $315,000 on foreclosed assets.




Non-Performing Assets
($ in millions)
(Graphic material omitted)
         Non-Accrual and     Foreclosed
Year       Restructured       Assets
- ----     ---------------     ----------
1989         $77                $55
1990          53                 69
1991          37                 64
1992          23                 28
1993          18                 13

                                Page 16



Changes in Non-Performing Assets                      December 31, 1993
- -----------------------------------------------------------------------
Balance at beginning of period                                 $ 51,303

Additions                                                         5,080
Payments and sales                                              (20,983)
Provision for real estate losses                                 (1,375)
Loan charge-offs                                                 (2,245)
Other                                                              (670)
                                                               ---------
   Net Change                                                   (20,193)
                                                               ---------
Balance at end of period                                       $ 31,110
                                                               =========


     Real estate related non-performing assets were $28,938,000 (93.0 percent of total non-performing assets) at December 31, 1993, compared with $47,029,000 (91.7 percent of total non-performing assets) at December 31, 1992. Non-performing real estate assets represented 4.5 percent of all real estate loans and foreclosed real estate assets at December 31, 1993 compared to 8.7 percent at the end of 1992.




                                                    December 31, 1993
                                          ----------------------------------
Non-Performing Assets
Classified by Industry                    Real Estate      Other      Total
- ----------------------------------------------------------------------------
Non-accrual                                $15,109       $2,062      $17,171
Restructured loans                             496           60          556
Foreclosed assets                           13,333           50       13,383
                                           -------       ------      -------
     Total                                 $28,938       $2,172      $31,110
                                           =======       ======      =======
Accruing loans 90 days past due            $ 3,283       $1,309      $ 4,592



Loans 90 days past due in the "other" category include $89,000 in foreign loans. Foreclosed assets include $9,950,000 of in-substance foreclosures at December 31, 1993.


    Loans to a customer whose financial condition has deteriorated are considered for non-accrual status whether or not the loan is 90 days or more past due. All non-consumer loans 90 days or more past due are classified as non-accrual unless the loan is well secured and in the process of collection. When a loan is placed on non-accrual status, interest income is not recognized until collected, and any previously accrued but uncollected interest is reversed. Classification of an asset in the non-performing category does not preclude ultimate collection of loan principal or interest.
     Restructured loans have been modified as to original terms, resulting in a reduction or deferral of principal and/or interest as a concession to the debtor and are accounted for in accordance with Statement of Financial Accounting Standards No. 15.
     Foreclosed assets consist of property which has been formally repossessed and those considered in-substance foreclosed even though formal repossession has not occurred. An in-substance foreclosure will generally occur when all of the following conditions are met:(1) the debtor has little or no equity in the collateral, (2) repayment proceeds can only be expected from the operation or sale of the collateral, and (3) the debtor has either formally or effectively abandoned control of the collateral or it is doubtful the debtor will be able to build equity in the collateral or otherwise repay the loan.
     When property is acquired through foreclosure, it is valued at the lower of the loan balance or its estimated fair value less estimated costs to sell. Write-downs occurring at acquisition are charged against the allowance for possible loan losses. On an on-going basis, properties are
appraised as required by applicable regulations.   Write-downs or allowances
are provided for subsequent declines in value.
     The provision for real estate losses was $1,445,000 for the year ended December 31, 1993 compared with $19,311,000 and $20,799,000 for 1992 and
1991, respectively. Expenses related to maintaining foreclosed properties are included in non-interest expense.





                                                Year Ended December 31
                                           --------------------------------
Foreclosed Assets                            1993        1992         1991
- ---------------------------------------------------------------------------
Foreclosed assets                          $ 13,383    $28,155      $64,157
Provision for real estate losses              1,445     19,311       20,799
Foreclosed assets expense                     3,102      5,666        5,209


Foreclosed assets expenses include operating expenses such as property taxes, insurance, maintenance costs, and allocations for salaries and benefits, net occupancy, and furniture and fixtures.


     At December 31, 1993, the Corporation had $3,497,000 in loans to borrowers experiencing financial difficulties which had not been included in either non-accrual, restructured or 90 days past due loans. Management monitors such loans closely and reviews their performance on a regular basis.
                                Page 17

ALLOWANCE FOR POSSIBLE LOAN LOSSES

     At December 31, 1993, the allowance for possible loan losses was $26,298,000 or 2.11 percent of period-end loans compared with $31,897,000 or 3.15 percent of period-end loans at year-end 1992. The allowance for possible loan losses as a percentage of non-accrual and restructured loans was 148.3 percent at December 31, 1993, up from 137.8 percent at December 31, 1992.
     During 1993, the Corporation recorded a credit to the provision for possible loan losses of $6,085,000 primarily reflecting improvements in credit quality and better real estate market conditions. This compares to a credit to the provision for possible loan losses of $850,000 during 1992 and a provision for possible loan losses of $10,020,000 for 1991. In 1992, the negative provision for possible loan losses occurred because of decreases in net charge-offs and improvements in asset quality.
      The Corporation recorded net recoveries of $486,000 for the year ended December 31, 1993, compared to net charge-offs of $9,640,000 for 1992 and $13,237,000 for 1991. During the first quarter of 1992, the Corporation sold $9.7 million of par bonds received during the 1990 Brady Mexican debt exchange. The sale resulted in a charge-off of $3,677,000 which is included in the "other" category.


                                         Year Ended December 31
Allowance for            ------------------------------------------------------
Possible Loan Losses         1993       1992       1991       1990      1989
- -------------------------------------------------------------------------------
Average loans outstanding
during year, net of
unearned discount        $1,158,057 $1,024,885 $1,149,233 $1,314,907 $1,406,773
                         ========== ========== ========== ========== ==========

Balance of allowance
for possible loan
losses at beginning
of year                  $   31,897 $   42,387 $   45,604 $   42,282 $   40,702
Allowance of acquired
 banks                                                                      810
Provision (credit) for
possible loan losses         (6,085)      (850)    10,020     31,993     28,902
Charge-offs:
  Real estate                (3,481)    (6,381)   (10,587)   (12,664)   (17,148)
  Commercial and
   industrial                (1,287)    (4,057)    (5,625)   (13,499)    (8,497)
  Energy                                    (4)       (56)               (2,380)
  Consumer                   (3,369)    (3,217)    (3,395)    (3,602)    (3,411)
  Other, including
   foreign                      (63)    (3,828)    (1,973)    (5,230)    (3,518)
                         ----------  ----------  --------- ---------- ----------
     Total charge-offs       (8,200)   (17,487)   (21,636)   (34,995)   (34,954)
                         ----------  ----------  --------- ---------- ----------

Recoveries:
  Real estate                 2,412      2,034      2,530      1,641      1,109
  Commercial and
   industrial                 3,567      3,634      3,633      2,182      3,093
  Energy                         10        149         58        722      1,288
  Consumer                    2,237      1,852      1,389      1,147      1,084
  Other, including
   foreign                      460        178        789        632        248
                         ----------  ---------- ---------- ---------- ----------
     Total recoveries         8,686      7,847      8,399      6,324      6,822
                         ----------  ---------- ---------- ---------- ----------
Net (charge-offs) recoveries    486     (9,640)   (13,237)   (28,671)   (28,132)
                         ----------  ---------- ---------- ---------- ----------
Balance of allowance for
 possible loan losses
 at end of year          $   26,298  $  31,897  $  42,387  $  45,604  $  42,282
                         ==========  =========  =========  ========== =========
Net (charge-offs) recoveries
 as a percentage of average
 loans outstanding during
 the year, net of unearned
 discount                       .04%     (0.94)%    (1.15)%    (2.18)%    (2.00)%
Allowance for possible loan
 losses as a percentage of
 year-end loans, net of
 unearned discount              2.11%     3.15%      3.95%      3.60%      3.09%



There were no foreign charge-offs in 1993 or 1991. There were $3,677,000 in foreign charge-offs in 1992 all relating to Brady Bonds (see page 16). Foreign activity includes net recoveries of $379,000 in 1990 and net charge-offs of $1,339,000 in 1989. Other charge-offs for 1990 of $5,230,000 included $4,833,000 in bank stock charge-offs.



Allowance for Possible Loan Losses and Allowance to Year-End Loans
($ in thousands)
(Graphic material omitted)

Year    Allowance For Possible       Allowance to           Allowance to Non-
Ended      Loan Losses               Year-End Loans         Performing Loans
- -----   ----------------------       ---------------        -----------------
1989      $42,282                      3.09%                     55.3%
1990       45,604                      3.60                      86.5
1991       42,387                      3.95                     116.2
1992       31,897                      3.15                     137.8
1993       26,298                      2.11                     148.3


     The combined net provision for possible loan losses and real estate losses for 1993 was a credit of $4,640,000 compared with a provision of $18,461,000 and $30,819,000 for the years ended December 31, 1992 and 1991, respectively.


                                                  1993        1992      1991
                                                --------    -------   -------
Provision (credit) for possible loan losses     $ (6,085)   $  (850)  $10,020
Provision for real estate losses                   1,445     19,311    20,799
                                                --------    -------   -------
  Total provisions (credits)                    $ (4,640)   $18,461   $30,819
                                                ========    =======   =======

     The provision for possible loan losses has continued to decline as trends in the loan portfolio have improved. The provision for real estate losses decreased $17,866,000 or 92.5 percent from 1992. During 1993, the provision for real estate losses decreased significantly because the number and dollar value of foreclosed properties had been reduced. Additionally, real estate values began to stabilize.
       During May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan." The standard addresses the accounting for impairment of loans by specifying how allowances for certain loans should be determined and the accounting for in-substance foreclosures.
This standard is effective for fiscal years beginning after December 15, 1994. The Corporation has not yet determined the impact the adoption of this standard will have on its financial statements.
     Management has established credit policies and procedures designed to manage exposure to credit risks. These are monitored through periodic reviews of individual credits in light of economic conditions, business trends, and the risks in specific industries and individual loans. Formal internal loan review examinations are also conducted by the Corporation. Compliance with concentration levels and standards, policies and procedures is also monitored.
     Loans identified as losses by management, internal loan review and/or bank examiners are charged-off. Exceptions are installment and credit card loans which are charged-off based on past-due status.
     An allowance for possible loan losses is maintained at each bank in an amount which, in management's judgment, provides an adequate reserve to absorb possible loan losses. Industry concentrations, specific credit risks, loan loss experience, current loan portfolio quality, economic, political and regulatory conditions and other pertinent factors are all considered in determining the adequacy of the allowance.

     An audit committee of non-management directors reviews the adequacy of the allowance for possible loan losses quarterly. The following table reflects the consolidated allocation of the allowance by loan type.




                                                   December 31
                                 ------------------------------------------------
                                           1993                    1992
                                 ----------------------- ------------------------
                                  Allowance    As a       Allowance     As a
                                     for      Percentage       for     Percentage
                                  Possible      of         Possible      of
Allocation of Allowance             Loan       Total         Loan      Total
for Possible Loan Losses           Losses      Loans        Losses     Loans
- ---------------------------------------------------------------------------------
Commercial and industrial,
 including energy                $ 3,453         .28%      $ 3,752      .37%
Real estate                       10,432         .84        14,069     1.39
Consumer                           6,756         .54         5,238      .52
Purchasing or carrying securities      3                        59
Financial institutions                 8                       123      .01
Other, including foreign             332         .03           498      .05
Not allocated                      5,314         .42         8,158      .81
                                 ----------     -----      -------    -----
   Total                         $26,298        2.11%      $31,897     3.15%
                                 ==========     =====      =======    =====

                                                   December 31
                                 ------------------------------------------------
                                           1991                    1990
                                 ----------------------- ------------------------
                                  Allowance    As a       Allowance     As a
                                     for      Percentage       for     Percentage
                                  Possible      of         Possible      of
Allocation of Allowance             Loan       Total         Loan       Total
for Possible Loan Losses           Losses      Loans        Losses      Loans
- ---------------------------------------------------------------------------------
Commercial and industrial,
 including energy                $ 4,970          .46%     $11,238       .89%
Real estate                       17,725         1.65       13,985      1.10
Consumer                           3,212          .30        5,284       .42
Purchasing or carrying securities      7                       201       .02
Financial institutions               197          .02        1,300       .10
Other,  including foreign          1,152          .11          364       .03
Not allocated                     15,124         1.41       13,232      1.04
                                 -------        -----      -------     -----
   Total                         $42,387         3.95      $45,604      3.60%
                                 =======        =====      =======     =====


                                    December 31, 1989
                                 -----------------------
                                  Allowance    As a
                                     for      Percentage
                                  Possible      of
Allocation of Allowance             Loan       Total
for Possible Loan Losses           Losses      Loans
- --------------------------------------------------------
Commercial and industrial,
 including energy                $10,799          .79%
Real estate                       14,791         1.08
Consumer                           2,563          .19
Purchasing or carrying securities  1,110          .08
Financial institutions             4,178          .30
Other,  including foreign          5,475          .40
Not allocated                      3,366          .25
                                 -------        -----
   Total                         $42,282         3.09
                                 =======        =====

   Allocation of a portion of the allowance does not preclude its availability to absorb losses in other categories. The unallocated portion of the allowance represents an additional amount, beyond that specifically reserved for identified risk, available to absorb unidentified losses in the current loan portfolio.

SECURITIES


     At December 31, 1993, the Corporation adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The standard addresses the accounting for and reporting of investments in debt securities and requires classification and accounting treatment for securities as held to maturity, trading securities and securities available for sale. The adoption of this standard did not impact earnings but had the effect of increasing shareholders' equity by $9.1 million.
     As loan volumes declined, securities became the largest component of earning assets. Total securities including securities available for sale were $1,611,871,000 at year-end 1993. Securities available for sale totaled $614,476,000 at December 31, 1993. The securities available for sale consist primarily of U.S. Treasury securities and obligations of U.S. Government agencies. The remaining securities, also consisting primarily of U.S. Treasury and U.S. Government agency obligations, are classified as securities held for investment and are carried at amortized cost.
     Debt securities are classified as held to maturity when the Corporation has the positive intent and ability to hold the securities to maturity. Held to maturity securities are stated at amortized cost. Securities not classified as held to maturity are classified as available for sale. Available for sale securities are stated at fair value, with unrealized gains and losses, net of tax, reported in a separate component of shareholders' equity.
     The average yield of the securities portfolio for the year ended December 31, 1993 was 5.78 percent compared with 7.03 percent for 1992. Higher-yielding securities continue to mature and, given the current rate environment, are being replaced with lower- yielding securities.


                                           December 31
                   -----------------------------------------------------------------
                            1993                 1992                1991
                   --------------------- --------------------- ---------------------
                   Period-end Percentage Period-end Percentage Period-end Percentage
Securities            Balance  of Total    Balance   of Total   Balance     of Total
- ------------------------------------------------------------------------------------
U.S. Treasury      $  285,068    17.7%  $  666,133    47.1%   $  511,994    35.5%
U.S. Government
agencies and
corporations        1,280,915    79.5      665,222    47.0       761,372    52.9
States and political
subdivisions            7,216      .4       13,670     1.0        44,252     3.1
Other                  38,672     2.4       68,940     4.9       121,807     8.5
                   ----------  ------   ----------   ------   ----------   ------
   Total           $1,611,871   100.0%  $1,413,965   100.0%   $1,439,425   100.0%
                   ==========  ======   ==========   ======   ==========   ======
Average yield
earned during
the year (taxable-
equivalent basis)       5.78%              7.03%                 8.41%


DEPOSITS

     Total deposits for 1993 averaged $3,083,750,000, up 13.8 percent from the average for 1992. The increase in average total deposits results from the first quarter acquisition and strong growth trends in demand deposits. Total average demand deposits increased 22.7 percent from 1992. Deposits from public funds and commercial and individual increased 24.3 percent and
27.5 percent from 1992, respectively.


Total Deposits
($ in millions)
(Graphic material omitted)

        Average      Average     Average
Year    Demand       Time        Total        Cost of Time
Ended   Deposits     Deposits    Deposits      Deposits
- -----   --------     --------    ----------   ------------
1989     $542,125   $2,320,415   $2,862,540      6.92%
1990      576,348    2,291,367    2,867,715      6.43
1991      599,439    2,158,481    2,757,920      5.34
1992      665,528    2,045,169    2,710,697      3.36
1993      816,446    2,267,304    3,083,750      2.56


                       1993                  1992                  1991
                  ------------------  ------------------  -------------------
                  Average    Percent  Average    Percent   Average   Percent
Demand Deposits   Balance    Change   Balance    Change    Balance   Change
- -----------------------------------------------------------------------------
Commercial and
 individual       $631,363   +27.5%   $495,199   + 8.3%    $457,266   +  .4%
Correspondent
 banks             143,008   + 4.8     136,487   +22.4      111,542   +10.9
Public Funds        42,075   +24.3      33,842   +10.5       30,631   +49.6
                  --------            --------             --------
    Total         $816,446   +22.7    $665,528   +11.0     $599,439   + 4.0
                  ========            ========             ========

     Total average time deposits increased 10.9 percent from 1992 with the largest dollar increase coming from savings and Interest-on-Checking. Time accounts of $100,000 or more continued to decrease, down 19.0 percent from 1992 due to the continued low rate environment.


                       1993                 1992                  1991
                  ------------------  ------------------  -------------------
                  Average    Percent  Average    Percent   Average   Percent
Time Deposits     Balance    Change   Balance    Change    Balance   Change
- -----------------------------------------------------------------------------
Savings and Interest-
 on-Checking      $  750,386  +38.7%  $  541,191  +14.3%   $  473,485  +  9.5%
Money market
 deposit accounts    534,814  +11.9      477,877  +10.8       431,141  -  1.0
Time accounts of
 $100,000 or more    375,322  -19.0      463,509  -21.7       591,701  - 17.4
Time accounts under
 $100,000            531,803  +10.1      482,971  -12.8       554,024  -  3.6
Public funds          74,979  - 5.8       79,621  -26.4       108,130  - 18.8
                  ----------          ----------           ----------
  Total           $2,267,304  +10.9   $2,045,169  - 5.2%   $2,158,481  -  5.8%
                  ==========          ==========           ==========

     Mexico is a part of the natural trade territory of the banking subsidiaries of Cullen/Frost; thus foreign deposits from Mexican sources have traditionally been a significant source of funding. These balances have decreased as the investment climate in Mexico has improved.



Foreign Deposits                          1993       1992       1991
- --------------------------------------------------------------------------
Average balance                         $505,746    $529,018   $613,672
Percentage of total average deposits        16.4%       19.5%      22.3%

                                Page 21

SHORT-TERM BORROWINGS

     The Corporation's primary source of short-term borrowings is Federal funds purchased from correspondent banks and securities sold under repurchase agreements in the natural trade territories of the Cullen/Frost subsidiary banks. These funds are generally resold in the national Federal funds market.


                               1993              1992               1991
                         ----------------  ----------------  ----------------
                         Average  Average  Average  Average  Average  Average
Federal Funds            Balance  Rate     Balance  Rate     Balance  Rate
- -----------------------------------------------------------------------------
Federal funds sold and
 securities purchased
 under resale agreements $255,613   3.02%  $195,398  3.43%   $197,467   5.81%
Federal funds purchased
 and securities sold
 under repurchase
 agreements               131,096   2.52    102,550  3.06     116,281   5.08
                         --------          --------          --------
Net funds sold position  $124,517          $ 92,848          $ 81,186
                         ========          ========          ========

     Other funding sources include a $7,500,000 short-term line of credit to the parent Corporation used for short-term liquidity needs. There were no borrowings outstanding from this source at December 31, 1993 and 1992.

CAPITAL


     At December 31, 1993, shareholders' equity reached the highest level in the Corporation's history, $273,533,000, an increase of 32.7 percent from $206,144,000 at December 31, 1992. In addition to earnings growth, this is partially due to the first quarter conversion of the Corporation's
9.75 percent convertible subordinated debentures, which increased equity capital by $10,000,000. Also, on December 31, 1993, the Corporation adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (See page 20). Conforming to this accounting standard had the effect of increasing shareholders' equity by $9.1 million.
     During the first quarter of 1993, the Corporation paid a 10% stock dividend and in the fourth quarter paid a cash dividend of $.15 per common share. Cash dividends had been suspended since the first quarter of 1987.
     The Federal Reserve Board ("the Board") utilizes capital guidelines designed to measure Tier 1 and Total Capital and take into consideration the risk inherent in both on-balance sheet and off-balance sheet items.
    The following summarizes Tier 1 and Total Capital information for the Corporation at December 31, 1993 and December 31, 1992.


                                            December 31, 1993      December 31, 1992
                                            -----------------      ------------------
Risk-Based Capital                          Amount      Ratio      Amount      Ratio
- -------------------------------------------------------------------------------------
Tier 1 Capital                              $  221,436  14.23%  $  199,936     15.66%
Tier 1 Capital Minimum requirement              62,232   4.00       51,075      4.00

Total Capital                               $  240,968  15.49%  $  223,738     17.52%
Total Capital Minimum requirement              124,463   8.00      102,149      8.00

Risk-adjusted assets, net of goodwill       $1,555,789          $1,276,865

Leverage Ratio                                           6.24%                  6.43%


     The Board guidelines also require a leverage capital ratio which measures Tier 1 capital against quarterly average total assets, net of goodwill. A leverage ratio of 3.0 percent is the minimum requirement for only the most highly rated banking organizations. The leverage ratio for the Corporation was 6.24 percent and 6.43 percent at December 31, 1993 and December 31, 1992, respectively.
     In December of 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") established five capital tiers. Effective December 16, 1992, federal banking agencies adopted final rules relating to these tiers. At December 31, 1993 the Corporation was "well capitalized" as defined by FDICIA, the highest rating. A financial institution is deemed to be well capitalized if the institution has a total risk-based capital ratio of 10.0 percent or greater, a Tier 1 risk-based capital ratio of 6.0 percent or greater, and a leverage ratio of 5.0 percent or greater, and the institution is not subject to an order, written agreement, capital directive or prompt corrective action directive to meet and maintain a specific capital level for any capital measure.

PARENT CORPORATION

     Historically, a large portion of the parent Corporation's income which provides funds for the payment of dividends to shareholders and for other corporate purposes has been derived from Cullen/Frost's investments in subsidiaries. Dividends received from the subsidiaries are based upon each bank's earnings and capital position. See Note K-Dividends on page 34. Management fees are not assessed.

NON-BANKING SUBSIDIARIES

     Cullen/Frost has two principal non-banking subsidiaries. Main Plaza Corporation holds real estate for future expansion of Cullen/Frost's bank subsidiaries and occasionally makes loans to qualified borrowers. Such loans are typically funded with borrowings against Cullen/Frost's current cash or borrowing against credit lines. Daltex General Agency, Inc., a managing general insurance agency, provides vendor's single interest insurance for Cullen/Frost subsidiary banks.

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

     The management of Cullen/Frost Bankers, Inc. is responsible for the preparation of the financial statements, related financial data and other information in this annual report. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include amounts based on management's estimates and judgment where appropriate. Financial information appearing throughout this annual report is consistent with the financial statements.
     In meeting its responsibility both for the integrity and fairness of these financial statements and information, management depends on the accounting systems and related internal accounting controls that are designed to provide reasonable assurances that transactions are authorized and recorded in accordance with established procedures and that assets are safeguarded and that proper and reliable records are maintained.
     The concept of reasonable assurance is based on the recognition that the cost of a system of internal controls should not exceed the related benefits. As an integral part of the system of internal controls, Cullen/Frost maintains an internal audit staff which monitors compliance with and evaluates the effectiveness of the system of internal controls and coordinates audit coverage with the independent auditors.
     The Audit Committee of Cullen/Frost's Board of Directors, which is composed entirely of directors independent of management, meets regularly with management, regulatory examiners, internal auditors, the asset review staff and independent auditors to discuss financial reporting matters, internal controls, internal auditing and the nature, scope and results of the audit efforts. Internal Audit and Asset Review report directly to the Audit Committee. The banking regulators, internal auditors and independent auditors have direct access to the Audit Committee.
     The consolidated financial statements have been audited by Ernst & Young, independent auditors, who render an independent opinion on management's financial statements. Their appointment was recommended by the Audit Committee and approved by the Board of Directors and by the shareholders. The audit by the independent auditors provides an additional assessment of the degree to which Cullen/Frost's management meets its responsibility for financial reporting. Their opinion on the financial statements is based on auditing procedures, which include their consideration of the internal control structure and performance of selected tests of transactions and records, as they deem appropriate. These auditing procedures are designed to provide an additional reasonable level of assurance that the financial statements are fairly presented in all material respects.

/s/ T.C. FROST                    /s/ ROBERT S. McCLANE
T.C. Frost                        Robert S. McClane
Chairman                          President and Chief
                                  Administrative Officer





 /s/ RICHARD W. EVANS, JR.        /s/ PHILLIP D. GREEN
Richard W. Evans, Jr.             Phillip D. Green
Chief Banking Officer             Executive Vice President
                                  and Treasurer
                                Page 23


CONSOLIDATED STATEMENTS OF OPERATIONS
Cullen/Frost Bankers, Inc. and Subsidiaries
(dollars in thousands, except per share amounts)


                                                   Year Ended December 31
                                               -----------------------------
                                                  1993      1992      1991
                                               --------   --------  --------
Interest income:
Loans, including fees                          $ 90,756   $ 84,074  $108,617
Securities:
  Taxable                                        90,447     98,389   108,881
  Tax-exempt                                        698        799     2,251
                                                --------   --------  --------
  Total securities                               91,145     99,188   111,132
Time deposits                                         4          8        13
Federal funds sold and securities
  purchased under resale agreements               7,714      6,711    11,478
                                               --------   --------  --------
    Total Interest Income                       189,619    189,981   231,240
Interest expense:
 Deposits                                        58,079     68,807   115,286
 Federal funds purchased and securities
  sold under repurchase agreements                3,304      3,139     5,913
 Long-term notes payable and other borrowings       410      1,378     1,527
                                               --------   --------  --------
    Total Interest Expense                       61,793     73,324   122,726
                                               --------   --------  --------
    Net Interest Income                         127,826    116,657   108,514
Provision (credit) for possible loan losses      (6,085)      (850)   10,020
                                               --------   --------  --------
    Net Interest Income After Provision
    (Credit) For Possible Loan Losses           133,911    117,507    98,494
Non-interest income:
 Trust department                                26,278     21,861    20,030
 Service charges on deposit accounts             25,386     21,958    18,915
 Other service charges, collection and
  exchange charges, commissions and fees          9,889      7,888     8,288
 Net gain (loss) on securities transactions       1,433       (232)    2,022
 Other                                           13,243     10,338     8,227
                                               --------   --------  --------
    Total Non-Interest Income                    76,229     61,813    57,482
Non-interest expense:
 Salaries and wages                              53,654     46,184    44,154
 Pension and other employee benefits             12,052      9,746     9,058
 Net occupancy of banking premises               21,307     17,294    16,807
 Furniture and equipment                         10,155      8,295     7,726
 Provision for real estate losses                 1,445     19,311    20,799
 Restructuring costs                             10,285
 Other                                           63,180     52,668    56,594
                                               --------   --------  --------
    Total Non-Interest Expense                  172,078    153,498   155,138
                                               --------   --------  --------
    Income Before Income Taxes (Credits),
     Extraordinary Credit and Cumulative
     Effect of Accounting Change                 38,062     25,822       838
Income taxes (credits)                             (735)     8,197       633
                                               --------   --------  --------
Income before extraordinary credit and cumulative
 effect of accounting change                     38,797     17,625       205
Extraordinary Credit-income tax benefit                      6,497
Cumulative effect of change in accounting
 for income taxes                                 8,439
                                               --------   --------  --------
   Net Income                                  $ 47,236   $ 24,122  $    205
                                               ========   ========  ========
Per share
 Income before extraordinary credit and
 cumulative effect of accounting change-
 Primary                                       $   3.48   $   1.66  $    .02
 Fully diluted                                     3.48       1.66       .02
 Net income-
 Primary                                           4.24       2.26       .02
 Fully diluted                                     4.24       2.25       .02

See notes to consolidated financial statements.


CONSOLIDATED BALANCE SHEETS
Cullen/Frost Bankers, Inc. and Subsidiaries
(dollars in thousands, except per share amounts)


                                                             December 31
                                                      -----------------------
                                                          1993       1992
                                                      ----------  ----------
Assets
Cash and due from banks                               $  334,564  $  296,270
Time deposits                                                147         153
Securities held to maturity (market value:
 1993-$1,013,712;1992-$1,085,174)                        997,395   1,045,554
Securities available for sale                            614,476     368,411
Federal funds sold and securities purchased under
 resale agreements                                       250,250     282,630
Loans, net of unearned discount of $8,456 in 1993
 and $12,632 in 1992                                   1,247,809   1,011,234
  Less: Allowance for possible loan losses               (26,298)    (31,897)
                                                      ----------  ----------
     Net loans                                         1,221,511     979,337
Banking premises and equipment                            86,676      82,372
Accrued interest and other assets                        134,028      96,144
                                                      ----------  ----------
         Total Assets                                 $3,639,047  $3,150,871
                                                      ==========  ==========
Liabilities
Demand deposits:
 Commercial and individual                            $  705,786  $  599,078
 Correspondent banks                                     129,106     125,216
 Public funds                                             46,200      41,909
                                                      ----------  ----------
     Total demand deposits                               881,092     766,203
Time deposits:
 Savings and Interest-on-Checking                        800,161     612,137
 Money market deposit accounts                           527,230     492,882
 Time accounts                                           860,642     857,819
 Public funds                                             80,303      40,451
                                                      ----------  ----------
     Total time deposits                               2,268,336   2,003,289
                                                      ----------  ----------
       Total deposits                                  3,149,428   2,769,492
Federal funds purchased and securities sold under
 repurchase agreements                                   166,519     122,221
Long-term notes payable                                       --      13,400
Accrued interest and other liabilities                    49,567      39,614
                                                      ----------  ----------
       Total Liabilities                               3,365,514   2,944,727

Shareholders' Equity
Common stock, par value $5 per share                      55,046      52,061
  Shares authorized: 1993-30,000,000;1992-30,000,000
  Shares outstanding: 1993-11,009,198;1992-10,412,184
Surplus                                                  113,385     102,042
Retained earnings                                         95,978      52,041
Unrealized gain on securities available for sale           9,124          --
                                                      ----------  ----------
       Total Shareholders' Equity                        273,533     206,144
                                                      ----------  ----------
       Total Liabilities and Shareholders' Equity     $3,639,047  $3,150,871
                                                      ==========  ==========
See notes to consolidated financial statements.


CONSOLIDATED STATEMENTS OF CASH FLOWS
Cullen/Frost Bankers, Inc. and Subsidiaries
(dollars in thousands)


                                                  Year Ended December 31
                                             -------------------------------
                                                  1993      1992       1991
                                             ---------  --------- ---------
Operating Activities
Net income                                    $  47,236  $  24,122  $    205
Adjustments to reconcile net income to
 net cash provided by operating activities:
 Provision (credit) for possible loan losses     (6,085)      (850)   10,020
 Provision for real estate losses                 1,445     19,311    20,799
 Credit for deferred taxes                       (6,364)        --        --
 Extraordinary credit from utilization of net
 operating loss carryforward                                (6,497)
 Accretion of discounts on loans                 (8,615)    (9,329)  (10,420)
 Accretion of securities' discounts              (2,602)    (2,853)   (2,844)
 Amortization of securities' premiums             5,678      5,819     3,602
 Net realized loss(gain) on securities
  transactions                                   (1,433)       232    (2,022)
 Net gain on sale of assets                      (3,443)    (1,846)     (832)
 Depreciation and amortization                   16,766      8,797     7,516
 Decrease in accrued interest receivable          1,624      6,325     2,570
 Increase (decrease)in accrued interest payable     160     (3,434)   (3,538)
 Restructuring accrual                            7,715
 Cumulative effect of change in accounting
  principle                                      (8,439)
 Net change in other assets and
  liabilities                                      (634)    15,110     7,481
                                              ---------  --------- ---------
  Net cash provided by operating activities      43,009     54,907    32,537
Investing Activities
Proceeds from sales of securities
 held to maturity                               101,309     62,846    75,960
Proceeds from maturities of securities
 held to maturity                               483,153    778,924   345,431
Purchases of securities
 held to maturity                              (900,825)  (819,507) (622,601)
Proceeds from sales of securities
 available for sale                             101,181
Proceeds from maturities of securities
 available for sale                             778,066
Purchases of securities available for sale     (688,504)
Net (increase) decrease in loan portfolio       (64,638)    60,155   144,183
Proceeds from sales of equipment                  4,167      1,500       772
Purchases of premises and equipment             (13,326)   (11,679)  (10,361)
Proceeds from sales of repossessed properties     4,775      6,594    11,520
Net cash and cash equivalents received from
 bank acquisition                               183,131         --        --
                                              ---------  --------- ---------
  Net cash provided (used) by investing
   activities                                   (11,511)    78,833   (55,096)
Financing Activities
Net increase in demand deposits, IOC accounts,
 and savings accounts                           108,968    198,183    56,246
Net decrease in certificates of deposit        (175,267)  (194,725) (167,807)
Net increase (decrease) in Federal funds pur-
 chased and securities sold under repurchase
 agreements                                      43,605     34,165   (52,578)
Principal payments on long-term debt             (3,400)    (1,268)   (1,612)
Proceeds from employee stock purchase plan
 and options                                      2,154      3,875     2,312
Dividends paid                                   (1,650)
                                              ---------  --------- ---------
  Net cash provided (used) by financing
   activities                                   (25,590)    40,230  (163,439)
                                              ---------  --------- ---------
  Increase (decrease) in cash and cash
   equivalents                                    5,908    173,970  (185,998)
Cash and cash equivalents at beginning of
 year                                           579,053    405,083   591,081
                                              ---------  --------- ---------
  Cash and cash equivalents at end of year    $ 584,961  $ 579,053 $ 405,083
                                              =========  ========= =========

See notes to consolidated financial statements.


CONSOLIDATED STATEMENT OF
CHANGES IN SHAREHOLDERS' EQUITY
CULLEN/FROST BANKERS, INC.
(dollars in thousands)
                                                               Unrealized
                                                                Gain on
                                                               Securities
                                      Common          Retained  Available
                                      Stock   Surplus  Earnings  for Sale  Total
                                     -------  -------- --------- -------- --------
Balance at January 1, 1991           $44,324   $65,452  $63,666           $173,442
 Net Income for 1991                                        205                205
 Proceeds from employee stock purchase
  plan and options                     1,224     1,088                       2,312
 Loan payments from employee stock
  ownership plan                                            200                200
 Issuance of restricted stock            106       148                         254
 Restricted stock plan deferred
  compensation, net                                        (191)              (191)
                                     -------   -------   -------   -------  -------
Balance at December 31, 1991          45,654    66,688    63,880           176,222
 Net Income for 1992                                      24,122            24,122
 Proceeds from employee stock purchase
  plan and options                      1,674    2,201       (69)            3,806
 Tax benefit related to exercise of
  stock options                                  1,680                       1,680
 Loan payments from employee stock
  ownership plan                                             200               200
 Restricted stock plan deferred
  compensation expense                                       114               114
 Effect of ten percent stock dividend   4,733   31,473   (36,206)
                                      -------  --------  -------  --------  -------
Balance at December 31, 1992           52,061  102,042    52,041           206,144
 Net Income for 1993                                      47,236            47,236
 Proceeds from employee stock purchase
  plan and options                        387    1,767                       2,154
 Tax benefit related to exercise of stock
  options                                          207                         207
 Issuance of restricted stock              25      152                         177
 Loan payments from employee stock
  ownership plan                                             200               200
 Restricted stock plan deferred
  compensation, net                                          (59)              (59)
 Conversion of subordinated debentures  2,339    7,661                      10,000
 Unrealized gain on securities available
  for sale, net of tax                                            $9,124     9,124
 Cash dividend                                            (1,650)           (1,650)
 Effect of ten percent stock dividend     234    1,556    (1,790)
                                      ------- --------   -------   ------ --------
Balance at December 31, 1993          $55,046 $113,385   $95,978   $9,124 $273,533
                                      ======= ========   =======   ====== ========


See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Cullen/Frost Bankers, Inc. and Subsidiaries

NOTE A - SUMMARY OF ACCOUNTING POLICIES

     The accounting and reporting policies followed by Cullen/Frost Bankers, Inc. and Subsidiaries ("Cullen/Frost" or the "Corporation") are in accordance with generally accepted accounting principles and conform to general practices within the banking industry. The more significant accounting and reporting policies are summarized below.

     Basis of Presentation - The consolidated financial statements include the accounts of Cullen/Frost and its wholly-owned subsidiaries. Condensed parent company financial statements reflect investments in subsidiaries using the equity method of accounting. All significant intercompany balances and transactions have been eliminated in consolidation.

     Securities - Effective December 31, 1993, the Corporation adopted Statement of Financial Accounting Standards No. 115 ("SFAS 115"). Under this pronouncement, management determines the appropriate classification of securities at the time of purchase and reevaluates such designation as of each balance sheet date. If the securities are purchased with the intent and the Corporation has the ability to hold the securities until maturity, they are classified as securities held to maturity and carried at amortized historical cost. Securities to be held for indefinite periods of time are classified as available for sale and stated at fair value, with the unrealized gains and losses net of tax, reported in a separate component of shareholders' equity. The adjusted carrying value of the specific security sold is used to compute gain or loss on the sale of securities. Prior to the adoption of SFAS 115, securities available for sale were carried at the lower of cost or market value.

     Loans - Interest on loans is accrued and accreted to operations based on the principal amount outstanding. Interest on certain consumer loans is recognized over their respective terms using a method which approximates the interest method. Generally, loans are placed on a non-accrual status if principal or interest payments become 90 days past due and/or management deems the collectability of the principal and/or interest to be in question. Once interest accruals are discontinued, uncollected interest is charged to current year operations. Loans which are determined to be uncollectible are charged to the allowance for possible loan losses. The collectability of loans is continually reviewed by management.

     Allowance for Possible Loan Losses - The allowance for possible loan losses is established through a provision for possible loan losses charged to current operations. The amount maintained in the allowance reflects management's continuing assessment of the potential losses inherent in the portfolio based on evaluations of industry concentrations, specific credit risks, loan loss experience, current loan portfolio quality, and antic-ipated economic, political and regulatory conditions.

     Foreclosed Assets - Foreclosed assets consist of property which has been formally repossessed and that which is considered in-substance foreclosed even though formal repossession has not occurred. An in-substance foreclosure will occur when all of the following conditions are met: (1) the debtor has little or no equity in the collateral, (2) repayment proceeds can only be expected from the operation or sale of the collateral, and (3) the debtor has either formally or effectively abandoned control of the collateral or it is doubtful the debtor will be able to build equity in the collateral or otherwise repay the loan. In-substance foreclosures are accounted for in the same manner as property which has been formally repossessed. Collateral obtained through foreclosure or loans considered to be in-substance foreclosures are recorded at the lower of fair value less estimated selling costs or the underlying loan amounts. Write-downs or allowances are provided for subsequent declines in value.

     Banking Premises and Equipment - Banking premises and equipment are stated at cost, less accumulated depreciation and amortization.
Depreciation and amortization are generally computed on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the term of the respective leases or the estimated useful lives of the improvements.

     Federal Income Taxes - Cullen/Frost files a consolidated federal income tax return which includes the taxable income of all of its principal subsidiaries. Applicable federal income taxes of the individual subsidiaries are generally determined on a separate return basis. Effective January 1, 1993, deferred federal income taxes are recognized under SFAS 109 which requires use of the liability method. The liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting bases and the tax bases of assets and liabilities. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized. For 1992 and prior years, the Corporation accounted for income taxes under APB 11.

     Fair Values of Financial Instruments - FASB Statement No. 107, "Disclosures about Fair Value of Financial Instruments" requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The fair value disclosures are included throughout the footnotes. FASB Statement No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements.

     Stock Dividends - All share and per share amounts for 1992 and 1991 have been retroactively adjusted for a ten percent stock dividend paid March 2, 1993.

NOTE B - ACQUISITIONS
     Acquisition of New First City - San Antonio and New First City -
Austin


     On February 13, 1993, the Corporation acquired certain assets and assumed certain liabilities of New First City, Texas - San Antonio, N.A. and New First City, Texas - Austin, N.A. (collectively referred to as First City). These two First City banks were bridge banks established by the Federal Deposit Insurance Corporation (FDIC) following the closing of the banks owned by First City Bancorporation of Texas, Inc. Under the terms of the acquisition agreement, the Corporation agreed to pay the FDIC a $38 million premium over the book value of assets acquired less liabilities assumed. This transaction was funded through internal sources. The acquisition has been accounted for as a purchase, whereby the purchase price has been allocated to the assets acquired and liabilities assumed based on their respective fair values as of the date of acquisition. Goodwill associated with the transaction amounted to approximately $23.2 million and is being amortized on accelerated and straight-line methods over lives ranging from 9-15 years. Other intangibles associated with the acquisition of approximately $20.2 million are being amortized over their estimated lives ranging from five to ten years on an accelerated method. The Corporation acquired loans of $158 million, investment securities and Federal funds sold of $225 million, and deposits of $446 million. These amounts represent the estimated fair values at New First City as of the date of acquisition.
      Under the acquisition agreement, during the first five years after the acquisition by the Corporation, the FDIC is required to reimburse the Corporation quarterly for 80 percent of all net charge-offs and certain related expenses on commercial and certain real estate loans acquired by the Corporation from New First City, Texas - Austin, N.A. This reimbursement increases to 95 percent as to such charge-offs and certain related expenses in excess of $5,344,000.
     Pro-forma financial information has not been presented, as the Corporation believes that such information would not be meaningful or indicative of the operating results of the combined company. The First City acquisition involved financial assistance from the FDIC. In addition, there have been significant changes to the management structure, assets, liabilities, and operations of First City subsequent to the acquisition.


 Pending Acquisition

     On August 26, 1993 the Corporation entered into an agreement with Texas Commerce Bancshares whereby the Corporation will acquire Texas Commerce Bank in Corpus Christi in exchange for Cullen/Frost Bank of Dallas N.A. ("C/F Dallas"). The banks being exchanged are of comparable asset size. C/F Dallas represents 4.9 percent of the Corporation's total assets at December 31, 1993. This transaction is subject to regulatory approval and is expected to be completed during April 1994. Upon consummation of this transaction, no gain or loss will be recognized.

NOTE C - CASH AND DUE FROM BANKS

     Cullen/Frost subsidiary banks are required to maintain reserves with the Federal Reserve Bank which are equal to specified percentages of deposits. The average amount of reserve balances were $45,783,000 for 1993 and $37,390,000 for 1992.

NOTE D - SECURITIES
    At December 31, 1993, the Corporation adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under the new standard, debt securities that the Corporation has both the positive intent and ability to hold to maturity are carried at amortized cost. Debt securities that the Corporation does not have the positive intent and ability to hold to maturity are classified as available for sale or trading and carried at fair value. Unrealized holding gains and losses on securities classified as available for sale are carried, net of tax effect, as a separate component of shareholders' equity. Unrealized holding gains and losses on securities classified as trading are reported in earnings. In accordance with the Statement, prior period financial statements have not been restated to reflect the change in accounting principle. The adoption of this standard did not impact earnings but had the effect of increasing shareholders' equity by $9.1 million.

     A summary of the amortized cost and estimated fair value of securities is presented below. Fair values are based on quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar instruments.




                                      December 31, 1993
                            ------------------------------------------------
                            Amortized   Unrealized  Unrealized   Estimated
(in thousands)                Cost         Gains       Losses   Market Value
- ----------------------------------------------------------------------------
Securities Held for
 Investment:
    U.S. Treasury           $   6,080    $      1                 $   6,081
    U.S. Government
     agencies and
     corporations             964,483      17,527    $  1,838       980,172
    States and political
     subdivisions               7,216         412                     7,628
    Other                      19,616         216           1        19,831
                            ---------   ---------   ----------   -----------
         Total             $  997,395  $   18,156   $   1,839    $1,013,712
                            =========   =========   ==========   ===========




                                      December 31, 1993
                            ------------------------------------------------
                            Amortized   Unrealized  Unrealized   Estimated
(in thousands)                Cost         Gains       Losses   Market Value
- ----------------------------------------------------------------------------
Securities Available
 for Sale
    U.S. Treasury           $ 277,955     $ 1,081       $ 48      $ 278,988
U.S. Government
     agencies and             303,643      13,190        401        316,432
     corporations
    Other                      18,840         216                    19,056
                            ---------   ---------   ----------   -----------
         Total              $ 600,438   $  14,487      $ 449      $ 614,476
                            =========   =========   ==========   ===========



                                      December 31, 1992
                            ------------------------------------------------
                            Amortized   Unrealized  Unrealized   Estimated
(in thousands)                Cost         Gains       Losses   Market Value
- ----------------------------------------------------------------------------
Securities Held for
 Investment:
    U.S. Treasury            $  297,722   $ 6,126                $  303,848
    U.S. Government
     agencies and
     corporations               665,222    32,739        $140       697,821
    States and political
     subdivisions                13,670        94          17        13,747
    Other                        68,940       819           1        69,758
                             ----------   -------        ----    ----------
         Total               $1,045,554   $39,778        $158    $1,085,174
                             ==========   =======        ====    ==========



                                      December 31, 1992
                            ------------------------------------------------
                            Amortized   Unrealized  Unrealized   Estimated
(in thousands)                Cost         Gains       Losses   Market Value
- ----------------------------------------------------------------------------
Securities Available
 for Sale:
     U.S. Treasury           $368,411     $    39        $ 25    $368,425
                             ========     =======        ====    ========


     The amortized cost and estimated market value of securities at December 31, 1993 are presented below by contractual maturity. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.


                                                  December 31, 1993
                             -------------------------------------------------------------
                             Securities Held for Investment  Securities Available for Sale
                             -------------------------------------------------------------
                                Amortized      Estimated       Amortized     Estimated
(in thousands)                    Cost       Market Value         Cost     Market Value
- ------------------------------------------------------------------------------------------
Due in one year or less          $  6,210       $  6,211         $277,955     $278,988
Due after one year through
 five years                        15,526         15,744
Due after five years through
 ten years                            452            467
Due after ten years                 7,758          8,152
                                 --------      ---------         --------      --------
                                   29,946         30,574          277,955      278,988
Mortgage-backed securities and
 collateralized mortgage          967,449        983,138          322,483      335,488
  obligations                    --------      ---------         --------      --------
    Total                        $997,395     $1,013,712         $600,438     $614,476
                                 =========    ==========         ========     ========


     Proceeds from sales of debt securities during 1993 and 1992 were $202,490,000 and $62,846,000, respectively. During 1993, securities were sold in anticipation of adopting Statement of Financial Accounting Standards No. 115. During 1993, gross gains of $1,502,000 and gross losses of $69,000 were realized on those sales. During 1992, gross gains of $639,000 and gross losses of $871,000 were realized on those sales. During 1991, gross gains of $2,217,000 and gross losses of $195,000 were realized.

     The amortized cost of securities pledged to secure public funds, trust deposits, securities sold under repurchase agreements and for other purposes as required or permitted by law amounted to $578,095,000 at December 31, 1993 and $486,123,000 at December 31, 1992.

 NOTE E - LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES
     A summary of loans outstanding follows:



                                                              December 31
                                                     -------------------------
 (in thousands)                                           1993         1992
- ------------------------------------------------------------------------------
Real estate:
  Construction                                       $   32,297    $   26,632
  Land                                                   22,990        21,288
  Permanent mortgages:
    Commercial                                          144,122        77,347
    Residential                                         276,148       253,471
  Other                                                 150,499       134,470
Commercial and industrial:
  Energy                                                 24,548        52,345
  Other                                                 286,282       204,175
Consumer                                                268,331       217,232
Financial institutions                                      284         9,380
Foreign                                                  31,763        17,871
Purchasing or carrying securities                         1,204         1,918
Other                                                    17,797         7,737
Unearned discount                                        (8,456)      (12,632)
                                                     ----------    ----------
  Total loans                                        $1,247,809    $1,011,234
                                                     ==========    ==========

      In the normal course of business, in order to meet the financial needs of its customers, the Corporation is a party to financial instruments with off-balance sheet risk. These include commitments to extend credit and standby letters of credit which commit the Corporation to make payments on behalf of customers when certain specified future events occur. Both arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Corporation's normal credit policies. Collateral is obtained based on management's credit assessment of the customer. No material losses are anticipated as a result of these commitments. Commitments to extend credit and standby letters of credit amounted to $381,386,000 and $31,322,000, respectively, at December 31, 1993. Commitments to extend credit and standby letters of credit amounted to $356,601,000 and $24,747,000, respectively, at December 31, 1992. Commercial and industrial loan commitments represent approximately 74 percent and 82 percent of the total loan commitments outstanding at December 31, 1993 and 1992, respectively. The majority of the Corporation's real estate loans are secured by real estate in San Antonio and Austin. At December 31, 1993, mortgage loans of approximately $9.0 million were held for sale by the Corporation and are included in residential permanent mortgages. These loans are valued at the lower of cost or market on an aggregate basis.

     For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain mortgage loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair value for other loans is estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The fair value of loans was estimated to be approximately $1,258,000,000 at December 31, 1993 and $988,000,000 at December 31, 1992. The carrying amount of accrued interest approximates its fair value. Cullen/Frost's off-balance sheet instruments (lending commitments) have variable interest rates and "escape" clauses if the customer's credit quality deteriorates. Therefore the amounts committed approximate fair value.

     In the normal course of business, Cullen/Frost subsidiary banks make loans to directors and officers of both Cullen/Frost and its subsidiaries. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Loans made to directors and executive officers of Cullen/Frost and its significant subsidiaries, including loans made to their associates, amounted to $44,985,000 and $51,635,000 at December 31, 1993 and 1992, respectively. During 1993, additions to these loans amounted to $51,908,000, repayments totaled $49,622,000 and other changes totaled $8,936,000. These other changes consist primarily of changes in related-party status. Standby letters of credit extended to directors and executive officers of Cullen/Frost and its significant subsidiaries and their associates amounted to $1,611,000 and $1,757,000 at December 31, 1993 and 1992, respectively.


A summary of the changes in the allowance for possible loan losses follows:


                                                    Year Ended December 31
                                               ----------------------------------
(in thousands)                                    1993         1992        1991
- ---------------------------------------------------------------------------------
Balance at the beginning of the year           $ 31,897     $ 42,387     $ 45,604
Provision (credit) for possible loan losses      (6,085)        (850)      10,020
Net charge-offs:
  Losses charged to the allowance                (8,200)     (17,487)     (21,636)
  Recoveries                                      8,686        7,847        8,399
                                               --------     --------     --------
    Net (charge-offs) recoveries                    486       (9,640)     (13,237)
                                               --------     --------     --------
Balance at the end of the year                 $ 26,298     $ 31,897     $ 42,387
                                               ========     ========     ========


     In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan." This standard addresses the accounting for impairment of loans by specifying how allowances for certain loans should be determined and for in-substance foreclosures. This standard is effective for fiscal years beginning after December 15, 1994. The Corporation has not yet determined the impact this standard will have on its financial statements.


NOTE F - NON-PERFORMING ASSETS

     A summary of non-performing assets follows:


                                                                 December 31,
                                                              -------------------
(in thousands)                                                  1993       1992
- ---------------------------------------------------------------------------------
Non-accrual and restructured loans                            $17,727    $23,148
Foreclosed assets                                              13,383     28,155
                                                              -------     -------
                                                              $31,110    $51,303
                                                              =======    =======

     Cullen/Frost recognized interest income on non-accrual and restructured loans of approximately $57,000, $117,000 and $542,000 in 1993, 1992 and 1991, respectively. Had these reduced earning and non-earning loans performed according to their original contract terms, Cullen/Frost would have recognized interest income of approximately $1,394,000 in 1993, $2,818,000 in 1992 and $4,995,000 in 1991.
     Income related to foreclosed assets approximated $1.2 million for 1993. Net expenses related to foreclosed assets amounted to approximately $19.3 million and $23.0 million in 1992 and 1991, respectively. These expenses include the provision for real estate losses, operating expenses such as property taxes, insurance, maintenance costs and allocations for salaries and benefits, net occupancy, and furniture and fixtures, net of income and gains on foreclosed properties.

NOTE G - BANKING PREMISES AND EQUIPMENT

     A summary of banking premises and equipment follows:

                                                      December 31
                         ------------------------------------------------------------
                                     1993                           1992
                         -----------------------------   ----------------------------
                                 Accumulated                    Accumulated
                                 Depreciation   Net             Depreciation    Net
                                     and      Carrying               and      Carrying
(in thousands)            Cost   Amortization  Value      Cost  Amortization  Value
- -------------------------------------------------------------------------------------
Land                   $30,581                $ 30,581  $ 30,226              $30,226
Buildings               42,668     $17,247      25,421    36,547   $12,935     23,612
Furniture and equipment 64,553      47,983      16,570    58,852    43,881     14,971
Leasehold improvements  24,543      11,112      13,431    19,800     9,937      9,863
Construction in progress   673                     673     3,700                3,700
                       --------    -------     -------  --------   -------     -------
Total banking premises
 and equipment         $163,018    $76,342     $86,676  $149,125   $66,753    $82,372
                       ========    =======     =======  ========   =======    =======

NOTE H - DEPOSITS

     FASB Statement No. 107 defines the fair value of demand deposits as the amount payable on demand, and prohibits adjusting fair value for any deposit base intangible. The deposit base intangible is not considered in the fair value amounts below. The carrying amounts for variable-rate money market accounts and fixed-term certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities.

     The carrying amount and approximate fair value of deposits consisted of the following at December 31, 1993 and 1992.


                                     December 31, 1993           December 31, 1992
                              -----------------------------  -----------------------------
                                                Approximate                    Approximate
(in thousands)                Carrying Amount   Fair Value   Carrying Amount   Fair Value
- ------------------------------------------------------------------------------------------
Demand deposits                 $  881,092      $  881,092     $  766,203      $  766,203
Savings and
 Interest-on-Checking              800,161         800,161        612,137         612,137
Money market deposit
 accounts                          527,230         527,230        492,882         492,882
Time accounts of $100,000
 or more                           349,103         348,513        411,412         410,412
Time accounts under
 $100,000                          511,539         513,241        446,407         447,383
Other                               80,303          80,303         40,451          40,451
                                ----------      ----------     ----------      ----------
    Total Deposits              $3,149,428      $3,150,540     $2,769,492      $2,769,468
                                ==========      ==========     ==========      ==========


Foreign deposits totaled $492,936,000 and $514,937,000 at December 31, 1993 and 1992, respectively.

NOTE I - BORROWED FUNDS

     The carrying amounts of long-term borrowings consisted of the following at December 31, 1993 and 1992.


                                                                          December 31
                                                                       -----------------
(in thousands)                                                           1993     1992
- ----------------------------------------------------------------------------------------
Convertible subordinated debentures of Cullen/Frost maturing in 1996   $  ---   $10,000
Subordinated notes of Frost National Bank maturing in 1997                ---     3,400
                                                                       -------- --------
     Total long-term notes payable                                     $  ---   $13,400
                                                                       ======== ========


     During January 1993, Cullen/Frost called the $10,000,000 convertible
9.75 percent subordinated debentures which were scheduled to mature in 1996. On February 1, 1993, the holders chose to convert such debentures into Cullen/Frost common stock. The debentures were converted into common stock based on the original contractual terms at $21.37 per share and resulted in the issuance of 467,836 additional shares of common stock.
    During the fourth quarter of 1993, Frost National Bank ("Frost Bank") made its required minimum annual payment of $600,000 and exercised its option to prepay the remaining balance of the 8.75 percent subordinated notes of $2,800,000.
     Cullen/Frost has a $7,500,000 revolving credit facility with another financial institution. The line of credit bears interest at prime. There were no borrowings outstanding on this line at December 31, 1993 and 1992.
     The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings approximate their fair values. The fair values of Cullen/Frost's long-term borrowings (other than deposits) are based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements. The fair value of borrowed funds at December 31, 1992 was $13,641,000.

NOTE J - COMMON STOCK AND EARNINGS PER COMMON SHARE

     The number of shares outstanding and related earnings per share amounts for 1992 and 1991 have been restated to retroactively give effect to a ten percent stock dividend declared and paid by the Corporation during the first quarter of 1993. During the first quarter of 1993, the Corporation's $10,000,000 convertible subordinated debentures were converted into Cullen/Frost common stock resulting in the issuance of 467,836 additional shares of common stock. For purposes of calculating 1992 earnings per share, the convertible debentures were treated as common stock equivalents and accordingly, the conversion had no effect on 1992 earnings per share calculations.
     Earnings per share calculations for the years ended December 31, 1993 and 1992 include the effect of common stock equivalents applicable to the convertible subordinated debentures and stock option contracts. Earnings per share calculations for the year ended December 31, 1991 include the effect of common stock equivalents applicable to the stock option contracts.
     The weighted average numbers of shares outstanding used to compute primary and fully diluted earnings per share were 11,150,788 for the year ended December 31, 1993. The weighted average number of shares outstanding used to compute primary and fully diluted earnings per share were 10,974,329 and 11,015,590, respectively, for the year ended December 31, 1992. The weighted average numbers of shares outstanding used to compute primary and fully diluted earnings per common share were 10,075,263 for the year ended December 31, 1991.

NOTE K - DIVIDENDS

     Cullen/Frost is primarily dependent upon dividends from its subsidiary banks to provide funds for the payment of dividends to shareholders and to provide for other cash requirements. The amount of dividends that subsidiary banks may declare is subject to regulatory regulations. Under the most restrictive interpretation of these regulatory requirements, the subsidiary banks had approximately $23,951,000 available for the payment of dividends to Cullen/Frost at December 31, 1993.

NOTE L - LEASES AND RENTAL AGREEMENTS
     Rental expense for all leases amounted to $11,699,000, $8,850,000 and $9,311,000 for the years ended December 31, 1993, 1992 and 1991, respectively.
     The Corporation's lead bank, Frost National Bank, leases an office building and parking garage from separate partnerships in which a member of a Bank director's immediate family is a principal investor. The Bank's director has no financial interest in the transaction. The lease expense for the building and parking garage was $4,688,000, $4,652,000 and $4,616,000 for 1993, 1992 and 1991, respectively. The leases for the building and garage expire in 2000 and 1999, respectively.
     A summary of the total future minimum rental commitments due under non-cancelable equipment leases and long-term agreements on banking premises at December 31, 1993 follows:


                                                                     Total
(in thousands)                                                    Commitments
- ------------------------------------------------------------------------------
1994                                                                $10,232
1995                                                                 10,208
1996                                                                  9,557
1997                                                                  6,388
1998                                                                  5,690
Subsequent to 1998                                                   14,188
                                                                    -------
    Total future minimum rental commitments                         $56,263
                                                                    =======

     It is expected that certain leases will be renewed, or equipment replaced with new leased equipment, as these leases expire.




NOTE M - EMPLOYEE BENEFIT PLANS

Retirement Plans-
     Cullen/Frost has a non-contributory defined benefit plan which covers substantially all employees who have completed at least one year of service and have attained the age of 21. Defined benefits are provided based on an employee's compensation, age at retirement and years of service. Cullen/Frost's funding policy is to contribute quarterly an amount necessary to satisfy the Employee Retirement Income Security Act (ERISA) funding standards. An eligible employee's right to receive benefits under the plan becomes fully vested upon the earlier of the date on which such employee has completed five years of service or the date on which such employee attains 65 years of age. Retirement benefits under the plan are paid to vested employees upon their (i) normal retirement at age 65 or later or (ii) early retirement at or after age 55, but before age 65. In addition, Cullen/Frost has a Restoration of Retirement Income Plan (providing benefits in excess of the limits under Section 415 of the Internal Revenue Code of 1986, as amended) for eligible employees which is designed to comply with the requirements of ERISA and the entire cost of which is provided by Cullen/Frost contributions. Effective January 1, 1993, the Corporation amended its retirement plans including changing the formula for determining monthly pension benefits. Both plans, as amended, provide for the payment of monthly retirement income pursuant to a formula based on an eligible employee's final average compensation during the last ten years of employment.

     The funded status of the plans and the amounts recognized in Cullen/Frost's consolidated balance sheets at December 31, 1993 and 1992 are presented below:



(in thousands)                                                  1993      1992
- ---------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
 Accumulated benefit obligation, including vested
  benefits of $20,295 in 1993 and $16,140 in 1992              $20,755   $16,322
                                                               =======   =======
 Projected benefit obligation for service rendered
  to date                                                       $29,593  $19,280
Plan assets at fair value (primarily listed stocks and
 U.S. and corporate bonds)                                      16,195    12,650
                                                               -------   -------
Projected benefit obligation in excess of plan assets           13,398     6,630
Unrecognized net loss from past experience different from
 that assumed and effects of changes in assumptions             (5,943)   (3,217)
Unrecognized prior service cost                                 (4,965)     (105)
Unrecognized net transitional asset                                990     1,089
                                                               -------   -------
Accrued pension cost included in other liabilities             $ 3,480   $ 4,397
                                                               =======   =======


Net pension cost included the following components:


(in thousands)                                       1993       1992       1991
- --------------------------------------------------------------------------------
Service cost for benefits earned during the year   $ 1,172    $2,073      $1,971
Actual return on plan assets, net of expenses         (567)     (260)       (808)
Interest cost on project benefit obligation          2,135     1,431         884
Net amortization and deferral                         (345)     (706)         35
                                                   -------     ------    ------
  Net pension cost                                 $ 2,395    $2,538      $2,082
                                                   =======     ======    ======

     The weighted-average discount rate used for calculating the pension obligation at December 31, 1992 and for calculating the net periodic pension cost for 1993 was 9 percent; the assumed rate of future compensation increases was 6 percent. The discount rate used for calcu-lating the pension obligation as of December 31, 1993 was 7.75 percent, and the assumed rate of future compensation increases was 5 percent; these assumptions will be used for calculating the 1994 net periodic pension cost. The accumulated benefit obligation increased from 1992 primarily as a result of reducing the discount rate to 7.75 percent. The projected benefit obligation increased from 1992 as the reduction in the discount rate and the plan changes each increased the projected benefit obligation by approximately $5.8 million. The decrease in the projected rate of future compensation increases to 5 percent had the effect of decreasing the projected benefit obligation by approximately $3.1 million. The changes in the unrecognized prior service cost and the service cost for 1993 are primarily due to the plan changes. The expected long-term rate of return on plan assets is 9 percent.

     Savings Plans - The Corporation maintains a 401(k) stock purchase plan (the "401(k) Plan"). The 401(k) Plan permits each participant to make before-tax contributions up to 16% of eligible compensation. Cullen/Frost makes matching contributions to the 401(k) Plan based on the amount of each participant's contributions up to a maximum of six percent of eligible
compensation.   All eligible employees as of December 31, 1990 became
participants in the 401(k) Plan and are 100 percent vested in the Corporation's matching contributions. Eligible employees hired on or after January 1, 1991 must complete 90 days of service to be eligible for enrollment and vest in the Corporation's matching contributions over a five-year period. Shares issued under the 401(k) Plan totaled 43,018 during 1993 and 55,910 during 1992.

     Effective January 1, 1991, the 1986 Thrift Incentive Stock Purchase Plan was amended and restated into the 1991 Thrift Incentive Stock Purchase Plan ("1991 Stock Purchase Plan"). The 1991 Stock Purchase Plan was adopted to offer those employees whose participation in the 401(k) Plan is limited, an alternative means of receiving comparable benefits. Cullen/Frost shares issued under this plan totaled 17,909 during 1993 and 25,105 during 1992.

     Executive Stock Plans - The Corporation has four principal executive stock plans, the 1983 Nonqualified Stock Option Plan ("1983 Plan"), the 1988 Nonqualified Stock Option Plan ("1988 Plan"), the Restricted Stock Plan, and the 1992 Stock Plan. The 1992 Stock Plan is an all-inclusive plan, with an aggregate of 880,000 shares of common stock authorized for award. The 1992 Stock Plan has replaced all other previously approved executive stock plans. These plans which were approved by shareholders were established to enable the Corporation to retain and motivate key employees. A committee of non-participating directors has sole authority to select the employees, establish the awards to be issued, and approve the terms and conditions of each award contract.
     The 1992 Stock Plan allows the Corporation to grant restricted stock, incentive stock options, nonqualified stock options, stock appreciation rights, or any combination thereof to certain key executives of the Corporation.

     The following is a summary of options transactions in each of the last three years.




                               1983 Plan             1988 Plan             1992 Stock Plan
                        ---------------------  ----------------------  -------------------
                                 Option Price            Option Price           Option Price
                        Options   Per Share     Options   Per Share     Options  Per Share
- --------------------------------------------------------------------------------------------
Balance, Dec. 31, 1990  352,791 $ 6.03- 20.68   48,847 $ 6.03
  Granted                39,620  10.91         168,710  10.91
  Exercised              23,978   6.03-  6.82    1,359   6.03
  Canceled               23,737   6.82- 20.68      154   6.03
                        ------- -------------  ------- -------------
Balance, Dec. 31, 1991  344,696   6.03- 20.68  216,044   6.03- 10.91
  Granted                                                                62,948 $25.45
  Exercised             270,271   6.03- 20.68   33,151   6.03- 10.91
  Canceled                                         499   6.03
                        ------- -------------  ------- -------------     ------ ------
Balance, Dec. 31, 1992   74,425   6.82- 14.09  182,394   6.03- 10.91     62,948  25.45
  Granted                                                               116,660  35.50
  Exercised              11,404   6.82- 14.09    9,871   6.03- 10.91
  Canceled                  993   6.82          12,067   6.03- 10.91      4,036  25.45
                        -------  -------------  -------  -----------   -------------
Balance, Dec. 31, 1993   62,028 $ 6.82-$14.09  160,456  $6.03-$10.91    175,572 $25.45-$35.50
                        =======  =============  =======  ===========   ======= =============


     The Restricted Stock Plan, approved by the Corporation's shareholders in May of 1990, provides for periodic awards of Cullen/Frost Common Stock to key employees, subject to certain transfer restrictions and forfeiture provisions. Under this plan, an aggregate of 100,000 shares of common stock may be awarded. Shares of common stock totaling 21,137 and 17,687 were awarded during 1991 and 1989, respectively. In 1993, restricted stock grants were awarded under the 1992 Stock Plan totaling 4,988 shares. Deferred compensation expense related to the restricted stock was $117,000 in 1993, $114,000 in 1992, and $63,000 in 1991. The market value of restricted shares at the date of grant is expensed over the restriction period.
     The Corporation has change-in-control agreements with 15 of its executives. Under these agreements, as revised, each covered person could receive, in the event of a change in control, one-half of his base compensation upon the effectiveness of the change in control, and one and one-half times (2.49 times in the case of six key executives) of his average annual W-2 compensation during the previous five years if such person is constructively terminated or discharged for reasons other than cause within two years following the change in control. The agreements, in all events, limit payments to avoid being considered "parachute payments" as defined by the Internal Revenue Code. The maximum contingent liability under these agreements approximate $9,174,000 at December 31, 1993.
     The Corporation adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" on January 1, 1993. This statement did not have a material impact on the financial position or operations of the Corporation.
     The Financial Accounting Standards Board issued Statement of Financial Standards No. 112, "Employers' Accounting for Post Employment Benefits" effective for calendar year 1994. This statement requires accrual accounting for certain benefits other than pensions that were previously accounted for on a cash basis. Based on current circumstances, this statement is not expected to have a material effect on the Corporation's financial statements.

NOTE N - INCOME TAXES

     The Corporation adopted as of January 1, 1993, Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). The implementation of SFAS 109 changes the Corporation's method of accounting for income taxes from the deferred method (APB 11) to the liability method. The liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting bases and the tax bases of assets and liabilities.
     As permitted by SFAS 109, the Corporation has elected not to restate the financial statements of any prior years. The cumulative effect of the change increased net income $8,439,000 or $.76 per share.
     The Corporation recorded a tax benefit in 1993 of $735,000. The effective tax rate was affected by the reduction of the valuation allowance for deferred tax assets established at the beginning of 1993 by $13.5 million. The reduction of the valuation allowance was based mainly on the level of earnings obtained in 1993, projected future earnings, and the increase in deferred tax credits resulting from the adoption of SFAS 115 at the end of 1993. No valuation allowance was considered necessary because Cullen/Frost has $5,600,000 in recoverable taxes paid in prior years, the future reversal of approximately $22,900,000 in taxable temporary differences, and future income. The Corporation recorded an extraordinary credit of $6,497,000 for the year ended December 31, 1992. This credit represents the utilization of net operating loss carryforwards for financial reporting purposes.
     The following is an analysis of the Corporation's income taxes included in the consolidated statements of operations for the years ended December 31, 1993, 1992, and 1991.




(in thousands)                             1993         1992         1991
- --------------                            ------       ------       ------
Current income tax expense                $5,629       $4,114       $2,336
Deferred income tax  (credit)              7,196        4,083       (1,703)
Decrease in deferred tax valuation
 allowance                               (13,560)           -            -
                                         --------     -------      -------
Income tax expense (credit) as reported    ($735)      $8,197          633
                                          =======     =======      =======

     The following is a reconciliation of the difference between income tax expense as reported and the amount computed by applying the statutory income tax rate to income before income taxes, extraordinary credit, and cumulative effect of accounting change:


                                                     Year Ended December 31,
(in thousands)                                    1993        1992        1991
- --------------                                  -------------------------------
Income before income taxes, extraordinary credit,
   and cumulative effect of accounting change   $ 38,062    $25,822    $   838
Statutory rate                                        35%        34%        34%
                                                --------    -------    -------
Income tax expense at the statutory rate          13,322      8,780        285
Effect of tax-exempt interest                       (574)      (745)    (1,380)
Change in deferred tax valuation allowance       (13,560)         -         -
Net operating loss carryforwards                       -          -      1,187
Other                                                 77        162        541
                                                --------    -------    -------
Income tax expense (credit) as reported         ($   735)   $ 8,197    $   633
                                                ========    =======    =======


     Cullen/Frost recognized a tax expense of $501,000 and a tax benefit of $79,000 related to securities transactions in 1993 and 1992, respectively. There were no income taxes related to securities transactions in 1991.

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 1993 are presented below:


(in thousands)                                            1993
- --------------                                          --------
Deferred tax assets:
   Allowance for possible loan losses                    $10,452
   Other real estate and repossessed collateral            3,964
   Building modification reserve                           1,592
   Gain on sale of assets                                  1,416
   Amortization of intangibles                             1,316
   Net occupancy restructuring                             2,334
   Other                                                   2,943
                                                         -------
          Total gross deferred tax assets                 24,017


Deferred tax liabilities:
   Depreciation and amortization                         ($2,129)
   Prepaid expenses                                         (880)
   Unrealized gain on securities available for sale       (4,913)
   Other                                                  (1,070)
                                                         -------
          Total gross deferred tax liabilities            (8,992)
                                                         -------
          Net deferred tax asset                         $15,025
                                                         =======




The components of the provision for deferred income taxes for the years ended December 31, 1992 and 1991 are as follows:


(in thousands)                                   1992         1991
- --------------                                 ------       ------
Deferred federal income taxes:
   Unrecognized timing differences              $   -        $2,530
   Provision (credit) for possible loan losses   3,925        1,104
   Gain on sale of assets                          152          288
   Contributions                                   (89)         192
   Retirement plan contributions                   331          228
   Depreciation and amortization                  (309)        (684)
   Repossessed collateral adjustments               73       (5,361)
                                                ------       ------
       Provision for deferred income taxes      $4,083      ($1,703)
                                                ======       ======


NOTE 0 - NON-INTEREST EXPENSE

     Significant components of other non-interest expense for the years ended December 31, 1993, 1992, and 1991 are presented below:


                                                   Year Ended December 31
                                              -----------------------------
Other Non-Interest Expense (in thousands)        1993       1992      1991
- ---------------------------------------------------------------------------
Outside computer service                      $10,611     $ 7,403   $ 6,498
FDIC insurance                                  6,793       6,115     5,768
Other professional expenses                     3,953       2,852     4,159
Intangible amortization                         3,865         270       151
Amortization of goodwill                        3,012         430       446
Stationery printing and supplies                2,890       2,349     2,681
Attorneys' expenses                             1,787       2,131     3,035
Other non-interest expense                     30,269      31,118    33,856
                                              -------     -------   -------
  Total                                       $63,180     $52,668   $56,594
                                              =======     =======   =======

     During the second quarter of 1991, the Corporation's lead bank settled a foreclosure-related lawsuit. The suit was originated in 1982 against the bank. A Texas Court of Appeals reaffirmed a lower court decision which awarded the Plaintiff $2.5 million in damages, plus interest, for a total award of approximately $5.8 million. The Corporation settled this lawsuit for $5.4 million.

NOTE P - CASH FLOW DATA
     For purposes of reporting cash flow, cash and cash equivalents include the following:


                                                      December 31
                                             ------------------------------
(in thousands)                                 1993       1992       1991
- ---------------------------------------------------------------------------
Cash and due from banks                      $334,564   $296,270   $306,422
Time deposits                                     147        153        266
Federal funds sold and securities purchased
 under resale agreements                      250,250    282,630     98,395
                                             --------   --------   --------
                                             $584,961   $579,053   $405,083
                                             ========   ========   ========

     Generally, Federal funds are sold for one-day periods and securities purchased under resale agreements are held for less than thirty-five days. The carrying amounts reported on the balance sheet for cash and short-term investments approximate their fair value.

     Supplemental cash flow information is as follows:



                                                         Year Ended December 31
                                                   ---------------------------------
(in thousands)                                        1993        1992     1991
- ------------------------------------------------------------------------------------
Cash piad:
  Interest                                         $ 61,633     $ 76,758  $126,264
  Income Taxes                                        6,695        2,675     2,005
Non-cash items:
  Loans originated to facilitate the sale of
   foreclosed assets                                  5,275        9,037     3,872
  Loan foreclosures (including in-substance
   foreclosures)                                      1,440       10,934    61,281
  Conversion of long-term debt to common stock       10,000
  Unrealized gains on securities available for sale  14,037


NOTE Q - CONTINGENCIES

     Certain subsidiaries of Cullen/Frost are defendants in various matters in litigation which have arisen in the normal course of conducting a commercial banking business. In the opinion of management, the disposition of such pending litigation will not have a material effect on Cullen/Frost's consolidated financial position.

NOTE R - CONDENSED PARENT CORPORATION FINANCIAL STATEMENTS
     Condensed financial information of the parent Corporation as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993 follows:



                                                  Year Ended December 31
                                              --------------------------------
Statement of Operations (in thousands)         1993         1992        1991
- ------------------------------------------------------------------------------
Income:
 Dividends from subsidiaries                  $21,692     $ 3,388     $ 6,678
 Interest and other                               220         631         326
                                              -------     -------     -------
    Total Income                               21,912       4,019       7,004
Expenses:
 Salaries and employee benefits                   812         897       1,012
 Interest                                         111         975       1,001
 Other                                          1,553       1,679       1,250
                                              -------     -------     -------
    Total Expenses                              2,476       3,551       3,263
     Income Before Income Taxes (Credits)
      and Equity in Undistributed Net
      (Income) Losses of Subsidiaries          19,436         468       3,741
Income taxes (credits)                        (22,351)     (3,388)        793
Equity in undistributed net (income) losses
 of subsidiaries                               (5,449)    (20,266)      2,743
                                              -------    --------     -------
    Net Income                                $47,236    $ 24,122     $   205
                                              =======    ========     =======


                                                           December 31
                                                     ------------------------
Balance Sheets (in thousands)                           1993            1992
- -----------------------------------------------------------------------------
Assets
Cash and time deposits                               $    180        $    219
Securities purchased under resale agreements            2,300          12,220
Loans to non-bank subsidiaries                          2,028           1,696
Investments in subsidiaries                           272,047         224,449
Other                                                   2,484             956
                                                     --------        --------
   Total Assets                                      $279,039        $239,540
                                                     ========        ========
Liabilities
Long-term notes payable                                              $ 10,000
Other                                                $  5,506          23,396
                                                     --------        --------
   Total Liabilities                                    5,506          33,396
Shareholders' Equity                                  273,533         206,144
                                                     --------        --------
   Total Liabilities and Shareholders' Equity        $279,039        $239,540
                                                     ========        ========




                                                              Year Ended December 31
                                                         --------------------------------
Statements of Cash Flows (in thousands)                     1993        1992       1991
- -----------------------------------------------------------------------------------------
Operating Activities
Net income                                               $ 47,236   $ 24,122     $   205
Adjustments to reconcile net income to net cash
provided by operating activities:
   Undistributed net(income)losses of subsidiaries         (5,449)   (20,266)      2,743
   Decrease (increase) in interest receivable                 189       (136)         63
   Decrease in interest payable                               (83)        (3)         (9)
   Net change in other liabilities and assets             (19,199)    (1,007)      1,975
                                                         --------    -------     --------
      Net cash provided by operating activities            22,694      2,710       4,977
Investing Activities
Capital contributions to subsidiaries                     (33,025)      (625)     (6,090)
Net (increase) decrease in loans                             (132)       263        (470)
                                                         --------    --------     -------
      Net cash used by investing activities               (33,157)      (362)     (6,560)
Financing Activities
Cash dividends                                             (1,650)
Proceeds from employee stock purchase plans and options     2,154      3,875       2,312
                                                         --------     -------     -------
      Net cash provided by financing activities               504      3,875       2,312
                                                         --------     -------     -------
      Increase (Decrease) in cash and cash equivalents     (9,959)     6,223         729
Cash and equivalents at beginning of year                  12,439      6,216       5,487
                                                         --------     -------     -------
      Cash and cash equivalents at end of year           $  2,480   $ 12,439     $ 6,216
                                                         ========   ========     ========



NOTE S - RESTRUCTURING CHARGES

     During 1993, the Corporation recorded restructuring charges of $10.3 million. Included in the charges are $6.7 million related to downsizing office space used to provide banking services, $1.9 million for a retirement incentive program and $1.7 million in related job eliminations and restructurings. Of the $6.7 million net occupancy restructuring charge, a portion is for leased space and a portion is for valuations on owned buildings resulting from the decision to sell.

REPORT OF ERNST & YOUNG
INDEPENDENT AUDITORS

SHAREHOLDERS AND BOARD OF DIRECTORS
CULLEN/FROST BANKERS, INC.


     We have audited the accompanying consolidated balance sheets of Cullen/Frost Bankers, Inc. and Subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cullen/Frost Bankers, Inc. and Subsidiaries at December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.
     As discussed in Notes D and N to the financial statements, in 1993 the Corporation changed its method of accounting for certain investments in debt securities and changed its method of accounting for income taxes.

                                            /S/ ERNST & YOUNG

San Antonio, Texas
January 31, 1994

FINANCIAL STATISTICS
Cullen/Frost Bankers, Inc. and Subsidiaries
(in thousands)

     The following unaudited schedules and statistics are presented for additional information and analysis.


                                                                 1993/1992
                                                     --------------------------------
                                                     Increase (Decrease)    Total
                                                      Due to Change in      or Net
                                                     -------------------
                                                      Average    Average    Increase
Rate/Volume Analysis                                    Rate     Balance    (Decrease)
- -------------------------------------------------------------------------------------
Changes in interest earned on:
  Time deposits                                      $     (2)   $     (2)  $     (4)
  Securities:
    U.S. Treasury                                      (6,386)     (6,395)   (12,781)
    U.S. Government agencies and corporations         (16,316)     24,759      8,443
    States and political subdivisions
      Tax-exempt                                           63        (198)      (135)
      Taxable                                             173        (814)      (641)
Other                                                    (527)     (2,437)    (2,964)
Federal funds sold and securities purchased
 under resale agreements                                 (885)      1,888      1,003
Loans                                                  (4,163)     10,634      6,471
                                                     ---------   ---------  ---------
    Total                                             (28,043)     27,435       (608)
Changes in interest paid on:
  Savings, Interest-on-Checking                         3,158      (4,512)    (1,354)
  Money market deposits accounts                        3,049      (1,637)     1,412
  Time accounts and public funds                        8,989       1,681     10,670
  Federal funds purchased and securities sold
    under repurchase agreements                           614        (779)      (165)
  Long-term notes payable                                  71         897        968
  Other borrowings
                                                     ---------   ---------   ---------
     Total                                             15,881      (4,350)    11,531
                                                     ---------   ---------    ---------
Changes in net interest income                       $(12,162)   $ 23,085   $ 10,923
                                                     =========   =========  =========


The allocation of the rate/volume variance has been made on a pro-rata basis assuming absolute values. The above information is shown on a taxable-equivalent basis assuming a 35 percent tax rate in 1993 and a 34 percent tax rate in 1992 and 1991.



                                                                 1992/1991
                                                     --------------------------------
                                                     Increase (Decrease)    Total
                                                      Due to Change in      or Net
                                                     -------------------
                                                      Average    Average    Increase
Rate/Volume Analysis                                    Rate     Balance      (Decrease)
- -------------------------------------------------------------------------------------
Changes in interest earned on:
  Time deposits                                      $     (4)   $     (1)    $     (5)
  Securities:
    U.S. Treasury                                      (6,461)     16,142        9,681
    U.S. Government agencies and corporations          (4,407)    (12,780)     (17,187)
    States and political subdivisions
      Tax-exempt                                           62      (2,303)      (2,241)
      Taxable                                            (258)       (362)        (620)
Other                                                  (1,741)       (585)      (2,326)
Federal funds sold and securities purchased
 under resale agreements                               (4,648)       (119)      (4,767)
Loans                                                 (13,653)    (11,152)     (24,805)
                                                     ---------   ---------     ---------
    Total                                             (31,110)    (11,160)     (42,270)
Changes in interest paid on:
  Savings, Interest-on-Checking                         8,371      (2,480)       5,891
  Money market deposits accounts                        7,237      (1,998)       5,239
  Time accounts and public funds                       23,166      12,183       35,349
  Federal funds purchased and securities sold
    under repurchase agreements                         2,139         635        2,774
  Long-term notes payable                                 (18)        142          124
  Other borrowings                                         13          12           25
                                                     ---------   ---------    --------
     Total                                             40,908       8,494       49,402
                                                     ---------   ---------    ---------
Changes in net interest income                       $  9,798    $ (2,666)    $  7,132
                                                     =========   =========    =========

The allocation of the rate/volume variance has been made on a pro-rata basis assuming absolute values. The above information is shown on a taxable-equivalent basis assuming a 35 percent tax rate in 1993 and a 34 percent tax rate in 1992 and 1991.





                                                         December 31, 1993
                                             ---------------------------------------------
                                               Due in    After One,    After
                                              One Year   but Within    Five
Loan Maturity and Sensitivity                 or Less    Five Years    Years      Total
- ------------------------------------------------------------------------------------------
Real estate construction and land loans      $ 35,099    $ 16,769     $  3,419    $ 55,287
Other real estate loans                        79,089     146,969       91,062     317,120
All other loans                               223,181     119,270       19,381     361,832
                                             --------    --------     --------    --------
    Total                                    $337,369    $283,008     $113,862    $734,239
                                             ========    ========     ========    ========

Loans with fixed interest rates              $105,318    $ 91,660     $ 74,860    $271,838
Loans with floating interest rates            232,051     191,348       39,002     462,401
                                             --------    --------     --------    --------
    Total                                    $337,369    $283,008     $113,862    $734,239
                                             ========    ========     ========    ========


Loans for 1-4 family housing totaling $253,649,000 and consumer loans totaling $268,377,000 are not included in the amounts in the table.



Maturity Distribution and Securities Portfolio Yields
(dollars in thousands)                         December 31, 1993
- ----------------------------------------------------------------------------------------------------------------------
                                                   Maturity
                    ----------------------------------------------------------------------------------
                                                                                           Total
                      Within 1 Year     1-5 Years       5-10 Years     After 10 Years  Carrying Amount
                    ---------------- --------------- ---------------- ---------------- ---------------
                            Weighted        Weighted         Weighted         Weighted         Weighted
                            Average         Average          Average          Average          Average
                     Amount  Yield   Amount  Yield   Amount   Yield   Amount   Yield   Amount   Yeild
                    ------- ------- ------- ------- -------- ------- -------- ------- -------- ---------
Held to maturity:
U.S. Treasury       $  6,080  3.19%                                                   $  6,080  3.19%
U.S. Government
 agencies and
 corporations                                        $369,335  5.42% $595,148  5.64%   964,483  5.56
States and
 political
 subdivisions            120  6.87  $   183  5.47%        410  5.98     6,503  6.62      7,216  6.56
Other                     10 14.86   15,337  5.40          48  8.46     4,221  6.04     19,616  5.55
                    -------- -----  -------  ----    --------  ----  --------  ----   --------  ----
  Total securities
   held to maturity $  6,210  3.28%  15,520  5.40%   $369,793  5.42% $605,872  5.66%  $997,395* 5.55%
                    ======== =====  =======  ====    ========  ====  ========  ====   ========  ====
Available for sale:
U.S. Treasury       $278,988  4.23%                                                   $278,988  4.23%
U.S. Government
 agencies and
 corporations                       $   154  1.24%   $ 33,440  6.68% $282,838  6.52%   316,432  6.53
Other                                                                  19,056  4.03     19,056  4.03
                    --------  ----- -------  ----    --------  ----  --------  ----   --------  ----
  Total securities
  available for
  sale              $278,988  4.23% $   154  1.24%   $ 33,440  6,68% $301,894  6.36%  $614,476* 5.41%
                    ========  ====  =======  ====    ========  ====  ========  ====   ========  ====
Weighted average yields have been computed on a fully taxable-equivalent basis assuming a tax rate of 35%.

* Included in the totals are mortgage-backed securities and collateralized mortgage obligations of $1,302,937 which are included in maturity categories based on their stated maturity date.





                                                            Year Ended December 31
Federal Funds Purchased and Securities                 -----------------------------------
Sold Under Repurchase Agreements                          1993        1992         1991
- ------------------------------------------------------------------------------------------
Balance at year end                                    $166,519     $122,221     $ 88,056
Maximum month-end balance                               168,198      126,230      159,493
For the year:
  Average daily balance                                 131,096      102,550      116,281
  Average interest rate                                    2.52%        3.06%        5.08%
  Weighted average daily interest rate                     2.86         3.32         5.45


                                                               December 31
                                                ------------------------------------------
                                                      1993                     1992
Remaining Maturity of Private                   -------------------    -------------------
Certificates of Deposit                                  Percentage              Percentage
of $100,000 or More                              Amount   of Total      Amount   of Total
- ------------------------------------------------------------------------------------------
Three months or less                            $ 58,314     16.7%     $307,529     74.6%
After three, within six months                   123,486     35.4        80,259     19.5
After six, within twelve months                  108,643     31.1        22,741      5.5
After twelve months                               58,660     16.8         1,813       .4
                                                --------    -----      --------    -----
     Total                                      $349,103    100.0%     $412,342    100.0%
                                                ========    =====      ========    =====

Percentage of total private time deposits             16.0%                21.0%


Other time deposits of $100,000 or more were $41,274,000 at December 31, 1993. Of this amount 58.8 percent matures within three months, 3.9 percent matures between three and six months and the remainder matures between six months and one year.


QUARTERLY RESULTS OF OPERATIONS
Cullen/Frost Bankers, Inc. and Subsidiaries

                                                    Three Months Ended 1993
(in thousands, except per share amounts)       March 31   June 30   Sept 30  Dec 31
- ------------------------------------------------------------------------------------
Interest income                                $46,155    $48,985   $47,095  $47,384
Interest expense                                15,175     16,151    15,205   15,262
Net interest income                             30,980     32,834    31,890   32,122
Provision (credit) for possible loan losses       (590)        --    (2,251)  (3,244)
Gain (loss) on securities transactions               8         (3)        3    1,425
Non-interest income                             17,683     18,822    18,846   20,878
Restructuring costs                              1,958         --       591    7,736
Non-interest expense                            41,308     40,711    40,850   49,209
Income before income taxes (credits),
 extraordinary credit and cumulative
 effect of accounting change                     7,945     10,945    12,137    7,035
Income taxes (credits)                             160        218       160   (1,273)
Extraordinary credit
Cumulative effect of accounting change           8,439
Net income                                      16,224     10,727    11,977    8,308
Per share
    Income before extraordinary credit and
     cumulative effect of accounting change
    Primary                                        .71        .96      1.07      .74
    Fully diluted                                  .71        .96      1.07      .74
    Net income -
    Primary                                       1.47        .96      1.07      .74
    Fully diluted                                 1.46        .96      1.07      .74




                                                    Three Months Ended 1992
(in thousands, except per share amounts)       March 31   June 30   Sept 30   Dec 31
- ------------------------------------------------------------------------------------
Interest income                                $50,109    $48,273   $46,596   $45,003
Interest expense                                21,284     19,379    17,345    15,316
Net interest income                             28,825     28,894    29,251    29,687
Provision (credit) for possible loan losses     (2,468)       418     1,000       200
Gain (loss) on securities transactions            (366)                 119        15
Non-interest income                             14,103     15,549    15,911    16,250
Restructuring costs                                 --         --        --        --
Non-interest expense                            42,020     38,636    36,565    36,277
Income before income taxes and
 extraordinary credit                            3,376      5,389     7,597     9,460
Income taxes (credits)                             845      1,800     2,377     3,175
Extraordinary credit                               807      1,751     2,183     1,756
Net income                                       3,338      5,340     7,403     8,041
Per share
    Income before extraordinary credit-
    Primary                                        .25        .34       .49       .58
    Fully diluted                                  .25        .34       .49       .58
    Net income
    Primary                                        .32        .50       .69       .74
    Fully diluted                                  .32        .50       .69       .74


COMMON STOCK MARKET PRICES AND DIVIDENDS

     Shares of Cullen/Frost Bankers common stock are traded in the over-the-counter market under the symbol CFBI. The number of record holders of the common stock at February 22, 1994 was 2,602.


                                            1993                    1992
                                        -------------         ----------------
Market Price (per share)*               High      Low          High        Low
- ------------------------------------------------------------------------------
First Quarter                           $40.25   $29.50       $21.50      $13.50
Second Quarter                           39.75    31.00        27.50       20.50
Third Quarter                            39.25    33.75        30.25       22.00
Fourth Quarter                           38.75    30.25        31.50       26.75

*Market prices have not been restated for effect of the ten percent stock dividend.



     Market prices shown above are high and low sales prices as reported through NASDAQ National Market System. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commissions and represent actual transactions.


Cash Dividends (per share)                                          1993
- -------------------------------------------------------------------------------
First Quarter                                                         --
Second Quarter                                                        --
Third Quarter                                                         --
Fourth Quarter                                                      $.15
                                                                    ----
     Total                                                          $.15
                                                                    ====

     During the fourth quarter of 1993, the Company resumed its quarterly dividend and paid $.15 per share on December 15, 1993. There were no cash dividends paid during 1992. See "Capital" section (page 22) in the Financial Review for further discussion.


SELECTED FINANCIAL DATA
Cullen/Frost Bankers, Inc. and Subsidiaries
(dollars in thousands, except per share amounts)


                                                      Year Ended December 31
                                             --------------------------------------
                                                1993          1992         1991
                                             -----------   -----------   ----------
Balance Sheet Data
Total assets                                 $ 3,639,047   $ 3,150,871   $ 3,078,986
 Long-term notes payable                              --        13,400        14,668
 Shareholders' equity                            273,533       206,144       176,222
 Average shareholders' equity to average
  total assets                                      7.08%         6.29%         5.67%
 Tier 1 capital ratio (1992 rules)                 14.23         15.66         12.98
 Total capital ratio (1992 rules)                  15.49         17.52         15.04
Per Common Share Data
 Net income (loss)**                         $      4.24   $      2.26   $       .02
 Cash dividends paid                                 .15             -             -
 Shareholders' equity                              24.85         19.80         17.55
Loan Performance Indicators
 Non-performing assets                       $    31,110   $    51,303   $   100,642
 Non-performing assets to:
   Total loans plus foreclosed assets               2.47%         4.94%         8.85%
   Total assets                                      .85          1.63          3.27
 Allowance for possible loan losses          $    26,298   $    31,897   $    42,387
 Allowance for possible loan losses
  to period-end loans                               2.11%         3.15%         3.95%
 Net loan charge-offs (recoveries)           $      (486)  $     9,640   $    13,237
 Net loan charge-offs (recoveries) to
  average loans                                     (.04)%         .94%         1.15%
Common Stock Data
 Common shares outstanding at period end      11,009,198    10,412,184    10,043,844
 Weighted average common and common
  equivalent shares outstanding               11,150,788    10,974,329    10,075,263
 Dividends as a percentage of net income            3.54%           --            --
Non-Financial Data
 Number of employees                               1,877         1,754         1,737
 Shareholders of record                            2,644         2,824         3,547




                                                      Year Ended December 31
                                             --------------------------------------
                                                1990          1989         1988
                                             -----------   -----------   ----------
Balance Sheet Data
Total assets                                 $ 3,254,744   $ 3,505,038   $ 3,385,916
 Long-term notes payable                          16,280        17,450        18,616
 Shareholders' equity                            173,442       179,313       175,020
 Average shareholders'equity to average
  total assets                                      5.42%         5.14%         5.28%
 Tier 1 capital ratio (1992 rules)                 10.93             *             *
 Total capital ratio (1992 rules)                  13.05             *             *
Per Common Share Data
Net income (loss)**                          $      (.85)  $       .28   $       .26
 Cash dividends paid                                   -             -             -
 Shareholders' equity                              17.79         18.92         18.80
Loan Performance Indicators
 Non-performing assets                       $   121,865   $   131,733   $    98,179
 Non-performing assets to:
   Total loans plus foreclosed assets               9.11%         9.24%         6.16%
   Total assets                                     3.74          3.76          2.90
 Allowance for possible loan losses          $    45,604   $    42,282   $    40,702
 Allowance for possible loan losses
  to period-end loans                               3.60%         3.09%         2.60%
 Net loan charge offs (recoveries)           $    28,671   $    28,132   $    22,276
 Net loan charge-offs (recoveries) to
  average loans                                     2.18%         2.00%         1.42%
Common Stock Data
 Common shares outstanding at period end       9,751,234     9,479,026     9,307,199
 Weighted average common and common
  equivalent shares outstanding                9,651,942     9,516,321     9,297,586
 Dividends as a percentage of net income              --            --            --
Non-Financial Data
 Number of employees                               1,755         1,869         1,880
 Shareholders of record                            4,136         4,088         4,152



*Risk-based capital ratios are effective for years beginning December 31, 1990.
** 1993 primary and fully diluted earnings per share before extraordinary credit was $1.66. Fully diluted net income per share for 1992 was $2.25.




CULLEN/FROST BANKERS, INC. AND SUBSIDIARIES
Bank Subsidiaries
(in thousands)
- ---------------------------------------------------------------------------------------
                                                              December 31, 1993
                                                     ----------------------------------
                                                         Total     Total        Total
                                                        Assets     Loans       Deposits
                                                     ----------  ----------   ----------
Frost National Bank                                  $3,344,678  $1,138,655   $2,894,302
 San Antonio, Houston, Austin and Corpus Christi
 Main Office:
 P. O. Box 1600, 100 West Houston Street
 San Antonio, Texas 78296 (210)220-4011

Cullen/Frost Bank of Dallas, N.A.                       178,167      58,252      155,436
 P. O. Box 1649, 2001 Bryan Street at Harwood
 Dallas, Texas 75221 (214) 979-2000

United States National Bank                             136,220      50,206      121,589
 P. O. Box 179, 2201 Market Street
 Galveston, Texas 77553 (409) 763-1151




CONSOLIDATED STATEMENTS OF OPERATIONS
Cullen/Frost Bankers, Inc. and Subsidiaries
(in thousands, except per share amounts)

                                                        Year Ended December 31
                                                   --------------------------------
                                                     1993         1992      1991
                                                   --------     --------  --------
Interest Income:
 Loans, including fees                             $ 90,756     $ 84,074  $108,617
 Securities                                          91,145       99,188   111,132
 Time deposits                                            4            8        13
 Federal funds sold and securities purchased
  under resale agreements                             7,714        6,711    11,478
                                                   --------     --------  --------
       Total Interest Income                        189,619      189,981   231,240
Interest expense:
  Deposits                                           58,079       68,807   115,286
  Federal funds purchased and securities sold
   under repurchase agreements                        3,304        3,139     5,913
  Long-term notes payable                               410        1,378     1,502
  Other borrowings                                                              25
                                                   --------     --------   --------
       Total Interest Expense                        61,793       73,324    122,726
                                                   --------     --------   --------
       Net Interest Income                          127,826      116,657    108,514
Provision (credit) for possible loan losses          (6,085)        (850)    10,020
                                                   --------     --------   --------
       Net Interest Income After
         Provision (Credit) for Possible
           Loan Losses                              133,911      117,507     98,494
Non-interest income:
  Trust department                                   26,278       21,861     20,030
  Service charges on deposit accounts                25,386       21,958     18,915
  Other service charges, collection and
    exchange charges, commissions and fees            9,889        7,888      8,288
  Net gain (loss) on securities transactions          1,433         (232)     2,022
  Other                                              13,243       10,338      8,227
                                                   --------      -------    -------
        Total Non-Interest Income                    76,229       61,813     57,482
Non-interest expense:
  Salaries and wages                                 53,654       46,184     44,154
  Pension and other employee benefits                12,052        9,746      9,058
  Net occupancy of banking premises                  21,307       17,294     16,807
  Furniture and equipment                            10,155        8,295      7,726
  Provision for real estate losses                    1,445       19,311     20,799
  Restructuring costs                                10,285
  Other                                              63,180       52,668     56,594
                                                   --------      -------    -------
        Total Non-Interest Expense                  172,078      153,498    155,138
                                                   --------      -------    -------
        Income (Loss) Before
         Income Taxes (Credits), Extraordinary
         Credit and Cumulative Effect of
         Accounting Change                           38,062       25,822        838
Income taxes                                           (735)       8,197        633
                                                   --------      -------    -------
Income (Loss) before extraordinary credit
 and cumulative effect of accounting change          38,797       17,625        205
Extraordinary Credit-income tax benefit                            6,497
Cumulative effect of change in accounting
 for income taxes                                     8,439
                                                   --------      -------    -------
        Net Income (Loss)                          $ 47,236      $24,122    $   205
                                                   ========      =======    =======
Net income (loss) per common share                 $   4.24      $  2.26    $   .02
                                                   ========      =======    =======
Return on average assets                               1.34%         .79%       .01%
Return on average equity                              19.00        12.56        .12




CONSOLIDATED STATEMENTS OF OPERATIONS
Cullen/Frost Bankers, Inc. and Subsidiaries
(in thousands, except per share amounts)


                                                        Year Ended December 31
                                                   --------------------------------
                                                     1990          1989     1988
                                                   --------     --------   --------
Interest Income:
 Loans, including fees                             $134,217     $150,550   $152,871
 Securities                                         115,452      101,424     60,800
 Time deposits                                           82        1,814        784
 Federal funds sold and securities purchased
   under resale agreements                           23,130       45,578     46,774
                                                   --------     --------   --------
       Total Interest Income                        272,881      299,366    261,229
Interest expense:
  Deposits                                          147,399      160,536    135,417
  Federal funds purchased and securities sold
   under repurchase agreements                       13,805       27,892     23,565
  Long-term notes payable                             1,630        1,709      1,776
  Other borrowings                                        3        2,269      2,548
                                                   --------     --------   --------
       Total Interest Expense                       162,837      192,406    163,306
                                                   --------     --------   --------
       Net Interest Income                          110,044      106,960     97,923
Provision (credit) for possible loan losses          31,993       28,902     27,224
                                                   --------     --------   --------
       Net Interest Income After
         Provision (Credit) for Possible
           Loan Losses                               78,051       78,058     70,699
Non-interest income:
  Trust department                                   18,777       16,211     13,912
  Service charges on deposit accounts                15,146       13,290     12,330
  Other service charges, collection and
    exchange charges, commissions and fees            7,304        6,293      5,577
  Net gain (loss) on securities transactions            129          516        732
  Other                                               9,236       14,170     20,746
                                                    -------      -------    -------
        Total Non-Interest Income                    50,592       50,480     53,297
Non-interest expense:
  Salaries and wages                                 43,019       43,361     43,499
  Pension and other employee benefits                 9,148        8,567      8,556
  Net occupancy of banking premises                  17,171       16,370     15,454
  Furniture and equipment                             8,067        8,690     10,591
  Provision for real estate losses                   11,172        8,131      6,633
  Restructuring costs                                    --           --         --
  Other                                              48,050       40,546     36,660
                                                    -------      -------    -------
        Total Non-Interest Expense                  136,627      125,665    121,393
        Income (Loss) Before Income Taxes
         (Credits), Extraordinary Credit and
         Cumulative Effect of Accounting Change      (7,984)       2,873      2,603
Income Taxes (credits)                                  236          200        200
                                                    -------      -------    -------
Income (Loss) before extraordinary credit
 and cumulative effect of accounting change          (8,220)       2,673      2,403
Extraordinary Credit-income tax benefit                  --           --         --
Cumulative effect of change in accounting for
 income taxes                                            --           --         --
                                                    -------      -------    -------
        Net Income (Loss)                           $(8,220)     $ 2,673    $ 2,403
                                                    ========     =======    =======
Net income (loss) per common share                  $  (.85)     $   .28    $   .26
                                                    ========     =======    =======
Return on average assets                                 N/M         .08%       .07%
Return on average equity                                 N/M        1.51       1.39


CONSOLIDATED AVERAGE BALANCE SHEETS
Cullen/Frost Bankers, Inc. and Subsidiaries
(in thousands - taxable-equivalent basis)


                                                      Year Ended December 31
                                                   -----------------------------
                                                                 1993
                                                   ------------------------------
                                                                 Interest
                                                    Average      Income/     Yield/
                                                    Balance      Expense      Cost
- ---------------------------------------------------------------------------------
Assets:
Time deposits                                      $      147    $      4    2.68%
Securities:
  U.S. Treasury                                       495,760      22,386    4.52
  U.S. Government agencies and corporations         1,021,083      65,155    6.38
  States and political subdivisions:
    Tax-exempt                                         11,078       1,093    9.86
    Taxable                                             1,148          95    8.25
  Other                                                54,333       2,792    5.14
                                                   ----------     -------
  Total securities                                  1,583,402      91,521    5.78
Federal funds sold and securities purchased
  under resale agreements                             255,613       7,714    3.02
Loans, net of unearned discount                     1,158,057      91,263    7.88
                                                   ----------     -------
   Total Earning Assets and Average Rate Earned     2,997,219     190,502    6.35
Cash and due from banks                               315,354
Allowance for possible loan losses                    (31,127)
Banking premises and equipment                         87,085
Accrued interest and other assets                     143,632
                                                   ----------
      Total Assets                                 $3,512,163
                                                   ==========
Liabilities:
Demand deposits:
  Commercial and individual                        $  631,363
  Correspondent banks                                 143,008
  Public funds                                         42,075
                                                   ----------
      Total demand deposits                           816,446
Time deposits:
  Savings and Interest-on-Checking                    750,386      14,840    1.98
  Money market deposit accounts                       534,814      13,426    2.51
  Time accounts                                       907,125      27,693    3.05
  Public funds                                         74,979       2,120    2.83
                                                   ----------     -------
      Total time deposits                           2,267,304      58,079    2.56
                                                   ----------
       Total deposits                               3,083,750
Federal funds purchased and securities sold
 under repurchase agreements                          131,096       3,304    2.52
Long-term notes payable                                 4,075         380    9.33
Other borrowings                                          508          30    5.91
                                                   ----------     -------
       Total Interest-Bearing Funds and
        Average Rate Paid                           2,402,983      61,793    2.57
                                                                  -------    ----
Accrued interest and other liabilities                 44,184
                                                   ----------
       Total Liabilities                            3,263,613
Shareholders' Equity                                  248,550
                                                   ----------
       Total Liabilities and Shareholders' Equity  $3,512,163
                                                   ==========
Net interest income                                              $128,709
                                                                 ========
Net interest spread                                                          3.78%
                                                                             ====
Net interest income to total average earning assets                          4.29%
                                                                             ====
Net interest income to total average earning assets-
 with federal funds net                                                      4.49%
                                                                             ====

The above information is shown on a taxable-equivalent basis assuming a 35 percent tax rate for 1993 and a 34 percent tax rate for 1992 through 1988.
Non-accrual loans are included in the average loan amounts outstanding for these computations.



CONSOLIDATED AVERAGE BALANCE SHEETS
Cullen/Frost Bankers, Inc. and Subsidiaries
(in thousands - taxable-equivalent basis)
                                                      Year Ended December 31
                                                   ------------------------------
                                                                 1992
                                                   ------------------------------
                                                                 Interest
                                                    Average      Income/     Yield/
                                                    Balance      Expense      Cost
- ---------------------------------------------------------------------------------
Assets:
Time deposits                                      $      203    $      8    4.10%
Securities:
  U.S. Treasury                                       621,460      35,167    5.66
  U.S. Government agencies and corporations           669,786      56,712    8.47
  States and political subdivisions:
    Tax-exempt                                         13,126       1,228    9.43
    Taxable                                            11,600         736    6.35
  Other                                               100,839       5,756    5.71
                                                   ----------    --------
     Total securities                               1,416,811      99,599    7.03
Federal funds sold and securities purchased
  under resale agreements                             195,398       6,711    3.43
Loans, net of unearned discount                     1,024,885      84,792    8.27
                                                   ----------    --------
     Total Earning Assets and Average Rate Earned   2,637,297     191,110    7.25
Cash and due from banks                               262,995
Allowance for possible loan losses                    (36,793)
Banking premises and equipment                         80,794
Accrued interest and other assets                     110,951
                                                   ----------
      Total Assets                                 $3,055,244
                                                   ==========
Liabilities:
Demand deposits:
  Commercial and individual                        $  495,199
  Correspondent banks                                 136,487
  Public funds                                         33,842
                                                   ----------
      Total demand deposits                           665,528
Time deposits:
  Savings and Interest-on-Checking                    541,191      13,486    2.49
  Money market deposit accounts                       477,877      14,838    3.11
  Time accounts                                       946,480      36,775    3.89
  Public funds                                         79,621       3,708    4.66
                                                   ----------     -------
      Total time deposits                           2,045,169      68,807    3.36
                                                   ----------     -------
       Total deposits                               2,710,697
Federal funds purchased and securities sold
 under repurchase agreements                          102,550
Long-term notes payable                                14,568       3,139    3.06
Other borrowings                                                    1,378    9.46
                                                   ----------     -------
       Total Interest-Bearing Funds and
        Average Rate Paid                           2,162,287      73,324    3.39
                                                                  -------    ----
Accrued interest and other liabilities                 35,398
                                                   ----------
       Total Liabilities                            2,863,213
Shareholders' Equity                                  192,031
                                                   ----------
       Total Liabilities and Shareholders' Equity  $3,055,244
                                                   ==========
Net interest income                                              $117,786
                                                                 ========
Net Interest spread                                                          3.86%
                                                                             ====
Net interest income to total average earning assets                          4.47%
                                                                             ====
Net interest income to total average earning assets-
 with federal funds net                                                      4.65%
                                                                             ====


The above information is shown on a taxable-equivalent basis assuming a 35 percent tax rate for 1993 and a 34 percent tax rate for 1992 through 1988.
Non-accrual loans are included in the average loan amounts outstanding for these computations.



CONSOLIDATED AVERAGE BALANCE SHEETS
Cullen/Frost Bankers, Inc. and Subsidiaries
(in thousands - taxable-equivalent basis)

                                                      Year Ended December 31
                                                   -----------------------------
                                                                 1991
                                                   ------------------------------
                                                                 Interest
                                                    Average      Income/     Yield/
                                                    Balance      Expense      Cost
- ---------------------------------------------------------------------------------
Assets:
Time deposits                                      $      212    $     13    6.30%
Securities:
  U.S. Treasury                                       352,698      25,486    7.23
  U.S. Government agencies and corporations           818,174      73,899    9.03
  States and political subdivisions:
    Tax-exempt                                         37,742       3,469    9.19
    Taxable                                            16,717       1,356    8.11
  Other                                               109,231       8,082    7.40
                                                   ----------    --------
     Total securities                               1,334,562     112,292    8.41
Federal funds sold and securities purchased
  under resale agreements                             197,467      11,478    5.81
Loans, net of unearned discount                     1,149,233     109,597    9.54
                                                   ----------    --------
     Total Earning Assets and Average Rate Earned   2,681,474     233,380    8.70
Cash and due from banks                               250,412
Allowance for possible loan losses                    (44,483)
Banking premises and equipment                         74,014
Accrued interest and other assets                     143,236
                                                   ----------
      Total Assets                                 $3,104,653
                                                   ==========
Liabilities:
Demand deposits:
  Commercial and individual                        $  457,266
  Correspondent banks                                 111,542
  Public funds                                         30,631
                                                   ----------
      Total demand deposits                           599,439
Time deposits:
  Savings and Interest-on-Checking                    473,485      19,377    4.09
  Money market deposit accounts                       431,141      20,077    4.66
  Time accounts                                     1,145,725      68,528    5.98
  Public funds                                        108,130       7,304    6.75
                                                   ----------     -------
      Total time deposits                           2,158,481     115,286    5.34
                                                   ----------
       Total deposits                               2,757,920
Federal funds purchased and securities sold
 under repurchase agreements                          116,281       5,913    5.08
Long-term notes payable                                16,064       1,502    9.35
Other borrowings                                          266          25    9.54
                                                   ----------     -------
       Total Interest-Bearing Funds and
        Average Rate Paid                           2,291,092     122,726    5.35
                                                                  -------    ----
Accrued interest and other liabilities                 38,123
                                                   ----------
       Total Liabilities                            2,928,654
Shareholders' Equity                                  175,999
                                                   ----------
       Total Liabilities and Shareholders' Equity  $3,104,653
                                                   ==========
Net interest income                                              $110,654
                                                                 ========
Net Interest spread                                                          3.35%
                                                                             ====
Net interest income to total average earning assets                          4.13%
                                                                             ====
Net interest income to total average earning assets-
 with federal funds net                                                      4.31%
                                                                             ====

The above information is shown on a taxable-equivalent basis assuming a 35 percent tax rate for 1993 and a 34 percent tax rate for 1992 through 1988.
Non-accrual loans are included in the average loan amounts outstanding for these computations.




CONSOLIDATED AVERAGE BALANCE SHEETS
Cullen/Frost Bankers, Inc. and Subsidiaries
(in thousands - taxable-equivalent basis)

                                                      Year Ended December 31
                                                   -----------------------------
                                                                 1990
                                                   ------------------------------
                                                                 Interest
                                                   Average      Income/      Yield/
                                                   Balance      Expense       Cost
- ---------------------------------------------------------------------------------
Assets:
Time deposits                                      $      878    $     82    9.34%
Securities:
  U.S. Treasury                                       211,096      18,384    8.71
  U.S. Government angencies and corporations          874,229      82,118    9.39
  States and political subdivisions:
    Tax-exempt                                         54,078       4,935    9.13
    Taxable                                            17,510       1,417    8.09
  Other                                               119,022      10,243    8.61
                                                   ----------    --------
     Total securities                               1,275,935     117,097    9.18
Federal funds sold and securities purchased
  under resale agreements                             281,628      23,130    8.21
Loans, net of unearned discount                     1,314,907     135,451   10.30
                                                   ----------    --------
     Total Earning Assets and Average Rate Earned   2,873,348     275,760    9.60
Cash and due from banks                               257,929
Allowance for possible loan losses                    (42,608)
Banking premises and equipment                         71,902
Accrued interest and other assets                     128,539
                                                   ----------
      Total Assets                                 $3,289,110
                                                   ==========
Liabilities:
Demand deposits:
  Commercial and individual                        $  455,325
  Correspondent banks                                 100,542
  Public funds                                         20,481
                                                   ----------
      Total demand deposits                           576,348
Time deposits:
  Savings and Interest-on-Checking                    432,280      20,933    4.84
  Money market deposit accounts                       435,332      21,703    4.99
  Time accounts                                     1,290,617      94,986    7.36
  Public funds                                        133,138       9,777    7.34
                                                   ----------    --------
      Total time deposits                           2,291,367     147,399    6.43
                                                   ----------
       Total deposits                               2,867,715
Federal funds purchased and securities sold
 under repurchase agreements                          181,620      13,805    7.60
Long-term notes payable                                17,424       1,630    9.35
Other borrowings                                           37           3    8.28
                                                   ----------    --------
       Total Interest-Bearing Funds and
        Average Rate Paid                           2,490,448     162,837    6.54
Accrued interest and other liabilities                 44,003    --------    ----
                                                   ----------
       Total Liabilities                            3,110,799
Shareholders' Equity                                  178,311
                                                   ----------
       Total Liabilities and Shareholders' Equity  $3,289,110
                                                   ==========
Net interest income                                              $112,923
                                                                 ========
Net Interest spread                                                          3.06%
                                                                             ====
Net interest income to total average earning assets                          3.93%
                                                                             ====
Net interest income to total average earning assets-
 with federal funds net                                                      4.20%
                                                                             ====


The above information is shown on a taxable-equivalent basis assuming a 35 percent tax rate for 1993 and a 34 percent tax rate for 1992 through 1988.
Non-accrual loans are included in the average loan amounts outstanding for these computations.


CONSOLIDATED AVERAGE BALANCE SHEETS
Cullen/Frost Bankers, Inc. and Subsidiaries
(in thousands - taxable-equivalent basis)
                                                      Year Ended December 31
                                                   -----------------------------
                                                                 1989
                                                   ------------------------------
                                                                 Interest
                                                    Average      Income/     Yield/
                                                    Balance      Expense      Cost
- ---------------------------------------------------------------------------------
Assets:
Time deposits                                      $   19,407    $  1,814    9.35%
Securities:
  U.S. Treasury                                       253,326      21,058    8.31
  U.S. Government agencies and corporations           676,778      61,865    9.14
  States and political subdivisions:
    Tax-exempt                                         68,234       6,133    8.99
    Taxable                                            22,232       2,303   10.36
  Other                                               132,745      12,150    9.15
                                                   ----------    --------
     Total securities                               1,153,315     103,509    8.97
Federal funds sold and securities purchased
  under resale agreements                             491,073      45,578    9.28
Loans, net of unearned discount                     1,406,773     152,051   10.81
                                                   ----------    --------
     Total Earning Assets and Average Rate Earned   3,070,568     302,952    9.87
Cash and due from banks                               256,228
Allowance for possible loan losses                    (42,328)
Banking premises and equipment                         67,061
Accrued interest and other assets                     103,589
                                                   ----------
      Total Assets                                 $3,455,118
                                                   ==========
Liabilities:
Demand deposits:
  Commercial and individual                        $  442,697
  Correspondent banks                                  83,194
  Public funds                                         16,234
                                                   ----------
      Total demand deposits                           542,125
Time deposits:
  Savings and Interest-on-Checking                    378,739      19,015    5.02
  Money market deposit accounts                       472,333      24,215    5.13
  Time accounts                                     1,336,139     107,416    8.04
  Public funds                                        133,204       9,890    7.42
                                                   ----------    --------
      Total time deposits                           2,320,415     160,536    6.92
                                                   ----------
       Total deposits                               2,862,540
Federal funds purchased and securities sold
 under repurchase agreements                          323,854      27,892    8.61
Long-term notes payable                                18,536       1,709    9.22
Other borrowings                                       21,221       2,269   10.69
                                                   ----------    --------
       Total Interest-Bearing Funds and
        Average Rate Paid                           2,684,026     192,406    7.17
Accrued interest and other liabilities                 51,452    --------    ----
                                                   ----------
       Total Liabilities                            3,277,603
Shareholders' Equity                                  177,515
                                                   ----------
       Total Liabilities and Shareholders' Equity  $3,455,118
                                                   ==========
Net interest income                                              $110,546
                                                                 ========
Net Interest spread                                                          2.70%
                                                                             ====
Net interest income to total average earning assets                          3.60%
                                                                             ====
Net interest income to total average earning assets-
 with federal funds net                                                      4.02%
                                                                             ====


The above information is shown on a taxable-equivalent basis assuming a 35 percent tax rate for 1993 and a 34 percent tax rate for 1992 through 1988.
Non-accrual loans are included in the average loan amounts outstanding for these computations.



CONSOLIDATED AVERAGE BALANCE SHEETS
Cullen/Frost Bankers, Inc. and Subsidiaries
(in thousands - taxable-equivalent basis)

                                                      Year Ended December 31
                                                   -----------------------------
                                                                 1988
                                                   ------------------------------
                                                                 Interest
                                                    Average      Income/     Yield/
                                                    Balance      Expense      Cost
- ---------------------------------------------------------------------------------
Assets:
Time deposits                                      $   10,683    $    784    7.34%
Securities:
  U.S. Treasury                                       257,472      18,850    7.32
  U.S. Government agencies and corporations           329,881      28,941    8.77
  States and political subdivisions:
    Tax-exempt                                         70,247       7,010    9.98
    Taxable                                            23,659       1,923    8.13
  Other                                                79,907       6,234    7.80
                                                   ----------    --------
     Total securities                                 761,166      62,958    8.27
Federal funds sold and securities purchased
  under resale agreements                             608,870      46,774    7.68
Loans, net of unearned discount                     1,566,663     154,503    9.86
                                                   ----------    --------
     Total Earning Assets and Average Rate Earned   2,947,382     265,019    8.99
Cash and due from banks                               214,148
Allowance for possible loan losses                    (37,278)
Banking premises and equipment                         65,381
Accrued interest and other assets                      83,313
                                                   ----------
      Total Assets                                 $3,272,946
                                                   ==========
Liabilities:
Demand deposits:
  Commercial and individual                        $  411,505
  Correspondent banks                                  70,372
  Public funds                                         15,999
                                                   ----------
      Total demand deposits                           497,876
Time deposits:
  Savings and Interest-on-Checking                    342,252      17,356    5.07
  Money market deposit accounts                       506,074      26,372    5.21
  Time accounts                                     1,196,238      83,137    6.95
  Public funds                                        134,444       8,552    6.36
                                                   ----------    --------
      Total time deposits                           2,179,008     135,417    6.21
                                                   ----------
       Total deposits                               2,676,884
Federal funds purchased and securities sold
 under repurchase agreements                          333,650      23,565    7.06
Long-term notes payable                                19,931       1,776    8.91
Other borrowings                                       27,287       2,548    9.34
                                                   ----------    --------
       Total Interest-Bearing Funds and
        Average Rate Paid                           2,559,876     163,306    6.38
Accrued interest and other liabilities                 42,393    --------    ----
                                                   ----------
       Total Liabilities                            3,100,145
Shareholders' Equity                                  172,801
                                                   ----------
       Total Liabilities and Shareholders' Equity  $3,272,946
                                                   ==========
Net interest income                                              $101,713
                                                                 ========
Net Interest spread                                                          2.61%
                                                                             ====
Net interest income to total average earning assets                          3.45%
                                                                             ====
Net interest income to total average earning assets-
 with federal funds net                                                      3.89%
                                                                             ====


The above information is shown on a taxable-equivalent basis assuming a 35 percent tax rate for 1993 and a 34 percent tax rate for 1992 through 1988.
Non-accrual loans are included in the average loan amounts outstanding for these computations.

                                    Page 49