Form 10-K405, Exhibit 13
CULLEN FROST BANKERS INC
filed 1995-03-30
CIK 39263

EXHIBIT 13

The Cullen/Frost 1994 Annual Report to Shareholders for the
Year Ended December 31, 1994 (furnished for the information of the Commission and not deemed to be "filed" except for the portion expressly incorporated by reference)

FINANCIAL REVIEW
Cullen/Frost Bankers, Inc. and Subsidiaries

     The accompanying audited consolidated financial statements of Cullen/Frost Bankers, Inc. and Subsidiaries ("Cullen/Frost" or the "Corporation") present the Corporation's results of operations for the years 1992 through 1994. All balance sheet amounts presented in the following financial review are averages unless otherwise indicated. Earnings and other per share amounts have been restated to give effect to a ten percent stock dividend declared and paid by the Corporation during the first quarter of 1993. Taxable-equivalent adjustments assume a 35 percent federal tax rate for 1994 and 1993 and a 34 percent federal income tax rate for 1992. Dollar amounts in tables are stated in thousands, except for per share amounts.
     Amounts reported for 1993 include the February 13, 1993 acquisition, from the Federal Deposit Insurance Corporation, of New First City offices in San Antonio and Austin, Texas which added approximately $458 million in assets and $446 million in deposits. The acquisition was accounted for as a purchase, and as such the results of operations are included from the date of acquisition.


RESULTS OF OPERATIONS

        Pre-tax income for 1994 was $57.6 million, compared to $38.1 million for 1993, an all-time high in the 126-year history of Cullen/Frost. Despite the improvement in pre-tax operating earnings, net income after taxes for 1994 was $37,423,000 or $3.33 per common share, compared with $47,236,000 or $4.24 per common share for 1993 and $24,122,000 or $2.26 per common share for 1992. Net income for 1994 was lower than 1993 net income primarily due to the significant differences in the Corporation's effective tax rate and because of the cumulative effect benefit of $8.4 million related to the adoption of Statement of Financial Accounting Standards No. 109 ("SFAS 109"). For 1994, the Corporation recognized income tax expense that approximates the statutory rate. At the beginning of 1993, the Corporation had a valuation allowance for deferred tax assets of $13.6 million. This valuation allowance was reduced to zero by the end of 1993 and resulted in an income tax benefit of $735,000 for 1993 compared with income tax expense of $20,177,000 for 1994. The 1994 improved operating results include an increase of $8.5 million in net interest income, a decrease of $16.5 million in non-interest expense and no provision for possible loan losses or real estate losses.
        During 1994, Cullen/Frost made or agreed to make several acquisitions. In April 1994, the Corporation acquired Texas Commerce Bank-Corpus Christi in exchange for Cullen/Frost Bank of Dallas, N.A. No gain or loss resulted from this transaction. The Corporation expanded its product line in December 1994 with the acquisition of Creekwood Capital Corporation, an asset-based lender headquartered in Houston. Cullen/Frost will enter the Rio Grande Valley area with the November 1994 agreement to acquire Valley Bancshares, Inc. and its Valley National Bank in McAllen, Texas. In December 1994, Cullen/Frost agreed to acquire the two Comerica Bank Texas branches in San Antonio and agreed to purchase National Commerce Bank, which has three locations in Houston. These three pending acquisitions will add a total of approximately $204 million in deposits and $122 million in loans. They are expected to be completed in mid-1995 following shareholder action and regulatory approval and are not expected to have a material impact on the Corporation's 1995 operating results.
     The results for 1993 when compared to 1992 were impacted by an improvement in asset quality which resulted in a net credit for possible loan and real estate losses of $4.6 million in 1993 compared to a net expense for these combined provisions of $18.5 million in 1992. The 1993 results also include the operating impact of the New First City acquisition and non-recurring items: (i) $6.7 million in restructuring costs related to bank premises resulting from downsizing of office space and valuations on owned buildings, resulting from the decision to sell, (ii) $3.6 million in combined early retirement incentive and job restructuring costs, (iii) $5.0 million in non-recurring costs related to the acquisition of New First City offices, and (iv) a one-time benefit of $8.4 million related to a required change in the method of accounting for income taxes.



                                                  1994 Change        1993 Change
Earnings Summary                          1994    From 1993   1993   From 1992   1992
--------------------------------------------------------------------------------------
Taxable-equivalent net interest income  $136,989  $  8,280 $128,709 $ 10,923  $117,786
Taxable-equivalent adjustment                642      (241)     883     (246)    1,129
                                         -------   -------  -------  --------  -------
Net interest income                      136,347     8,521  127,826   11,169   116,657
Provision (credit) for possible
  loan losses                                ---     6,085   (6,085)  (5,235)     (850)
Non-interest income:
  Net gain (loss) on securities
   transactions                           (4,038)   (5,471)   1,433    1,665      (232)
  Other                                   80,853     6,057   74,796   12,751    62,045
                                        --------  -------- -------- -------- ---------
    Total non-interest income             76,815       586   76,229   14,416    61,813
Non-interest expense:
  Provision for real estate losses           ---    (1,445)   1,445  (17,866)   19,311
  Restructuring costs                        830    (9,455)  10,285   10,285
  Other operating expenses               154,732    (5,616) 160,348   26,161   134,187
                                        --------  -------- -------- -------- ---------
    Total non-interest expense           155,562   (16,516) 172,078   18,580   153,498
                                        --------  -------- -------- -------- ---------
Income before income taxes (credits),
  extraordinary credit and cumulative
  effect of accounting change             57,600    19,538   38,062   12,240    25,822
Income taxes (credits)                    20,177    20,912     (735)  (8,932)    8,197
                                        --------  -------- -------- -------- ---------
Income before extraordinary credit
  and cumulative effect of
  accounting change                       37,423    (1,374)  38,797   21,172    17,625
Extraordinary Credit - income
  tax benefit                                ---       ---      ---   (6,497)    6,497
Cumulative effect of change in
  accounting for income taxes                ---    (8,439)   8,439    8,439
                                        --------  -------- -------- -------- ---------
Net income                              $ 37,423  $ (9,813) $47,236  $23,114  $ 24,122
                                        ========  ======== ========  =======  ========
Per share
Net income-primary                      $   3.33  $   (.91) $  4.24  $  1.98  $   2.26
Net income-fully diluted                    3.33      (.91)    4.24     1.99      2.25


NET INTEREST INCOME

     The increase in net interest income from 1993 is primarily due to increased loan volumes. Average loans for 1994 were 15.0 percent higher than in 1993. Net interest margin was 4.40 percent for the year ended December 31, 1994, compared to 4.29 percent and 4.47 percent for the years 1993 and 1992, respectively. Net interest spread for 1994 increased five basis points to 3.83 percent. Net interest spread was 3.78 percent and
3.86 percent for 1993 and 1992, respectively. The increase in net interest spread for 1994 is primarily due to yields on earning assets rising faster than the cost of deposits. Net interest spread for 1993 declined eight basis points compared to 1992 primarily because of lower yields on securities. Net interest income has been favorably impacted by the significant decrease in non-performing assets during 1994 and 1993. Net interest income increased during 1993 compared to 1992 primarily related to an increase in demand deposits and larger business volumes resulting from the New First City acquisition.
       The net interest spread as well as the net interest margin could be impacted by future changes in short-and long-term interest rate levels.


Net Interest Income and Net Interest Margin                 Net InterestSpread
($ in millions - taxable-equivalent)                        (taxable-equivalent)
(Graphic Material omitted)                                  (Graphicmaterial omitted)

Year   Net Interest   Net Interest                  Year  Earnings  Cost of  Net Interest
Ended     Income        Margin                     Ended  on Funds  Funds    Spread
------ ------------   -----------                  -----  --------  -------- ------------
1990      $ 113          3.93%                      1990  9.60 %     6.54 %    3.06 %
1991        111          4.13                       1991  8.70       5.35      3.35
1992        118          4.47                       1992  7.25       3.39      3.86
1993        129          4.29                       1993  6.35       2.57      3.78
1994        137          4.40                       1994  6.62       2.79      3.83



INTEREST RATE SENSITIVITY
     The Corporation's interest rate sensitivity and liquidity are monitored by its Asset/Liability Management Committee on an ongoing basis. The Committee seeks to avoid fluctuating net interest margins and to maintain consistent growth of net interest income through periods of
changing interest rates.   As the accompanying table indicates, the
Corporation is liability sensitive on a cumulative basis at both the three-month and one- year time periods.
     The Corporation continuously monitors and manages the balance between interest rate-sensitive assets and liabilities. The Corporation's objective is to manage the impact of fluctuating market rates on net interest income within acceptable levels.







                        Immediately                                    Non-Rate
Cumulative Interest   Rate Sensitive        Rate Sensitive Within      Sensitive
Rate Sensitivity      -------------- ------------------------------    ---------
(Period-End Balances)  0-30 Days     90 Days     One Year  Five Years   >Five Years  Total
--------------------------------------------------------------------------------------------
Earning Assets:
  Loans                 $  663,989  $  754,475  $  980,356 $1,330,299   $147,670  $1,477,969
  Securities               203,202     309,342     993,245  1,258,315    335,727   1,594,042
  Federal funds
   sold and other
   short-term investments  167,550     167,562     167,562    167,562                167,562
                         ---------- ----------  ----------  ---------  ---------  ----------
   Total earning assets $1,034,741  $1,231,379  $2,141,163 $2,756,176   $483,397  $3,239,573
                        =========== ==========  ========== ==========   ========  ==========
Interest-Bearing
Liabilities:
  Savings and Interest-
   on-Checking          $  763,300  $  763,300  $  763,300 $  763,300             $  763,300
  Money market deposit
   accounts                559,153     559,153     559,153    559,153                559,153
  Certificates of deposit
   and other time accounts 229,390     512,672     811,735    876,451   $ 56,755     933,206
  Federal funds purchased
   and other borrowings    370,235     370,235     370,235    370,235                370,235
                        ----------  ----------  ---------- ----------  ---------  ---------
   Total interest-bearing
   liabilities          $1,922,078  $2,205,360  $2,504,423 $2,569,139   $ 56,755   $2,625,894
                        ==========  =========== ========== ==========   ========   ==========
Interest sensitivity gap$ (887,337) $ (973,981) $ (363,260)$  187,037   $426,642   $  613,679
                        ==========  =========== ========== ==========   ========   ==========
Ratio of earning assets
to interest-bearing
liabilities                   .54           .56        .85       1.07
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

Consumer loans are included net of unearned discount of $3,487,000.
Consumer loans are distributed in the immediately rate-sensitive category for those tied to market rates or to other categories according to the repayment schedule.

The above table does not reflect interest rate swaps further discussed on page 20.




LIQUIDITY
     Asset liquidity is provided by cash and assets which are readily marketable or pledgeable or which will mature in the near future. Liquid assets include cash, short-term investments in time deposits in banks, Federal funds sold and securities purchased under resale agreements and securities available for sale.
     Liquidity is also provided by access to funding sources. These include core depositors and correspondent banks in the Corporation's natural trade area which maintain accounts with and sell Federal funds to subsidiary banks of the Corporation, as well as brokered deposits and Federal funds purchased and securities sold under repurchase agreements from upstream banks.

NON-INTEREST INCOME

     Non-interest income of $76,815,000 was reported for 1994, compared with $76,229,000 for 1993 and $61,813,000 for 1992. Excluding securities transactions, total non-interest income increased 8.1 percent from 1993.



                                         Year Ended December 31
                        --------------------------------------------------------
                              1994                1993               1992
                        ----------------  ------------------  ------------------
                                  Percent            Percent           Percent
Non-Interest Income      Amount   Change    Amount   Change   Amount   Change
--------------------------------------------------------------------------------
Trust department        $29,529  + 12.4%   $26,278  + 20.2%  $21,861  +  9.1%
Service charges on
 deposit accounts        25,890  +  2.0     25,386  + 15.6    21,958  + 16.1
Other service charges,
 collection and
 exchange charges,
 commissions and fees    11,658  + 17.9      9,889  + 25.4     7,888  -  4.8
Net gain(loss) on
 securities transactions (4,038) -381.8      1,433  +717.7      (232) -111.5
Other                    13,776  +  4.0     13,243  + 28.1    10,338  + 25.7
                        -------            --------          --------
   Total                $76,815  +   .8    $76,229  + 23.3   $61,813  +  7.5
                        =======            =======           =======



     Trust income was up 12.4 percent during 1994. This is attributable primarily to an increase in investment fee income resulting from growth in the number of accounts and increased fee structure. At December 31, 1994, the market value of trust assets totaled $10.4 billion compared to $11.1 billion at December 31, 1993. The December 1994 trust assets were comprised of corporate assets of $5.0 billion, agencies of $2.4 billion, personal assets of $1.8 billion, and employee benefits of $1.2 billion. The
20.2 percent increase in trust income from 1992 to 1993 reflects the increase in the number of accounts held and assets under management and the acquisition of additional trust customers from New First City, Texas-Austin.
      Other service charges increased 17.9 percent when compared to 1993. This is primarily due to fees associated with greater business volumes and bankcard discount. In 1993, deposit service charges, up 15.6 percent, and other service charges, up 25.4 percent, were both impacted by an increase in activity levels and additional volumes resulting from the New First City acquisition.
     During the fourth quarter of 1994, the Corporation restructured a portion of its available for sale securities portfolio resulting in a $3.5 million loss on the transactions. Certain lower-yielding securities were sold and replaced with higher-yielding investments which will enhance future earnings.
     In anticipation of implementing Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Corporation sold certain securities in December 1993 resulting in a gain of $1.4 million.
     Other non-interest income increased 4.0 percent to $13,776,000 in 1994 compared to a 28.1 percent increase in 1993. The increase in 1994 is primarily due to income related to other real estate related recoveries. The 1993 increase was primarily due to gains on the sale of foreclosed assets and commissions for sales of mutual funds.




Non-Interest Income
($ in thousands)
(Graphic material omitted)

                                                     Net Gain(Loss)
Year   Trust       Service  Other Service   Other    on Securities
Ended  Department  Charges   Charges                 Transactions
-----  ----------  -------  -------------   -------  --------------
1990    $18,777    $15,146        $ 7,304   $ 9,236    $    129
1991     20,030     18,915          8,288     8,227       2,022
1992     21,861     21,958          7,888    10,338        (232)
1993     26,278     25,386          9,889    13,243       1,433
1994     29,529     25,890         11,658    13,776      (4,038)



NON-INTEREST EXPENSE
     Excluding the provision for real estate losses, non-interest expense was $155,562,000 for 1994 compared with $170,633,000 for 1993 and
$134,187,000 for 1992. Results in 1993 include non-recurring charges of $5.0 million relating to the acquisition of New First City (costs of interim data processing services, temporary staffing and related costs).
In addition, restructuring charges in 1993 totaled $10.3 million. These costs included $6.7 million in net-occupancy restructuring related to banking office downsizing and valuations of certain banking premises owned resulting from the decision to sell such premises and $3.6 million related to an early retirement incentive program and job restructurings.
      The restructure of banking offices reflects primarily the conversion to branching which has been put into place following changes in Texas banking law. The $3.6 million charge in salaries and benefits includes $1.9 million for an early retirement incentive program and severance associated with job eliminations and restructurings. Both the retirement incentive program and job restructurings portions were paid and completed by December 31, 1994. During the fourth quarter of 1993, the Corporation accrued $2.4 million for leases to be abandoned. At December 31, 1994, this accrual balance was $2.0 million. The decrease is primarily due to lease payments, net of sub-lease payments, that were applied against the restructuring accrual. The incomplete portions of the restructuring plan deal principally with the sale of three buildings with an aggregate net carrying value of $3.4 million. These buildings have been written down to their net realizable values. The Corporation has active marketing plans in place to sell these buildings.






                                          Year Ended December 31
                        -----------------------------------------------------
                              1994                1993               1992
                        ----------------  ------------------  ---------------
                                 Percent             Percent          Percent
Non-Interest Expense     Amount  Change    Amount    Change   Amount  Change
-----------------------------------------------------------------------------
Salaries and wages      $ 52,986 -  1.2%  $ 53,654  + 16.2%  $ 46,184  + 4.6%
Pension and other
 employee benefits         9,910 - 17.8     12,052  + 23.7      9,746  + 7.6
Net occupancy of
 banking premises         15,777 - 24.0     20,749  + 22.3     16,963  + 3.1
Furniture and equipment   10,937 +  7.7     10,155  + 22.4      8,295  + 7.4
Intangible amortization    7,627 + 10.9      6,877  +882.4        700  +17.3
Restructuring costs          830 - 91.9     10,285
Other                     57,495 +  1.1     56,861  +  8.7     52,299  - 7.2
                        --------          --------           --------
                         155,562 -  8.8    170,633  + 27.2    134,187  -  .1
Provision for real
 estate losses               ---             1,445  - 92.5     19,311  - 7.2
                        --------          --------           --------
   Total                $155,562 -  9.6   $172,078  + 12.1   $153,498  - 1.1
                        ========          ========           ========



     Salaries and wages decreased by 1.2 percent primarily because of the
restructuring actions taken in 1993.   Combined salaries and employee
benefits increased 17.5 percent during 1993, excluding the $3.6 million restructuring charge. The number of full time equivalent employees increased seven percent during 1993 when compared to 1992, primarily because of staff needed to support the acquired New First City customer base. Pension and other employee benefits decreased by 17.8 percent during 1994 primarily due to an adjustment to medical insurance expense, the result of implementing a managed health care network and favorable claims
experience.    The pension and other employee benefits increase during 1993 was related to higher expenses for payroll taxes, medical insurance and retirement expenses. The Corporation adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," in the first quarter of 1993. The adoption of this statement did not have a material impact on the financial position or operations of the Corporation.
     Net occupancy of banking premises decreased 24.0 percent during 1994 primarily because of the restructuring actions taken in 1993 and decreases in building lease expense related to renegotiated and canceled leases primarily related to the New First City acquisition. During 1994, the Corporation recorded an additional $830,000 restructuring charge, primarily an adjustment to market valuations associated with banking premises held for sale. Net occupancy increased 22.3 percent in 1993 due to costs of operating the additional locations obtained in the New First City acquisition. Furniture and equipment costs increased 7.7 percent in 1994. This increase resulted from higher depreciation, service contracts, and software maintenance and amortization. The increase in furniture and equipment of 22.4 percent in 1993 can be attributed to the increase in depreciation expense relating to the New First City acquisition which required the re-equipping of work stations in the additional offices.

     No provision for real estate losses was necessary for the year ended December 31, 1994, compared with $1,445,000 and $19,311,000 in 1993 and
1992, respectively. The reductions are driven by improving asset quality, a declining volume of foreclosed assets and improving real estate values. See "Non-Performing Assets," page 16.
     Other non-interest expense was flat when compared with December 31, 1993. Excluding those expenses associated with the acquisition of New First City in 1993, other non-interest expense increased 8.1 percent in 1994. This is due to the timing of charitable contributions, litigation expense (primarily a settlement) and state sales and use taxes. Other non-interest expense increased 8.7 percent in 1993. Excluding the acquisition and operating expenses of the New First City offices and non-recurring costs incurred in acquiring these locations, other non-interest expenses were flat when compared to 1992.
     Intangible amortization increased $750,000 and $6.2 million in 1994 and 1993, respectively. This results from a full year's amortization of goodwill and other intangibles associated with the acquisition of New First City during February 1993.






Non-Interest Expense
Excluding Non-recurring Items
($ in thousands)
(Graphic material omitted)
                           Net Occupancy              Provision
Year    Salaries, Wages    & Furniture and            for Real Estate
Ended   and Pensions       Equipment         Other      Losses
-----   ---------------    ---------------   -------  ---------------
1990     $52,167            $24,757          $48,531    $11,172
1991      53,212             24,186           51,541     20,799
1992      55,930             25,258           52,999     19,311
1993      64,494             30,904           60,050      1,445
1994      62,896             25,884           63,722        ---





INCOME TAXES
     The Corporation recognized income tax expense of $20,177,000 in 1994 compared to an income tax benefit of $735,000 in 1993. The effective rate for 1993 was affected by the $13.6 million reduction of the valuation allowance for deferred tax assets established at the beginning of 1993 with the adoption of Statement of Financial Accounting Standards No. 109 (FAS
109), "Accounting for Income Taxes." The one-time cumulative effect of adopting FAS 109 was $8.4 million which favorably impacted net income for 1993. The Corporation's effective tax rate for 1994 approximates the statutory rate of 35 percent.

SOURCES AND USES OF FUNDS
     Average assets for 1994 of $3,658,187,000 increased by 4.2 percent from 1993 levels and increased 15.0 percent between 1992 and 1993. Funding sources in 1994 changed little from the previous year except for a shift of approximately 2.2 percent from time deposits to federal funds purchased and equity capital. Securities continue to be the largest component of earning assets; however, loans increased 3.4 percent from 1993 levels due to greater loan volumes.




                                           Percentage of Total Average Assets
                                           ----------------------------------
Sources and Uses of Funds                      1994        1993        1992
-------------------------                     -------     ------      ------
Sources of Funds:
     Deposits:
       Demand                                 22.9%       23.2%       21.8%
       Time                                   62.4        64.6        66.9
     Federal funds purchased                   5.2         3.7         3.4
     Equity capital                            7.9         7.1         6.3
     Borrowed funds                            ---          .1          .5
     Other liabilities                         1.6         1.3         1.1
                                             ------      ------      ------
       Total                                 100.0%      100.0%      100.0%
                                             ======      ======      ======
Uses of Funds:
     Loans                                    36.4%       33.0%       33.5%
     Securities                               45.7        45.1        46.4
     Federal funds sold                        3.0         7.3         6.4
     Non-earning assets                       14.9        14.6        13.7
                                             ------      ------      ------
       Total                                 100.0%      100.0%      100.0%
                                             ======      ======      ======




LOANS
     Average loans for 1994 were $1,331,793,000, an increase of 15.0 percent from 1993. Loan volume increased to $1.48 billion at year-end 1994, up 18.4 percent from the previous year. This was driven by continued improvements in economic activity in the cities the Corporation serves.




Total Average Loans and Yields
($ in millions)
(Graphic material omitted)

                           Average Loan
Year     Average Loans       Yield
----     -------------     ------------
1990       $1,315            10.30%
1991        1,149             9.54
1992        1,025             8.27
1993        1,158             7.88
1994        1,332             8.01






                                               December 31
                    ---------------------------------------------------------------
                             1994
                    -----------------------
Loan Portfolio
Analysis                      Percentage of
Period-End Balances  Amount   Total Loans    1993       1992       1991    1990
-----------------------------------------------------------------------------------
Real estate:
  Construction      $  44,502      3.0%   $   32,297 $   26,632 $   24,620 $   39,316
  Land                 31,481      2.1        22,990     21,288     26,474     62,850
  Permanent mortgages:
    Commercial        177,223     12.0       144,122     77,347     64,605     86,934
    Residential       277,725     18.8       276,148    253,471    258,303    246,101
  Other               178,263     12.1       150,499    134,470    161,439    192,330
                      -------     ----       -------    -------    -------    -------
Total real estate     709,194     48.0       626,056    513,208    535,441    627,531
Commercial and
 industrial           375,085     25.4       310,830    256,520    283,074    354,136
Consumer              331,039     22.4       268,331    217,232    198,521    215,231
Financial
 institutions           5,578       .4           284      9,380     14,819     18,056
Foreign                45,290      3.0        31,763     17,871     31,988     29,647
Purchasing or
 carrying
 securities             1,884       .1         1,204      1,918      3,389      5,127
Other                  13,386       .9        17,797      7,737     21,019     35,350
Unearned
 discount              (3,487)     (.2)       (8,456)   (12,632)   (14,854)   (16,858)
                   -----------   ------   ---------- ---------- -----------  --------
 Total             $1,477,969    100.0%   $1,247,809 $1,011,234 $1,073,397 $1,268,220
                   ===========   ======   ========== ========== ========== ==========

Percent change
 from previous
 year                  +18.4%              +23.4%       -5.8%     -15.4%       -7.4%




     Total real estate loans at December 31, 1994 were $709,194,000 up 13.3 percent from year-end 1993. Commercial mortgages increased $33,101,000 or 23 percent. Real estate loans categorized as "other" are primarily amortizing commercial and industrial loans with maturities of less than five years. Most are collateralized by completed, owner-occupied commercial real estate properties.
     As part of the New First City acquisition, certain commercial and commercial real estate loans of the Austin operation are protected by a loss-sharing arrangement with the Federal Deposit Insurance Corporation (the "FDIC"). Losses are shared 80 percent to the FDIC and 20 percent to the Corporation. At December 31, 1994, these loans approximated $24 million.
     Of the real estate loans outstanding at year end, the geographic concentrations were San Antonio, 73 percent; Houston/Galveston, 14 percent; Austin, 7 percent; and Corpus Christi, 6 percent. Amortizing permanent mortgages represented 64.2 percent of the total real estate loan portfolio at year end.





                                             December 31
                        ----------------------------------------------------
                               1994                     1993
                        ----------------------------------------------------
Real Estate Loans                 Percentage of             Percentage of
Period-End Balances     Amount  Real Estate Loans  Amount  Real Estate Loans
----------------------------------------------------------------------------

Construction          $ 44,502         6.3%       $ 32,297         5.2%
Land                    31,481         4.4          22,990         3.7
Permanent mortgages:
  Commercial           177,223        25.0         144,122        23.0
  Residential          277,725        39.2         276,148        44.1
Other                  178,263        25.1         150,499        24.0
                      --------       ------       --------       ------
  Total               $709,194       100.0%       $626,056       100.0%
                      ========       ======       ========       ======






                             December 31
                        --------------------------

                                  1992
                        --------------------------
Real Estate Loans                 Percentage of
Period-End Balances     Amount  Real Estate Loans
--------------------------------------------------
Construction          $ 26,632         5.2%
Land                    21,288         4.1
Permanent mortgages:
  Commercial            77,347        15.1
  Residential          253,471        49.4
Other                  134,470        26.2
                      --------       ------
  Total               $513,208       100.0%
                      ========       ======




MEXICAN LOANS
     At December 31, 1994, the Corporation's cross-border outstandings, excluding $21,267,000 in loans secured by liquid U.S. assets, totaled $24,023,000 up from $15,437,000 last year. This growth reflects expansion in trade-related debt in connection with increased commerce with Mexico. The recent devaluation of the peso will likely lower the demand for trade-related cross-border loans, except for those Mexican companies dealing in export trade. All of the Corporation's Mexican loans are either secured by liquid U.S. assets or are used to finance international trade transactions. Of the trade related credits, approximately 75 percent are related to companies exporting from Mexico. As of February 28, 1995, none of the Mexican related loans were on non-performing status.

      During the first quarter of 1992, the Corporation sold its $9,694,000 par bonds which had been received in 1990 under the Brady Mexican debt exchange. The par bonds were sold for $6,017,000 and resulted in a charge-off of $3,677,000.




                                         December 31
                            ------------------------------------------
                                             1994
                            ------------------------------------------
                                        Percentage of   Percentage of
Mexican Loans                Amount      Total Loans     Total Assets
----------------------------------------------------------------------
Financial institutions       $23,999           1.6%             .6%
Commercial and industrial         24
                              ------            ---             ---
   Total                     $24,023           1.6%             .6%
                              ======            ===             ===



                                         December 31
                            ------------------------------------------
                                             1993
                            ------------------------------------------
                                        Percentage of   Percentage of
Mexican Loans                Amount      Total Loans     Total Assets
----------------------------------------------------------------------
Financial institutions       $ 15,384          1.2%             .4%
Commercial and industrial          53
                             --------         ----            ----
   Total                     $ 15,437          1.2%             .4%
                             ========         ====            ====


                                         December 31
                            ------------------------------------------
                                             1992
                            ------------------------------------------
                                        Percentage of   Percentage of
Mexican Loans                Amount      Total Loans     Total Assets
----------------------------------------------------------------------
Financial institutions       $ 1,000           .1%
Commercial and industrial        301
                             -------           ---             ---
   Total                     $ 1,301            .1%
                            ========           ===             ===


The above tables exclude $21,267,000, $16,326,000 and $16,570,000 in loans secured by liquid assets held in the United States in 1994, 1993 and 1992, respectively.



NON-PERFORMING ASSETS
     Non-performing assets decreased 35.9 percent to $19,938,000 at December 31, 1994, compared with $31,110,000 at December 31, 1993. The balance at December 31, 1992 was $51,303,000. Non-performing assets as a percentage of total loans and foreclosed assets decreased to 1.34 percent at December 31, 1994, down from 2.47 percent one year ago.
     As part of the acquisition of New First City-Austin, certain commercial and commercial real estate loans of that bank are protected by a loss-sharing arrangement with the FDIC whereby losses are shared 80 percent to the FDIC and 20 percent to the Corporation. At December 31, 1994, non-performing assets covered by the loss-sharing arrangement totaled $2,001,000. These assets are included in total non-performing assets at $306,000 which represents the carrying value net of loss-sharing coverage and associated discounts.



                                                December 31
                          ---------------------------------------------------
Non-Performing Assets        1994        1993        1992      1991     1990
-----------------------------------------------------------------------------
<s >
Non-accrual and
 restructured loans        $11,303    $ 17,727    $ 23,148  $ 36,485 $ 52,735
Foreclosed assets            8,635      13,383      28,155    64,157   69,130
                           -------    --------    --------  --------  -------
     Total                 $19,938    $ 31,110    $ 51,303  $100,642 $121,865
                           =======    ========    ========  ======== ========
As a percentage of
 total assets                  .53%        .85%       1.63%     3.27%    3.74%
As a percentage of
 total loans plus
 foreclosed assets            1.34%       2.47%       4.94%     8.85%    9.11%
After-tax impact of lost
 interest per common share $   .13    $    .20    $    .39  $    .78 $    .92
Accruing loans 90 days
 past due:
  Consumer                 $   574    $    765    $    414  $  1,378 $  1,403
  All other                  3,070       3,827       1,431     7,177    4,410
                           -------    --------    --------  --------  -------
     Total                 $ 3,644    $  4,592    $  1,845  $  8,555 $  5,813
                           =======    ========    ========  ======== ========


Interest income that would have been recorded in 1994 on non-performing assets had such assets performed in accordance with their original contract terms, was $1,082,000 on non-accrual and restructured loans and $1,187,000 on foreclosed assets. During 1994, the amount of interest income actually recorded on non-accrual and restructured loans was $7,000.


Non-Performing Assets
($ in millions)
(Graphic material omitted)
         Non-Accrual and     Foreclosed
Year       Restructured       Assets
----     ---------------     ----------
1990        $ 53                $69
1991          37                 64
1992          23                 28
1993          18                 13
1994          11                  9


     Real estate related non-performing assets were $18,245,000 (91.5 percent of total non-performing assets) at December 31, 1994, compared with $28,938,000 (93.0 percent of total non-performing assets) at December 31, 1993. Non-performing real estate assets represented 2.5 percent of all real estate loans and foreclosed real estate assets at December 31, 1994 compared to 4.5 percent at the end of 1993.




                                                    December 31, 1994
                                          ----------------------------------
Non-Performing Assets
Classified by Industry                    Real Estate      Other      Total
----------------------------------------------------------------------------
Non-accrual and restructured loans         $ 9,637       $1,666      $11,303
Foreclosed assets                            8,608           27        8,635
                                           -------       ------      -------
     Total                                 $18,245       $1,693      $19,938
                                           =======       ======      =======
Accruing loans 90 days past due            $ 2,412       $1,232      $ 3,644



Loans 90 days past due in the "other" category include $117,000 in foreign loans. Foreclosed assets include $5,324,000 of in-substance foreclosures at December 31, 1994.


    Loans to a customer whose financial condition has deteriorated are considered for non-accrual status whether or not the loan is 90 days or more past due. All non-consumer loans 90 days or more past due are classified as non-accrual unless the loan is well secured and in the process of collection. When a loan is placed on non-accrual status, interest income is not recognized until collected, and any previously accrued but uncollected interest is reversed. Classification of an asset in the non-performing category does not preclude ultimate collection of loan principal or interest.
     Restructured loans have been modified as to original terms, resulting in a reduction or deferral of principal and/or interest as a concession to the debtor and are accounted for in accordance with Statement of Financial Accounting Standards No. 15.
     Foreclosed assets consist of property which has been formally repossessed and those considered in-substance foreclosed even though formal repossession has not occurred. An in-substance foreclosure will generally occur when all of the following conditions are met:(1) the debtor has little or no equity in the collateral, (2) repayment proceeds can only be expected from the operation or sale of the collateral, and (3) the debtor has either formally or effectively abandoned control of the collateral or it is doubtful the debtor will be able to build equity in the collateral or otherwise repay the loan. Beginning in 1995, the Corporation adopted Statement of Financial Accounting Standards No. 114, as amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan" (SFAS 114 and 118). In accordance with the SFAS 114 and 118, a loan is classified in-substance foreclosure when the Corporation has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. Loans previously classified as in-substance foreclosure but for which the Corporation had not taken possession of the collateral will be reclassified to loans.
     When property is acquired through foreclosure, it is valued at the lower of the loan balance or its estimated fair value less estimated costs to sell. Write-downs occurring at acquisition are charged against the allowance for possible loan losses. On an on-going basis, properties are appraised as required by applicable regulations. Write-downs are provided for subsequent declines in value.





                                                Year Ended December 31
                                           ---------------------------------
Foreclosed Assets                            1994        1993         1992
----------------------------------------------------------------------------
Foreclosed assets                          $  8,635    $13,383      $28,155
Provision for real estate losses                ---      1,445       19,311
Foreclosed assets expense                     1,454      3,102        5,666


Foreclosed assets expenses include operating expenses such as property taxes, insurance, maintenance costs, and allocations for salaries and benefits, net occupancy, and furniture and fixtures and are included in non-interest expense.


     At December 31, 1994, the Corporation had $5,199,000 in loans to borrowers experiencing financial difficulties which had not been included in either non-accrual, restructured or 90 days past due loans. Management monitors such loans closely and reviews their performance on a regular basis.

ALLOWANCE FOR POSSIBLE LOAN LOSSES
       Despite the growth in loans, no provision for possible loan losses was recorded during 1994 due to continued improvements in economic activity in the cities served by the Corporation, improved credit quality and real estate values and net recoveries of $2.1 million. In 1993, the Corporation booked a credit to the provision for possible loan losses of $6,085,000 primarily reflecting improvements in credit quality and better real estate market conditions. In 1992, a credit of $850,000 was recorded because of decreases in net charge-offs and improvements in asset quality.
      The Corporation recorded net recoveries of loans previously charged off of $2,127,000 for the year ended December 31, 1994, compared to net recoveries of $486,000 for 1993, and net charge-offs of $9,640,000 for 1992.











                                         Year Ended December 31
Allowance for            ------------------------------------------------------
Possible Loan Losses         1994       1993       1992       1991     1990
-------------------------------------------------------------------------------
Average loans outstanding
during year, net of
unearned discount        $1,331,793 $1,158,057 $1,024,885 $1,149,233 $1,314,907
                         ========== ========== ========== ========== ==========

Balance of allowance
  for possible loan
  losses at beginning
  of year                $   26,298  $  31,897 $   42,387 $   45,604 $   42,282
Provision (credit) for
  possible loan losses         ---      (6,085)      (850)    10,020     31,993
Changes related to
  disposition of bank
  subsidiary                 (2,684)

Charge-offs:
  Real estate                (1,349)    (3,481)    (6,381)   (10,587)   (12,664)
  Commercial and
   industrial                  (316)    (1,287)    (4,057)    (5,625)   (13,499)
  Energy                                               (4)       (56)
  Consumer                   (2,357)    (3,369)    (3,217)    (3,395)    (3,602)
  Other, including
   foreign                                 (63)    (3,828)    (1,973)    (5,230)
                         ----------- ----------  --------- ---------- ----------
     Total charge-offs       (4,022)    (8,200)   (17,487)   (21,636)   (34,995)
                         ----------- ----------  --------- ---------- ----------

Recoveries:
  Real estate                 1,970      2,412      2,034      2,530      1,641
  Commercial and
   industrial                 2,434      3,567      3,634      3,633      2,182
  Energy                                    10        149         58        722
  Consumer                    1,692      2,237      1,852      1,389      1,147
  Other, including
   foreign                       53        460        178        789        632
                         ----------  ---------- ---------- ---------- ----------
     Total recoveries         6,149      8,686      7,847      8,399      6,324
                         ----------  ---------- ---------- ---------- ----------
Net (charge-offs) recoveries  2,127        486     (9,640)   (13,237)   (28,671)
                         ----------  ---------- ---------- ---------- ----------
Balance of allowance for
 possible loan losses
 at end of year          $   25,741  $  26,298  $  31,897  $  42,387  $  45,604
                         ==========  =========  =========  ========== =========


Net (charge-offs) recoveries
 as a percentage of average
 loans outstanding during
 the year, net of unearned
 discount                       .16%       .04%     (0.94)%    (1.15)%    (2.18)%
Allowance for possible loan
 losses as a percentage of
 year-end loans, net of
 unearned discount              1.74%     2.11%      3.15%      3.95%      3.60%


There were no foreign charge-offs in 1994, 1993 or 1991. There were $3,677,000 in foreign charge-offs in 1992 all relating to Brady Bonds (see page 16). Foreign activity includes net recoveries of $379,000 in 1990.
Other charge-offs for 1990 of $5,230,000 included $4,833,000 in bank stock charge-offs.

The 1994 allowance for possible loan losses includes a reduction of $2,684,000 related to the exchange of Cullen/Frost Bank in Dallas for Texas
Commerce Bank-Corpus Christi.



Allowance for Possible Loan Losses and Allowance to Year-End Loans
($ in thousands)
(Graphic material omitted)

Year    Allowance For Possible       Allowance to           Allowance to Non-
Ended      Loan Losses               Year-End Loans         Performing Loans
-----   ----------------------       ---------------        -----------------
1990      $45,604                      3.60%                     86.5%
1991       42,387                      3.95                     116.2
1992       31,897                      3.15                     137.8
1993       26,298                      2.11                     148.3
1994       25,741                      1.74                     227.7



     There were no provision expenses for possible loan losses and real estate valuations made during 1994. The combined net provision for possible loan losses and real estate losses for 1993 was a credit of $4,640,000 compared with a provision of $18,461,000 for the year ended December 31, 1992.
     During 1993, the provision for real estate losses decreased $17,866,000 or 92.5 percent from 1992 because the number and dollar value of foreclosed properties had been reduced. Additionally, real estate values began to stabilize.
     During May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, as amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan." These standards specify how allowances for certain impaired loans should be determined and the accounting for in-substance foreclosures. These standards are effective for fiscal years beginning after December 15, 1994. The Corporation has adopted these standards effective January 1, 1995. Adoption of these standards did not have a material impact on the Corporation's financial statements.
     Management has established credit policies and procedures designed to manage exposure to credit risks. These are monitored through periodic reviews of individual credits in light of economic conditions, business trends, and the risks in specific industries and individual loans. Formal internal loan review examinations are also conducted by the Corporation. Compliance with concentration levels and standards, policies and procedures is also monitored.
     Loans identified as losses by management, internal loan review and/or bank examiners are charged-off. Exceptions are installment and credit card loans which are charged-off based on past-due status.
     An allowance for possible loan losses is maintained in an amount which, in management's judgment, provides an adequate reserve to absorb possible loan losses. Industry concentrations, specific credit risks, loan loss experience, current loan portfolio quality, the impact of rising interest rates, experience level and effectiveness of employees, economic, political and regulatory conditions and other pertinent factors are all considered in determining the adequacy of the allowance.
    An audit committee of non-management directors reviews the adequacy of the allowance for possible loan losses quarterly.



                                    December 31, 1994
                                 -----------------------
                                  Allowance    As a
                                     for      Percentage
                                  Possible      of
Allocation of Allowance             Loan       Total
for Possible Loan Losses           Losses      Loans
--------------------------------------------------------
Commercial and industrial          $ 4,291        .29%
Real estate                          8,584        .58
Consumer                            10,384        .70
Purchasing or carrying securities        7
Financial institutions                  28
Other, including foreign               160        .01
Not allocated                        2,287        .16
                                   -------      -----
   Total                           $25,741       1.74%
                                   =======      =====







                                                   December 31
                                 ------------------------------------------------
                                           1993                    1992
                                 ----------------------- ------------------------
                                  Allowance    As a       Allowance     As a
                                     for      Percentage       for     Percentage
                                  Possible      of         Possible       of
Allocation of Allowance             Loan       Total         Loan        Total
for Possible Loan Losses           Losses      Loans        Losses       Loans
---------------------------------------------------------------------------------
Commercial and industrial          $ 3,453       .28%       $ 3,752       .37%
Real estate                         10,432       .84         14,069      1.39
Consumer                             6,756       .54          5,238       .52
Purchasing or carrying securities        3                       59
Financial institutions                   8                      123       .01
Other, including foreign               332       .03            498       .05
Not allocated                        5,314       .42          8,158       .81
                                 ---------    ------       --------     -----
   Total                           $26,298      2.11%       $31,897      3.15%
                                 =========    ======       ========     =====



                                                   December 31
                                 ------------------------------------------------
                                           1991                    1990
                                 ----------------------- ------------------------
                                  Allowance    As a       Allowance     As a
                                     for      Percentage       for     Percentage
                                  Possible      of         Possible       of
Allocation of Allowance             Loan       Total         Loan        Total
for Possible Loan Losses           Losses      Loans        Losses       Loans
---------------------------------------------------------------------------------
Commercial and industrial          $ 4,970          .46%    $11,238         .89%
Real estate                         17,725         1.65      13,985        1.10
Consumer                             3,212          .30       5,284         .42
Purchasing or carrying securities        7                      201         .02
Financial institutions                 197          .02       1,300         .10
Other, including foreign             1,152          .11         364         .03
Not allocated                       15,124         1.41      13,232        1.04
                                   -------        -----     -------        -----
   Total                           $42,387         3.95%    $45,604        3.60%
                                   =======        =====     =======        =====



   Allocation of a portion of the allowance does not preclude its availability to absorb losses in other categories. The unallocated portion of the allowance represents an additional amount beyond that specifically reserved for specific risks available to absorb unidentified losses in the current loan portfolio.

SECURITIES
   Total securities including securities available for sale were $1,594,042,000 at year-end 1994. Securities available for sale totaled $542,797,000 at December 31, 1994. These securities consist primarily of U.S. Treasury securities and obligations of U.S. Government agencies. The remaining securities, also consisting primarily of U.S. Treasury and U.S. Government agency obligations, are classified as securities held to maturity and are carried at amortized cost.
     Debt securities are classified as held to maturity when the Corporation has the positive intent and ability to hold the securities to maturity. Available for sale securities are stated at fair value, with unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity.
     The average yield of the securities portfolio for the year ended December 31, 1994 was 5.70 percent compared with 5.78 percent for 1993.
     At December 31, 1993, the Corporation adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The standard addresses the accounting for and reporting of investments in debt securities and requires classification and accounting treatment for securities as held to maturity, trading securities and securities available for sale. The adoption of this standard did not impact earnings but had the effect of increasing shareholders' equity by $9.1 million at December 31, 1993.





                                           December 31
                   -----------------------------------------------------------------
                            1994                 1993                   1992
                   --------------------- --------------------- ---------------------
                   Period-end Percentage Period-end Percentage Period-end Percentage
Securities            Balance  of Total    Balance   of Total   Balance    of Total
------------------------------------------------------------------------------------
U.S. Treasury       $  241,625    15.2%  $  285,068    17.7%   $  666,133     47.1%
U.S. Government
 agencies and
 corporations        1,325,070    83.1    1,280,915    79.5       665,222     47.0
States and political
 subdivisions            5,683      .3        7,216      .4        13,670      1.0
Other                   21,664     1.4       38,672     2.4        68,940      4.9
                    ----------  ------   ----------   ------   ----------    ------
   Total            $1,594,042   100.0%  $1,611,871   100.0%   $1,413,965    100.0%
                    ==========  ======   ==========   ======   ==========    ======
Average yield
earned during
the year (taxable-
equivalent basis)        5.70%              5.78%                 7.03%




INTEREST RATE SWAPS
     During 1994, the Corporation entered into several off-balance sheet interest rate swaps to hedge its interest rate risk by converting fixed rate loans into synthetic variable rate instruments. At December 31, 1994, the Corporation had five interest rate swaps, each as a hedge against a specific fixed rate loan, with an original total notional amount of $39.8 million. These swaps are all amortizing swaps that amortize in conjunction
with the loans which have lives ranging from five to ten years.   The net
amount payable or receivable from interest rate swap agreements is accrued as an adjustment to interest income and was not material in 1994.

DEPOSITS



Total Average Deposits
($ in millions)
(Graphic material omitted)
        Average       Average    Average
Year    Demand       Time        Total        Cost of Time
Ended   Deposits     Deposits    Deposits      Deposits
-----   --------     --------    ----------   ------------
1990     $576,348   $2,291,367   $2,867,715      6.43%
1991      599,439    2,158,481    2,757,920      5.34
1992      665,528    2,045,169    2,710,697      3.36
1993      816,446    2,267,304    3,083,750      2.56
1994      836,711    2,284,148    3,120,859      2.71





                       1994                  1993                  1992
                  ------------------  ------------------  -------------------
                    Average  Percent    Average  Percent     Average  Percent
Demand Deposits     Balance  Change     Balance  Change      Balance  Change
-----------------------------------------------------------------------------
Commercial and
 individual       $673,764   + 6.7%   $631,363   +27.5%    $495,199   + 8.3%
Correspondent
 banks             124,416   -13.0     143,008   + 4.8      136,487   +22.4
Public funds        38,531   - 8.4      42,075   +24.3       33,842   +10.5
                  --------            --------             --------
    Total         $836,711   + 2.5    $816,446   +22.7     $665,528   +11.0
                  ========            ========             ========


    Correspondent bank deposits have decreased 13 percent from 1993. In the rising interest rate environment, account analysis earnings credit rates have increased resulting in lower balances required to pay for services provided to correspondent banks.



                       1994                 1993                  1992
                  ------------------  ------------------  -------------------
                    Average  Percent    Average  Percent     Average  Percent
Time Deposits       Balance  Change     Balance  Change      Balance  Change
-----------------------------------------------------------------------------
Savings and Interest-
 on-Checking      $  796,178  + 6.1%  $  750,386  +38.7%   $  541,191  +14.3%
Money market
 deposit accounts    547,237  + 2.3      534,814  +11.9       477,877  +10.8
Time accounts of
 $100,000 or more    364,997  - 2.8      375,322  -19.0       463,509  -21.7
Time accounts under
 $100,000            489,604  - 7.9      531,803  +10.1       482,971  -12.8
Public funds          86,132  +14.9       74,979  - 5.8        79,621  -26.4
                  ----------          ----------           ----------
  Total           $2,284,148  +  .7   $2,267,304  +10.9    $2,045,169  - 5.2
                  ==========          ==========           ==========



     Mexico is a part of the natural trade territory of the banking offices of Cullen/Frost; thus dollar-denominated foreign deposits from Mexican sources have traditionally been a significant source of funding. The Corporation does not anticipate any negative impact on foreign deposits due to the recent devaluation of the peso which has led to turbulent economic conditions in Mexico. It is expected that higher interest rates and increasing inflation in Mexico will result in reduced real wage earnings for the Mexican people and slow its economic growth. However, those businesses engaged in exports should benefit. The Corporation's Mexican deposit levels are stable and have historically increased during economic crises in Mexico.



Foreign Deposits                          1994       1993       1992
--------------------------------------------------------------------------
Average balance                         $521,413    $505,746   $529,018
Percentage of total average deposits        16.7%       16.4%      19.5%


SHORT-TERM BORROWINGS

     The Corporation's primary source of short-term borrowings is Federal funds purchased from correspondent banks and securities sold under repurchase agreements in the natural trade territories of the Cullen/Frost subsidiary banks, as well as from upstream banks.





                               1994              1993               1992
                         ----------------  ----------------  ----------------
                         Average  Average  Average  Average  Average  Average
Federal Funds            Balance    Rate   Balance    Rate   Balance    Rate
-----------------------------------------------------------------------------
Federal funds sold and
 securities purchased
 under resale agreements $108,762   3.81%  $255,613  3.02%   $195,398   3.43%
Federal funds purchased
 and securities sold
 under repurchase
 agreements               191,611   3.74    131,096  2.52     102,550   3.06
                         --------          --------          --------
   Net funds position    $(82,849)         $124,517          $ 92,848
                         ========          ========          ========



     Other funding sources include a $7,500,000 short-term line of credit to the parent Corporation used for short-term liquidity needs. There were no borrowings outstanding from this source at December 31, 1994 and 1993.


CAPITAL
     At December 31, 1994, shareholders' equity reached the highest level in the Corporation's history, $295,437,000, an increase of 8.0 percent from $273,533,000 at December 31, 1993. The increase in 1994 was due primarily to earnings growth, partially offset by an $11.7 million change in unrealized losses, net of taxes, on securities available for sale, and $7.4 million of dividends paid. The Corporation had an unrealized loss on securities available for sale, net of deferred taxes, of $2.6 million as of December 31, 1994 compared to a $9.1 million unrealized gain as of December
31, 1993, reflecting a change of $11.7 million during 1994. This unrealized loss is primarily due to an increase in market interest rates. Currently, under regulatory requirements, the unrealized gain or loss on securities available for sale is not included in the calculation of risk-based capital and leverage ratios.
     The Corporation paid a quarterly dividend of $.15 per common share during the first three quarters of 1994 increasing to $.22 per common share during the fourth quarter. During the first quarter of 1993, the Corporation paid a 10% stock dividend and in the fourth quarter of 1993 paid a cash dividend of $.15 per common share. Cash dividends had been suspended since the first quarter of 1987.
     The Federal Reserve Board ("the Board") utilizes capital guidelines designed to measure Tier 1 and Total Capital and take into consideration the risk inherent in both on-balance sheet and off-balance sheet items.




                                            December 31, 1994      December 31, 1993
                                            -----------------      ------------------
Risk-Based Capital                          Amount      Ratio      Amount       Ratio
-------------------------------------------------------------------------------------
Tier 1 Capital                              $  256,552  14.44%     $  221,436   14.23%
Tier 1 Capital Minimum requirement              71,075   4.00          62,232    4.00

Total Capital                               $  278,806  15.69%     $  240,968   15.49%
Total Capital Minimum requirement              142,149   8.00         124,463    8.00

Risk-adjusted assets, net of goodwill       $1,776,863             $1,555,789

Leverage ratio                                           6.99%                   6.24%




     The Federal Reserve Board guidelines also require a leverage capital ratio which measures Tier 1 capital against quarterly average total assets, net of goodwill. A leverage ratio of 3.0 percent is the minimum requirement for only the most highly rated banking organizations and all other institutions are required to maintain a leverage ratio of 3 to 5 percent. The leverage ratio for the Corporation was 6.99 percent and 6.24 percent at December 31, 1994 and December 31, 1993, respectively.
     In December of 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") established five capital tiers. Effective December 16, 1992, federal banking agencies adopted final rules relating to these tiers. At December 31, 1994 the Corporation was "well capitalized" as defined by FDICIA, the highest rating. A financial institution is deemed to be well capitalized if the institution has a total risk-based capital ratio of 10.0 percent or greater, a Tier 1 risk-based capital ratio of 6.0 percent or greater, and a leverage ratio of 5.0 percent or greater, and the institution is not subject to an order, written agreement, capital directive or prompt corrective action directive to meet and maintain a specific capital level for any capital measure.

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


NON-BANKING SUBSIDIARIES
    Cullen/Frost has three principal non-banking subsidiaries. Main Plaza Corporation holds real estate for future expansion of Cullen/Frost's bank subsidiaries and occasionally makes loans to qualified borrowers. Such loans are typically funded with borrowings against Cullen/Frost's current cash or borrowing against credit lines. Daltex General Agency, Inc., a managing general insurance agency, provides vendor's single interest insurance for Cullen/Frost subsidiary banks. The New Galveston Company is a wholly-owned second tier bank holding company subsidiary which holds all shares of each banking and non-banking subsidiary.


MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

     The management of Cullen/Frost Bankers, Inc. is responsible for the preparation of the financial statements, related financial data and other information in this annual report. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include amounts based on management's estimates and judgment where appropriate. Financial information appearing throughout this annual report is consistent with the financial statements.
     In meeting its responsibility both for the integrity and fairness of these financial statements and information, management depends on the accounting systems and related internal accounting controls that are designed to provide reasonable assurances that transactions are authorized and recorded in accordance with established procedures and that assets are safeguarded and that proper and reliable records are maintained.
     The concept of reasonable assurance is based on the recognition that the cost of a system of internal controls should not exceed the related benefits. As an integral part of the system of internal controls, Cullen/Frost maintains an internal audit staff which monitors compliance with and evaluates the effectiveness of the system of internal controls and coordinates audit coverage with the independent auditors.
     The Audit Committee of Cullen/Frost's Board of Directors, which is composed entirely of directors independent of management, meets regularly with management, regulatory examiners, internal auditors, the asset review staff and independent auditors to discuss financial reporting matters, internal controls, regulatory reports, internal auditing and the nature, scope and results of the audit efforts. Internal Audit and Asset Review report directly to the Audit Committee. The banking regulators, internal auditors and independent auditors have direct access to the Audit Committee.
     The consolidated financial statements have been audited by Ernst & Young LLP, independent auditors, who render an independent opinion on management's financial statements. Their appointment was recommended by the Audit Committee and approved by the Board of Directors and by the shareholders. The audit by the independent auditors provides an additional assessment of the degree to which Cullen/Frost's management meets its responsibility for financial reporting. Their opinion on the financial statements is based on auditing procedures, which include their consideration of the internal control structure and performance of selected tests of transactions and records, as they deem appropriate. These auditing procedures are designed to provide an additional reasonable level of assurance that the financial statements are fairly presented in all material respects.



/s/ T.C. FROST                      /s/ ROBERT S. McCLANE
T.C. Frost                          Robert S. McClane
Chairman                            President and Chief
                                    Administrative Officer

 /s/ RICHARD W. EVANS, JR.          /s/ PHILLIP D. GREEN
Richard W. Evans, Jr.               Phillip D. Green
Chief Banking Officer               Executive Vice President and Treasurer
and Chairman, Frost National Bank



Consolidated Statements of Operations
Cullen/Frost Bankers, Inc. and Subsidiaries
(dollars in thousands, except per share amounts)


                                                   Year Ended December 31
                                               -----------------------------
                                                  1994      1993      1992
                                               --------   --------  --------
Interest income:
 Loans, including fees                         $106,252   $ 90,756  $ 84,074
 Securities:
   Taxable                                       94,760     90,447    98,389
   Tax-exempt                                       349        698       799
                                                --------   --------  --------
       Total Securities                          95,109     91,145    99,188
 Time deposits                                        2          4         8
 Federal funds sold and securities
   purchased under resale agreements              4,146      7,714     6,711
                                               --------   --------  --------
       Total Interest Income                    205,509    189,619   189,981
Interest expense:
 Deposits                                        61,996     58,079    68,807
 Federal funds purchased and securities
  sold under repurchase agreements                7,166      3,304     3,139
 Long-term notes payable and other borrowings       ---        410     1,378
                                               --------   --------  --------
    Total Interest Expense                       69,162     61,793    73,324
                                               --------   --------  --------
    Net Interest Income                         136,347    127,826   116,657
Provision (credit) for possible loan losses         ---     (6,085)     (850)
                                               --------   --------  --------
    Net Interest Income After Provision
    (Credit) For Possible Loan Losses           136,347    133,911   117,507
Non-interest income:
 Trust department                                29,529     26,278    21,861
 Service charges on deposit accounts             25,890     25,386    21,958
 Other service charges, collection and
  exchange charges, commissions and fees         11,658      9,889     7,888
 Net gain (loss) on securities transactions      (4,038)     1,433      (232)
 Other                                           13,776     13,243    10,338
                                               --------   --------  --------
    Total Non-Interest Income                    76,815     76,229    61,813
Non-interest expense:
 Salaries and wages                              52,986     53,654    46,184
 Pension and other employee benefits              9,910     12,052     9,746
 Net occupancy of banking premises               15,777     20,749    16,963
 Furniture and equipment                         10,937     10,155     8,295
 Provision for real estate losses                   ---      1,445    19,311
 Restructuring costs                                830     10,285
 Other                                           65,122     63,738    52,999
                                               --------   --------  --------
    Total Non-Interest Expense                  155,562    172,078   153,498
                                               --------   --------  --------
    Income Before Income Taxes (Credits),
     Extraordinary Credit and Cumulative Effect
     of Accounting Change                        57,600     38,062    25,822
Income taxes (Credits)                           20,177       (735)    8,197
                                               --------   --------  --------
Income before extraordinary credit and cumulative
 effect of accounting change                     37,423     38,797    17,625
Extraordinary Credit-income tax benefit                                6,497
Cumulative effect of change in accounting
 for income taxes                                   ---      8,439
                                               --------   --------  --------
   Net Income                                  $ 37,423   $ 47,236  $ 24,122
                                               ========   ========  ========
Per share
 Income before extraordinary credit and
 cumulative effect of accounting change-
 Primary                                       $   3.33   $   3.48  $   1.66
 Fully diluted                                     3.33       3.48      1.66
 Net income-
 Primary                                           3.33       4.24      2.26
 Fully diluted                                     3.33       4.24      2.25

See notes to consolidated financial statements.




Consolidated Balance Sheets
Cullen/Frost Bankers, Inc. and Subsidiaries
(dollars in thousands, except per share amounts)


                                                             December 31
                                                      -----------------------
                                                          1994       1993
                                                      ----------  ----------
Assets
Cash and due from banks                               $  365,792  $  334,564
Time deposits                                                 12         147
Securities held to maturity (market value:
 1994-$981,801;1993-$1,013,712)                        1,051,245     997,395
Securities available for sale                            542,797     614,476
Federal funds sold and securities purchased under
 resale agreements                                       167,550     250,250
Loans, net of unearned discount of $3,487 in 1994
 and $8,456 in 1993                                    1,477,969   1,247,809
  Less: Allowance for possible loan losses               (25,741)    (26,298)
                                                      ----------  ----------
     Net loans                                         1,452,228   1,221,511
Banking premises and equipment                            88,667      86,676
Accrued interest and other assets                        125,429     134,028
                                                      ----------  ----------
         Total Assets                                 $3,793,720  $3,639,047
                                                      ==========  ==========
Liabilities
Demand deposits:
 Commercial and individual                            $  710,138  $  705,786
 Correspondent banks                                      77,425     129,106
 Public funds                                             44,740      46,200
                                                      ----------  ----------
     Total demand deposits                               832,303     881,092
Time deposits:
 Savings and Interest-on-Checking                        763,300     800,161
 Money market deposit accounts                           559,153     527,230
 Time accounts                                           842,520     860,642
 Public funds                                             90,686      80,303
                                                      ----------  ----------
     Total time deposits                               2,255,659   2,268,336
                                                      ----------  ----------
       Total deposits                                  3,087,962   3,149,428
Federal funds purchased and securities sold under
 repurchase agreements                                   370,235     166,519
Accrued interest and other liabilities                    40,086      49,567
                                                      ----------   ---------
       Total Liabilities                               3,498,283   3,365,514

Shareholders' Equity
Common stock, par value $5 per share                      55,615      55,046
  Shares authorized: 1994-30,000,000;1993-30,000,000
  Shares outstanding: 1994-11,123,062;1993-11,009,198
Surplus                                                  116,362     113,385
Retained earnings                                        126,038      95,978
Unrealized gain (loss) on securities available for sale   (2,578)      9,124
                                                      ----------  ----------
       Total Shareholders' Equity                        295,437     273,533
                                                      ----------  ----------
       Total Liabilities and Shareholders' Equity     $3,793,720  $3,639,047
                                                      ==========  ==========
See notes to consolidated financial statements.



Consolidated Statements of Cash Flows
Cullen/Frost Bankers, Inc. and Subsidiaries
(dollars in thousands)


                                                  Year Ended December 31
                                              ------------------------------
                                                  1994      1993      1992
                                              ---------  --------- ---------
Operating Activities
Net Income                                    $  37,423  $  47,236  $  24,122
Adjustments to reconcile net income to
 net cash provided by operating activities:
 Provision (credit) for possible loan losses                (6,085)      (850)
 Provision for real estate losses                            1,445     19,311
 Provision (credit) for deferred taxes            2,106     (6,364)
 Extraordinary credit from utilization of net
 operating loss carryforward                                   ---     (6,497)
 Accretion of discounts on loans                 (4,563)    (8,615)    (9,329)
 Accretion of securities' discounts             (11,624)    (2,602)    (2,853)
 Amortization of securities' premiums             3,385      5,678      5,819
 Net realized loss(gain) on securities
  transactions                                    4,038     (1,433)       232
 Net gain on sale of assets                      (2,074)    (3,443)    (1,846)
 Depreciation and amortization                   18,448     16,766      8,797
 (Increase) decrease in accrued
  interest receivable                            (2,603)     1,624      6,325
 Increase (decrease)in accrued interest payable   1,629        160     (3,434)
 Restructuring accrual                           (1,695)     7,715
 Cumulative effect of change in accounting
  principle                                                 (8,439)
 Net change in other assets and
  liabilities                                     2,669       (634)    15,110
                                              ---------  ---------  ---------
  Net cash provided by operating activities      47,139     43,009     54,907
Investing Activities
Proceeds from sales of securities
 held to maturity                                          101,309     62,846
Proceeds from maturities of securities
 held to maturity                               145,609    483,153    778,924
Purchases of securities held to maturity       (209,773)  (900,825)  (819,507)
Proceeds from sales of securities
 available for sale                             170,894    101,181
Proceeds from maturities of securities
 available for sale                             343,330    778,066
Purchases of securities available for sale     (451,883)  (688,504)
Net (increase) decrease in loan portfolio      (207,741)   (64,638)    60,155
Proceeds from sales of equipment                  4,458      4,167      1,500
Purchases of premises and equipment             (16,403)   (13,326)   (11,679)
Proceeds from sales of repossessed properties     2,912      4,775      6,594
Net cash and cash equivalents received from
 acquisition                                    (22,536)   183,131
                                              ---------  ---------  ---------
  Net cash provided (used) by investing
   activities                                  (241,133)   (11,511)    78,833
Financing Activities
Net increase (decrease) in demand deposits,
 IOC accounts, and savings accounts             (34,165)   108,968    198,183
Net decrease in certificates of deposit         (25,210)  (175,267)  (194,725)
Net increase in Federal funds purchased
 and securities sold under repurchase
 agreement                                      206,116     43,605     34,165
Principal payments on long-term debt                        (3,400)    (1,268)
Proceeds from employee stock purchase plan
 and options                                      3,061      2,154      3,875
Dividends paid                                   (7,415)    (1,650)
                                              ---------  ---------  ---------
  Net cash provided (used) by financing
   activities                                   142,387    (25,590)    40,230
                                              ---------  ---------  ---------
  Increase (decrease) in cash and cash
   equivalents                                  (51,607)     5,908    173,970
Cash and cash equivalents at beginning of
 year                                           584,961    579,053    405,083
                                              ---------  ---------  ---------
  Cash and cash equivalents at end of year    $ 533,354  $ 584,961  $ 579,053
                                              =========  =========  =========

See notes to consolidated financial statements.



Consolidated Statement of
Changes in Shareholders' Equity
Cullen/Frost Bankers, Inc. and Subsidiaries
(dollars in thousands)

                                                                      Unrealized
                                                                      Gain (Loss)
                                                                     on Securities
                                            Common           Retained  Available
                                            Stock   Surplus  Earnings  for Sale    Total
                                           -------  -------- --------- -------- --------
Balance at January 1, 1992                 $45,654 $ 66,688  $63,880           $176,222
Net Income for 1992                                           24,122              24,122
Proceeds from employee stock purchase
 plan and options                            1,674    2,201      (69)              3,806
Tax benefit related to exercise of
 stock options                                        1,680                        1,680
Loan payments from employee stock
 ownership plan                                                  200                 200
Restricted stock plan deferred
 compensation expense                                            114                 114
Effect of ten percent stock dividend         4,733   31,473  (36,206)
                                           -------  --------  -------  -------  --------
Balance at December 31, 1992                52,061  102,042   52,041             206,144
Net Income for 1993                                           47,236              47,236
Proceeds from employee stock purchase
 plan and options                              387    1,767                        2,154
Tax benefit related to exercise of stock
 options                                                207                          207
Issuance of restricted stock                    25      152                          177
Loan payments from employee stock
 ownership plan                                                  200                 200
Restricted stock plan deferred
 compensation, net                                               (59)                (59)
Conversion of subordinated debentures        2,339    7,661                       10,000
Unrealized gain on securities available
 for sale, net of tax                                                 $ 9,124      9,124
Cash dividend                                                 (1,650)             (1,650)
Effect of ten percent stock dividend           234    1,556   (1,790)
                                           ------- --------  -------   ------   --------
Balance at December 31, 1993                55,046  113,385   95,978    9,124    273,533
Net Income for 1994                                           37,423              37,423
Proceeds from employee stock purchase
 plan and options                              537    2,553      (29)              3,061
Tax benefit related to exercise of stock
 options                                                256                          256
Issuance of restricted stock                    32      168                          200
Loan payments from employee stock
 ownership plan                                                  170                 170
Restricted stock plan deferred
 compensation, net                                               (89)                (89)
Unrealized gain (loss) on securities
 available for sale, net of tax                                       (11,702)   (11,702)
Cash dividend                                                 (7,415)             (7,415)
                                           ------- --------  -------   ------  ---------
Balance at December 31, 1994               $55,615 $116,362 $126,038  $(2,578)  $295,437
                                           ======= ========  ======= ========  =========

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

Basis of Presentation
     The consolidated financial statements include the accounts of Cullen/Frost and its wholly-owned subsidiaries. Condensed parent company financial state-ments reflect investments in subsidiaries using the equity method of accounting. All significant intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made to make prior years comparable.

Securities
     Effective December 31, 1993, the Corporation adopted Statement of Financial Accounting Standards No. 115 ("SFAS 115"). Under this pronouncement, management determines the appropriate classification of securities at the time of purchase and reevaluates such designation as of each balance sheet date. If the securities are purchased with the intent and the Corporation has the ability to hold the securities until maturity, they are classified as securities held to maturity and carried at amortized cost. Securities to be held for indefinite periods of time are classified as available for sale and stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity. The adjusted carrying value of the specific security sold is used to compute gain or loss on the sale of securities. Declines in value other than temporary declines are adjusted against the security with a charge to operations. Prior to the adoption of SFAS 115, securities available for sale were carried at the lower of cost or market value. The adoption of this standard did not impact earnings but had the effect of increasing shareholders' equity by $9.1 million at December 31, 1993.

Loans
     Interest on loans is accrued and accreted to operations based on the principal amount outstanding. Interest on certain consumer loans is recognized over their respective terms using a method which approximates the interest method. Generally, loans are placed on a non-accrual status if principal or interest payments become 90 days past due and/or management deems the collectability of the principal and/or interest to be in question. Once interest accruals are discontinued, uncollected interest is charged to current year operations. Loans which are determined to be uncollectible are charged to the allowance for possible loan losses. The collectability of loans is continually reviewed by management.

Allowance for Possible Loan Losses
     The allowance for possible loan losses is established through a provision for possible loan losses charged to current operations. The amount maintained in the allowance reflects management's continuing assessment of the potential losses inherent in the portfolio based on evaluations of industry concentra-tions, specific credit risks, loan loss experience, current loan portfolio quality, and anticipated economic, political and regulatory conditions. The Corporation adopted Statement of Financial Accounting Standards No. 114
("SFAS 114"), "Accounting by Creditors for Impairment of a Loan," as amended by SFAS 118 effective January 1, 1995. As a result of applying the new standard, the 1995 allowance for possible loan losses related to impaired loans that are identified in accordance with SFAS 114 will be based on discounted cash flows using the loan's effective interest rate or the fair value of the collateral for certain collateral dependent loans. The adoption of the standard did not have a material impact on the Corporation's financial position or results of operations.

Foreclosed Assets
     Foreclosed assets consist of property which has been formally repossessed and that which is considered in-substance foreclosed even though formal repossession has not occurred. An in-substance foreclosure will occur when all of the following conditions are met: (1) the debtor has little or no equity in the collateral, (2) repayment proceeds can only be expected from the operation or sale of the collateral, and (3) the debtor has either formally or effectively abandoned control of the collateral or it is doubtful the debtor will be able to build equity in the collateral or otherwise repay the loan. In-substance foreclosures are accounted for in the same manner as property which has been formally repossessed. Collateral obtained through foreclosure or loans considered to be in-substance foreclosures are recorded at the lower of fair value less estimated selling costs or the underlying loan amounts. Write-downs are provided for subsequent declines in value. The Corporation adopted SFAS 114 effective January 1, 1995. In accordance with SFAS 114, a loan is classified as in-substance foreclosure when the Corporation has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. In accordance with SFAS 114, loans previously classified as in-substance foreclosure but for which the Corporation had not taken possession of the collateral will be reclassified to loans effective January 1, 1995. This reclassification will not impact the Company's financial condition or results of operations.

Banking Premises and Equipment
     Banking premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are generally computed on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are generally amortized over the lesser of the term of the respective leases or the estimated useful lives of the improvements.

Iintangible Assets
     The excess of cost over fair value of net assets of businesses acquired (goodwill) is amortized on a straight-line and accelerated basis (as appropriate) over periods not exceeding fifteen years. Core deposit and other intangibles are amortized on an accelerated basis over the estimated remaining lives.

Federal Income Taxes
     Cullen/Frost files a consolidated federal income tax return which includes the taxable income of all of its principal subsidiaries. Applicable federal income taxes of the individual subsidiaries are generally determined on a separate return basis. Effective January 1, 1993, deferred federal income taxes are recognized under Statement of Financial Accounting Standards No. 109 ("SFAS 109") which requires use of the liability method. The liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting bases and the tax bases of assets and liabilities. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized. For 1992 and prior years, the Corporation accounted for income taxes under APB 11.

Stock Dividends
     All share and per share amounts for 1992 have been retroactively adjusted for a ten percent stock dividend paid March 2, 1993.

NOTE B - ACQUISITIONS

Texas Commerce Bank-Corpus Christi
     On April 15, 1994, the Corporation acquired Texas Commerce Bank in Corpus Christi in exchange for Cullen/Frost Bank of Dallas, N.A. ("C/F Dallas"). The banks exchanged were of comparable asset size. C/F Dallas represented 4.6 percent of the Corporation's total assets at March 31, 1994. No gain or loss was recognized on this transaction. The exchange did not have a material effect on the operating results of the Corporation.


Creekwood Capital Corporation - Houston
     Frost National Bank, lead bank of Cullen/Frost, acquired all of the capital stock of Creekwood Capital Corporation ("Creekwood") on December 2, 1994. Creekwood provides financing to small-and medium-sized companies in the form of senior, asset-based loans. This transaction added approximately $23 million in loans. The transaction was accounted for as a purchase with the total cash consideration and direct acquisition costs being funded through internal sources. Goodwill recorded as a result of the transaction approximated $2.2 million and will be amortized over ten years using the straight-line method. Cullen/Frost's results of operations would not have been materially impacted if the Creekwood acquisition had occurred at the beginning of 1994 or 1993.

Acquisition of New First City - San Antonio and New First City - Austin
     On February 13, 1993, the Corporation acquired certain assets and assumed certain liabilities of New First City, Texas - San Antonio, N.A. and New First City, Texas - Austin, N.A. (collectively referred to as First City). These two First City banks were bridge banks established by the Federal Deposit Insurance Corporation (FDIC) following the closing of the banks owned by First City Bancorporation of Texas, Inc. Under the terms of the acquisition agreement, the Corporation agreed to pay the FDIC a $38 million premium over the book value of assets acquired less liabilities assumed. This transaction was funded through internal sources. The acquisition has been accounted for as a purchase, whereby the purchase price has been allocated to the assets acquired and liabilities assumed based on their respective fair values as of the date of acquisition. Goodwill associated with the transaction amounted to approximately $23.2 million and is being amortized on accelerated and straight-line methods over lives ranging from 9-15 years. Other intangibles associated with the acquisition of approximately $20.2 million are being amortized over their estimated lives ranging from five to ten years on an accelerated method. The Corporation acquired loans of $158 million, investment securities and Federal funds sold of $225 million, and deposits of $446 million. These amounts represent the estimated fair values at First City as of the date of acquisition.
      Under the acquisition agreement, during the first five years after the acquisition by the Corporation, the FDIC is required to reimburse the Corporation quarterly for 80 percent of all net charge-offs and certain related expenses on commercial and certain real estate loans acquired by the Corporation from New First City, Texas - Austin, N.A. This reimbursement increases to 95 percent as to such charge-offs and certain related expenses in excess of $5,344,000.
     Pro-forma financial information has not been presented, as the Corporation believes that such information would not be meaningful or indicative of the operating results of the combined company. The First City acquisition involved financial assistance from the FDIC. In addition, there have been significant changes to the management structure, assets, liabilities, and operations of First City subsequent to the acquisition.

PENDING ACQUISITIONS

Valley Bancshares, Inc. - McAllen
     On November 17, 1994, the Corporation entered into a definitive agreement to acquire Valley Bancshares, Inc., which owns the $50 million-deposit Valley National Bank in McAllen, Texas. This acquisition is expected to be completed in the first half of 1995 following normal shareholder action and regulatory review and will become branch offices of the Corporation's lead bank, Frost National Bank. This transaction will be accounted for as a purchase with the total cash consideration being funded through internal sources.

National Commerce Bank - Houston
     On December 20, 1994, Cullen/Frost Bankers, Inc. entered into a definitive agreement to acquire National Commerce Bank in Houston, Texas. National Commerce Bank is a $115 million-deposit bank with three locations. This acquisition is expected to be completed in mid-1995 following normal shareholder action and regulatory review and will become branch offices of the Corporation's lead bank, Frost National Bank. This transaction will be accounted for as a purchase with the total cash consideration being funded through internal sources.


Comerica Bank branches - San Antonio
     On December 21, 1994, Frost National Bank entered into a definitive agreement to acquire the two San Antonio branches of Comerica Bank Texas. This acquisition is expected to be completed in mid-1995 following regulatory review. This transaction is expected to add approximately $37 million in
deposits.   This transaction will be accounted for as a purchase with the total cash consideration being funded through internal sources.


NOTE C - CASH AND DUE FROM BANKS

     Cullen/Frost subsidiary banks are required to maintain reserves with the Federal Reserve Bank which are equal to specified percentages of deposits. The average amounts of reserve balances were $47,302,000 for 1994 and $45,783,000 for 1993.


NOTE D - SECURITIES


Securities

     A summary of the amortized cost and estimated fair value of securities is presented below.


                                      December 31, 1994
                            ------------------------------------------------
                            Amortized   Unrealized  Unrealized   Estimated
(in thousands)                Cost         Gains       Losses   Fair Value
----------------------------------------------------------------------------
Securities Held to
 Maturity:
    U.S. Treasury          $      660                            $      660
    U.S. Government
     agencies and
     corporations           1,038,890   $   3,353   $  72,677       969,566
    States and political
     subdivisions               5,683          10          79         5,614
    Other                       6,012          28          79         5,961
                            ---------   ---------   ----------   -----------
         Total             $1,051,245   $   3,391   $  72,835    $  981,801
                            =========   =========   ==========   ===========
Securities Available
 for Sale:
    U.S. Treasury           $ 241,186   $      36   $     257     $ 240,965
    U.S. Government
     agencies and
     corporations             290,019       2,561       6,400       286,180
    Other                      15,558         100           6        15,652
                            ---------   ---------   ----------   -----------
         Total              $ 546,763   $   2,697   $   6,663     $ 542,797
                            =========   =========   ==========   ===========

                                      December 31, 1993
                            ------------------------------------------------
                            Amortized   Unrealized  Unrealized   Estimated
(in thousands)                Cost         Gains       Losses   Fair Value
----------------------------------------------------------------------------
Securities Held to
 Maturity:
    U.S. Treasury            $    6,080   $     1                $    6,081
    U.S. Government
     agencies and
     corporations               964,483    17,527     $ 1,838       980,172
    States and political
     subdivisions                 7,216       412                     7,628
    Other                        19,616       216           1        19,831
                             ----------   -------     -------    ----------
         Total               $  997,395   $18,156     $ 1,839    $1,013,712
                             ==========   =======     ========   ==========
Securities Available
 for Sale:
     U.S. Treasury           $  277,955   $ 1,081     $    48    $  278,988
     U.S Government
      agencies and
      corporations              303,643    13,190         401       316,432
     Other                       18,840       216                    19,056
                               --------   -------     -------      --------
           Total             $  600,438   $14,487     $   449    $  614,476
                               ========   =======     =======      ========

     The amortized cost and estimated fair value of securities at December 31, 1994 are presented below by contractual maturity. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.


                                                  December 31, 1994
                             -------------------------------------------------------------
                             Securities Held to Maturity   Securities Available for Sale
                             -------------------------------------------------------------
                                Amortized      Estimated       Amortized      Estimated
(in thousands)                    Cost        Fair Value         Cost        Fair Value
------------------------------------------------------------------------------------------
Due in one year or less        $      710       $    710        $241,186     $240,965
Due after one year through
 five years                         6,386          6,325
Due after five years through
 ten years                            830            825
Due after ten years                 4,429          4,375           4,460        4,460
                               ----------      ---------        --------     --------
                                   12,355         12,235         245,646      245,425
Mortgage-backed securities and
 collateralized mortgage        1,038,890        969,566         301,117      297,372
  obligations                   ---------      ---------        --------     --------
    Total                      $1,051,245     $  981,801        $546,763     $542,797
                               ==========     ==========        ========     ========

     Proceeds from sales of securities available for sale during 1994 were $170,894,000. During 1994, gross gains of $226,000 and gross losses of $4,264,000 were realized on those sales. Proceeds from sales of debt securities during 1993 were $202,490,000. During 1993, securities were sold in anticipation of adopting Statement of Financial Accounting
Standards No. 115.   During 1993, gross gains of $1,502,000 and gross
losses of $69,000 were realized on those sales. Proceeds from sales of debt securities during 1992 were $62,846,000. During 1992, gross gains of $639,000 and gross losses of $871,000 were realized.
     The carrying value of securities pledged to secure public funds, trust deposits, securities sold under repurchase agreements and for other purposes as required or permitted by law amounted to $833,034,000 at December 31, 1994 and $578,095,000 at December 31, 1993.


NOTE E - LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES
     A summary of loans outstanding follows:

                                                              December 31
                                                     -------------------------
 (in thousands)                                           1994          1993
------------------------------------------------------------------------------
Real Estate:
  Construction                                       $   44,502    $   32,297
  Land                                                   31,481        22,990
  Permanent mortgages:
    Commercial                                          177,223       144,122
    Residential                                         277,725       276,148
  Other                                                 178,263       150,499
Commercial and industrial                               375,085       310,830
Consumer                                                331,039       268,331
Financial institutions                                    5,578           284
Foreign                                                  45,290        31,763
Purchasing or carrying securities                         1,884         1,204
Other                                                    13,386        17,797
Unearned discount                                        (3,487)       (8,456)
                                                     ----------    ----------
  Total loans                                        $1,477,969    $1,247,809
                                                     ==========    ==========


      In the normal course of business, in order to meet the financial needs of its customers, the Corporation is a party to financial instruments with off-balance sheet risk. These include commitments to extend credit and standby letters of credit which commit the Corporation to make payments on behalf of customers when certain specified future events occur. Both arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Corporation's normal credit policies. Collateral is obtained based on management's credit assessment of the customer. No material losses are anticipated as a result of these commitments. Commitments to extend credit and standby letters of credit amounted to $504,183,000 and $43,035,000, respectively, at December 31, 1994. Commitments to extend credit and standby letters of credit amounted to $381,386,000 and $31,322,000, respectively, at December 31, 1993. Commercial and industrial loan commitments represent approximately 72 percent and 74 percent of the total loan commitments outstanding at December 31, 1994 and 1993, respectively.

     The majority of the Corporation's real estate loans are secured by real estate in San Antonio and Austin. Mortgage loans of approximately $4.9 million and $9.0 million were held for sale by the Corporation and are included in residential permanent mortgages at December 31, 1994 and 1993, respectively. These loans are valued at the lower of cost or market on an aggregate basis.
     In the normal course of business, Cullen/Frost subsidiary banks make loans to directors and officers of both Cullen/Frost and its subsidiaries. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Loans made to directors and executive officers of Cullen/Frost and its significant subsidiaries, including loans made to their associates, amounted to $33,802,000 and $44,985,000 at December 31, 1994 and 1993, respectively. During 1994, additions to these loans amounted to $54,338,000, repayments totaled $54,429,000 and other changes totaled $11,092,000. These other changes consist primarily of changes in related-party status. Standby letters of credit extended to directors and executive officers of Cullen/Frost and its significant subsidiaries and their associates amounted to $1,363,000 and $1,611,000 at December 31, 1994 and 1993, respectively.





     A summary of the changes in the allowance for possible loan losses follows:


                                                    Year Ended December 31
                                               ----------------------------------
(in thousands)                                    1994         1993        1992
---------------------------------------------------------------------------------
Balance at the beginning of the year           $ 26,298     $ 31,897     $ 42,387
Provision (credit) for possible loan losses       ---         (6,085)        (850)
Changes related to disposition of bank
  subsidiary                                     (2,684)
Net charge-offs:
  Losses charged to the allowance                (4,022)      (8,200)     (17,487)
  Recoveries                                      6,149        8,686        7,847
                                               --------     --------     --------
    Net (charge-offs) recoveries                  2,127          486       (9,640)
                                               --------     --------     --------
Balance at the end of the year                 $ 25,741     $ 26,298     $ 31,897
                                               ========     ========     ========


     The Corporation adopted Statement of Financial Accounting Standards
No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114"), as amended by Statement of Financial Accounting Standards No. 118,
"Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures" ("SFAS 118"), effective January 1, 1995. Under the new standards, subsequent to January 1, 1995, the allowance for possible loan losses related to impaired loans that are identified in accordance with SFAS 114 is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. The total allowance for possible loan losses will include activity related to allowances calculated in accordance with SFAS 114 and activity related to other loan loss allowances determined in accordance with Statement of Financial Accounting Standards No. 5. The adoption of this standard did not have a material impact on the Corporation's financial position or the results of operations.


NOTE F - NON-PERFORMING ASSETS

     A summary of non-performing assets follows:

                                                                December 31,
                                                              -------------------
(in thousands)                                                  1994      1993
---------------------------------------------------------------------------------
Non-accrual and restructured loans                            $11,303   $17,727
Foreclosed assets                                               8,635    13,383
                                                              -------    -------
                                                              $19,938   $31,110
                                                              =======   =======


     Cullen/Frost recognized interest income on non-accrual and restructured loans of approximately $7,000, $57,000 and $117,000 in 1994, 1993 and 1992, respectively. Had these reduced earning and non-earning loans performed according to their original contract terms, Cullen/Frost would have recognized interest income of approximately $1,082,000 in 1994, $1,394,000 in 1993 and $2,818,000 in 1992.
     Net income (expense) related to foreclosed assets approximated $1.1 million, $1.2 million and ($19.3) million for 1994, 1993 and 1992, respectively. These expenses include the provision for real estate losses, operating expenses such as property taxes, insurance, maintenance costs and allocations for salaries and benefits, net occupancy, and furniture and fixtures.

NOTE G - BANKING PREMISES AND EQUIPMENT

     A summary of banking premises and equipment follows:


                                                      December 31
                         -------------------------------------------------------------
                                     1994                           1993
                         -----------------------------   -----------------------------
                                 Accumulated                     Accumulated
                                 Depreciation   Net              Depreciation   Net
                                     and      Carrying               and      Carrying
(in thousands)            Cost   Amortization  Value      Cost   Amortization  Value
--------------------------------------------------------------------------------------
Land                   $ 34,319         ---     $34,319  $ 34,918              $34,918
Buildings                38,409     $17,680      20,729    38,663   $17,495     21,168
Furniture and equipment  67,050      50,398      16,652    64,553    47,983     16,570
Leasehold improvements   26,150      12,600      13,550    24,211    10,864     13,347
Construction in progress  3,417         ---       3,417       673                  673
                       --------     -------     -------  --------   -------    -------
Total banking premises
 and equipment         $169,345     $80,678     $88,667  $163,018   $76,342    $86,676
                       ========     =======     =======  ========   =======    =======

NOTE H - DEPOSITS

     A summary of deposits outstanding by category follows:

                                                    December 31
(in thousands)                                  1994               1993
-------------------------------------------------------------------------
Demand deposits                             $  832,303         $  881,092
Savings and Interest-on-Checking               763,300            800,161
Money market deposit accounts                  559,153            527,230
Time accounts of $100,000 or more              370,739            349,103
Time accounts under $100,000                   471,781            511,539
Other                                           90,686             80,303
                                           -----------         ----------
  Total deposits                            $3,087,962         $3,149,428
                                            ==========         ==========


Foreign deposits totaled $531,343,000 and $492,936,000 at December 31, 1994 and 1993, respectively.


NOTE I- BORROWED FUNDS
     Cullen/Frost has a $7,500,000 revolving credit facility with another financial institution. The line of credit bears interest at prime. There were no borrowings outstanding on this line at December 31, 1994 and 1993.
    During January 1993, Cullen/Frost called its $10,000,000 convertible
9.75 percent subordinated debentures which were scheduled to mature in 1996. On February 1, 1993, the holders chose to convert such debentures into Cullen/Frost common stock. The debentures were converted into common stock based on the original contractual terms at $21.37 per share and resulted in the issuance of 467,836 additional shares of common stock.
    During the fourth quarter of 1993, Frost National Bank ("Frost Bank") made its required minimum annual payment of $600,000 and exercised its option to prepay the remaining balance of its 8.75 percent subordinated notes of $2,800,000.


NOTE J-COMMON STOCK AND EARNINGS PER COMMON SHARE
     The weighted average numbers of shares outstanding used to compute primary and fully diluted earnings per share were 11,222,911 and 11,150,788 for the years ended December 31, 1994 and 1993, respectively. The weighted average numbers of shares outstanding used to compute primary and fully diluted earnings per common share were 10,974,329 and 11,015,590, respectively, for the year ended December 31, 1992.
     Earnings per share calculations for the years ended December 31, 1994 and 1993 and 1992 include the effect of common stock equivalents applicable to the convertible subordinated debentures and stock option contracts, where applicable.
     The number of shares outstanding and related earnings per share amounts for 1992 have been restated to retroactively give effect to a ten percent stock dividend declared and paid by the Corporation during the first quarter of 1993. During the first quarter of 1993, the Corporation's $10,000,000 convertible subordinated debentures were converted into Cullen/Frost common stock resulting in the issuance of 467,836 additional shares of common stock. For purposes of calculating 1992 earnings per share, the convertible debentures were treated as common stock equivalents and accordingly, the conversion had no effect on 1992 earnings per share calculations.

NOTE K- DIVIDENDS
     Cullen/Frost is primarily dependent upon dividends from its subsidiary banks to provide funds for the payment of dividends to shareholders and to provide for other cash requirements. The amount of dividends that subsidiary banks may declare is subject to regulatory regulations. The subsidiary banks had approximately $45,095,000 available for the payment of dividends to Cullen/Frost at December 31, 1994.



NOTE L- LEASES AND RENTAL AGREEMENTS
     Rental expense for all leases amounted to $8,822,000, $11,699,000 and $8,850,000 for the years ended December 31, 1994, 1993 and 1992, respectively.
     The Corporation's lead bank, Frost National Bank, leases an office building and parking garage from separate partnerships in which a member of a Bank director's immediate family is a principal investor. The Bank's director has no direct financial interest in the transaction. The lease expense for the building and parking garage was $4,368,000, $4,688,000 and $4,652,000 for 1994, 1993 and 1992, respectively. The leases for the building and garage expire in 2000 and 1999, respectively.
     A summary of the total future minimum rental commitments due under non-cancelable equipment leases and long-term agreements on banking premises at December 31, 1994 follows:


                                                                     Total
(in thousands)                                                    Commitments
------------------------------------------------------------------------------
1995                                                                $ 9,650
1996                                                                  9,895
1997                                                                  7,843
1998                                                                  7,598
1999                                                                  7,223
Subsequent to 1999                                                   22,698
                                                                    -------
    Total future minimum rental commitments                         $64,907
                                                                    =======


     It is expected that certain leases will be renewed, or equipment replaced with new leased equipment, as these leases expire.


NOTE M- EMPLOYEE BENEFIT PLANS

Retirement Plans
     Cullen/Frost has a non-contributory defined benefit plan which covers substantially all employees who have completed at least one year of service and have attained the age of 21. Defined benefits are provided based on an employee's final average compensation, age at retirement and years of service. Cullen/Frost's funding policy is to contribute quarterly an amount necessary to satisfy the Employee Retirement Income Security Act (ERISA) funding standards. An eligible employee's right to receive benefits under the plan becomes fully vested upon the earlier of the date on which such employee has completed five years of service or the date on which such employee attains 65 years of age. Retirement benefits under the plan are paid to vested employees upon their (i) normal retirement at age 65 or later or (ii) early retirement at or after age 55, but before age 65. In addition, Cullen/Frost has a Restoration of Retirement Income Plan (providing benefits in excess of the limits under Section 415 of the Internal Revenue Code of 1986, as amended) for eligible employees which is designed to comply with the requirements of ERISA and the entire cost of which is provided by Cullen/Frost contributions. Effective January 1, 1993, the Corporation amended its retirement plans including changing the formula for determining monthly pension benefits. Both plans, as amended, provide for the payment of monthly retirement income pursuant to a formula based on an eligible employee's highest three consecutive years of final average compensation during the last ten consecutive years of employment.

     The funded status of the plans and the amounts recognized in Cullen/Frost's consolidated balance sheets at December 31, 1994 and 1993 are presented below:


(in thousands)                                                   1994      1993
---------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
 Accumulated benefit obligation, including vested
  benefits of $ 21,290 in 1994 and $20,295 in 1993             $21,991   $20,755
                                                               =======   =======
 Projected benefit obligation for service rendered
  to date                                                      $31,659   $29,593
Plan assets at fair value (primarily listed stocks and
 U.S. and corporate bonds)                                      18,384    16,195
                                                               -------   -------
Projected benefit obligation in excess of plan assets           13,275    13,398
Unrecognized net loss from past experience different from
 that assumed and effects of changes in assumptions             (6,729)   (5,943)
Unrecognized prior service cost                                 (4,519)   (4,965)
Unrecognized net transitional asset                                890       990
                                                               -------   -------
Accrued pension cost included in other liabilities             $ 2,917   $ 3,480
                                                               =======   =======

     Net pension cost included the following components:


(in thousands)                                       1994       1993       1992
--------------------------------------------------------------------------------
Service cost for benefits earned during the year   $ 1,444     $1,172     $2,073
Actual return on plan assets, net of expenses          388       (567)      (260)
Interest cost on projected benefit obligation        2,306      2,135      1,431
Net amortization and deferral                       (1,326)      (345)      (706)
                                                   -------     ------    -------
  Net pension cost                                 $ 2,812     $2,395     $2,538
                                                   =======     ======    =======


     The weighted-average discount rate used for calculating the pension obligation at December 31, 1993 and for calculating the net periodic pension cost for 1994 was 7.75 percent; the assumed rate of future compensation increases was 5 percent. The discount rate used for calculating the pension obligation at December 31, 1994 was 8 percent, and the assumed rate of future compensation increases was 5 percent; these assumptions will be used for calculating the 1995 net periodic pension cost. The expected long-term rate of return on plan assets is 9 percent.
     Effective January 1, 1994, the Corporation adopted a supplemental executive retirement plan ("SERP") for certain key executives. The plan provides for target retirement benefits, as a percentage of pay, beginning at age 55. The target percentage is 45 percent of pay at age 55, increasing to 60 percent at age 60 and later. Benefits under the SERP are reduced, dollar-for-dollar, by benefits received under the Retirement and Restoration Plans, described above, and any social security benefits.

Savings Plans
     The Corporation maintains a 401(k) stock purchase plan (the "401(k) Plan"). The 401(k) Plan permits each participant to make before- or after-tax contribu-tions up to 16% of eligible compensation. Cullen/Frost makes matching contribu-tions to the 401(k) Plan based on the amount of each participants' contributions
up to a maximum of six percent of eligible compensation.   All eligible
employees as of December 31, 1990 became participants in the 401(k) Plan and are 100 percent vested in the Corporation's matching contributions. Eligible employees hired on or after January 1, 1991 must complete 90 days of service to be eligible for enrollment and vest in the Corporation's matching contributions over a five-year period. Shares issued under the 401(k) Plan totaled 62,626 during 1994 and 43,018 during 1993. The Corporation's expenses related to the 401(k) Plan were $1,296,000 and $1,244,000 and $982,000 for 1994, 1993 and
1992, respectively.

     Effective January 1, 1991, the 1986 Thrift Incentive Stock Purchase Plan was amended and restated into the 1991 Thrift Incentive Stock Purchase Plan ("1991 Stock Purchase Plan"). The 1991 Stock Purchase Plan was adopted to offer those employees whose participation in the 401(k) Plan is limited, an alternative means of receiving comparable benefits. Cullen/Frost shares issued under this plan totaled 17,051 during 1994 and 17,909 during 1993. The Corporation's expenses related to the 1991 Stock Plan were $574,000, $541,000 and $545,000 for 1994, 1993 and 1992,
respectively.

Executive Stock Plans
     The Corporation has four principal executive stock plans, the 1983 Nonqualified Stock Option Plan ("1983 Plan"), the 1988 Nonqualified Stock
Option Plan ("1988 Plan"), the Restricted Stock Plan, and the 1992 Stock Plan. The 1992 Stock Plan is an all-inclusive plan, with an aggregate of 880,000 shares of common stock authorized for award. The 1992 Stock Plan has replaced all other previously approved executive stock plans. These plans which were approved by shareholders were established to enable the Corporation to retain and motivate key employees. A committee of non-participating directors has sole authority to select the employees, establish the awards to be issued, and approve the terms and conditions of each award contract.
     The 1992 Stock Plan allows the Corporation to grant restricted stock, incentive stock options, nonqualified stock options, stock appreciation rights, or any combination thereof to certain key executives of the Corporation.

     The following is a summary of options transactions in each of the last three years.


                               1983 Plan             1988 Plan           1992 Stock Plan
                        ---------------------  ----------------------  --------------------
                                 Option Price            Option Price          Option Price
                        Options   Per Share     Options   Per Share    Options  Per Share
-------------------------------------------------------------------------------------------
Balance, Dec. 31, 1991  344,696  $6.03-$20.68  216,044  $6.03-$10.91
  Granted                                                              62,948  $25.45
  Exercised             270,271   6.03- 20.68   33,151   6.03- 10.91
  Canceled                                         499   6.03
                        ------- -------------  ------- -------------  -------   -------------
Balance, Dec. 31, 1992   74,425   6.82- 14.09  182,394   6.03- 10.91   62,948   25.45
  Granted                                                             116,660   35.50
  Exercised              11,404   6.82- 14.09    9,871   6.03- 10.91
  Canceled                  993   6.82          12,067   6.03- 10.91    4,036   25.45
                        -------  ------------- -------   -----------  -------   -------------
Balance, Dec. 31, 1993   62,028   6.82- 14.09  160,456   6.03- 10.91  175,572   25.45-$35.50
  Granted                                                             160,500   31.38- 36.25
  Exercised              11,039   6.82- 14.09   16,884   6.03- 10.91    1,369   25.45
  Canceled                                       8,947   6.03- 10.91    8,172   25.45- 35.50
                        -------  -------------  -------  -----------  -------   -------------
Balance, Dec. 31, 1994   50,989  $6.82-$14.09  134,625  $6.03-$10.91  326,531  $25.45-$36.25
                        =======  ============= =======   ===========  =======   =============



     The Restricted Stock Plan, approved by the Corporation's shareholders in May of 1990, provides for periodic awards of Cullen/Frost Common Stock to key employees, subject to certain transfer restrictions and forfeiture provisions. Under this plan, an aggregate of 100,000 shares of common stock may be awarded. Shares of common stock totaling 21,137 and 17,687 were awarded during 1991 and 1989, respectively. In 1994, restricted stock grants of 6,375 were awarded under the 1992 Stock Plan. In 1993, restricted stock grants were awarded under the 1992 Stock Plan totaling 4,988 shares. Deferred compensation expense related to the restricted stock was $111,000 in 1994, $117,000 in 1993, and $114,000 in 1992. The
market value of restricted shares at the date of grant is expensed over the restriction period.
     The Corporation has change-in-control agreements with 13 of its executives. Under eight of these agreements, as revised, each covered person could receive in the event of a change in control, one-half of his base compensation upon the effectiveness of the change in control, and one and one-half times up to 2.49 times (depending on the executive) of his average annual W-2 compensation during the previous five years if such person is constructively terminated or discharged for reasons other than cause within two years following the change in control. Under the remaining five agreements, each covered person could receive two times up to 2.99 times (depending on the executive) of his average W-2 compensation during the previous five years if such person is constructively terminated or discharged for reasons other than cause within two years following the change in control. These agreements, other than certain instances of stock appreciation and SERPS, limit payments to avoid being considered "parachute payments" as defined by the Internal Revenue Code. The maximum contingent liability under these agreements approximated $6,884,000 at December 31, 1994.
      The Corporation adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" on January 1, 1993. The adoption of this statement did not have a material impact on the financial position or operations of the Corporation. The Financial Accounting Standards Board issued Statement of Financial Standards No. 112, "Employers' Accounting for Post Employment Benefits" effective for calendar year 1994. This statement requires accrual accounting for certain benefits other than pensions that were previously accounted for on a cash basis. The adoption of this statement did not have a material effect on the Corporation's financial statements.

NOTE N- INCOME TAXES

     Cullen/Frost adopted as of January 1, 1993, Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). As permitted by SFAS 109, Cullen/Frost elected not to restate the financial statements for years prior to adoption. The cumulative effect of the change increased net income $8,439,000 in 1993.

     The Corporation recorded tax expense of $20,177,000 in 1994 compared to a tax benefit of $735,000 in 1993. The effective tax rate in 1993 was affected by the reduction of the valuation allowance for deferred tax assets established at the beginning of 1993 by $13.6 million.  The reduction of the valuation allowance was based mainly on the level of
earnings obtained in 1993 and projected future earnings.   In 1993, no
valuation allowance was considered necessary because Cullen/Frost had $5,600,000 in recoverable taxes paid in prior years, the future reversal of approximately $8,900,000 in taxable temporary differences, and future income. At December 31, 1994, no valuation allowance for deferred tax assets was necessary because they are supported by $20,900,000 in recoverable taxes paid in prior years and the future reversal of approximately $4,300,000 in taxable temporary differences. The Corporation recorded an extraordinary credit of $6,497,000 for the year ended December 31, 1992. This credit represents the utilization of net operating loss carryforwards for financial reporting purposes.
     The following is an analysis of the Corporation's income taxes included in the consolidated statements of operations for the years ended December 31, 1994, 1993 and 1992.


(in thousands)                        1994         1993          1992
--------------                       ------       ------        ------
Current income tax expense          $18,071       $5,629        $4,114
Deferred income tax                   2,106        7,196         4,083
Decrease in deferred tax valuation
 allowance                              ---      (13,560)          ---
                                    -------      -------       -------
Income tax expense (credit) as
  reported                          $20,177       $ (735)       $8,197
                                    =======      =======       =======




     The following is a reconciliation of the difference between income tax expense as reported and the amount computed by applying the statutory income tax rate to income before income taxes, extraordinary credit and cumulative effect of accounting change:


                                                        Year Ended December 31,
(in thousands)                                       1994       1993        1992
--------------                                     -------------------------------
Income before income taxes, extraordinary credit,
   and cumulative effect of accounting change      $ 57,600    $38,062   $25,822
Statutory rate                                           35%        35%       34%
                                                   --------    -------   -------
Income tax expense at the statutory rate             20,160     13,322     8,780
Effect of tax-exempt interest                          (406)      (574)     (745)
Change in deferred tax valuation allowance              ---    (13,560)      ---
Other                                                   423         77       162
                                                   --------    -------   -------
Income tax expense (credit) as reported            $ 20,177    $  (735)  $ 8,197
                                                   ========    ========  =======


     Cullen/Frost recognized a tax benefit of $1,413,000 related to securities transactions in 1994. Cullen/Frost recognized a tax expense of $501,000 and a tax benefit of $79,000 related to securities transactions in 1993 and 1992, respectively.

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 1994 and 1993 are presented below:


(in thousands)                                             1994       1993
--------------                                           --------    -------
Deferred tax assets:
   Allowance for possible loan losses                    $ 9,010     $10,452
   Other real estate and repossessed collateral            1,844       3,964
   Building modification reserve                           1,592       1,592
   Gain on sale of assets                                  1,402       1,416
   Amortization of intangibles                             2,633       1,316
   Net occupancy restructuring                             1,988       2,334
   Unrealized loss on securities available for sale        1,388         ---
   Other                                                   1,338       2,943
                                                         -------     -------
          Total gross deferred tax assets                 21,195     $24,017


Deferred tax liabilities:
   Depreciation and amortization                         $  (882)    $(2,129)
   Prepaid expenses                                         (631)       (880)
   Unrealized gain on securities available for sale          ---      (4,913)
   Other                                                    (462)     (1,070)
                                                         -------     --------
          Total gross deferred tax liabilities            (1,975)     (8,992)
                                                         -------     --------
          Net deferred tax asset                         $19,220     $15,025
                                                         =======     ========

     The components of the provision for deferred income taxes for the year ended December 31, 1992 are as follows:


(in thousands)
--------------                                         1992
                                                      ------
Deferred federal income taxes:
   Provision for possible loan losses                 $3,925
   Gain on sale of assets                                152
   Contributions                                         (89)
   Retirement plan contributions                         331
   Depreciation and amortization                        (309)
   Repossessed collateral adjustments                     73
                                                       ------
       Provision for deferred income taxes            $4,083
                                                      =======


NOTE O- NON-INTEREST EXPENSE

     Significant components of other non-interest expense for the years ended December 31, 1994, 1993 and 1992 are presented below:



                                                 Year Ended December 31
                                              -----------------------------
Other Non-Interest Expense (in thousands)        1994       1993      1992
---------------------------------------------------------------------------
Outside computer service                      $ 8,918     $10,611   $ 7,403
FDIC insurance                                  6,926       6,793     6,115
Other professional expenses                     2,920       3,953     2,852
Intangible amortization                         4,381       3,865       270
Amortization of goodwill                        3,246       3,012       430
Stationery printing and supplies                2,722       2,890     2,349
Attorneys' expenses                             1,683       1,787     2,131
Other                                          34,326      30,827    31,449
                                              -------     -------   -------
  Total                                       $65,122     $63,738   $52,999
                                              =======     =======   =======

NOTE P- CASH FLOW DATA

     For purposes of reporting cash flow, cash and cash equivalents include the following:



                                                      December 31
                                             ------------------------------
(in thousands)                                 1994       1993       1992
---------------------------------------------------------------------------
Cash and due from banks                      $365,792   $334,564   $296,270
Time deposits                                      12        147        153
Federal funds sold and securities purchased
 under resale agreements                      167,550    250,250    282,630
                                             --------   --------   --------
                                             $533,354   $584,961   $579,053
                                             ========   ========   ========

     Generally, Federal funds are sold for one-day periods and securities purchased under resale agreements are held for less than thirty-five days.

     Supplemental cash flow information is as follows:


                                                         Year Ended December 31
                                                   ---------------------------------
(in thousands)                                        1994        1993        1992
------------------------------------------------------------------------------------
Cash paid:
  Interest                                         $ 67,533     $ 61,633    $ 76,758
  Income Taxes                                       17,020        6,695       2,675
Non-cash items:
  Loans originated to facilitate the sale of
   foreclosed assets                                  1,717        5,275       9,037
  Loan foreclosures (including in-substance
   foreclosures)                                      1,777        1,440      10,934
  Conversion of long-term debt to common stock                    10,000
  Swap of C/F Dallas for Texas Commerce Bank-
     Corpus Christi                                   2,599



NOTE Q-FAIR VALUES OF FINANCIAL INSTRUMENTS
     Statement of Financial Accounting Standards No. 107 ("SFAS 107"), "Disclosures about Fair Value of Financial Instruments" requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. SFAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements.
     The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments.
     Cash and cash equivalents: The carrying amounts reported on the balance sheet for cash and short-term investments approximate their fair value.
     Interest-bearing deposits in other banks:  The carrying amount
reported on the    balance sheet approximates the estimated fair value.
     Securities: Estimated fair values are based on quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar instruments.
     Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain mortgage loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair value for other loans is estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximated its fair value.
     Deposits: SFAS 107 defines the fair value of demand deposits as the amount payable on demand, and prohibits adjusting fair value for any deposit base intangible. The deposit base intangible is not considered in
the fair value amounts.   The carrying amounts for variable-rate money
market accounts approximate their fair value. Fixed-term certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities.
     Short-term borrowings: The carrying amount reported in the consolidated balance sheet approximates the estimated fair value.
     Loan commitments, standby and commercial letters of credit: The Corporation's lending commitments have variable interest rates and "escape" clauses if the customer's credit quality deteriorates. Therefore the amounts committed approximate fair value.
     Interest rate swaps: The estimated fair value is based on the cost to enter into a similar agreement.

     The estimated fair values of the Corporation's financial instruments are as follows:


                                                         December 31
----------------------------------------------------------------------------------------
                                                   1994                  1993
--------------------------------------------------------------- ------------------------
                                                     Estimated               Estimated
                                         Carrying       Fair      Carrying      Fair
(in thousands)                            Amount       Value       Amount      Value
-----------------------------------------------------------------------------------------
Financial assets:
  Cash and cash equivalents             $   533,342   $ 533,342 $  584,814    $  584,814
  Interest-bearing deposits in
     other banks                                 12          12        147           147
  Securities                              1,594,042   1,524,598  1,611,871     1,628,188
  Loans                                   1,477,969   1,453,328  1,247,809     1,258,000

Financial liabilities:
  Deposits                                3,087,962   3,081,447  3,149,428     3,150,540
  Short-term borrowings                     370,235     370,235    166,519       166,519

Off-balance-sheet instruments:
  Loan commitments                          504,183     504,183    381,386       381,386
  Standby letters of credit                  43,035      43,035     31,322        31,322
  Interest rate swaps                         ---           492       ---           ---


NOTE R -  DERIVATIVE FINANCIAL INSTRUMENTS
     During 1994, the Corporation entered into several off-balance sheet interest rate swaps to hedge its interest rate risk by converting fixed rate loans into synthetic variable rate instruments. At December 31, 1994, the Corporation had five interest rate swaps each as a hedge against a specific fixed rate loan, with an original total notional amount of $39.8 million. These swaps are all amortizing swaps that amortize in conjunction with the loans which have lives ranging from five to ten years. The net amount payable or receivable from interest-rate swap agreements is accrued as an adjustment to interest income and was not material in 1994.
     The Corporation's current credit exposure on swaps is limited to the value of interest-rate swaps that have become favorable to the Corporation.

NOTE S - CONTINGENCIES
     Certain subsidiaries of Cullen/Frost are defendants in various matters in litigation which have arisen in the normal course of conducting a commercial banking business. In the opinion of management, the disposition of such pending litigation will not have a material effect on Cullen/Frost's consolidated financial position.

NOTE T - RESTRUCTURING CHARGES
      During 1993, the Corporation recorded restructuring charges of $10.3 million. Included in the charges were $6.7 million related to downsizing office space used to provide banking services, $1.9 million for a retirement incentive program and $1.7 million in related job eliminations and restructurings. Of the $6.7 million net occupancy restructuring charge, a portion ($2.4 million) was for leased space and the remainder for valuations on owned buildings resulting from the decision to sell. At December 31, 1994, the accrual for leased space is $2.0 million. The reduction is due primarily to lease payments, net of sub-lease payments, that were applied against the restructuring accrual. The Corporation has three buildings held for sale with a net carrying value of $3.4 million. These buildings have been written down to their net realizable values. The Corporation has active marketing plans in place to sell these buildings. The retirement incentive program was paid and completed in 1993. The job restructurings were paid and completed in 1994.
     During 1994, the Corporation recorded an additional $830,000 restructuring charge, primarily an adjustment to market valuations associated with banking premises held for sale.

NOTE U - CONDENSED PARENT CORPORATION FINANCIAL STATEMENTS
     Condensed financial information of the parent Corporation as of December 31, 1994 and 1993 and for each of the three years in the period ending December 31, 1994 follows:


                                                  Year Ended December 31
                                              --------------------------------
 Statement of Operations (in thousands)         1994         1993      1992
------------------------------------------------------------------------------
Income:
 Dividends from subsidiaries                  $21,373     $21,692     $ 3,388
 Interest and other                               537         220         631
                                              -------     -------     -------
    Total Income                               21,910      21,912       4,019
Expenses:
 Salaries and employee benefits                 2,450         812         897
 Interest                                         ---         111         975
 Other                                          2,025       1,553       1,679
                                              -------     -------     -------
    Total Expenses                              4,475       2,476       3,551
     Income Before Income Tax Credits
      and Equity in Undistributed Net
      Income of Subsidiaries                   17,435      19,436         468
Income tax credits                                678      22,351       3,388
Equity in undistributed net income
 of subsidiaries                               19,310       5,449      20,266
                                              -------    --------     -------
    Net Income                                $37,423     $47,236     $24,122
                                              =======    ========     =======




                                                           December 31
                                                     ------------------------
Balance Sheets (in thousands)                           1994           1993
-----------------------------------------------------------------------------
Assets
Cash and time deposits                               $    251        $    180
Securities purchased under resale agreements           18,400           2,300
Loans to non-bank subsidiaries                          1,440           2,028
Investments in subsidiaries                           280,894         272,047
Other                                                   1,495           2,484
                                                     --------        --------
   Total Assets                                      $302,480        $279,039
                                                     ========        ========
Liabilities
Other                                                $  7,043        $  5,506
                                                     --------        --------
   Total Liabilities                                    7,043           5,506
Shareholders' Equity                                  295,437         273,533
                                                     --------        --------
   Total Liabilities and Shareholders' Equity        $302,480        $279,039
                                                     ========        ========





                                                              Year Ended December 31
                                                         --------------------------------
Statements of Cash Flows (in thousands)                     1994       1993       1992
-----------------------------------------------------------------------------------------
Operating Activities
Net income                                               $ 37,423   $ 47,236    $ 24,122
Adjustments to reconcile net income to net cash
provided by operating activities:
   Undistributed net income of subsidiaries               (19,310)    (5,449)    (20,266)
   Decrease (increase) in interest receivable                 (59)       189        (136)
   Decrease in interest payable                                (2)       (83)         (3)
   Net change in other liabilities and assets               2,954    (19,199)     (1,007)
                                                         --------    -------     -------
      Net cash provided by operating activities            21,006     22,694       2,710
Investing Activities
Capital contributions to subsidiaries                      (1,239)   (33,025)       (625)
Net (increase) decrease in loans                              758       (132)        263
                                                         --------    -------     -------
      Net cash used by investing activities                  (481)   (33,157)       (362)
Financing Activities
Proceeds from employee stock purchase plans and options     3,061      2,154       3,875
Cash dividends                                             (7,415)    (1,650)
                                                         --------    -------     -------
      Net cash (used)provided by financing activities      (4,354)       504       3,875
                                                         --------    -------     -------
      Increase (Decrease) in cash and cash equivalents     16,171     (9,959)      6,223
Cash and equivalents at beginning of year                   2,480     12,439       6,216
                                                         --------    -------     -------
      Cash and cash equivalents at end of year           $ 18,651   $  2,480    $ 12,439
                                                         ========   ========    ========



REPORT OF ERNST & YOUNG LLP
INDEPENDENT AUDITORS

SHAREHOLDERS AND BOARD OF DIRECTORS
CULLEN/FROST BANKERS, INC.


     We have audited the accompanying consolidated balance sheets of Cullen/Frost Bankers, Inc. and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cullen/Frost Bankers, Inc. and Subsidiaries at December 31, 1994 and 1993 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.
     As discussed in Notes A and N to the financial statements, in 1993 the Corporation changed its method of accounting for certain investments in debt securities and changed its method of accounting for income taxes.

                                                 ERNST & YOUNG LLP

San Antonio, Texas
January 31, 1995




FINANCIAL STATISTICS
Cullen/Frost Bankers, Inc. and Subsidiaries
(in thousands)

     The following unaudited schedules and statistics are presented for additional information and analysis.

                                                                 1994/1993
                                                     --------------------------------
                                                     Increase (Decrease)     Total
                                                      Due to Change in       or Net
                                                     -------------------
                                                      Average    Average    Increase
Rate/Volume Analysis                                    Rate     Balance    (Decrease)
-------------------------------------------------------------------------------------
Changes in interest earned on:
  Time deposits                                      $      1    $     (3)  $     (2)
  Securities:
    U.S. Treasury                                        (338)     (9,885)   (10,223)
    U.S. Government agencies and corporations          (4,714)     20,512     15,798
    States and political subdivisions
      Tax-exempt                                          (37)       (498)      (535)
      Taxable                                             (11)        (79)       (90)
Other                                                     208      (1,382)    (1,174)
Federal funds sold and securities purchased
 under resale agreements                                1,664      (5,232)    (3,568)
Loans                                                   1,545      13,898     15,443
                                                     ---------   ---------  --------
    Total                                              (1,682)     17,331     15,649
Changes in interest paid on:
  Savings, Interest-on-Checking                         1,289        (874)       415
  Money market deposits accounts                       (1,965)       (318)    (2,283)
  Time accounts and public funds                       (3,198)      1,149     (2,049)
  Federal funds purchased and securities sold
    under repurchase agreements                        (1,976)     (1,886)    (3,862)
  Long-term notes payable and other borrowings            205         205        410
                                                     ---------   ---------  --------
     Total                                             (5,645)     (1,724)    (7,369)
                                                     ---------   ---------  --------
Changes in net interest income                       $ (7,327)   $ 15,607   $  8,280
                                                     =========   =========  ========


The allocation of the rate/volume variance has been made on a pro-rata basis assuming absolute values. The above information is shown on a taxable-equivalent basis assuming a 35 percent tax rate for 1994 and 1993 and a 34 percent tax rate in 1992.



                                                                 1993/1992
                                                     --------------------------------
                                                     Increase (Decrease)      Totsl
                                                      Due to Change in       or Net
                                                     --------------------


                                                      Average    Average    Increase
Rate/Volume Analysis                                    Rate     Balance    (Decrease)
-------------------------------------------------------------------------------------
Changes in interest earned on:
  Time deposits                                      $     (2)   $     (2)  $     (4)
  Securities:
    U.S. Treasury                                      (6,386)     (6,395)   (12,781)
    U.S. Government agencies and corporations         (16,316)     24,759      8,443
    States and political subdivisions
      Tax-exempt                                           63        (198)      (135)
      Taxable                                             173        (814)      (641)
Other                                                    (527)     (2,437)    (2,964)
Federal funds sold and securities purchased
 under resale agreements                                 (885)      1,888      1,003
Loans                                                  (4,163)     10,634      6,471
                                                     ---------   ---------  ---------
    Total                                              28,043      27,435       (608)
Changes in interest paid on:
  Savings, Interest-on-Checking                         3,158      (4,512)    (1,354)
  Money market deposits accounts                        3,049      (1,637)     1,412
  Time accounts and public funds                        8,989       1,681     10,670
  Federal funds purchased and securities sold
    under repurchase agreements                           614        (779)      (165)
  Long-term notes payable and other borrowings             71         897        968
                                                     ---------   ---------  ---------
     Total                                             15,881      (4,350)    11,531
                                                     ---------   ---------  ---------
Changes in net interest income                       $(12,162)   $ 23,085   $ 10,923
                                                     =========   =========  =========



The allocation of the rate/volume variance has been made on a pro-rata basis assuming absolute values. The above information is shown on a taxable-equivalent basis assuming a 35 percent tax rate in 1994 and 1993 and a 34 percent tax rate in 1992 and 1991.




                                                         December 31, 1994
                                             ---------------------------------------------
                                               Due in    After One,    After
                                              One Year   but Within    Five
Loan Maturity and Sensitivity                 or Less    Five Years    Years      Total
------------------------------------------------------------------------------------------
Real estate construction and land loans      $ 53,968    $ 16,321     $  5,745    $ 76,034
Other real estate loans                        86,221     157,408      142,850     386,479
All other loans                               280,717     134,701       24,351     439,769
                                             --------    --------     --------    --------
    Total                                    $420,906    $308,430     $172,946    $902,282
                                             ========    ========     ========    ========

Loans with fixed interest rates              $136,900    $108,925     $113,947    $359,772
Loans with floating interest rates            284,006     199,505       58,999     542,510
                                             --------    --------     --------    --------
    Total                                    $420,906    $308,430     $172,946    $902,282
                                             ========    ========     ========    ========


Loans for 1-4 family housing totaling $248,118,000 and consumer loans totaling $331,056,000 are not included in the amounts in the table.




Maturity Distribution and Securities Portfolio Yields
(dollars in thousands)                         December 31, 1994
------------------------------------------------------------------------------------------
                                                   Maturity
                    ----------------------------------------------------------------------
                         Within 1 Year           1-5 Years             5-10 Years
                    ---------------------  ----------------------  -----------------------
                                Weighted                 Weighted               Weighted
                     Amount  Average Yield  Amount  Average Yield   Amount  Average Yield
                    -------- ------------- --------  ------------- ---------------------
Held to maturity:
U.S. Treasury       $    660     5.36%
U.S. Government
 agencies and
 corporations            ---      ---      $   169        5.31%     $523,009      5.66%
States and
 political
 subdivisions             50     4.74      $   400        4.86           805      6.09
Other                    ---      ---        5,987        5.28            25      7.50
                    --------    -----      -------        ----      --------      ----
  Total securities
   held to maturity $    710     5.32%     $ 6,556        5.26%     $523,839      5.66%
                    ========    =====      =======        ====      ========      ====
Available for sale:
U.S. Treasury       $240,965     5.21%
U.S. Government
 agencies and
 corporations            ---      ---      $   148        8.42%     $ 44,877      7.51%
Other
                    --------    -----      -------        ----      --------      ----
  Total securities
  available for
  sale              $240,965     5.21%     $   148        8.42%     $ 44,877      7.51%
                    ========     ====      =======        ====      ========      ====


Weighted average yields have been computed on a fully taxable-equivalent basis assuming a tax rate of 35%.




Maturity Distribution and Securities Portfolio Yields
(dollars in thousands)           December 31, 1994
-----------------------------------------------------------------
                                      Maturity
                    ---------------------------------------------
                         After 10 Years     Total Carrying Amount
                    ---------------------  ----------------------
                                Weighted                 Weighted
                     Amount  Average Yield  Amount  Average Yield
                    -------- ------------- --------  -------------
Held to maturity:
U.S. Treasury                             $      660      5.36%
U.S. Government
 agencies and
 corporations       $515,712     6.06%     1,038,890      5.86
States and
 political
 subdivisions          4,428     6.36          5,683      6.20
Other                                          6,012      5.29
                    --------    -----      ---------      ----
  Total securities
   held to maturity $520,140     6.07%    $1,051,245*     5.86%
                    ========    =====     ==========      ====
Available for sale:
U.S. Treasury                             $  240,965      5.21%
U.S. Government
 agencies and
 corporations       $241,155     6.84%       286,180      6.95
Other                 15,652     6.11         15,652      6.11
                    --------    -----      ---------      ----
  Total securities
  available for
  sale              $256,807     6.80%    $  542,797*     6.15%
                    ========     ====      =========      ====


Weighted average yields have been computed on a fully taxable-equivalent basis assuming a tax rate of 35%.

* Included in the totals are mortgage-backed securities and collateralized mortgage obligations of $1,336,263 which are included in maturity categories based on their stated maturity date.




                                                            Year Ended December 31
Federal Funds Purchased and Securities                 ----------------------------------
Sold Under Repurchase Agreements                          1994        1993         1992
------------------------------------------------------------------------------------------
Balance at year end                                    $370,235     $166,519     $122,221
Maximum month-end balance                               370,235      168,198      126,230
For the year:
  Average daily balance                                 191,611      131,096      102,550
  Average interest rate                                    3.74%        2.52%        3.06%
  Weighted average daily interest rate                     4.06         2.86         3.32





                                                               December 31
                                                ------------------------------------------
                                                      1994                   1993
Remaining Maturity of Private                   -------------------    -------------------
Certificates of Deposit                                  Percentage            Percentage
of $100,000 or More                              Amount   of Total     Amount   of Total
------------------------------------------------------------------------------------------
Three months or less                            $ 46,581     12.6%     $ 58,314     16.7%
After three, within six months                   129,560     34.9       123,486     35.4
After six, within twelve months                  120,261     32.4       108,643     31.1
After twelve months                               74,337     20.1        58,660     16.8
                                                --------    -----      --------    -----
     Total                                      $370,739    100.0%     $349,103    100.0%
                                                ========    =====      ========    =====

Percentage of total private time deposits           17.1%                  16.0%


Other time deposits of $100,000 or more were $39,512,000 at December 31, 1994. Of this amount 40.1 percent matures within three months, 10.6 percent matures between three and six months and the remainder matures between six months and one year.




QUARTERLY RESULTS OF OPERATIONS
Cullen/Frost Bankers, Inc. and Subsidiaries

                                                    Three Months Ended 1994
(in thousands, except per share amounts)       March 31   June 30   Sept 30   Dec 31
------------------------------------------------------------------------------------
Interest income                                $47,741    $50,037   $52,670   $55,061
Interest expense                                14,793     16,179    17,867    20,323
Net interest income                             32,948     33,858    34,803    34,738
Provision (credit) for possible loan losses        ---        ---       ---       ---
Gain (loss) on securities transactions               6       (446)       51    (3,547)
Non-interest income                             19,336     18,951    21,453    17,075
Restructuring costs                                ---        ---       830       ---
Non-interest expense                            38,420     38,606    41,484    37,052
Income before income taxes (credits) and
  cumulative effect of accounting change        13,864     14,203    14,722    14,761
Income taxes (credits)                           4,766      4,961     5,278     5,172
Net income                                       9,098      9,242     9,494     9,589
Per share
    Income before cumulative effect of
      accounting change--
    Primary                                        .81        .82       .84       .85
    Fully diluted                                  .81        .82       .84       .85
    Net income--
    Primary                                        .81        .82       .84       .85
    Fully diluted                                  .81        .82       .84       .85





                                                    Three Months Ended 1993
(in thousands, except per share amounts)       March 31   June 30   Sept 30   Dec 31
------------------------------------------------------------------------------------
Interest income                                $46,155    $48,985   $47,095  $47,384
Interest expense                                15,175     16,151    15,205   15,262
Net interest income                             30,980     32,834    31,890   32,122
Provision (credit) for possible loan losses       (590)       ---    (2,251)  (3,244)
Gain (loss) on securities transactions               8         (3)        3    1,425
Non-interest income                             17,683     18,822    18,846   20,878
Restructuring costs                              1,958         --       591    7,736
Non-interest expense                            41,308     40,711    40,850   49,209
Income before income taxes (credits)             7,945     10,945    12,137    7,035
Income taxes (credits)                             160        218       160   (1,273)
Cumulative effect of accounting change           8,439
Net income                                      16,224     10,727    11,977    8,308
Per share
    Income before cumulative effect of
     accounting change-
    Primary                                        .71        .96      1.07      .74
    Fully diluted                                  .71        .96      1.07      .74
    Net income
    Primary                                       1.47        .96      1.07      .74
    Fully diluted                                 1.46        .96      1.07      .74




COMMON STOCK MARKET PRICES AND DIVIDENDS

     The Company's common stock trades on The NASDAQ Stock Market under the symbol: CFBI. The number of record holders of the common stock at February 21, 1995 was 2,548.

                                            1994                    1993
                                        -------------         ----------------
Market Price (per share)*               High      Low          High      Low
------------------------------------------------------------------------------
First Quarter                           $36.25   $32.75       $40.25    $29.50
Second Quarter                           39.25    33.75        39.75     31.00
Third Quarter                            39.00    35.25        39.25     33.75
Fourth Quarter                           38.13    28.50        38.75     30.25



*Market prices have not been restated for effect of the ten percent stock dividend.


     Market prices shown above are high and low sales prices as reported through NASDAQ National Market System. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commissions and represent actual transactions.



Cash Dividends (per share)                               1994            1993
-------------------------------------------------------------------------------
First Quarter                                            $.15              --
Second Quarter                                            .15              --
Third Quarter                                             .15              --
Fourth Quarter                                            .22            $.15
                                                         -----           -----
     Total                                               $.67            $.15
                                                         =====           =====


     During the fourth quarter of 1993 the Company resumed its quarterly dividend and paid $.15 per share on December 15, 1993. See "Capital" section (page 22) in the Financial Review for further discussion.

SELECTED FINANCIAL DATA
Cullen/Frost Bankers, Inc. and Subsidiaries
(dollars in thousands, except per share amounts)



                                                      Year Ended December 31
                                             ---------------------------------------
                                                1994          1993          1992
                                             ----------   -----------     ----------
Balance Sheet Data
Total assets                                 $ 3,793,720   $ 3,639,047   $ 3,150,871
 Long-term notes payable                             ---           ---        13,400
 Shareholders' equity                            295,437       273,533       206,144
 Average shareholders' equity to average
  total assets                                      7.85%         7.08%         6.29%
 Tier 1 capital ratio (1992 rules)                 14.44         14.23         15.66
 Total capital ratio (1992 rules)                  15.69         15.49         17.52
Per Common Share Data
 Net income (loss)**                         $      3.33   $      4.24   $      2.26
 Cash dividends paid                                 .67           .15             -
 Shareholders' equity                              26.56         24.85         19.80
Loan Performance Indicators
 Non-performing assets                       $    19,938   $    31,110   $    51,303
 Non-performing assets to:
   Total loans plus foreclosed assets               1.34%         2.47%         4.94%
   Total assets                                      .53           .85          1.63
 Allowance for possible loan losses          $    25,741   $    26,298   $    31,897
 Allowance for possible loan losses
  to period-end loans                               1.74%         2.11%         3.15%
 Net loan charge-offs (recoveries)           $    (2,127)  $      (486)  $     9,640
 Net loan charge-offs (recoveries) to
  average loans                                     (.16)%        (.04)%         .94%
Common Stock Data
 Common shares outstanding at period end      11,123,062    11,009,198    10,412,184
 Weighted average common and common
  equivalent shares outstanding               11,222,911    11,150,788    10,974,329
 Dividends as a percentage of net income           20.12%         3.54%           --
Non-Financial Data
 Number of employees                               1,862         1,877         1,754
 Shareholders of record                            2,553         2,644         2,824

*Risk-based capital ratios are effective for years beginning December 31, 1990.
** 1993 primary and fully diluted earnings per share before cumulative effect of an accounting change was $3.48. 1992 primary and fully diluted earnings per share before extraordinary credit was $1.66. Fully diluted net income per share for 1992 was $2.25.




                                                      Year Ended December 31
                                             --------------------------------------
                                                1991          1990           1989
                                             -----------   -----------   ----------
Balance Sheet Data
Total assets                                 $ 3,078,986   $ 3,254,744   $ 3,505,038
 Long-term notes payable                          14,668        16,280        17,450
 Shareholders' equity                            176,222       173,442       179,313
 Average shareholders'equity to average
  total assets                                      5.67%         5.42%         5.14%
 Tier 1 capital ratio (1992 rules)                 12.98         10.93             *
 Total capital ratio (1992 rules)                  15.04         13.05             *
Per Common Share Data
 Net income (loss)**                         $       .02   $      (.85)  $       .28
 Cash dividends paid                                   -             -             -
 Shareholders' equity                              17.55         17.79         18.92
Loan Performance Indicators
 Non-performing assets                       $   100,642   $   121,865   $   131,733
 Non-performing assets to:
   Total loans plus foreclosed assets               8.85%         9.11%         9.24%
   Total assets                                     3.27          3.74          3.76
 Allowance for possible loan losses          $    42,387   $    45,604   $    42,282
 Allowance for possible loan losses
  to period-end loans                               3.95%         3.60%         3.09%
 Net loan charge offs (recoveries)           $    13,237   $    28,671   $    28,132
 Net loan charge-offs (recoveries) to
  average loans                                     1.15%         2.18%         2.00%
Common Stock Data
 Common shares outstanding at period end      10,043,844     9,751,234     9,479,026
 Weighted average common and common
  equivalent shares outstanding               10,075,263     9,651,942     9,516,321
 Dividends as a percentage of net income              --            --            --
Non-Financial Data
 Number of employees                               1,737         1,755         1,869
 Shareholders of record                            3,547         4,136         4,088



*Risk-based capital ratios are effective for years beginning December 31, 1990.
** 1993 primary and fully diluted earnings per share before cumulative effect of an accounting change was $3.48. 1992 primary and fully diluted earnings per share before extraordinary credit was $1.66. Fully diluted net income per share for 1992 was $2.25.


CULLEN/FROST BANKERS, INC. AND SUBSIDIARIES
Bank Subsidiaries
(in thousands)
---------------------------------------------------------------------------------------
                                                              December 31, 1994
                                                     ----------------------------------
                                                         Total     Total       Total
                                                        Assets     Loans      Deposits
                                                     ----------  ----------  ----------
Frost National Bank                                  $3,683,317  $1,424,062  $2,970,245
 San Antonio, Houston, Austin and Corpus Christi
 Main Office:
 P. O. Box 1600, 100 West Houston Street
 San Antonio, Texas 78296 (210)220-4011

United States National Bank                            138,222      53,703      125,904
 P. O. Box 179 2201 Market Street
 Galveston, Texas 77553 (409)763-1151




CONSOLIDATED STATEMENTS OF OPERATIONS
Cullen/Frost Bankers, Inc. and Subsidiaries
(in thousands, except per share amounts)

                                                        Year Ended December 31
                                                   --------------------------------
                                                     1994         1993       1992
                                                   --------     --------   --------
Interest Income:
 Loans, including fees                             $106,252     $ 90,756   $ 84,074
 Securities                                          95,109       91,145     99,188
 Time deposits                                            2            4          8
 Federal funds sold and securities purchased
  under resale agreements                             4,146        7,714      6,711
                                                   --------     --------   --------
       Total Interest Income                        205,509      189,619    189,981
Interest expense:
  Deposits                                           61,996       58,079     68,807
  Federal funds purchased and securities sold
   under repurchase agreements                        7,166        3,304      3,139
  Long-term notes payable                               ---          410      1,378
  Other borrowings                                      ---          ---        ---
                                                   --------     --------   --------
       Total Interest Expense                        69,162       61,793     73,324
                                                   --------     --------   --------
       Net Interest Income                          136,347      127,826    116,657
Provision (credit) for possible loan losses             ---       (6,085)      (850)
                                                   --------     --------   --------
       Net Interest Income After
         Provision (Credit) for Possible
           Loan Losses                              136,347      133,911    117,507
Non-interest income:
  Trust department                                   29,529       26,278     21,861
  Service charges on deposit accounts                25,890       25,386     21,958
  Other service charges, collection and
    exchange charges, commissions and fees           11,658        9,889      7,888
  Net gain (loss) on securities transactions         (4,038)       1,433       (232)
  Other                                              13,776       13,243     10,338
                                                   --------      -------    -------
        Total Non-Interest Income                    76,815       76,229     61,813
Non-interest expense:
  Salaries and wages                                 52,986       53,654     46,184
  Pension and other employee benefits                 9,910       12,052      9,746
  Net occupancy of banking premises                  15,777       20,749     16,963
  Furniture and equipment                            10,937       10,155      8,295
  Provision for real estate losses                      ---        1,445     19,311
  Restructuring costs                                   830       10,285        ---
  Other                                              65,122       63,738     52,999
                                                   --------      -------    -------
        Total Non-Interest Expense                  155,562      172,078    153,498
                                                   --------      -------    -------
        Income (Loss) Before
         Income Taxes (Credits), Extraordinary
         Credit and Cumulative Effect of
         Accounting Change                           57,600       38,062     25,822
Income Taxes                                         20,177         (735)     8,197
                                                   --------      -------    -------
Income (Loss) before extraordinary credit
 and cumulative effect of accounting change          37,423       38,797     17,625
Extraordinary Credit-income tax benefit                 ---          ---      6,497
Cumulative effect of change in accounting
 for income taxes                                       ---        8,439        ---
                                                   --------      -------    -------
        Net Income (Loss)                          $ 37,423      $47,236    $24,122
                                                   ========      =======    =======
Net income (loss) per common share                 $   3.33      $  4.24    $  2.26
                                                   ========      =======    =======
Return on average assets                               1.02%        1.34%       .79%
Return on average equity                              13.04        19.00      12.56




CONSOLIDATED STATEMENTS OF OPERATIONS
Cullen/Frost Bankers, Inc. and Subsidiaries
(in thousands, except per share amounts)


                                                        Year Ended December 31
                                                   --------------------------------
                                                     1991          1990      1989
                                                   --------     --------    --------
Interest Income:
 Loans, including fees                             $108,617     $134,217    $150,550
 Securities                                         111,132      115,452     101,424
 Time deposits                                           13           82       1,814
 Federal funds sold and securities purchased
   under resale agreements                           11,478       23,130      45,578
                                                   --------     --------    --------
       Total Interest Income                        231,240      272,881     299,366
Interest expense:
  Deposits                                          115,286      147,399     160,536
  Federal funds purchased and securities sold
   under repurchase agreements                        5,913       13,805      27,892
  Long-term notes payable                             1,502        1,630       1,709
  Other borrowings                                       25            3       2,269
                                                   --------     --------     --------
       Total Interest Expense                       122,726      162,837     192,406
                                                   --------     --------     --------
       Net Interest Income                          108,514      110,044     106,960
Provision (credit) for possible loan losses          10,020       31,993      28,902
                                                   --------     --------     --------
       Net Interest Income After
         Provision (Credit) for Possible
           Loan Losses                               98,494       78,051      78,058
Non-interest income:
  Trust department                                   20,030       18,777      16,211
  Service charges on deposit accounts                18,915       15,146      13,290
  Other service charges, collection and
    exchange charges, commissions and fees            8,288        7,304       6,293
  Net gain (loss) on securities transactions          2,022          129         516
  Other                                               8,227        9,236      14,170
                                                    -------      -------     -------
        Total Non-Interest Income                    57,482       50,592      50,480
Non-interest expense:
  Salaries and wages                                 44,154       43,019      43,361
  Pension and other employee benefits                 9,058        9,148       8,567
  Net occupancy of banking premises                  16,460       16,690      16,080
  Furniture and equipment                             7,726        8,067       8,690
  Provision for real estate losses                   20,799       11,172       8,131
  Restructuring costs                                    --           --          --
  Other                                              56,941       48,531      40,836
                                                    -------      -------     -------
        Total Non-Interest Expense                  155,138      136,627     125,665
                                                    -------      -------     -------
        Income (Loss) Before Income Taxes
         (Credits), Extraordinary Credit and
         Cumulative Effect of Accounting Change         838       (7,984)      2,873
Income Taxes (credits)                                  633          236         200
                                                    -------      -------     -------
Income (Loss) before extraordinary credit
 and cumulative effect of accounting change             205       (8,220)      2,673
Extraordinary Credit-income tax benefit                  --           --          --
Cumulative effect of change in accounting for
 income taxes                                            --           --          --
                                                    -------      -------     -------
        Net Income (Loss)                           $   205      $(8,220)    $ 2,673
                                                    ========     =======     =======
Net income (loss) per common share                  $   .02      $  (.85)    $   .28
                                                    ========     =======     =======
Return on average assets                                .01%         N/M         .08%
Return on average equity                                .12          N/M        1.51



CONSOLIDATED AVERAGE BALANCE SHEETS
Cullen/Frost Bankers, Inc. and Subsidiaries
(in thousands - taxable-equivalent basis)


                                                      Year Ended December 31
                                                   -------------------------------
                                                                 1994
                                                   -------------------------------
                                                                 Interest
                                                    Average      Income/    Yield/
                                                    Balance      Expense     Cost
----------------------------------------------------------------------------------
Assets:
Time deposits                                      $       60    $      2   3.43%
Securities:
  U.S. Treasury                                       273,556      12,163   4.45
  U.S. Government agencies and corporations         1,361,893      80,953   5.94
  States and political subdivisions:
    Tax-exempt                                          5,860         558   9.52
    Taxable                                                70           5   7.13
  Other                                                29,156       1,618   5.55
                                                   ----------     -------
  Total securities                                  1,670,535      95,297   5.70
Federal funds sold and securities purchased
  under resale agreements                             108,762       4,146   3.81
Loans, net of unearned discount                     1,331,793     106,706   8.01
                                                   ----------     -------
   Total Earning Assets and Average Rate Earned     3,111,150     206,151   6.62
Cash and due from banks                               341,547
Allowance for possible loan losses                    (26,142)
Banking premises and equipment                         89,430
Accrued interest and other assets                     142,202
                                                   ----------
      Total Assets                                 $3,658,187
                                                   ==========
Liabilities:
Demand deposits:
  Commercial and individual                        $  673,764
  Correspondent banks                                 124,416
  Public funds                                         38,531
                                                   ----------
      Total demand deposits                           836,711
Time deposits:
  Savings and Interest-on-Checking                    796,178      14,425   1.81
  Money market deposit accounts                       547,237      15,709   2.87
  Time accounts                                       854,601      29,364   3.44
  Public funds                                         86,132       2,498   2.90
                                                   ----------     -------
      Total time deposits                           2,284,148      61,996   2.71
                                                   ----------
       Total deposits                               3,120,859
Federal funds purchased and securities sold
 under repurchase agreements                          191,611       7,166   3.74
Long-term notes payable
Other borrowings
                                                   ----------     -------
       Total Interest-Bearing Funds and
        Average Rate Paid                           2,475,759      69,162   2.79
                                                                  -------   ----
Accrued interest and other liabilities                 58,712
                                                   ----------
       Total Liabilities                            3,371,182
Shareholders' Equity                                  287,005
                                                   ----------
       Total Liabilities and Shareholders' Equity  $3,658,187
                                                   ==========
Net interest income                                              $136,989
                                                                 ========
Net interest spread                                                         3.83%
                                                                            ====
Net interest income to total average earning assets                         4.40%
                                                                            ====
Net interest income to total average earning assets-
 with federal funds net                                                     4.56%
                                                                            ====

The above information is shown on a taxable-equivalent basis assuming a 35 percent tax rate for 1994 and 1993 and a 34 percent tax rate for 1992 through 1989. Non-accrual loans are included in the average loan amounts outstanding for these computations.




CONSOLIDATED AVERAGE BALANCE SHEETS
Cullen/Frost Bankers, Inc. and Subsidiaries
(in thousands - taxable-equivalent basis)
                                                      Year Ended December 31
                                                   ------------------------------
                                                                 1993
                                                   ------------------------------
                                                                 Interest
                                                    Average      Income/     Yield/
                                                    Balance      Expense      Cost
---------------------------------------------------------------------------------
Assets:
Time deposits                                      $      147    $      4   2.68%
Securities:
  U.S. Treasury                                       495,760      22,386   4.52
  U.S. Government agencies and corporations         1,021,083      65,155   6.38
  States and political subdivisions:
    Tax-exempt                                         11,078       1,093   9.86
    Taxable                                             1,148          95   8.25
  Other                                                54,333       2,792   5.14
                                                   ----------    --------
     Total securities                               1,583,402      91,521   5.78
Federal funds sold and securities purchased
  under resale agreements                             255,613       7,714   3.02
Loans, net of unearned discount                     1,158,057      91,263   7.88
                                                   ----------    --------
     Total Earning Assets and Average Rate Earned   2,997,219     190,502   6.35
Cash and due from banks                               315,354
Allowance for possible loan losses                    (31,127)
Banking premises and equipment                         87,085
Accrued interest and other assets                     143,632
                                                   ----------
      Total Assets                                 $3,512,163
                                                   ==========
Liabilities:
Demand deposits:
  Commercial and individual                        $  631,363
  Correspondent banks                                 143,008
  Public funds                                         42,075
                                                   ----------
      Total demand deposits                           816,446
Time deposits:
  Savings and Interest-on-Checking                    750,386      14,840   1.98
  Money market deposit accounts                       534,814      13,426   2.51
  Time accounts                                       907,125      27,693   3.05
  Public funds                                         74,979       2,120   2.83
                                                   ----------     -------
      Total time deposits                           2,267,304      58,079   2.56
                                                   ----------     -------
       Total deposits                               3,083,750
Federal funds purchased and securities sold
 under repurchase agreements                          131,096       3,304   2.52
Long-term notes payable                                 4,075         380   9.33
Other borrowings                                          508          30   5.91
                                                   ----------     -------
       Total Interest-Bearing Funds and
        Average Rate Paid                           2,402,983      61,793   2.57
                                                                  -------   ----
Accrued interest and other liabilities                 44,184
                                                   ----------
       Total Liabilities                            3,263,613
Shareholders' Equity                                  248,550
                                                   ----------
       Total Liabilities and Shareholders' Equity  $3,512,163
                                                   ==========
Net interest income                                              $128,709
                                                                 ========
Net Interest spread                                                         3.78%
                                                                            ====
Net interest income to total average earning assets                         4.29%
                                                                            ====
Net interest income to total average earning assets-
 with federal funds net                                                     4.49%
                                                                            ====


The above information is shown on a taxable-equivalent basis assuming a 35 percent tax rate for 1994 and 1993 and a 34 percent tax rate for 1992 through 1989. Non-accrual loans are included in the average loan amounts outstanding for these computations.




CONSOLIDATED AVERAGE BALANCE SHEETS
Cullen/Frost Bankers, Inc. and Subsidiaries
(in thousands - taxable-equivalent basis)
                                                      Year Ended December 31
                                                   ------------------------------
                                                                 1992
                                                   ------------------------------
                                                                 Interest
                                                    Average      Income/    Yield/
                                                    Balance      Expense     Cost
---------------------------------------------------------------------------------
Assets:
Time deposits                                      $      203    $      8   4.10%
Securities:
  U.S. Treasury                                       621,460      35,167   5.66
  U.S. Government agencies and corporations           669,786      56,712   8.47
  States and political subdivisions:
    Tax-exempt                                         13,126       1,228   9.43
    Taxable                                            11,600         736   6.35
  Other                                               100,839       5,756   5.71
                                                   ----------    --------
     Total securities                               1,416,811      99,599   7.03
Federal funds sold and securities purchased
  under resale agreements                             195,398       6,711   3.43
Loans, net of unearned discount                     1,024,885      84,792   8.27
                                                   ----------    --------
     Total Earning Assets and Average Rate Earned   2,637,297     191,110   7.25
Cash and due from banks                               262,995
Allowance for possible loan losses                    (36,793)
Banking premises and equipment                         80,794
Accrued interest and other assets                     110,951
                                                   ----------
      Total Assets                                 $3,055,244
                                                   ==========
Liabilities:
Demand deposits:
  Commercial and individual                        $  495,199
  Correspondent banks                                 136,487
  Public funds                                         33,842
                                                   ----------
      Total demand deposits                           665,528
Time deposits:
  Savings and Interest-on-Checking                    541,191      13,486   2.49
  Money market deposit accounts                       477,877      14,838   3.11
  Time accounts                                       946,480      36,775   3.89
  Public funds                                         79,621       3,708   4.66
                                                   ----------    --------
      Total time deposits                           2,045,169      68,807   3.36
                                                   ----------
       Total deposits                               2,710,697
Federal funds purchased and securities sold
 under repurchase agreements                          102,550       3,139   3.06
Long-term notes payable                                14,568       1,378   9.46
Other borrowings
                                                   ----------    --------
       Total Interest-Bearing Funds and
        Average Rate Paid                           2,162,287      73,324   3.39
Accrued interest and other liabilities                 35,398    --------   ----
                                                   ----------
       Total Liabilities                            2,863,213
Shareholders' Equity                                  192,031
                                                   ----------
       Total Liabilities and Shareholders' Equity  $3,055,244
                                                   ==========
Net interest income                                              $117,786
                                                                 ========
Net Interest spread                                                         3.86%
                                                                            ====
Net interest income to total average earning assets                         4.47%
                                                                            ====
Net interest income to total average earning assets-
 with federal funds net                                                     4.65%
                                                                            ====

     The above information is shown on a taxable-equivalent basis assuming a 35 percent tax rate for 1994 and 1993 and a 34 percent tax rate for 1992 through 1989. Non-accrual loans are included in the average loan amounts outstanding for these computations.


                                                      Year Ended December 31
                                                   ------------------------------
                                                                 1991
                                                   ------------------------------
                                                                 Interest
                                                    Average      Income/    Yield/
                                                    Balance      Expense     Cost
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
                                                                            ====

The above information is shown on a taxable-equivalent basis assuming a 35 percent tax rate for 1994 and 1993 and a 34 percent tax rate for 1992 through 1989. Non-accrual loans are included in the average loan amounts outstanding for these computations.


CONSOLIDATED AVERAGE BALANCE SHEETS
Cullen/Frost Bankers, Inc. and Subsidiaries
(in thousands - taxable-equivalent basis)

                                                      Year Ended December 31
                                                   ------------------------------
                                                                 1990
                                                   ------------------------------
                                                                 Interest
                                                   Average      Income/     Yield/
                                                   Balance      Expense      Cost
---------------------------------------------------------------------------------
Assets:
Time deposits                                      $      878    $     82   9.34%
Securities:
  U.S. Treasury                                       211,096      18,384   8.71
  U.S. Government agencies and corporations           874,229      82,118   9.39
  States and political subdivisions:
    Tax-exempt                                         54,078       4,935   9.13
    Taxable                                            17,510       1,417   8.09
  Other                                               119,022      10,243   8.61
                                                   ----------    --------
     Total securities                               1,275,935     117,097   9.18
Federal funds sold and securities purchased
  under resale agreements                             281,628      23,130   8.21
Loans, net of unearned discount                     1,314,907     135,451  10.30
                                                   ----------    --------
     Total Earning Assets and Average Rate Earned   2,873,348     275,760   9.60
Cash and due from banks                               257,929
Allowance for possible loan losses                    (42,608)
Banking premises and equipment                         71,902
Accrued interest and other assets                     128,539
                                                   ----------
      Total Assets                                 $3,289,110
                                                   ==========
Liabilities:
Demand deposits:
  Commercial and individual                        $  455,325
  Correspondent banks                                 100,542
  Public funds                                         20,481
                                                   ----------
      Total demand deposits                           576,348
Time deposits:
  Savings and Interest-on-Checking                    432,280      20,933   4.84
  Money market deposit accounts                       435,332      21,703   4.99
  Time accounts                                     1,290,617      94,986   7.36
  Public funds                                        133,138       9,777   7.34
                                                   ----------    --------
      Total time deposits                           2,291,367     147,399   6.43
                                                   ----------
       Total deposits                               2,867,715
Federal funds purchased and securities sold
 under repurchase agreements                          181,620      13,805   7.60
Long-term notes payable                                17,424       1,630   9.35
Other borrowings                                           37           3   8.28
                                                   ----------    --------
       Total Interest-Bearing Funds and
        Average Rate Paid                           2,490,448     162,837   6.54
Accrued interest and other liabilities                 44,003    --------   ----
                                                   ----------
       Total Liabilities                            3,110,799
Shareholders' Equity                                  178,311
                                                   ----------
       Total Liabilities and Shareholders' Equity  $3,289,110
                                                   ==========
Net interest income                                              $112,923
                                                                 ========
Net Interest spread                                                         3.06%
                                                                            ====
Net interest income to total average earning assets                         3.93%
                                                                            ====
Net interest income to total average earning assets-
 with federal funds net                                                     4.20%
                                                                            ====


The above information is shown on a taxable-equivalent basis assuming a 35 percent tax rate for 1994 and 1993 and a 34 percent tax rate for 1992 through 1989. Non-accrual loans are included in the average loan amounts outstanding for these computations.



CONSOLIDATED AVERAGE BALANCE SHEETS
Cullen/Frost Bankers, Inc. and Subsidiaries
(in thousands - taxable-equivalent basis)

                                                      Year Ended December 31
                                                   ------------------------------
                                                                 1989
                                                   ------------------------------
                                                                 Interest
                                                    Average      Income/    Yield/
                                                    Balance      Expense     Cost
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
                                                                            ====


The above information is shown on a taxable-equivalent basis assuming a 35 percent tax rate for 1994 and 1993 and a 34 percent tax rate for 1992 through 1989. Non-accrual loans are included in the average loan amounts outstanding for these computations.


PAGE 49