Form 10-K405, Exhibit 13
period 1995-12-31
CULLEN FROST BANKERS INC
filed 1996-03-29
CIK 39263

EXHIBIT 13




                  The Cullen/Frost 1995 Annual Report to Shareholders for the
                Year Ended December 31, 1995 (furnished for the information of the Commission and not deemed to be "filed" except for the portion expressly incorporated by reference)

FINANCIAL REVIEW
CULLEN/FROST BANKERS, INC. AND SUBSIDIARIES

     The accompanying audited consolidated financial statements of Cullen/Frost Bankers, Inc. and Subsidiaries ("Cullen/Frost" or the "Corporation") present the Corporation's results of operations for the years 1993 through 1995. All balance sheet amounts presented in the following financial review are averages unless otherwise indicated. Certain reclassifications have been made to make prior periods comparable. Taxable-equivalent adjustments assume a 35 percent federal tax rate. Dollar amounts in tables are stated in thousands, except for per share amounts.

RESULTS OF OPERATIONS
     Pre-tax income for 1995 was $71.3 million, an all-time high in the 127-year history of Cullen/Frost. This compares to $57.6 million for 1994. Net income after taxes for 1995 was $46.3 million or $4.08 per common share, compared with $37.4 million or $3.33 per common share for 1994, an increase of
23.7 percent. The Corporation's return on average assets was 1.17 percent compared with 1.02 percent in 1994, while return on average equity was 14.32 percent compared with 13.04 percent in 1994.
     Net income for 1993 was higher than 1995 and 1994 primarily due to the one-time cumulative effect benefit of $8.4 million related to the adoption of Statement of Financial Accounting Standards No. 109 ("SFAS No. 109") in 1993 and the differences in the Corporation's effective tax rate. For 1995 and 1994, the Corporation recognized income tax expense that approximates the statutory rate while in 1993 an income tax benefit of $735,000 was recognized. See "Income Taxes" on page 17. Pretax income for 1993 was $38.1 million while net income was $47.2 million or $4.24 per common share. Return on average assets for 1993 was 1.34 percent and return on average equity was 19.0 percent.

ACQUISITIONS
     On April 4, 1995, the Corporation entered the Rio Grande Valley area completing the acquisition of Valley Bancshares, Inc., including its subsidiary, Valley National Bank in McAllen, Texas ("Valley") with approximately $49 million in deposits. On May 19, 1995, the acquisition of National Commerce Bank in Houston ("NCB") with its three branch locations and approximately $101 million in deposits was completed. On July 21, 1995, the Corporation acquired the two San Antonio branches of Comerica Bank Texas with approximately $34 million in deposits. These acquisitions were accounted for as purchase transactions, and as such, the results of operations are included in the financial information that follows from the date of acquisition. The acquisitions did not have a material impact on the Corporation's 1995 net income. In addition, during the third quarter of 1995, the Corporation entered into definitive agreements to acquire S.B.T. Bancshares, Inc., which owns State Bank and Trust Company, of San Marcos, Texas with approximately $112 million in deposits and Park National Bank of Houston, Texas, with approximately $225 million in deposits. These acquisitions, which were accounted for as purchase transactions, were completed in the first quarter of 1996 and are not expected to have a material impact on the Corporation's 1996 net income.
     During 1994, Cullen/Frost made two acquisitions. In April 1994, the Corporation acquired Texas Commerce Bank-Corpus Christi in exchange for Cullen/Frost Bank of Dallas, N.A. No gain or loss resulted from this transaction. The Corporation expanded its product line in December 1994 with the acquisition of Creekwood Capital Corporation, an asset-based lender, headquartered in Houston.
     Amounts reported for 1993 include the February 13, 1993 acquisition, from the Federal Deposit Insurance Corporation, of New First City offices in San Antonio and Austin, Texas, which added approximately $458 million in assets and $446 million in deposits. The acquisition was accounted for as a purchase, and as such, the results of operations are included from the date of acquisition.


                                                   1995 Change        1994 Change
Earnings Summary                            1995    From 1994   1994   From 1993   1993
----------------------------------------------------------------------------------------
Taxable-equivalent net interest income    $153,136  $ 16,147 $136,989 $  8,280  $128,709
Taxable-equivalent adjustment                  881       239      642     (241)      883
                                          --------  -------- -------- --------- --------
Net interest income                        152,255    15,908  136,347    8,521   127,826
Provision (credit) for possible
 loan losses                                 6,272     6,272             6,085    (6,085)
Non-interest income:
  Net gain (loss) on securities
   transactions                             (1,396)    2,642   (4,038)  (5,471)    1,433
  Other                                     89,139     8,286   80,853    6,057    74,796
                                          --------  -------- -------- -------- ---------
    Total non-interest income               87,743    10,928   76,815      586    76,229
Non-interest expense:
  Provision for real estate losses             610       610            (1,445)    1,445
  Restructuring costs                          400      (430)     830   (9,455)   10,285
  Other operating expenses                 161,439     6,707  154,732   (5,616)  160,348
                                          --------  -------- -------- -------- ---------
    Total non-interest expense             162,449     6,887  155,562  (16,516)  172,078
                                          --------  -------- -------- -------- ---------
 Income before income taxes (credits) and
  cumulative effect of accounting change    71,277    13,677   57,600   19,538    38,062
 Income taxes (credits)                     24,998     4,821   20,177   20,912      (735)
                                          --------  -------- -------- -------- ---------
Income before cumulative effect of
  accounting change                         46,279     8,856   37,423   (1,374)   38,797
Cumulative effect of change in
  accounting for income taxes                                           (8,439)    8,439
                                          --------  -------- -------- -------- ---------
Net income                                $ 46,279  $  8,856 $ 37,423  $(9,813) $ 47,236
                                          ========  ======== ========  ======== =========
Per share
Net income-primary                        $   4.08  $    .75  $  3.33  $  (.91) $   4.24
Net income-fully diluted                      4.06       .73     3.33     (.91)     4.24

Return on Average Assets                      1.17%      .15%    1.02%    (.32)%    1.34%

Return on Average Equity                     14.32      1.28    13.04    (5.96)    19.00


NET INTEREST INCOME
     The increase in net interest income from 1994 is primarily due to increased loan volumes and the favorable impact of the acquisitions. Average loans for 1995 were 25.6 percent higher than in 1994. See "Loans" page 18.
The higher loan volumes favorably impacted the interest margin which was 4.56 percent for the year ended December 31, 1995, compared to 4.39 percent and 4.27 percent for the years 1994 and 1993, respectively. The net interest spread was stable for 1995 at 3.80 percent. The net interest spread was 3.82 percent and
3.76 percent for 1994 and 1993, respectively. Net interest spread for 1994 increased six basis points compared to 1993 primarily because of yields on earning assets rising faster than the cost of deposits.
       The net interest spread as well as the net interest margin could be impacted by future changes in short-and long-term interest rate levels.



Net Interest Income and Net Interest Margin                 Net Interest Spread
($ in millions - taxable equivalent)                        (taxable-equivalent)
(Graphic Material omitted)                                  (Graphic material omitted)

Year   Net Interest   Net Interest                  Year  Earnings  Cost of  Net Interest
Ended     Income        Margin                     Ended  on Funds  Funds    Spread
------ ------------   -----------                  -----   ------   -------- ------------
1991       $111          4.07%                      1991  8.57%      5.35%     3.22%
1992        118          4.43                       1992  7.19       3.39      3.80
1993        129          4.27                       1993  6.33       2.57      3.76
1994        137          4.39                       1994  6.61       2.79      3.82
1995        153          4.56                       1995  7.65       3.85      3.80


INTEREST RATE SENSITIVITY
     The Corporation's interest rate sensitivity and liquidity are monitored by its Asset/Liability Management Committee on an ongoing basis. The Committee seeks to avoid fluctuating net interest margins and to maintain consistent growth of net interest income through periods of changing interest rates. As the accompanying table indicates, the Corporation is liability-sensitive, on a cumulative basis, at time periods of one year or less.
     The Corporation continuously monitors and manages the balance between interest rate-sensitive assets and liabilities. The Corporation's objective is to manage the impact of fluctuating market rates on net interest income within acceptable levels.



                                                   December 31, 1995
                      ------------------------------------------------------------------
                        Immediately                                    Non-Rate
Cumulative Interest   Rate Sensitive        Rate Sensitive Within      Sensitive
Rate Sensitivity      --------------   ------------------------------  -----------
(Period-End Balances)    0-30 Days     90 Days   One Year  Five Years   >5 Years    Total
-----------------------------------------------------------------------------------------
Earning Assets:
  Loans                 $  852,994  $  946,516  $1,214,710 $1,655,877  $160,885 $1,816,762
  Securities               257,733     286,819     978,504  1,349,933   186,634  1,536,567
  Federal funds
  sold and other
  short-term investments   100,614     100,614     100,614    100,614              100,614
                         ---------- ----------  ----------  ---------  -------- ----------
   Total earning assets $1,211,341  $1,333,949  $2,293,828 $3,106,424  $347,519 $3,453,943
                        =========== ==========  ========== ==========  ======== ==========
Interest-Bearing
Liabilities:
  Savings and Interest-
   on-Checking          $  718,582  $  718,582  $  718,582 $  718,582           $  718,582
  Money market deposit
   accounts                711,865     711,865     711,865    711,865              711,865
  Certificates of deposit
   and other time accounts 341,108     649,997   1,061,558  1,156,701  $ 66,576  1,223,277
  Federal funds purchased
   and other borrowings    134,741     134,741     134,741    134,741              134,741
                        ----------  ----------  ---------- ----------  -------- ----------
   Total interest-bearing
   liabilities          $1,906,296  $2,215,185  $2,626,746 $2,721,889  $ 66,576 $2,788,465
                        ==========  =========== ========== ==========  ======== ==========
Interest sensitivity gap$ (694,955) $ (881,236) $ (332,918)$  384,535  $280,943 $  665,478
                        ==========  =========== ========== ==========  ======== ==========
Ratio of earning assets
to interest-bearing
liabilities                   .64           .60        .87       1.14
                        ==========  =========== ========== ==========

In developing the classifications used for this analysis, it was necessary to make certain assumptions and approximations in assigning assets and liabilities to different maturity categories. For example, savings and Interest-on-
Checking are subject to immediate withdrawal and as such are presented as repricing within the earliest period presented even though their balances have historically not shown significant sensitivity to changes in interest rates.

Loans are included net of unearned discount of $1,337,000. Consumer loans are distributed in the immediately rate-sensitive category for those tied to market rates or to other categories according to the repayment schedule.

The above table does not reflect interest rate swaps further discussed on page
24.


LIQUIDITY
     Asset liquidity is provided by cash and assets which are readily marketable or pledgeable or which will mature in the near future. Liquid assets include cash, short-term investments in time deposits in banks, Federal funds sold and securities purchased under resale agreements and securities available for sale.
     Liquidity is also provided by access to funding sources which include core depositors and correspondent banks in the Corporation's natural trade area which maintain accounts with and sell Federal funds to subsidiary banks of the Corporation, as well as brokered deposits and Federal funds purchased and securities sold under repurchase agreements from upstream banks.

NON-INTEREST INCOME
     Non-interest income of $87,743,000 was reported for 1995, compared with $76,815,000 for 1994 and $76,229,000 for 1993. Excluding securities transactions, total non-interest income increased 10.2 percent from 1994.


                                         Year Ended December 31
                        ------------------------------------------------------
                              1995                1994               1993
                        ----------------  ------------------  ----------------
                                 Percent            Percent           Percent
Non-Interest Income      Amount  Change     Amount  Change    Amount  Change
------------------------------------------------------------------------------
Trust department        $31,762  +  7.6%   $29,529  + 12.4%  $26,278  + 20.2%
Service charges on
 deposit accounts        30,382  +  7.8     28,182  +  3.2    27,303  + 15.4
Other service charges,
 collection and
 exchange charges,
 commissions and fees    11,055  + 18.0      9,366  + 17.5     7,972  + 28.9
Net gain(loss) on
 securities transactions (1,396) - 65.4     (4,038) -381.8     1,433  +717.7
Other                    15,940  + 15.7     13,776  +  4.0    13,243  + 28.1
                        -------            --------          --------
   Total                $87,743  + 14.2    $76,815  +   .8   $76,229  + 23.3
                        =======            =======           =======

     Trust income was up 7.6 percent during 1995. This is attributable primarily to improved financial market conditions and increased fee structures that were implemented in the second quarter of 1994. Increased income from investment fees, agency account fees and employee benefit trust fees helped offset lower corporate trust income. The lower corporate trust income results from the sale of the Corporation's municipal bond administration business to The Bank of New York in the second quarter of 1995. At December 31, 1995, the market value of trust assets totaled $6.9 billion compared to $10.4 billion, at December 31, 1994, with the sale of the municipal bond administration business being the reason for the decrease. The $10.4 billion in assets at December 31, 1994 included assets for which the Corporation acted as administrative agent. The December 1995 trust assets were comprised of agencies of $3.0 billion, personal assets of $2.2 billion, and employee benefits of $1.7 billion. The
12.4 percent increase in trust income from 1993 to 1994 reflects an increase in investment fee income resulting from growth in the number of accounts and increased fee structures.
     Deposit service charges are up 7.8 percent from 1994 mostly as a result of higher volumes. Other service charges increased 18.0 percent when compared to 1994. This is primarily due to fees associated with higher business volumes, bankcard discount, fees from the sale of mutual funds and higher loan prepayment fees. The 17.5 percent increase in other service charges from 1993 to 1994 is also primarily due to higher volumes and bankcard discount.
     During the fourth quarter of 1995 and 1994, the Corporation restructured a portion of its investment portfolio resulting in losses of approximately $1.5 million and $3.5 million, respectively. This portfolio restructuring of replacing lower-yielding securities with higher-yielding securities should have a favorable impact on net interest income in the future. See "Securities," page 23. In anticipation of implementing Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Corporation sold certain securities in December 1993 resulting in a gain of $1.4 million.
     Other non-interest income increased 15.7 percent to $15,940,000 in 1995 compared to a 4.0 percent increase in 1994. The increase in 1995 is primarily due to the gain recognized on the sale of the Corporation's municipal bond administration business. The 1994 increase was primarily due to income from other real estate related recoveries.


Non-Interest Income
($ in thousands)
(Graphic material omitted)

                                                     Net Gain(Loss)
Year               Service  Other Service            on Securities
Ended  Trust       Charges   Charges        Other    Transactions
-----  ----------  -------  -------------   -------  --------------
1991    $20,030    $20,455        $ 6,748   $ 8,227      $2,022
1992     21,861     23,663          6,183    10,338        (232)
1993     26,278     27,303          7,972    13,243       1,433
1994     29,529     28,182          9,366    13,776      (4,038)
1995     31,762     30,382         11,055    15,940      (1,396)


NON-INTEREST EXPENSE
     Excluding the provision for real estate losses, non-interest expense was $161,839,000 for 1995 compared with $155,562,000 for 1994 and $170,633,000 for
1993. Expenses in 1993 include non-recurring charges of $5.0 million relating to the acquisition of New First City (costs of interim data processing services, temporary staffing and related costs) and $10.3 million in restructuring costs.


                                          Year Ended December 31
                        -----------------------------------------------------
                              1995                1994               1993
                        ----------------  ------------------  ---------------
                                 Percent             Percent          Percent
Non-Interest Expense     Amount  Change    Amount    Change   Amount  Change
-----------------------------------------------------------------------------
Salaries and wages      $ 58,177  + 9.8%  $ 52,986  -  1.2%  $ 53,654  +16.2%
Pension and other
 employee benefits        10,905  +10.0      9,910  - 17.8     12,052  +23.7
Net occupancy of
 banking premises         17,992  +14.0     15,777  - 24.0     20,749  +22.3
Furniture and equipment   11,259  + 2.9     10,937  +  7.7     10,155  +22.4
Intangible amortization    8,124  + 6.5      7,627  + 10.9      6,877 +882.4
Restructuring costs          400  -51.8        830  - 91.9     10,285
Other                     54,982  - 4.4     57,495  +  1.1     56,861  + 8.7
                        --------          --------           --------
                         161,839  + 4.0    155,562  -  8.8    170,633  +27.2
Provision for real
 estate losses               610                                1,445  -88.9
                        --------          --------           --------
   Total                $162,449  + 4.4   $155,562  -  9.6   $172,078  +16.9
                        ========          ========           ========

     Salaries and wages increased by 9.8 percent during 1995 primarily because of acquisitions. Pension and other employee benefits increased by 10.0 percent during 1995 primarily due to an adjustment which lowered medical insurance expense in 1994, higher retirement plan expense and the impact of acquisitions. The 1994 adjustment to medical insurance, which was the result of implementing a managed health care network and favorable claims experience, is also responsible for the majority of the 17.8 percent decrease in the "Pension and other employee benefits" category in 1994.
     Net occupancy of banking premises increased 14.0 percent during 1995 primarily because of higher property taxes, increased lease expense as a result of acquisitions, and building maintenance expenses. The 24.0 percent decrease during 1994 is primarily due to the restructuring actions taken in 1993 and decreases in building lease expense related to renegotiated and canceled leases primarily related to the New First City acquisition.
     Restructuring charges in 1993 totaled $10.3 million. These costs included $6.7 million in net occupancy restructuring related to banking office downsizing and valuations of certain banking premises owned resulting from the decision to sell such premises and $3.6 million related to an early retirement incentive program and job restructurings. The incomplete portion of the 1993 restructuring plan deals principally with the sale of two properties with an aggregate net carrying value of $1.4 million. These properties have been written down to their net realizable value. The Corporation has marketing plans in place to sell these properties.
     Furniture and equipment costs increased 2.9 percent in 1995 as a result of the acquisitions. The increase in furniture and equipment cost of 7.7 percent in 1994 can be attributed to higher depreciation, service contracts, software maintenance and amortization.
     Intangible amortization of $8,124,000 increased $497,000 in 1995 due to the acquisitions. During 1994, intangible amortization increased $750,000 as a result of a full year's amortization of goodwill and other intangibles associated with the acquisition of New First City during February 1993.
     Other non-interest expense was down 4.4 percent in 1995 mostly due to lower FDIC insurance premiums and the timing of charitable contributions. The Corporation paid FDIC insurance premiums of $3.6 million in 1995 compared to $6.9 million in 1994 and $6.8 million in 1993. For the second half of 1995, the FDIC assessment rate imposed on banks ranged from 4 cents for each $100 of domestic deposits (for well capitalized banks in the highest of three supervisory rating categories) to 31 cents (for inadequately capitalized banks in the lowest of the three supervisory rating categories). This was a decrease from the previous assessment range of 23 cents to 31 cents for those respective categories, for each $100 of domestic deposits. For 1996, the FDIC Board reduced the insurance premiums to zero for banks in the lowest risk category. However, various legislative proposals are pending which could result in banks paying a higher rate, reported to be approximately up to 2.4 cents per $100 of domestic deposits, to help address the shortfall in the savings and loan insurance fund.

     Other non-interest expense in 1994 was flat when compared to 1993. However, excluding those expenses associated with the acquisition of New First City in 1993, other non-interest expense increased 8.1 percent in 1994, due to the timing of charitable contributions, litigation expense (primarily a settlement) and state sales taxes.
     During 1995, the Corporation took a $610,000 provision for real estate losses compared with no provision in 1994 and $1,445,000 in 1993.
     The Corporation's efficiency ratio of 66.8 percent for 1995 improved from
71.4 percent for 1994 and 76.4 percent for 1993. The efficiency ratio measures what percentage of bank revenue is absorbed by non-interest expense. For the calculation of the 1993 ratio, the Corporation has excluded the $5.0 million in transition costs associated with the New First City acquisition and $10.3 million in restructuring costs as these were not part of the Corporation's normal operating costs.


Non-Interest Expense
Excluding Non-recurring Items
($ in thousands)
(Graphic material omitted)
                           Net Occupancy              Provision
Year    Salaries, Wages    & Furniture and            for Real Estate
Ended   and Benefits       Equipment         Other    Losses
-----   ---------------    ---------------   -------  ---------------
1991     $53,212            $24,186          $51,541    $20,799
1992      55,930             25,258           52,999     19,311
1993      64,494             30,904           60,050      1,445
1994      62,896             26,714           65,122          0
1995      69,082             29,251           63,106        610



INCOME TAXES
     The Corporation recognized income tax expense of $24,998,000 in 1995, $20,177,000 in 1994 and a tax benefit of $735,000 in 1993. At the beginning of 1993, the Corporation had a valuation allowance for deferred tax assets of $13.6 million. This valuation allowance was reduced to zero by the end of 1993 and resulted in the tax benefit. The valuation allowance for deferred tax assets was established at the beginning of 1993 with the adoption of Statement of Financial Accounting Standards No. 109(SFAS No. 109), "Accounting for Income Taxes." The one-time cumulative effect of adopting SFAS No. 109 was $8.4 million which favorably impacted net income for 1993. The Corporation's effective tax rates for 1995 and 1994 approximate the statutory rate of 35 percent.

SOURCES AND USES OF FUNDS
     Average assets for 1995 of $3,944,026,000 increased by 7.8 percent from 1994 levels and increased 4.2 percent between 1993 and 1994. Funding sources in 1995 were basically unchanged from the previous year, while the Corporation's uses of funds changed significantly. Loans replaced securities as the largest component of earning assets. This change reflects the increases in loan volumes from a year ago.



                                           Percentage of Total Average Assets
                                           ----------------------------------
Sources and Uses of Funds                      1995        1994        1993
-------------------------                     -------     ------      ------
Sources of Funds:
     Deposits:
       Demand                                 21.9%       22.9%       23.2%
       Time                                   61.6        62.4        64.6
     Federal funds purchased                   6.4         5.2         3.7
     Equity capital                            8.2         7.9         7.1
     Borrowed funds                             .3                      .1
     Other liabilities                         1.6         1.6         1.3
                                             ------      ------      ------
       Total                                 100.0%      100.0%      100.0%
                                             ======      ======      ======
Uses of Funds:
     Loans                                    42.7%       36.6%       33.4%
     Securities                               39.5        45.7        45.1
     Federal funds sold                        3.0         3.0         7.3
     Non-earning assets                       14.8        14.7        14.2
                                             ------      ------      ------
       Total                                 100.0%      100.0%      100.0%
                                             ======      ======      ======



LOANS
     Average loans for 1995 were $1,682,541,000, an increase of 25.6 percent from 1994 while period-end loans increased to $1,816,762,000 at year-end 1995, up 22.5 percent from the previous year. Most of the increase in period-end loans is attributable to commercial and real estate loans which increased $134 million and $123 million, respectively. This was driven by continued improved economic conditions in the Texas markets the Corporation serves. Approximately one third of the increase in total loans from a year ago resulted from acquisitions.


Total Average Loans and Yields
($ in millions)
(Graphic material omitted)

                           Average Loan
Year     Average Loans       Yield
----     -------------     ------------
1991       $1,190             9.21%
1992        1,046             8.11
1993        1,172             7.79
1994        1,340             7.97
1995        1,683             8.99




                                               December 31
                    ---------------------------------------------------------------
                             1995
                    -----------------------
Loan Portfolio
Analysis                      Percentage of
Period-End Balances  Amount   Total Loans    1994       1993       1992     1991
-----------------------------------------------------------------------------------
Real estate:
  Construction      $  54,168    3.0%   $   44,502 $   32,297 $   26,632 $   24,620
  Land                 37,695    2.1        36,805     32,317     39,991     61,436
  Permanent
  Mortgages:
    Commercial        198,276   10.9       177,223    144,122     77,347     64,605
    Residential       339,576   18.7       277,725    276,165    253,471    258,303
  Other               208,190   11.4       178,263    150,499    134,470    161,439
                      -------   ----       -------    -------    -------    -------
  Total Real estate   837,905   46.1       714,518    635,400    531,911    570,403
Commercial and
 industrial           508,990   28.0       375,085    311,436    256,520    283,074
Consumer              402,169   22.2       331,039    268,331    217,232    198,521
Financial
 institutions          10,409     .6         5,578        284      9,380     14,819
Foreign                43,847    2.4        45,290     31,763     17,871     31,988
Purchasing or
 carrying
 securities             1,711     .1         1,884      1,204      1,918      3,389
Other                  13,068     .7        13,386     17,797      7,737     21,019
Unearned
 discount              (1,337)   (.1)       (3,487)    (8,456)   (12,632)   (14,854)
                   ----------- ------   ---------- ---------- ---------- ----------
 Total             $1,816,762  100.0%   $1,483,293 $1,257,759 $1,029,937 $1,108,359
                   =========== ======   ========== ========== ========== ==========

Percent change
 from previous
 year                  +22.5%               +17.9%     +22.1%      -7.1%      -14.7%




     Total real estate loans at December 31, 1995 were $837,905,000 up 17.3 percent from year-end 1994. Amortizing permanent mortgages represented 64.2 percent of the total real estate loan portfolio at year end. Residential mortgages increased $61,434,000 or 22.1 percent. Real estate loans categorized as "other" are primarily amortizing commercial and industrial loans with maturities of less than five years. Approximately two thirds of all real estate loans are owner occupied or have a major tenant (National or Regional company) with a low or manageable risk level.


                                             December 31
                        ----------------------------------------------------
                               1995                     1994
                        ----------------------------------------------------
Real Estate Loans                 Percentage of             Percentage of
Period-End Balances     Amount  Real Estate Loans  Amount  Real Estate Loans
----------------------------------------------------------------------------
Construction          $ 54,168         6.5%        $44,502         6.2%
Land                    37,695         4.5          36,805         5.2
Permanent mortgages:
  Commercial           198,276        23.7         177,223        24.8
  Residential          339,576        40.5         277,725        38.9
Other                  208,190        24.8         178,263        24.9
                      --------       ------       --------       ------
  Total               $837,905       100.0%       $714,518       100.0%
                      ========       ======       ========       ======




                             December 31
                        --------------------------

                                  1993
                        --------------------------
Real Estate Loans                 Percentage of
Period-End Balances     Amount  Real Estate Loans
--------------------------------------------------
Construction          $ 32,297         5.1%
Land                    32,317         5.1
Permanent mortgages:
  Commercial           144,122        22.7
  Residential          276,165        43.4
Other                  150,499        23.7
                      --------       ------
  Total               $635,400       100.0%
                      ========       ======



MEXICAN LOANS
     At December 31, 1995, the Corporation's cross-border outstandings to Mexico, excluding $13,261,000 in loans secured by liquid U.S. assets, totaled $30,586,000 up from $24,023,000 last year. This growth reflects expansion in trade-related debt in connection with increased commerce with Mexico. All of the Corporation's Mexican loans are either secured by liquid U.S. assets or are unsecured loans to major financial institutions to finance international trade transactions. Of the trade related credits, approximately 94 percent are related to companies exporting from Mexico. At December 31, 1995, none of the Mexican related loans were on non-performing status.



                                        December 31
                            ------------------------------------------
                                             1995
                            ------------------------------------------
                                        Percentage of   Percentage of
Mexican Loans                Amount      Total Loans     Total Assets
----------------------------------------------------------------------
Financial institutions       $30,560          1.7%             .7%
Commercial and industrial         26
                             -------          ----            ----
   Total                     $30,586          1.7%             .7%
                             =======          ====            ====





                                         December 31
                            ------------------------------------------
                                             1994
                            ------------------------------------------
                                         Percentage of   Percentage of
Mexican Loans                 Amount      Total Loans     Total Assets
----------------------------------------------------------------------
Financial institutions       $23,999          1.6%             .6%
Commercial and industrial         24
                             -------          ----            ----
   Total                     $24,023          1.6%             .6%
                             =======          ====            ====




                                         December 31
                            ------------------------------------------
                                             1993
                            ------------------------------------------
                                         Percentage of   Percentage of
Mexican Loans                 Amount      Total Loans     Total Assets
----------------------------------------------------------------------
Financial institutions       $15,384          1.2%             .4%
Commercial and industrial         53
                             -------          ----            ----
   Total                     $15,437          1.2%             .4%
                             ========         ====            ====


The above table exclude $13,261,000, $21,267,000 and $16,326,000 in loans secured by liquid assets held in the United States in 1995, 1994 and 1993, respectively.



NON-PERFORMING ASSETS
     Non-performing assets decreased 19.0 percent to $16,155,000 at December 31, 1995, compared with $19,938,000 at December 31, 1994 and $31,110,000 at
December 31, 1993. Non-performing assets as a percentage of total loans and foreclosed assets decreased to .89 percent at December 31, 1995, down from 1.34 percent one year ago. Non-performing asset levels continued their steady decline from their high in 1989, which resulted from the dramatic economic downturn in Texas during the 1980's. The recovery of the Texas economy since that period created a demand for real estate and improved financial conditions in general enabling the Corporation to significantly reduce the levels of non-performing assets. Since 1990, non-performing assets have been reduced by charge-offs, sales of Other Real Estate Owned, and the resolution of problem loans.



                                         December 31
                          ---------------------------------------------------
Non-Performing Assets        1995        1994        1993      1992     1991
-----------------------------------------------------------------------------
Non-accrual and
 restructured loans        $14,646    $ 16,627    $ 27,677  $ 41,851 $ 71,447
Foreclosed assets            1,509       3,311       3,433     9,452   29,195
                           -------    --------    --------  --------  -------
     Total                 $16,155    $ 19,938    $ 31,110  $ 51,303 $100,642
                           =======    ========    ========  ======== ========
As a percentage of
 total assets                  .38%        .53%        .85%     1.63%    3.27%
As a percentage of
 total loans plus
 foreclosed assets             .89%       1.34%       2.47%     4.94%    8.85%
After-tax impact of lost
 interest per common share $   .10    $    .13    $    .20  $    .39 $    .78
Accruing loans 90 days
 past due:
  Consumer                 $ 1,276    $    574    $    765  $    414 $  1,378
  All other                  3,912       3,070       3,827     1,431    7,177
                           -------    --------    --------  --------  -------
     Total                 $ 5,188    $  3,644    $  4,592  $  1,845 $  8,555
                           =======    ========    ========  ======== ========

Interest income that would have been recorded in 1995 on non-performing assets, had such assets performed in accordance with their original contract terms, was $1,403,000 on non-accrual and restructured loans and $290,000 on foreclosed assets. No interest income was recorded on non-accrual and restructured loans during 1995.

Loans 90 days past due include $50,000 in foreign loans.




Non-Performing Assets
($ in millions)
(Graphic material omitted)
         Non-Accrual and     Foreclosed
Year     Restructured Loans    Assets
----     ------------------  ----------
1991        $ 72                $29
1992          42                  9
1993          28                  3
1994          17                  3
1995          15                  1


    Loans to a customer whose financial condition has deteriorated are considered for non-accrual status whether or not the loan is 90 days or more past due. All non-consumer loans 90 days or more past due are classified as non-accrual unless the loan is well secured and in the process of collection. When a loan is placed on non-accrual status, interest income is not recognized until collected, and any previously accrued but uncollected interest is reversed. Restructured loans have been modified as to original terms, resulting in a reduction or deferral of principal and/or interest as a concession to the debtor. Classification of an asset in the non-performing category does not preclude ultimate collection of loan principal or interest. Consumer loan delinquencies have increased slightly from last year as a result of the increased loan volumes; however, they remain below the national average.
     At December 31, 1995, the Corporation had $13,594,000 in loans to borrowers experiencing financial difficulties which had not been included in either of the non-accrual, restructured or 90 days past due loan categories. Management monitors such loans closely and reviews their performance on a regular basis.


ALLOWANCE FOR POSSIBLE LOAN LOSSES
     The allowance for possible loan losses was $31,577,000 or 1.74 percent of period-end loans at December 31, 1995, compared to $25,741,000 or 1.74 percent of period-end loans at year-end 1994. The allowance for possible loan losses as a percentage of non-accrual and restructured loans was 215.6 percent at December 31, 1995, up from 154.8 percent at December 31, 1994.
     The Corporation recorded a $6,272,000 provision for possible loan losses during 1995, compared to no provision recorded during 1994. The provision is reflective of the continued growth in the loan portfolio. Despite the growth in loans in 1994, no provision for possible loan losses was recorded due to continued improvements in economic activity in the cities served by the Corporation, improved credit quality and real estate values and net recoveries of $2.1 million. In 1993, the Corporation booked a credit to the provision for possible loan losses of $6,085,000 primarily reflecting improvements in credit quality and better real estate market conditions.
      The Corporation recorded net charge-offs of $436,000 for the year ended December 31, 1995, compared to net recoveries of $2,127,000 and $486,000 for the years ended December 31, 1994 and 1993, respectively. The Corporation's charge-offs in 1995 consisted primarily of consumer loan charge-offs, which increased to $3.8 million in 1995 from $2.4 million in 1994 primarily as a result of the increased loan volumes.



                                             Year Ended December 31
Allowance for                ------------------------------------------------------
Possible Loan Losses             1995      1994       1993       1992       1991
-----------------------------------------------------------------------------------
Average loans outstanding
 during year, net of
 unearned discount           $1,682,541 $1,339,656 $1,171,825 $1,045,883 $1,189,565
                             ========== ========== ========== ========== ==========

Balance of allowance
  for possible loan
  losses at beginning
  of year                    $   25,741 $   26,298  $  31,897 $   42,387 $   45,604
Provision (credit) for
  possible loan losses            6,272                (6,085)     5,498     23,166
Changes related to
  disposition of bank
  subsidiary                                (2,684)

Charge-offs:
  Real estate                      (228)    (1,349)    (3,481)   (11,073)   (18,459)
  Commercial and
   industrial                      (654)      (316)    (1,287)    (5,641)   (10,955)
  Consumer                       (3,797)    (2,357)    (3,369)    (3,293)    (3,395)
  Other, including
   foreign                           (2)                  (63)    (3,828)    (1,973)
                             ----------- ----------  --------- ---------- ----------
     Total charge-offs           (4,681)    (4,022)    (8,200)   (23,835)   (34,782)
                             ----------- ----------  --------- ---------- ----------

Recoveries:
  Real estate                     1,258      1,970      2,412      2,034      2,530
  Commercial and
   industrial                     1,722      2,434      3,577      3,783      3,691
  Consumer                        1,211      1,692      2,237      1,852      1,389
  Other, including
   foreign                           54         53        460        178        789
                             ----------  ---------- ---------- ---------- ----------
     Total recoveries             4,245      6,149      8,686      7,847      8,399
                             ----------  ---------- ---------- ---------- ----------
Net (charge-offs) recoveries       (436)     2,127        486    (15,988)   (26,383)
                             ----------  ---------- ---------- ---------- ----------
Balance of allowance for
 possible loan losses
 at end of year              $   31,577  $  25,741  $  26,298  $  31,897  $  42,387
                             ==========  =========  =========  =========  =========


Net (charge-offs) recoveries
 as a percentage of average
 loans outstanding during
 the year, net of unearned
 discount                          (.03)%      .16%       .04%     (1.53)%    (2.22)%
Allowance for possible loan
 losses as a percentage of
 year-end loans, net of
 unearned discount                 1.74       1.74       2.09       3.10       3.82

There were no foreign charge-offs in 1995-1993 or 1991. During 1992, the Corporation sold its $9,694,000 par bonds which had been received in 1990 under the Brady Mexican debt exchange. The par bonds were sold for $6,017,000 and resulted in a foreign charge-off of $3,677,000.

The 1994 allowance for possible loan losses includes a reduction of $2,684,000 related to the exchange of Cullen/Frost Bank in Dallas for Texas Commerce Bank-
Corpus Christi.



Allowance for Possible Loan Losses and Allowance to Year-End Loans
($ in thousands)
(Graphic material omitted)


Year    Allowance for possible       Allowance to           Allowance to Non-
Ended      loan losses               year-end loans         performing loans
-----   ----------------------       ---------------        -----------------
1991      $42,387                      3.82%                     59.3%
1992       31,897                      3.10                      76.2
1993       26,298                      2.09                      95.0
1994       25,741                      1.74                     154.8
1995       31,577                      1.74                     215.6



     On January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114"), as amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosure" ("SFAS No. 118"). These standards specify how allowances for certain impaired loans should be determined and the accounting for in-substance foreclosures. Adoption of these standards did not have a material impact on the Corporation's results of operations. Loans previously classified as in-substance foreclosures but for which the Corporation had not taken possession of the collateral have been reclassified to loans for all periods presented.
     The Corporation has certain lending policies and procedures in place which are designed to maximize loan income within an acceptable level of risk. These policies and procedures, some of which are described below, are reviewed regularly by senior management. A reporting system supplements this review process by providing management and the board of directors with frequent reports related to loan production, loan quality, loan delinquencies and non-performing and potential problem loans.
     Commercial and industrial loans are a diverse group of loans to small, medium and large businesses. The purpose of these loans vary from supporting seasonal working capital needs to term financing of equipment. These loans are underwritten after obtaining an understanding and analyzing the management and the financial condition of the business, including its ability to generate sufficient cash flow to repay the debt according to scheduled terms. While some short-term loans may be made on an unsecured basis, most are secured by the assets being financed with appropriate collateral margins.
     Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions. At December 31, 1995, the Corporation had no concentration of commercial and industrial loans in any single industry that exceeded 10% of total loans.
     The diversity of the commercial real estate portfolio allows the Corporation to reduce the impact of a decline in a single market or industry. In addition to monitoring and evaluating commercial real estate loans based on collateral, geography and risk grade criteria, management closely tracks its level of owner-occupied commercial real estate loans versus non-owner occupied loans. Additionally, the bank utilizes the knowledge of third party experts to provide insight and guidance about the economic conditions and dynamics of the markets served by the Corporation. Within the commercial real estate loan category, the Corporation's primary focus has been the growth of loans secured by owner-occupied properties. At December 31, 1995, a majority of the Corporation's commercial real estate loans were secured by owner-occupied properties. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Consequently, these loans must withstand the analysis of a commercial loan and the underwriting process of a commercial real estate loan.
     Loans secured by non-owner occupied commercial real estate are made to developers and builders who have a relationship with the Corporation and who have a proven record of success. These loans are underwritten through the use of feasibility studies, independent appraisal reviews, sensitivity analysis of absorption and lease rates and financial analysis of the developers and property owners. Sources of repayment for these types of loans may be pre-committed permanent loans from approved long-term lenders, sales of developed property or an interim loan commitment from the Corporation. These loans are closely monitored by on-site inspections and are considered more risky than the other real estate loans due to their ultimate repayment being sensitive to interest rate changes, general economic conditions and the availability of long-term financing.
     The consumer loan portfolio has three distinct segments. Indirect consumer loans, which represent 62 percent of the consumer loan portfolio, direct non-real estate consumer loans, which represent 26 percent of the portfolio and direct real estate consumer loans, which represent 12 percent. The indirect segment is composed almost exclusively of new and used automobile financing. Non-real estate direct loans include automobile loans, unsecured revolving credit products, personal loans secured by cash and cash equivalents, and other similar types of credit facilities. The direct real estate loans are primarily extended for home improvement purposes.
     A computer based credit scoring analysis is used to supplement the consumer loan underwriting process. To monitor and manage consumer loan risk, policies and procedures are developed and modified, as needed, jointly by line and staff personnel. This activity, coupled with relatively small loan amounts that are spread across many individual borrowers, minimizes the risk of any major charge-offs. Additionally, trend and outlook reports are provided to senior management on a frequent basis to aid in planning.

     The Corporation has an independent Loan Review Division that reviews and validates the credit risk program on a periodic basis. Results of these reviews are presented to senior management and the board of directors. Loan Review's function complements and reinforces the risk identification and assessment decisions made by lenders and credit personnel as well as the Corporation's policies and procedures.
     Loans identified as losses by management, internal loan review and/or bank examiners are charged-off. Furthermore, installment and credit card loans are charged-off automatically based on past-due status.
     An allowance for possible loan losses is maintained in an amount which, in management's judgment, provides an adequate reserve to absorb possible loan losses. Industry concentrations, specific credit risks, loan loss experience, current loan portfolio quality, the impact of rising interest rates, experience level and effectiveness of employees, economic, political and regulatory conditions and other pertinent factors are all considered in determining the adequacy of the allowance.
     An audit committee of non-management directors reviews the adequacy of the allowance for possible loan losses quarterly.



                                       December 31
                                -----------------------
                                          1995
                                 -----------------------
                                  Allowance    As a
                                     for     Percentage
                                  Possible      of
Allocation of Allowance             Loan       Total
for Possible Loan Losses           Losses      Loans
--------------------------------------------------------
Commercial and industrial        $ 7,991         .44%
Real estate                        9,076         .50
Consumer                          12,110         .67
Purchasing or carrying securities      6
Financial institutions                32
Other, including foreign             167         .01
Not allocated                      2,195         .12
                                 -------       -----
   Total                         $31,577        1.74%
                                 =======       =====




                                                   December 31
                                 ------------------------------------------------
                                           1994                    1993
                                 ----------------------- ------------------------
                                  Allowance    As a       Allowance     As a
                                     for     Percentage      for      Percentage
                                  Possible      of        Possible       of
Allocation of Allowance             Loan       Total        Loan        Total
for Possible Loan Losses           Losses      Loans       Losses       Loans
---------------------------------------------------------------------------------
Commercial and industrial        $ 4,291         .29%      $ 3,453        .27%
Real estate                        8,584         .58        10,432        .83
Consumer                          10,384         .70         6,756        .54
Purchasing or carrying securities      7                         3
Financial institutions                28                         8
Other, including foreign             160         .01           332        .03
Not allocated                      2,287         .16         5,314        .42
                                 -------        -----      -------       -----
   Total                         $25,741        1.74%      $26,298       2.09%
                                 =======        =====      =======       =====




                                                   December 31
                                 ------------------------------------------------
                                           1992                    1991
                                 ----------------------- ------------------------
                                  Allowance    As a       Allowance     As a
                                     for     Percentage      for      Percentage
                                  Possible      of        Possible       of
Allocation of Allowance             Loan       Total         Loan       Total
for Possible Loan Losses           Losses      Loans        Losses      Loans
---------------------------------------------------------------------------------
Commercial and industrial        $ 3,752         .36%     $ 4,970         .45%
Real estate                       14,069        1.37       17,725        1.60
Consumer                           5,238         .51        3,212         .29
Purchasing or carrying securities     59         .01            7
Financial institutions               123         .01          197         .02
Other, including foreign             498         .05        1,152         .10
Not allocated                      8,158         .79       15,124        1.36
                                 -------        ----      -------        ----
   Total                         $31,897        3.10%     $42,387        3.82%
                                 =======        ====      =======        ====



   Allocation of a portion of the allowance does not preclude its availability to absorb losses in other categories. The unallocated portion of the allowance represents an additional amount beyond that specifically reserved for specific risks available to absorb unidentified losses in the current loan portfolio.


SECURITIES
     Total securities, including securities available for sale, were $1,536,567,000 at year-end 1995. During the fourth quarter of 1995, the Financial Accounting Standards Board granted a one-time reassessment of the classification of all securities. The Corporation took advantage of this opportunity and reclassified $733,206,000 in securities from held to maturity to available for sale. Subsequently, in December 1995, the Corporation sold $79,075,000 in securities from its available for sale portfolio resulting in securities losses of approximately $1.5 million. This portfolio restructuring of replacing lower-yielding securities with higher-yielding securities should have a favorable impact on net interest income in the future. Securities available for sale totaled $1,325,836,000 at December 31, 1995, compared to $542,797,000 at year-end 1994. These securities consist primarily of U.S. Treasury securities and obligations of U.S. Government agencies. The remaining securities, consisting primarily of U.S. Government agency obligations, are classified as securities held to maturity and are carried at amortized cost.
     Debt securities are classified as held to maturity when the Corporation has the positive intent and ability to hold the securities to maturity. Available for sale securities are stated at fair value, with unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity.
     The average yield of the securities portfolio for the year ended December 31, 1995 was 6.36 percent compared with 5.70 percent for 1994.



                                              December 31
                      -----------------------------------------------------------------
                               1995                 1994                   1993
                      --------------------- --------------------- ---------------------
                      Period-end Percentage Period-end Percentage Period-end Percentage
Securities              Balance   of Total    Balance   of Total    Balance   of Total
---------------------------------------------------------------------------------------
U.S. Treasury         $  223,457     14.5%  $  241,625     15.2%  $  285,068     17.7%
U.S. Government
 agencies and
 corporations          1,301,731     84.7    1,325,070     83.1    1,280,915     79.5
States and political
 subdivisions              5,527       .4        5,683       .3        7,216       .4
Other                      5,852       .4       21,664      1.4       38,672      2.4
                      ----------    ------  ----------    ------  ----------    ------
   Total              $1,536,567    100.0%  $1,594,042    100.0%  $1,611,871    100.0%
                      ==========    ======  ==========    ======  ==========    ======
Average yield
 earned during
 the year (taxable-
 equivalent basis)          6.36%                5.70%                 5.78%



INTEREST RATE SWAPS
     During 1995, the Corporation continued its strategy of entering into off-balance sheet interest rate swaps to hedge its interest rate risk by converting fixed rate loans into synthetic variable rate instruments. The Corporation had 12 interest rate swaps at December 31, 1995. Seven swaps, with an original total notional amount of $59 million, were each a hedge against a specific commercial fixed rate loan. The remaining five swaps, with an original total notional amount of $91 million, were each a hedge against a specific pool of consumer fixed rate loans. These swaps are all amortizing swaps that amortize in conjunction with the specific loan or specific pool of loans which have lives ranging from two to ten years and were entered into with counterparts which have a long-term debt rating that is investment grade. At December 31, 1994, the Corporation had five interest rate swaps, each as a hedge against a specific fixed rate loan, with an original total notional amount of $39.8 million. These swaps were all amortizing swaps that amortized in conjunction with the loans which had lives ranging from five to ten years. The net amount payable or receivable from interest rate swap agreements is accrued as an adjustment to interest income and was not material in 1995 and 1994.




DEPOSITS

Total Average Deposits
 (Graphic material omitted)
        Average       Average     Average
Year     Demand        Time        Total      Cost of Time
Ended   Deposits     Deposits     Deposits      Deposits
-----   --------    ----------   ----------   ------------
1991    $599,439    $2,158,481   $2,757,920      5.34%
1992     665,528     2,045,169    2,710,697      3.36
1993     816,446     2,267,304    3,083,750      2.56
1994     836,711     2,284,148    3,120,859      2.71
1995     864,566     2,428,349    3,292,915      3.70




                       1995                  1994                  1993
                  ------------------  ------------------  -------------------
                  Average    Percent  Average    Percent   Average    Percent
Demand Deposits   Balance    Change   Balance    Change    Balance    Change
-----------------------------------------------------------------------------
Commercial and
 individual       $696,499   +3.4%    $673,764   + 6.7%    $631,363   +27.5%
Correspondent
 banks             131,295   +5.5      124,416   -13.0      143,008   + 4.8
Public funds        36,772   -4.6       38,531   - 8.4       42,075   +24.3
                  --------            --------             --------
    Total         $864,566   +3.3     $836,711   + 2.5     $816,446   +22.7
                  ========            ========             ========


     Total average time deposits increased 6.3 percent from 1994, with the largest dollar increase coming from time accounts under $100,000. All other categories of time deposits showed strong increases, except for savings and Interest-on-Checking, which were down 9.5 percent with virtually all of the decrease coming from passbook savings primarily due to the low rate environment.



                                     1995                  1994
                        ------------------------    -----------------------
                         Average   Percent          Average   Percent
Time Deposits            Balance   Change  Cost     Balance   Change  Cost
---------------------------------------------------------------------------
Savings and Interest-
 on-Checking           $  720,489  - 9.5%  1.76%  $  796,178  + 6.1%  1.81%
Money market
 deposit accounts         616,931  +12.7   3.84      547,237  + 2.3   2.87
Time accounts of
 $100,000 or more         450,959  +23.6   5.09      364,997  - 2.8   3.35
Time accounts under
 $100,000                 513,999  + 5.0   4.87      489,604  - 7.9   3.50
Public funds              125,971  +46.3   4.33       86,132  +14.9   2.90
                        ----------                ----------
  Total                $2,428,349  + 6.3   3.70   $2,284,148  +  .7   2.71
                       ==========                 ==========




                                    1993
                        -------------------------
                         Average   Percent
Time Deposits            Balance   Change   Cost
-------------------------------------------------
Savings and Interest-
 on-Checking           $  750,386  +38.7%  1.98%
Money market
 deposit accounts         534,814  +11.9   2.51
Time accounts of
 $100,000 or more         375,322  -19.0   2.77
Time accounts under
 $100,000                 531,803  +10.1   3.25
Public funds               74,979  - 5.8   2.83
                       ----------
  Total                $2,267,304  +10.9   2.56
                       ==========




     Mexico is a part of the natural trade territory of the banking offices of Cullen/Frost. Thus, dollar-denominated foreign deposits from Mexican sources have traditionally been a significant source of funding. The Corporation's average foreign deposits declined 4.4 percent from 1994. The turbulent economic conditions which started with the peso devaluation in December 1994 continued in 1995. The Mexican economy is expected to generate positive growth in 1996; however, the country is not expected to fully regain the jobs and production that were lost in 1995. Financial and political uncertainty, high interest rates, reduced real wages, and financial system difficulties will continue to restrain economic growth. This economic restraint is not expected to have a significant impact on the Corporation's level of foreign deposits.




Foreign Deposits                           1995       1994       1993
-----------------------------------------------------------------------
Average balance                         $498,610   $521,413   $505,746
Percentage of total average deposits        15.1%      16.7%      16.4%



SHORT-TERM BORROWINGS
     The Corporation's primary source of short-term borrowings is Federal funds purchased from correspondent banks and securities sold under repurchase agreements in the natural trade territories of the Cullen/Frost subsidiary banks, as well as from upstream banks.




                               1995              1994               1993
                         ----------------  ----------------  ----------------
                         Average  Average  Average  Average  Average  Average
Federal Funds            Balance  Rate     Balance  Rate     Balance  Rate
-----------------------------------------------------------------------------
Federal funds sold and
 securities purchased
 under resale agreements $117,158   5.75%  $108,762   3.81%  $255,613  3.02%
Federal funds purchased
 and securities sold
 under repurchase
 agreements               251,392   5.29    191,611   3.74    131,096  2.52
                         --------          --------          --------
  Net funds position     (134,234)         $(82,849)         $124,517
                         ========          ========          ========



     Other funding sources include a $7,500,000 short-term line of credit to the parent Corporation used for short-term liquidity needs. There were no borrowings outstanding from this source at December 31, 1995 and 1994.

CAPITAL
     At December 31, 1995, shareholders' equity reached the highest level in the Corporation's history, $341,464,000, an increase of 15.6 percent from $295,437,000 at December 31, 1994. The increase in 1995 was due primarily to earnings growth and an $11.1 million change in unrealized gains, net of taxes, on securities available for sale, partially offset by $12.7 million of dividends paid. The Corporation had an unrealized gain on securities available for sale, net of deferred taxes, of $8.5 million as of December 31, 1995 compared to a $2.6 million unrealized loss as of December 31, 1994, reflecting the change of $11.1 million during 1995. The unrealized gain is primarily due to the decline in market interest rates. Currently, under regulatory requirements, the unrealized gain or loss on securities available for sale is not included in the calculation of risk-based capital and leverage ratios.
     The Corporation paid a quarterly dividend of $.22 per common share during the first two quarters of 1995 increasing to $.35 per common share during the third and fourth quarters. The Corporation paid a quarterly dividend of $.15 per common share during the first three quarters of 1994 increasing to $.22 per common share during the fourth quarter.
     The Federal Reserve Board ("the Board") utilizes capital guidelines designed to measure Tier 1 and Total Capital and take into consideration the risk inherent in both on-balance sheet and off-balance sheet items.



                                             December 31, 1995     December 31, 1994
                                             -----------------     ------------------
Capital                                        Amount    Ratio      Amount      Ratio
-------------------------------------------------------------------------------------
Risk-Based
    Tier 1 Capital                          $  281,334  13.07%  $  256,552      14.44%
    Tier 1 Capital Minimum requirement          86,126   4.00       71,075       4.00

    Total Capital                           $  308,306  14.32%  $  278,806      15.69%
    Total Capital Minimum requirement          172,252   8.00      142,149       8.00
    Risk-adjusted assets, net of goodwill   $2,153,155          $1,776,863

Leverage ratio                                           6.94%                   6.99%
Average equity as a percentage
 of average assets                                       8.20                    7.85



     In December of 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") established five capital tiers for depository institutions. Effective December 16, 1992, federal banking agencies adopted final rules relating to these tiers. At December 31, 1995, the Corporation's subsidiary banks were considered "well capitalized" as defined by FDICIA, the highest rating, and the Corporation's capital ratios were in excess of "well capitalized" levels. A financial institution is deemed to be well capitalized if the institution has a total risk-based capital ratio of 10.0 percent or greater, a Tier 1 risk-based capital ratio of 6.0 percent or greater, and a Tier 1 leverage ratio of 5.0 percent or greater, and the institution is not subject to an order, written agreement, capital directive or prompt corrective action directive to meet and maintain a specific capital level for any capital measure.



PARENT CORPORATION
     Historically, a large portion of the parent Corporation's income which provides funds for the payment of dividends to shareholders and for other corporate purposes has been derived from Cullen/Frost's investments in subsidiaries. Dividends received from the subsidiaries are based upon each bank's earnings and capital position. See Note K-Dividends on page 37. Management fees are not assessed.


NON-BANKING SUBSIDIARIES
    Cullen/Frost has three principal non-banking subsidiaries. Main Plaza Corporation occasionally makes loans to qualified borrowers. Such loans are typically funded with borrowings against Cullen/Frost's current cash or borrowing against credit lines. Daltex General Agency, Inc., a managing general insurance agency, provides vendor's single interest insurance. The New Galveston Company is a wholly-owned second tier bank holding company subsidiary which holds all shares of each banking and non-banking subsidiary.

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING
     The management of Cullen/Frost Bankers, Inc. is responsible for the preparation of the financial statements, related financial data and other information in this annual report. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include amounts based on management's estimates and judgment where appropriate. Financial information appearing throughout this annual report is consistent with the financial statements.
     In meeting its responsibility both for the integrity and fairness of these financial statements and information, management depends on the accounting systems and related internal accounting controls that are designed to provide reasonable assurances that transactions are authorized and recorded in accordance with established procedures and that assets are safeguarded and that proper and reliable records are maintained.
     The concept of reasonable assurance is based on the recognition that the cost of a system of internal controls should not exceed the related benefits. As an integral part of the system of internal controls, Cullen/Frost maintains an internal audit staff which monitors compliance with and evaluates the effectiveness of the system of internal controls and coordinates audit coverage with the independent auditors.
     The Audit Committee of Cullen/Frost's Board of Directors, which is composed entirely of directors independent of management, meets regularly with management, regulatory examiners, internal auditors, the asset review staff and independent auditors to discuss financial reporting matters, internal controls, regulatory reports, internal auditing and the nature, scope and results of the audit efforts. Internal Audit and Asset Review report directly to the Audit Committee. The banking regulators, internal auditors and independent auditors have direct access to the Audit Committee.
     The consolidated financial statements have been audited by Ernst & Young LLP, independent auditors, who render an independent opinion on management's financial statements. Their appointment was recommended by the Audit Committee and approved by the Board of Directors and by the shareholders. The audit by the independent auditors provides an additional assessment of the degree to which Cullen/Frost's management meets its responsibility for financial reporting. Their opinion on the financial statements is based on auditing procedures, which include their consideration of the internal control structure and performance of selected tests of transactions and records, as they deem appropriate. These auditing procedures are designed to provide an additional reasonable level of assurance that the financial statements are fairly presented in accordance with generally accepted accounting principles in all material respects.


/s/ T.C. FROST
T.C. Frost
Senior Chairman and
Chief Executive Officer

/s/ RICHARD W. EVANS, JR.
Richard W. Evans, Jr.
Chairman and Chief Operating
Officer

/s/ PHILLIP D. GREEN
Phillip D. Green
Executive Vice President and
Chief Financial Officer




CONSOLIDATED STATEMENTS OF OPERATIONS
CULLEN/FROST BANKERS, INC. AND SUBSIDIARIES
(dollars in thousands, except per share amounts)
                                                            Year Ended December 31
                                                        -----------------------------
                                                          1995       1994       1993
                                                        --------   --------   --------
Interest income:
 Loans, including fees                                  $150,497   $106,252   $ 90,756
 Securities:
  Taxable                                                 98,521     94,760     90,447
  Tax-exempt                                                 341        349        698
                                                        --------   --------   --------
  Total Securities                                        98,862     95,109     91,145
Time deposits                                                  2          2          4
Federal funds sold and securities
  purchased under resale agreements                        6,732      4,146      7,714
                                                        --------   --------   --------
    Total Interest Income                                256,093    205,509    189,619
Interest expense:
 Deposits                                                 89,809     61,996     58,079
 Federal funds purchased and securities
  sold under repurchase agreements                        13,296      7,166      3,304
 Long-term notes payable and other borrowings                733                   410
                                                        --------   --------   --------
    Total Interest Expense                               103,838     69,162     61,793
                                                        --------   --------   --------
    Net Interest Income                                  152,255    136,347    127,826
Provision (credit) for possible loan losses                6,272                (6,085)
                                                        --------   --------   --------
    Net Interest Income After Provision
    (Credit) for Possible Loan Losses                    145,983    136,347    133,911
Non-interest income:
 Trust department                                         31,762     29,529     26,278
 Service charges on deposit accounts                      30,382     28,182     27,303
 Other service charges, collection and
  exchange charges, commissions and fees                  11,055      9,366      7,972
 Net gain (loss) on securities transactions               (1,396)    (4,038)     1,433
 Other                                                    15,940     13,776     13,243
                                                        --------   --------   --------
    Total Non-Interest Income                             87,743     76,815     76,229
Non-interest expense:
 Salaries and wages                                       58,177     52,986     53,654
 Pension and other employee benefits                      10,905      9,910     12,052
 Net occupancy of banking premises                        17,992     15,777     20,749
 Furniture and equipment                                  11,259     10,937     10,155
 Provision for real estate losses                            610                 1,445
 Restructuring costs                                         400        830     10,285
 Other                                                    63,106     65,122     63,738
                                                        --------   --------   --------
    Total Non-Interest Expense                           162,449    155,562    172,078
                                                        --------   --------   --------
    Income Before Income Taxes (Credits) and
     Cumulative Effect of Accounting Change               71,277     57,600     38,062
Income taxes (credits)                                    24,998     20,177       (735)
                                                        --------   --------   --------
Income before cumulative effect of accounting change      46,279     37,423     38,797
Cumulative effect of change in accounting for income taxes                       8,439
                                                        --------   --------   --------
   Net Income                                           $ 46,279   $ 37,423   $ 47,236
                                                        ========   ========   ========
Per Share
 Income before cumulative effect of accounting change-
 Primary                                                $   4.08   $   3.33   $   3.48
 Fully diluted                                              4.06       3.33       3.48

 Net income-
 Primary                                                    4.08       3.33       4.24
 Fully diluted                                              4.06       3.33       4.24

 Dividends                                                  1.14        .67        .15

See notes to consolidated financial statements.



CONSOLIDATED BALANCE SHEETS
CULLEN/FROST BANKERS, INC. AND SUBSIDIARIES
(dollars in thousands, except per share amounts)


                                                               December 31
                                                        -----------------------
                                                            1995       1994
                                                        ----------  ----------
Assets
Cash and due from banks                                 $  533,333  $  365,792
Time deposits                                                   64          12
Securities held to maturity (market value:
 1995-$214,962; 1994-$981,801)                             210,731   1,051,245
Securities available for sale                            1,325,836     542,797
Federal funds sold and securities purchased under
 resale agreements                                         100,550     167,550
Loans, net of unearned discount of $1,337 in 1995
 and $3,487 in 1994                                      1,816,762   1,483,293
  Less: Allowance for possible loan losses                 (31,577)    (25,741)
                                                        ----------  ----------
     Net loans                                           1,785,185   1,457,552
Banking premises and equipment                              89,493      88,667
Accrued interest and other assets                          155,019     120,105
                                                        ----------  ----------
         Total Assets                                   $4,200,211  $3,793,720
                                                        ==========  ==========
Liabilities
Demand deposits:
 Commercial and individual                              $  792,879  $  710,138
 Correspondent banks                                       127,549      77,425
 Public funds                                               71,581      44,740
                                                        ----------  ----------
     Total demand deposits                                 992,009     832,303
Time deposits:
 Savings and Interest-on-Checking                          718,582     763,300
 Money market deposit accounts                             711,865     559,153
 Time accounts                                             998,738     842,520
 Public funds                                              224,539      90,686
                                                        ----------  ----------
     Total time deposits                                 2,653,724   2,255,659
                                                        ----------  ----------
       Total deposits                                    3,645,733   3,087,962
Federal funds purchased and securities sold under
 repurchase agreements                                     111,395     370,235
Accrued interest and other liabilities                     101,619      40,086
                                                        ----------  ----------
       Total Liabilities                                 3,858,747   3,498,283

Shareholders' Equity
Common stock, par value $5 per share                        55,997      55,615
  Shares authorized: 1995-30,000,000;1994-30,000,000
  Shares outstanding: 1995-11,199,450;1994-11,123,062
Surplus                                                    118,418     116,362
Retained earnings                                          158,563     126,038
Unrealized gain (loss) on securities available for sale,
  net of tax                                                 8,486      (2,578)
                                                        ----------  ----------
       Total Shareholders' Equity                          341,464     295,437
                                                        ----------  ----------
       Total Liabilities and Shareholders' Equity       $4,200,211  $3,793,720
                                                        ==========  ==========
See notes to consolidated financial statements.




CONSOLIDATED STATEMENTS OF CASH FLOWS
CULLEN/FROST BANKERS, INC. AND SUBSIDIARIES
(dollars in thousands)

                                                      Year Ended December 31
                                                  ------------------------------
                                                      1995       1994       1993
                                                  ---------  ---------  ---------
Operating Activities
Net income                                        $  46,279  $  37,423  $  47,236
Adjustments to reconcile net income to
 net cash provided by operating activities:
 Provision (credit) for possible loan losses          6,272                (6,085)
 Provision for real estate losses                       610                 1,445
 Provision (credit) for deferred taxes               (1,150)     2,106     (6,364)
 Accretion of discounts on loans                     (1,870)    (4,563)    (8,615)
 Accretion of securities' discounts                 (17,031)   (11,624)    (2,602)
 Amortization of securities' premiums                 2,248      3,385      5,678
 Net realized loss(gain) on securities
  transactions                                        1,396      4,038     (1,433)
 Net gain on sale of assets                          (5,297)    (2,074)    (3,443)
 Depreciation and amortization                       18,825     18,448     16,766
 (Increase )decrease in accrued interest
  receivable                                         (3,092)    (2,603)     1,624
 Increase in accrued interest payable                 2,763      1,629        160
 Restructuring accrual                                 (561)    (1,695)     7,715
 Cumulative effect of change in accounting
  principle                                                                (8,439)
 Net change in other assets and liabilities          36,497      2,669       (634)
                                                  ---------  --------- ----------
  Net cash provided by operating activities          85,889     47,139     43,009
Investing Activities
Proceeds from sales of securities held to maturity                        101,309
Proceeds from maturities of securities
 held to maturity                                   106,424    145,609    483,153
Purchases of securities held to maturity               (833)  (209,773)  (900,825)
Proceeds from sales of securities
 available for sale                                 147,468    170,894    101,181
Proceeds from maturities of securities
 available for sale                                 677,915    343,330    778,066
Purchases of securities available for sale         (806,723)  (451,883)  (688,504)
Net increase in loan portfolio                     (208,107)  (207,741)   (64,638)
Proceeds from sales of equipment                         31      4,458      4,167
Purchases of premises and equipment                  (6,352)   (16,403)   (13,326)
Proceeds from sales of repossessed properties         1,719      2,912      4,775
Net cash and cash equivalents received from
 bank acquisition                                     8,734    (22,536)   183,131
                                                  ---------  --------- ----------
  Net cash used by investing activities             (79,724)  (241,133)   (11,511)
Financing Activities
Net increase (decrease) in demand deposits,
 IOC accounts, and savings accounts                 305,696    (34,165)   108,968
Net increase (decrease) in certificates of deposit   68,329    (25,210)  (175,267)
Net increase (decrease) in Federal funds purchased
 and securities sold under repurchase agreements   (267,565)   206,116     43,605
Principal payments on long-term debt                                       (3,400)
Proceeds from employee stock purchase plan
 and options                                            691      3,061      2,154
Dividends paid                                      (12,723)    (7,415)    (1,650)
                                                  ---------   --------  ---------
  Net cash provided (used) by financing
   activities                                        94,428    142,387    (25,590)
                                                  ---------   --------  ---------
  Increase (decrease) in cash and
 cash equivalents                                   100,593    (51,607)     5,908
Cash and cash equivalents at beginning of
 year                                               533,354    584,961    579,053
                                                  ---------   --------  ---------
  Cash and cash equivalents at end of year       $  633,947  $ 533,354  $ 584,961
                                                  =========  =========  =========

See notes to consolidated financial statements.




CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
CULLEN/FROST BANKERS, INC. AND SUBSIDIARIES
(dollars in thousands)
                                                                 Unrealized
                                                                 Gain (Loss)
                                                                on Securities
                                        Common           Retained  Available
                                         Stock  Surplus  Earnings  for Sale   Total
                                      -------- -------- --------- --------- --------
Balance at January 1, 1993             $52,061 $102,042  $ 52,041           $206,144
 Net Income for 1993                                       47,236             47,236
 Proceeds from employee stock purchase
  plan and options                         387    1,767                        2,154
 Tax benefit related to exercise of
  stock options                                     207                          207
 Issuance of restricted stock               25      152                          177
 Loan payments from employee stock
  ownership plan                                              200                200
 Restricted stock plan deferred
  compensation expense                                        (59)               (59)
 Conversion of subordinated debentures   2,339    7,661                       10,000
 Unrealized gain on securities
  available for sale, net of tax                                    $9,124     9,124
 Cash dividend                                             (1,650)            (1,650)

 Effect of ten percent stock dividend      234    1,556    (1,790)
                                      --------  -------   -------   ------   -------
Balance at December 31, 1993            55,046  113,385    95,978    9,124   273,533
 Net Income for 1994                                       37,423             37,423
 Proceeds from employee stock purchase
  plan and options                         537    2,553       (29)             3,061
 Tax benefit related to exercise of
  stock options                                     256                          256
 Issuance of restricted stock               32      168                          200
 Loan payments from employee stock
  ownership plan                                              170                170
 Restricted stock plan deferred
  compensation, net                                           (89)               (89)
 Unrealized gain on securities
  available for sale, net of tax                                   (11,702)  (11,702)
 Cash dividend                                             (7,415)            (7,415)
                                       -------  -------   -------   ------  --------
Balance at December 31, 1994            55,615  116,362   126,038   (2,578)  295,437
 Net Income for 1995                                       46,279             46,279
 Proceeds from employee stock purchase
  plan and options                         250      475       (34)               691
 Tax benefit related to exercise of                 503                          503
  stock options
 Issuance of restricted stock              132    1,078                        1,210
 Restricted stock plan deferred
  compensation, net                                          (997)              (997)
 Unrealized gain (loss) on securities
  available for sale, net of tax                                    11,064    11,064
 Cash dividend                                            (12,723)           (12,723)
                                       ------- --------  --------   ------  --------
Balance at December 31, 1995           $55,997 $118,418  $158,563   $8,486  $341,464
                                       ======= ========  ========   ======  ========

See notes to consolidated financial statements.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CULLEN/FROST BANKERS, INC. AND SUBSIDIARIES

NOTE A - SUMMARY OF ACCOUNTING POLICIES
     Cullen/Frost Bankers, Inc., ("Cullen/Frost" or "the Corporation") through its wholly- owned subsidiary banks provides a broad array of products and services throughout central and south Texas. In addition to general commercial banking, other products and services offered include trust and investment management, mortgage banking, asset based lending, treasury management and item processing.
     The accounting and reporting policies followed by Cullen/Frost are in accordance with generally accepted accounting principles and conform to general practices within the banking industry. The more significant accounting and reporting policies are summarized below.

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

     Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

     Securities - Effective December 31, 1993, the Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 115. Under this pronouncement, management determines the appropriate classification of securities at the time of purchase and reevaluates such designation as of each balance sheet date. If the securities are purchased with the intent and the Corporation has the ability to hold the securities until maturity, they are classified as securities held to maturity and carried at amortized cost. Securities to be held for indefinite periods of time are classified as available for sale and stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity. The adjusted carrying value of the specific security sold is used to compute gain or loss on the sale of securities. Declines in value other than temporary declines are adjusted against the security with a charge to operations. During the fourth quarter of 1995, the Financial Accounting Standards Board ("FASB") granted a one-time reassessment of the classification of all securities.

     Loans - Interest on loans is accrued and accreted to operations based on the principal amount outstanding. Interest on certain consumer loans is recognized over their respective terms using a method which approximates the interest method. Generally, loans are placed on a non-accrual status if principal or interest payments become 90 days past due and/or management deems the collectability of the principal and/or interest to be in question. Once interest accruals are discontinued, uncollected but accrued interest is charged to current year operations. Loans which are determined to be uncollectible are charged to the allowance for possible loan losses. The collectability of loans is continually reviewed by management.

     Allowance for Possible Loan Losses - The allowance for possible loan losses is established through a provision for possible loan losses charged to current operations. The amount maintained in the allowance reflects management's continuing assessment of the potential losses inherent in the portfolio based on evaluations of industry concentrations, specific credit risks, loan loss experience, current loan portfolio quality, and anticipated economic, political and regulatory conditions. The Corporation adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosure", effective January 1, 1995. As a result of applying the new standard, the 1995 allowance for possible loan losses related to loans that are identified in accordance with SFAS No. 114 is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans and the income recognized in accordance with SFAS No. 118 is based on the collectability of the principal amount. The adoption of the standard did not have a material impact on the Corporation's financial position or results of operation.

     Foreclosed Assets - Foreclosed assets consist of property which has been formally repossessed. Collateral obtained through foreclosure is recorded at the lower of fair value less estimated selling costs or the underlying loan amounts. Write-downs are provided for subsequent declines in value. In accordance with SFAS No. 114, a loan is classified as in-substance foreclosure when the Corporation has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. In accordance with SFAS No. 114, loans previously classified as in-substance foreclosure but for which the Corporation had not taken possession of the collateral have been reclassified to loans. Reclassifications related to in-substance have been made to make prior years comparable. These reclassifications did not impact the Company's financial condition or results of operations.

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

     Intangible Assets - The excess of cost over fair value of net assets of businesses acquired (goodwill) is amortized on a straight-line and accelerated basis (as appropriate) over periods not exceeding forty years. Core deposit and other intangibles are amortized on an accelerated basis over their estimated remaining lives. Intangible assets are included in other assets. All such intangible assets are periodically evaluated as to the recoverability of their carrying value.

     Federal Income Taxes - Cullen/Frost files a consolidated federal income tax return which includes the taxable income of all of its principal subsidiaries. Applicable federal income taxes of the individual subsidiaries are generally determined on a separate return basis. Effective January 1, 1993, deferred federal income taxes are recognized under SFAS No. 109 which requires use of the liability method. The liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting bases and the tax bases of assets and liabilities. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

     Accounting Changes - The following is a brief discussion of the SFAS pronouncements issued by the FASB in 1995 which apply to the Corporation.
     Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of: In March 1995, the FASB issued SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the present value of expected future cash flows from the use of the asset and its eventual disposition are less than the carrying amount of the asset, an impairment loss is recognized. This statement will be adopted in the first quarter of 1996. The adoption is not expected to have a material impact on financial position or results of operations.
     Accounting for Mortgage Servicing Rights: In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights." This statement requires that corporations recognize rights to service mortgage loans for others as separate assets, whether those rights are acquired through loan origination activities or through purchase activities. Additionally, the Corporation must periodically assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. This standard will be adopted in the first quarter of 1996. The adoption is not expected to have a material impact on financial position or results of operations.
     Accounting for Stock-Based Compensation: In October 1995, the FASB issued SFAS No. 123 "Accounting for Stock-Based Compensation." SFAS No. 123, effective for fiscal years beginning after December 31, 1995, defines a fair value-based method of accounting and establishes financial accounting and reporting standards for stock-based employee compensation plans. Under the fair value-based method, compensation cost is measured at the grant date based upon the value of the award and is recognized over the service period. SFAS No. 123 allows for the election to continue to measure stock-based compensation cost using the intrinsic value method of Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" (APB No. 25). The election of this option requires a pro forma disclosure of net income and earnings per share as if the fair value-based method of accounting, as defined by SFAS No. 123, had been applied. Currently, the Corporation expects to continue to follow APB No. 25 and will adopt the required disclosures for financial statements beginning in 1996.


NOTE B - ACQUISITIONS

     The transactions listed below have been accounted for as purchase transactions with the total cash consideration funded through internal sources. The purchase price has been allocated to the underlying assets and liabilities based on estimated fair value at the date of acquisition. Such estimates may be subsequently revised. Results of operations are included from the date of acquisition.


1996 ACQUISITIONS
S.B.T. Bancshares, Inc. - San Marcos
     On January 5, 1996, the Corporation paid approximately $17.7 million to acquire S.B.T. Bancshares, Inc., including its subsidiary, State Bank and Trust Company in San Marcos, Texas. Goodwill associated with the transaction amounted to approximately $6.6 million and will be amortized on a straight-line method over a 15-year life. Approximately $4.6 million of other intangibles associated with the acquisition will be amortized over their estimated lives ranging from five to ten years on an accelerated method. The Corporation acquired loans of approximately $51 million and deposits of approximately $112 million.

Park National Bank - Houston
     On February 15, 1996, the Corporation paid approximately $33.5 million to acquire Park National Bank in Houston, Texas. Goodwill associated with the transaction amounted to approximately $9.9 million and will be amortized on a straight-line method over a 15-year life. Approximately $7.6 million of other intangibles associated with the acquisition will be amortized over their estimated lives ranging from five to ten years on an accelerated method. The Corporation acquired loans of approximately $157 million and deposits of approximately $225 million.


1995 ACQUISITIONS
Valley Bancshares, Inc. - McAllen
     On April 4, 1995, the Corporation paid approximately $9.2 million to acquire Valley Bancshares, Inc., including its subsidiary, Valley National Bank in McAllen, Texas. Goodwill associated with the transaction amounted to approximately $1.7 million and is being amortized on a straight-line method over a 15-year life.
Approximately $3.3 million of other intangibles associated with the acquisition are being amortized over their estimated lives ranging from six to ten years on an accelerated method. The Corporation acquired loans of approximately $28 million and deposits of approximately $49 million. Cullen/Frost's results of operation would not have been materially impacted if the Valley Bancshares acquisition had occurred at the beginning of 1995 or 1994.


National Commerce Bank - Houston
     On May 19, 1995, the Corporation paid approximately $24.2 million to acquire National Commerce Bank in Houston, Texas. Goodwill associated with the transaction amounted to approximately $9.6 million and is being amortized on a straight-line method over a 15-year life. Approximately $6.3 million of other intangibles associated with the acquisition are being amortized over their estimated lives ranging from six to eleven years on an accelerated method. The Corporation acquired loans of approximately $95 million and deposits of approximately $101 million. Cullen/Frost's results of operations would not have been materially impacted if the National Commerce acquisition had occurred at the beginning of 1995 or 1994.


Comerica Bank branches - San Antonio
     On July 21, 1995, the Corporation acquired the two San Antonio branches of Comerica Bank Texas. The Corporation acquired loans of approximately $2 million and deposits of approximately $34 million.


1994 ACQUISITIONS
Texas Commerce Bank-Corpus Christi
     On April 15, 1994, the Corporation acquired Texas Commerce Bank in Corpus Christi in exchange for Cullen/Frost Bank of Dallas, N.A. ("C/F Dallas"). The banks exchanged were of comparable asset size. C/F Dallas represented 4.6 percent of the Corporation's total assets at March 31, 1994. No gain or loss was recognized on this transaction. The exchange did not have a material effect on the operating results of the Corporation.

Creekwood Capital Corporation - Houston
     Frost National Bank, lead bank of Cullen/Frost, paid approximately $5.1 million to acquire all of the capital stock of Creekwood Capital Corporation ("Creekwood") on December 2, 1994. Creekwood provides financing to small- and medium-sized companies in the form of senior, asset-based loans. This transaction added approximately $23 million in loans. Goodwill recorded as a result of the transaction approximated $2.3 million and will be amortized over ten years using the straight-line method. Cullen/Frost's results of operations would not have been materially impacted if the Creekwood acquisition had occurred at the beginning of 1994 or 1993.



NOTE C - CASH AND DUE FROM BANKS
     Cullen/Frost subsidiary banks are required to maintain reserves with the Federal Reserve Bank which are equal to specified percentages of deposits. The average amounts of reserve balances were $37,397,000 for 1995 and $47,302,000 for 1994.


NOTE D - SECURITIES

Securities

     A summary of the amortized cost and estimated fair value of securities is presented below.


                                      December 31, 1995
                            ------------------------------------------------
                            Amortized   Unrealized  Unrealized   Estimated
(in thousands)                Cost         Gains       Losses   Fair Value
----------------------------------------------------------------------------
Securities Held to
 Maturity:
    U.S. Treasury
    U.S. Government
     agencies and
     corporations          $  205,364   $   4,014   $       79    $ 209,299
    States and political
     subdivisions               5,342         296                     5,638
    Other                          25                                    25
                            ---------   ---------   ----------   ----------
         Total             $  210,731  $    4,310   $       79   $  214,962
                            =========   =========   ==========   ==========



                                      December 31, 1995
                            ------------------------------------------------
                            Amortized   Unrealized  Unrealized   Estimated
(in thousands)                Cost         Gains       Losses   Fair Value
----------------------------------------------------------------------------
Securities Available
 for Sale:
    U.S. Treasury          $  223,263     $   194                $  223,457
    U.S. Government
     agencies and
     corporations           1,083,509      17,777   $   4,919     1,096,367
    States and political
     subdivisions                 184           3           2           185
    Other                       5,824           5           2         5,827
                            ---------   ---------   ----------   ----------
         Total             $1,312,780   $  17,979   $   4,923    $1,325,836
                            =========   =========   ==========   ==========




                                      December 31, 1994
                            ------------------------------------------------
                            Amortized   Unrealized  Unrealized   Estimated
(in thousands)                Cost         Gains       Losses   Fair Value
----------------------------------------------------------------------------
Securities Held to
 Maturity:
    U.S. Treasury            $      660                          $      660
    U.S. Government
     agencies and
     corporations             1,038,890   $ 3,353     $72,677       969,566
    States and political
     subdivisions                 5,683        10          79         5,614
    Other                         6,012        28          79         5,961
                             ----------   -------     -------    ----------
         Total               $1,051,245   $ 3,391     $72,835    $  981,801
                             ==========   =======     =======    ==========





                                      December 31, 1994
                            ------------------------------------------------
                            Amortized   Unrealized  Unrealized   Estimated
(in thousands)                Cost         Gains       Losses   Fair Value
----------------------------------------------------------------------------
Securities Available
 for Sale:
     U.S. Treasury           $241,186     $    36      $  257    $240,965
     U.S Government
      agencies and
      corporations            290,019       2,561       6,400     286,180
     Other                     15,558         100           6      15,652
                             --------     -------      ------    --------
           Total             $546,763     $ 2,697      $6,663    $542,797
                             ========     =======      ======    ========


The amortized cost and estimated fair value of securities at December 31, 1995 are presented below by contractual maturity. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.


                                                  December 31, 1995
                             -------------------------------------------------------------
                             Securities Held to Maturity   Securities Available for Sale
                             -------------------------------------------------------------
                                Amortized      Estimated       Amortized       Estimated
(in thousands)                    Cost        Fair Value         Cost         Fair Value
---------------------------------------------------------------------------------------
Due in one year or less        $       50     $       50       $  223,488    $  223,682
Due after one year through
 five years                           185            186            1,013         1,017
Due after five years through
 ten years                            723            743               34            34
Due after ten years                 4,409          4,684            4,736         4,736
                               ----------     ----------       ----------    ----------
                                    5,367          5,663          229,271       229,469
Mortgage-backed securities and
 collateralized mortgage          205,364        209,299        1,083,509     1,096,367
 obligations                   ----------     ----------       ----------    ----------
    Total                      $  210,731     $  214,962       $1,312,780    $1,325,836
                               ==========     ==========       ==========    ==========


     On November 15, 1995, the FASB staff issued a special report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." In accordance with provisions in this report, the Corporation took advantage of a one-time reassessment of the classification of all securities and reclassified securities with an amortized cost of $733,206,000 from the held to maturity category to the available for sale category. The unrealized loss on those securities at the time of the transfer was $2,351,000.
     Proceeds from sales of securities available for sale during 1995 were $147,468,000. During 1995, gross gains of $100,000 and gross losses of $1,496,000 were realized on those sales. Proceeds from sales of securities available for sale during 1994 were $170,894,000. During 1994, gross gains of $226,000 and gross losses of $4,264,000 were realized on those sales. Proceeds from sales of debt securities during 1993 were $202,490,000. During 1993, securities were sold in anticipation of adopting Statement of Financial
Accounting Standards No. 115.   During 1993, gross gains of $1,502,000 and
gross losses of $69,000  were realized on those sales.
     The carrying value of securities pledged to secure public funds, trust deposits, securities sold under repurchase agreements and for other purposes as required or permitted by law amounted to $342,003,000 at December 31, 1995 and $833,034,000 at December 31, 1994.



 NOTE E - LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES
     A summary of loans outstanding follows:



                                                              December 31
                                                     -------------------------
 (in thousands)                                           1995          1994
------------------------------------------------------------------------------
Real Estate:
  Construction                                       $   54,168    $   44,502
  Land                                                   37,695        36,805
  Permanent mortgages:
    Commercial                                          198,276       177,223
    Residential                                         339,576       277,725
  Other                                                 208,190       178,263
Commercial and industrial                               508,990       375,085
Consumer                                                402,169       331,039
Financial institutions                                   10,409         5,578
Foreign                                                  43,847        45,290
Purchasing or carrying securities                         1,711         1,884
Other                                                    13,068        13,386
Unearned discount                                        (1,337)       (3,487)
                                                     ----------    ----------
  Total loans                                        $1,816,762    $1,483,293
                                                     ==========    ==========



      In the normal course of business, in order to meet the financial needs of its customers, the Corporation is a party to financial instruments with off-balance sheet risk. These include commitments to extend credit and standby letters of credit which commit the Corporation to make payments on behalf of customers when certain specified future events occur. Both arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the

Corporation's normal credit policies. Collateral is obtained based on management's credit assessment of the customer. No material losses are anticipated as a result of these commitments. Commitments to extend credit and standby letters of credit amounted to $631,887,000 and $39,911,000, respectively, at December 31, 1995. Commitments to extend credit and standby letters of credit amounted to $504,183,000 and $43,035,000, respectively, at December 31, 1994. Commercial and industrial loan commitments represent approximately 78 percent and 72 percent of the total loan commitments outstanding at December 31, 1995 and 1994, respectively.
     The majority of the Corporation's real estate loans are secured by real estate in San Antonio. Mortgage loans of approximately $7.3 million and $4.9 million were held for sale by the Corporation and are included in residential permanent mortgages at December 31, 1995 and 1994, respectively. These loans are valued at the lower of cost or market, on an aggregate basis.
     In the normal course of business, Cullen/Frost subsidiary banks make loans to directors and officers of both Cullen/Frost and its subsidiaries. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Loans made to directors and executive officers of Cullen/Frost and its significant subsidiaries, including loans made to their associates, amounted to $57,692,000 and $33,802,000 at December 31, 1995 and 1994,
respectively. During 1995, additions to these loans amounted to $82,331,000, repayments totaled $57,805,000 and other changes totaled $636,000. These other changes consist primarily of changes in related-party status. Standby letters of credit extended to directors and executive officers of Cullen/Frost and its significant subsidiaries and their associates amounted to $1,386,000 and $1,363,000 at December 31, 1995 and 1994, respectively.
     A summary of the changes in the allowance for possible loan losses follows:


                                                    Year Ended December 31
                                               ----------------------------------
(in thousands)                                    1995         1994         1993
---------------------------------------------------------------------------------
Balance at the beginning of the year            $25,741      $26,298      $31,897
Provision (credit) for possible loan losses       6,272                    (6,085)
Changes related to disposition of bank
  subsidiary                                                  (2,684)
Net charge-offs:
  Losses charged to the allowance                (4,681)      (4,022)      (8,200)
  Recoveries                                      4,245        6,149        8,686
                                                -------      -------      -------
    Net (charge-offs) recoveries                   (436)       2,127          486
                                                -------      -------      -------
Balance at the end of the year                  $31,577      $25,741      $26,298
                                                =======      =======      =======



     At December 31, 1995, the recorded investment in impaired loans totaled $9,112,000, of which $4,565,000 related to loans with no valuation reserve and $4,547,000 related to loans with a valuation reserve of $712,000. The majority of the impaired loans were real estate loans and collectability was measured based on the fair value of the collateral. The average recorded investment in the impaired loans during 1995 was approximately $9,312,000. Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is fully assured, in which case interest is recognized on the cash basis. There was no interest revenue recognized on impaired loans by the Corporation during 1995. The total allowance for possible loan losses includes activity related to allowances calculated in accordance with SFAS No. 114 and activity related to other loan loss allowances determined in accordance with SFAS No. 5.


NOTE F - NON-PERFORMING ASSETS

     A summary of non-performing assets follows:


                                                         December 31
                                                      ---------------------
(in thousands)                                          1995         1994
---------------------------------------------------------------------------
Non-accrual and restructured loans                    $14,646       $16,627
Foreclosed assets                                       1,509         3,311
                                                      -------       -------
                                                      $16,155       $19,938
                                                      =======       =======




     There was no interest income recognized on non-accrual and restructured loans by Cullen/Frost in 1995. The Corporation recognized approximately $7,000 in interest income on non-accrual and restructured loans in 1994 compared with approximately $57,000 in 1993. Had these reduced earning and non-earning loans performed according to their original contract terms, Cullen/Frost would have recognized interest income of approximately $1,403,000 in 1995, $1,082,000 in 1994 and $1,394,000 in 1993.

NOTE G - BANKING PREMISES AND EQUIPMENT

     A summary of banking premises and equipment follows:



                                                    December 31
                         --------------------------------------------------------------
                                      1995                          1994
                         -----------------------------   ------------------------------
                                   Accumulated                     Accumulated
                                   Depreciation    Net             Depreciation    Net
                                       And       Carrying              And       Carrying
(in thousands)              Cost   Amortization   Value    Cost    Amortization   Value
---------------------------------------------------------------------------------------
Land                      $ 35,468              $35,468   $ 34,319              $34,319
Buildings                   40,443   $17,100     23,343     38,409   $17,680     20,729
Furniture and equipment     71,505    56,258     15,247     67,050    50,398     16,652
Leasehold improvements      29,776    15,950     13,826     26,150    12,600     13,550
Construction in progress     1,609                1,609      3,417                3,417
                          --------   -------    -------    -------   -------    -------
  Total banking premises
    and equipment         $178,801   $89,308    $89,493   $169,345   $80,678    $88,667
                          ========   =======    =======   ========   =======    =======



NOTE H - DEPOSITS

     A summary of deposits outstanding by category follows:



                                                        December 31
                                            ----------------------------------
(in thousands)                                  1995                  1994
------------------------------------------------------------------------------
Demand deposits                             $  992,009            $  832,303
Savings and Interest-on-Checking               718,582               763,300
Money market deposit accounts                  711,865               559,153
Time accounts of $100,000 or more              467,652               370,739
Time accounts under $100,000                   531,086               471,781
Other                                          224,539                90,686
                                            ----------            ----------
  Total deposits                            $3,645,733            $3,087,962
                                            ==========            ==========



Foreign deposits totaled $494,872,000 and $531,343,000 at December 31, 1995 and 1994, respectively.


NOTE I- BORROWED FUNDS

    Cullen/Frost has a $7,500,000 revolving credit facility with another financial institution. The line of credit bears interest at prime. There were no borrowings outstanding on this line at December 31, 1995 and 1994.


    NOTE J-COMMON STOCK AND EARNINGS PER COMMON SHARE
     The weighted-average number of shares outstanding used to compute primary and fully diluted earnings per common share were 11,337,824 and 11,389,830, respectively, for the year ended December 31, 1995. The weighted-average number of shares outstanding used to compute primary and fully diluted earnings per share were 11,222,911 and 11,150,788 for the years ended December 31, 1994 and 1993, respectively.
     Earnings per share calculations for the years ended December 31, 1995, 1994, and 1993 include the effect of common stock equivalents applicable to the stock option contracts.



NOTE K- DIVIDENDS

     Cullen/Frost is primarily dependent upon dividends from its subsidiary banks to provide funds for the payment of dividends to shareholders and to provide for other cash requirements. The amount of dividends that subsidiary banks may declare is subject to regulatory regulations. The subsidiary banks had approximately $18,846,000 available for the payment of dividends to Cullen/Frost at December 31, 1995.

NOTE L- LEASES AND RENTAL AGREEMENTS
     Rental expense for all leases amounted to $9,842,000, $8,822,000 and $11,699,000 for the years ended December 31, 1995, 1994 and 1993, respectively.
     The Corporation's lead bank, Frost National Bank, leases an office building and parking garage from separate partnerships in which a member of a Bank director's immediate family is a principal investor. The Bank's director has no direct financial interest in the transaction. The lease expense for the building and parking garage was $4,404,000, $4,368,000 and $4,688,000 for 1995,
1994 and 1993, respectively. The leases for the building and garage expire in 2000 and 1999, respectively.
     A summary of the total future minimum rental commitments due under non-cancelable equipment leases and long-term agreements on banking premises at December 31, 1995 follows:


                                                                     Total
(in thousands)                                                    Commitments
------------------------------------------------------------------------------
1996                                                                $10,902
1997                                                                  9,102
1998                                                                  8,355
1999                                                                  7,612
2000                                                                  4,780
Subsequent to 2000                                                   18,424
                                                                    -------
    Total future minimum rental commitments                         $59,175
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

     The funded status of the plans and the amounts recognized in Cullen/Frost's consolidated balance sheets at December 31, 1995 and 1994 are presented below:




(in thousands)                                                   1995      1994
---------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
 Accumulated benefit obligation, including vested
  benefits of $25,441 in 1995 and $21,290 in 1994              $26,638   $21,991
                                                               =======   =======
Projected benefit obligation for service rendered
 to date                                                       $39,808   $31,659
Plan assets at fair value (primarily listed stocks and
 U.S. and corporate bonds)                                      24,991    18,384
                                                               -------   -------
Projected benefit obligation in excess of plan assets           14,817    13,275
Unrecognized net loss from past experience different from
 that assumed and effects of changes in assumptions             (7,775)   (6,729)
Unrecognized prior service cost                                 (5,407)   (4,519)
Unrecognized net transitional asset                                790       890
                                                               -------   -------
Accrued pension cost included in other liabilities             $ 2,425   $ 2,917
                                                               =======   =======


Net pension cost included the following components:



(in thousands)                                       1995       1994      1993
--------------------------------------------------------------------------------
Service cost for benefits earned during the year   $ 1,731    $1,444    $1,172
Actual return on plan assets, net of expenses       (3,837)      388      (567)
Interest cost on projected benefit obligation        2,607     2,306     2,135
Net amortization and deferral                        2,788    (1,326)     (345)
                                                   -------    ------    ------
  Net pension cost                                 $ 3,289    $2,812    $2,395
                                                   =======    ======    ======


     The weighted-average discount rate used for calculating the pension obligation at December 31, 1994 and for calculating the net periodic pension cost for 1995 was 8 percent; the assumed rate of future compensation increases was 5 percent. The discount rate used for calculating the pension obligation at December 31, 1995 was 7.5 percent, and the assumed rate of future compensation increases was 5 percent; these assumptions will be used for calculating the 1996 net periodic pension cost. The expected long-term rate of return on plan assets is 9 percent.
     Effective January 1, 1994, the Corporation adopted a supplemental executive retirement plan ("SERP") for certain key executives. The plan provides for target retirement benefits, as a percentage of pay, beginning at age 55. The target percentage is 45 percent of pay at age 55, increasing to 60 percent at age 60 and later. Benefits under the SERP are reduced, dollar-for-dollar, by benefits received under the Retirement and Restoration Plans, described above, and any social security benefits.

Savings Plans -
     The Corporation maintains a 401(k) stock purchase plan (the "401(k) Plan"). The 401(k) Plan permits each participant to make before- or after-tax contributions up to 16% of eligible compensation. Cullen/Frost makes matching contributions to the 401(k) Plan based on the amount of each participants'
contributions up to a maximum of six percent of eligible compensation.   All
eligible employees as of December 31, 1990 became participants in the 401(k) Plan and are 100 percent vested in the Corporation's matching contributions. Eligible employees hired on or after January 1, 1991 must complete 90 days of service to be eligible for enrollment and vest in the Corporation's matching contributions over a five-year period. Shares issued under the 401(k) Plan totaled 55,434 during 1995, 62,626 during 1994 and 43,018 during 1993. The
Corporation's gross expenses related to the 401(k) Plan were $1,521,000 and $1,296,000 for 1995, 1994 and 1993, respectively. During 1995 and 1994, the
Corporation utilized forfeitures of $1,439,000 and $539,000, respectively, to offset this expense.

     The 1991 Thrift Incentive Stock Purchase Plan ("1991 Stock Purchase Plan") was adopted to offer those employees whose participation in the 401(k) Plan is limited, an alternative means of receiving comparable benefits. Cullen/Frost shares issued under this plan totaled 14,903 during 1995, 17,051 during 1994 and 17,909 during 1993. The Corporation's expenses related to the 1991 Stock Plan were $595,000, $574,000 and $541,000 for 1995, 1994 and 1993,
respectively.

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


     The following is a summary of option transactions in each of the last three years.


                               1983 Plan             1988 Plan            1992 Stock Plan
                        ---------------------  ----------------------  -------------------
                                 Option Price            Option Price         Option Price
                        Options   Per Share     Options   Per Share   Options  Per Share
------------------------------------------------------------------------------------------
Balance, Dec. 31, 1992   74,425  $6.82-$14.09  182,394  $6.03-$10.91  62,948 $25.45
  Granted                                                            116,660  35.50
  Exercised              11,404   6.82- 14.09    9,871   6.03- 10.91
  Canceled                  993   6.82          12,067   6.03- 10.91   4,036  25.45
                        ------- -------------  ------- -------------  ------  ------
Balance, Dec. 31, 1993   62,028   6.82- 14.09  160,456   6.03- 10.91 175,572  25.45-$35.50
  Granted                                                            160,500  31.38- 36.25
  Exercised              11,039   6.82- 14.09   16,884   6.03- 10.91   1,369  25.45
  Canceled                                       8,947   6.03- 10.91   8,172  25.45- 35.50
                        -------  ------------- -------   -----------  ------ -------------
Balance, Dec. 31, 1994   50,989   6.82- 14.09  134,625   6.03- 10.91 326,531  25.45- 36.25
  Granted                                                            102,000  45.75
  Exercised              21,968   6.82- 14.09   17,326   6.03- 10.91  11,871  25.45- 36.25
  Canceled                1,254  10.91             902  10.91          2,627  25.45- 35.50
                        -------  -------------  -------  ----------- ------- -------------
Balance, Dec. 31, 1995   27,767 $ 6.82-$14.09  116,397  $6.03-$10.91 414,033 $25.45-$45.75
                        ======= ============== =======  ============ ======= =============



     In 1995, restricted stock grants of 26,450 were awarded under the 1992 Stock Plan. Restricted stock grants awarded under the 1992 Stock Plan totaled 6,375 and 4,988 shares for 1994 and 1993, respectively. Deferred compensation expense related to the restricted stock was $213,000 in 1995, $111,000 in 1994, and $117,000 in 1993. The market value of restricted shares at the date of grant is expensed over the restriction period.
     The Corporation has change-in-control agreements with 16 of its executives. Under eight of these agreements, as revised, each covered person could receive, in the event of a change in control, one-half of his base compensation upon the effectiveness of the change in control, and from one and one-half times up to 2.49 times (depending on the executive) of his average annual W-2 compensation during the previous five years if such person is constructively terminated or discharged for reasons other than cause within two years following the change in control. Under the remaining eight agreements, each covered person could receive from two times up to 2.99 times (depending on the executive) of his average W-2 compensation during the previous five years if such person is constructively terminated or discharged for reasons other than cause within two years following the change in control. These agreements, other than certain instances of stock appreciation and SERPS, limit payments to avoid being considered "parachute payments" as defined by the Internal Revenue Code. The maximum contingent liability under these agreements approximated $8,458,000 at December 31, 1995.
      The Corporation adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" on January 1, 1993. The adoption of this statement did not have a material impact on the financial position or operations of the Corporation. The FASB issued SFAS No. 112, "Employers' Accounting for Post Employment Benefits" effective for calendar year 1994. This statement requires accrual accounting for certain benefits other than pensions that were previously accounted for on a cash basis. The adoption of this statement did not have a material effect on the Corporation's financial statements.

NOTE N- INCOME TAXES


     The following is an analysis of the Corporation's income taxes included in the consolidated statements of operations for the years ended December 31, 1995, 1994, and 1993.




(in thousands)                        1995         1994         1993
----------------                     -------      -------      ------
Current income tax expense           $26,148      $18,071     $ 5,629
Deferred income tax                   (1,150)       2,106       7,196
Decrease in deferred tax valuation
 allowance                                                    (13,560)
                                    --------     -------       -------
Income tax expense (credit) as
 reported                            $24,998      $20,177     $  (735)
                                     =======      =======     ========



     The following is a reconciliation of the difference between income tax expense as reported and the amount computed by applying the statutory income tax rate to income before income taxes, extraordinary credit, and cumulative effect of accounting change:


                                                        Year Ended December 31
                                                   ------------------------------
(in thousands)                                       1995       1994        1993
--------------                                     ------------------------------
Income before income taxes and cumulative
    effect of accounting change                     $71,277    $57,600   $38,062
Statutory rate                                           35%        35%       35%
                                                   --------    -------   -------
Income tax expense at the statutory rate             24,947     20,160    13,322
Effect of tax-exempt interest                          (565)      (406)     (574)
Change in deferred tax valuation allowance                               (13,560)
Other                                                   616        423        77
                                                   --------    -------   -------
Income tax expense (credit) as reported             $24,998    $20,177   $  (735)
                                                   ========    =======   =======



     Cullen/Frost adopted SFAS No. 109, "Accounting for Income Taxes," as of January 1, 1993. As permitted by SFAS No. 109, Cullen/Frost elected not to restate the financial statements for years prior to adoption. The cumulative effect of the change increased net income $8,439,000 in 1993.
     The Corporation recorded tax expense of $24,998,000 in 1995 compared to a tax expense of $20,177,000 in 1994 and a tax benefit of $735,000 in 1993. The effective tax rate in 1993 was affected by the reduction of the valuation allowance for deferred tax assets established at the beginning of 1993 by $13.6 million. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The reduction of the valuation allowance was based mainly on the level of earnings obtained in 1993 and projected future earnings. At December 31, 1993, no valuation allowance was considered necessary because Cullen/Frost had $5,600,000 in recoverable taxes paid in prior years, the future reversal of approximately $8,900,000 in taxable temporary differences, and future income. At December 31, 1994, no valuation allowance for deferred tax assets was necessary because they were supported by $20,900,000 in recoverable taxes paid in prior years and the future reversal of approximately $4,300,000 in taxable temporary differences. At December 31, 1995, no valuation reserve is necessary because deferred tax assets are supported by $43,000,000 in recoverable taxes paid in prior years and the future reversal of approximately $5,100,000 in taxable temporary differences.

     Cullen/Frost recognized a tax benefit of $489,000 and $1,413,000 related to securities transactions in 1995 and 1994, respectively. Cullen/Frost recognized a tax expense of $501,000 related to securities transactions in 1993.

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 1995, 1994 and 1993 are presented below:




(in thousands)                                             1995       1994       1993
-----------------------------------------------------    --------    -------    -------
Deferred tax assets:
   Allowance for possible loan losses                    $11,432     $ 9,010    $10,452
   Other real estate and repossessed collateral              662       1,844      3,964
   Building modification reserve                           1,592       1,592      1,592
   Gain on sale of assets                                  1,289       1,402      1,416
   Intangibles                                             1,280       2,633      1,316
   Net occupancy restructuring                             1,197       1,988      2,334
   Unrealized loss on securities available for sale                    1,388
   Other                                                     996       1,338      2,943
                                                         -------     -------    -------
          Total gross deferred tax assets                 18,448      21,195     24,017


Deferred tax liabilities:
   Depreciation and amortization                         $  (871)    $  (882)   $(2,129)
   Prepaid expenses                                         (670)       (631)      (880)
   Unrealized gain on securities available for sale       (4,570)                (4,913)
   Other                                                    (700)       (462)    (1,070)
                                                         -------     -------    -------
          Total gross deferred tax liabilities            (6,811)     (1,975)    (8,992)
                                                         -------     -------    -------
          Net deferred tax asset                         $11,637     $19,220    $15,025
                                                         =======     =======    =======


NOTE O- NON-INTEREST EXPENSE

     Significant components of other non-interest expense for the years ended December 31, 1995, 1994, and 1993 are presented below:



                                                 Year Ended December 31
                                              -----------------------------
Other Non-Interest Expense (in thousands)        1995       1994      1993
---------------------------------------------------------------------------
Outside computer service                      $ 8,108     $ 8,918   $10,611
FDIC insurance                                  3,624       6,926     6,793
Other professional expenses                     2,729       2,920     3,953
Intangible amortization                         4,339       4,381     3,865
Amortization of goodwill                        3,785       3,246     3,012
Stationery printing and supplies                3,394       2,722     2,890
Other                                          37,127      36,009    32,614
                                              -------     -------   -------
  Total                                       $63,106     $65,122   $63,738
                                              =======     =======   =======



NOTE P- CASH FLOW DATA
     For purposes of reporting cash flow, cash and cash equivalents include the following:



                                                      December 31
                                             ------------------------------
(in thousands)                                 1995       1994       1993
---------------------------------------------------------------------------
Cash and due from banks                      $533,333   $365,792   $334,564
Time deposits                                      64         12        147
Federal funds sold and securities purchased
 under resale agreements                      100,550    167,550    250,250
                                             --------   --------   --------
                                             $633,947   $533,354   $584,961
                                             ========   ========   ========


     Generally, Federal funds are sold for one-day periods and securities purchased under resale agreements are held for less than thirty-five days.



     Supplemental cash flow information is as follows:



                                                         Year Ended December 31
                                                   ---------------------------------
(in thousands)                                        1995        1994        1993
------------------------------------------------------------------------------------
Cash paid:
  Interest                                         $101,075     $ 67,533    $ 61,633
  Income Taxes                                       25,399       17,020       6,695
Non-cash items:
  Loans originated to facilitate the sale of
   foreclosed assets                                  2,059        1,717       5,275
  Loan foreclosures                                   1,883          422       1,090
  Conversion of long-term debt to common stock                                10,000
  Swap of C/F Dallas for Texas Commerce Bank-
     Corpus Christi                                                2,599



NOTE Q-FAIR VALUES OF FINANCIAL INSTRUMENTS
Fair Values of Financial Instruments - SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. This disclosure does not and is not intended to represent the fair value of the Corporation.

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments.

Cash and cash equivalents: The carrying amounts reported on the balance sheet for cash and short-term investments approximate their fair value.

Interest-bearing deposits in other banks: The carrying amount reported on the consolidated balance sheet approximates the estimated fair value.

Securities: Estimated fair values are based on quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar instruments.

Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain mortgage loans are based on quoted market prices of similar loans sold, adjusted for differences in loan characteristics. The fair value for other loans is estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximated its fair value.

Deposits: SFAS No. 107 defines the fair value of demand deposits as the amount payable on demand, and prohibits adjusting fair value for any deposit base intangible. The deposit base intangible is not considered in the fair value
amounts.   The carrying amounts for variable-rate money market accounts approximate their fair value. Fixed-term certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities.

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

The estimated fair values of the Corporation's financial instruments are as follows:

                                                         December 31
                                       -------------------------------------------------
                                                   1995                 1994
                                       -------------------------------------------------
                                                     Estimated               Estimated
                                         Carrying       Fair      Carrying      Fair
(in thousands)                             Amount      Value       Amount      Value
-----------------------------------------------------------------------------------------
Financial assets:
  Cash and cash equivalents             $   633,883  $  633,883    $  533,342  $  533,342
  Interest-bearing deposits in
     other banks                                 64          64            12          12
  Securities                              1,536,567   1,540,798     1,594,042   1,524,598
  Loans                                   1,816,762   1,822,864     1,483,293   1,458,160
  Allowance for loan losses                 (31,577)                  (25,741)  1,458,160
                                        -----------  ----------    ----------  ----------
    Net loans                             1,785,185   1,822,864     1,457,552   1,458,160
Financial liabilities:
  Deposits                                3,645,733   3,645,935     3,087,962   3,081,447
  Short-term borrowings                     134,741     134,741       370,235     370,235

Off-balance sheet instruments:
  Interest rate swaps                                    (3,824)                      492



NOTE R -  DERIVATIVE FINANCIAL INSTRUMENTS

     During 1995, the Corporation continued its strategy of entering into off-balance sheet interest rate swaps to hedge its interest rate risk by converting fixed rate loans into synthetic variable rate instruments. The Corporation had 12 interest rate swaps at December 31, 1995. Seven swaps, with an original total notional amount of $59 million, were each a hedge against a specific commercial fixed rate loan. The remaining five swaps, with an original total notional amount of $91 million, were each a hedge against a specific pool of consumer fixed rate loans. These swaps are all amortizing swaps that amortize in conjunction with the specific loan or specific pool of loans which have lives ranging from two to ten years and were entered into with counterparts which have a long-term debt rating that is investment grade. At December 31, 1994, the Corporation had five interest rate swaps, each as a hedge against a specific fixed rate loan, with an original total notional amount of $39.8 million. These swaps were all amortizing swaps that amortized in conjunction with the loans which had lives ranging from five to ten years. The net amount payable or receivable from interest rate swap agreements is accrued as an adjustment to interest income and was not material in 1995 or 1994.
     The Corporation's credit exposure on swaps is limited to the value of interest rate swaps that have become favorable to the Corporation. At December 31, 1995, the Corporation had no credit exposure to our interest rate swap counterparts.



NOTE S - CONTINGENCIES
     Certain subsidiaries of Cullen/Frost are defendants in various matters of litigation which have arisen in the normal course of conducting a commercial banking business. In the opinion of management, the disposition of such pending litigation will not have a material effect on Cullen/Frost's consolidated financial position.



NOTE T - RESTRUCTURING CHARGES
     During 1993, the Corporation recorded restructuring charges of $10.3 million. Included in the charges were $6.7 million related to downsizing office space used to provide banking services, $1.9 million for a retirement incentive program and $1.7 million in related job eliminations and restructurings. Of the $6.7 million net occupancy restructuring charge, a portion ($2.4 million) was for leased space and the remainder for valuations on owned buildings resulting from the decision to sell. At December 31, 1995, the accrual for leased space is $1.0 million. The reduction is due primarily to lease payments, net of sublease payments, that were applied against the restructuring accrual. The incomplete portion of the 1993 restructuring plan deals principally with the sale of two properties with an aggregate net carrying value of $1.4 million. These properties have been written down to their net realizable values. The Corporation has marketing plans in place to sell these properties.

NOTE U - CONDENSED PARENT CORPORATION FINANCIAL STATEMENTS
     Condensed financial information of the parent Corporation as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 follows:



                                                        Year Ended December 31
                                                       --------------------------------
 Statement of Operations (in thousands)                   1995         1994       1993
---------------------------------------------------------------------------------------
Income:
 Dividends from second tier
  bank holding company subsidiary                       $56,631     $21,373     $21,692
 Interest and other                                       1,101         537         220
                                                       -------     -------     --------
    Total Income                                         57,732      21,910      21,912
Expenses:
 Salaries and employee benefits                           1,051       2,450         812
 Interest                                                                           111
 Other                                                    1,375       2,025       1,553
                                                        -------     -------     -------
    Total Expenses                                        2,426       4,475       2,476
                                                        -------     -------     -------
     Income Before Income Tax Credits
      and Equity in Undistributed Net
      Income of Subsidiaries                             55,306      17,435      19,436
Income tax credits                                          375         678      22,351
Equity in undistributed net income
 of subsidiaries                                         (9,402)     19,310       5,449
                                                        -------    --------     -------
    Net Income                                          $46,279    $37,423      $47,236
                                                        =======    ========     =======




                                                                    December 31
                                                              ------------------------
Balance Sheets (in thousands)                                  1995            1994
--------------------------------------------------------------------------------------
Assets
Cash and time deposits                                        $    350        $    251
Securities purchased under resale agreements                    54,300          18,400
Loans to non-bank subsidiaries                                   1,198           1,440
Investments in second tier bank holding company subsidiary     292,026         280,894
Other                                                            1,308           1,495
                                                              --------        --------
   Total Assets                                               $349,182        $302,480
                                                              ========        ========
Liabilities
Other                                                         $  7,718        $  7,043
                                                              --------        --------
   Total Liabilities                                             7,718           7,043
Shareholders' Equity                                           341,464         295,437
                                                              --------        --------
   Total Liabilities and Shareholders' Equity                 $349,182        $302,480
                                                              ========        ========




                                                              Year Ended December 31
                                                         -------------------------------
Statements of Cash Flows (in thousands)                     1995        1994       1993
-----------------------------------------------------------------------------------------
Operating Activities
Net income                                               $ 46,279   $ 37,423    $ 47,236
Adjustments to reconcile net income to net cash
 provided by operating activities:
   Net income of subsidiaries                             (47,229)   (40,683)    (27,141)
   Dividends from subsidiaries                             56,631     21,373      21,692
   Decrease (increase) in interest receivable                   2        (59)        189
   Decrease in interest payable                                           (2)        (83)
   Net change in other liabilities and assets               1,576      2,954     (19,199)
                                                         --------    -------     -------
      Net cash provided by operating activities            57,259     21,006      22,694
Investing Activities
Capital contributions to subsidiaries                      (9,470)    (1,239)    (33,025)
Net (increase) decrease in loans                              242        758        (132)
                                                         --------    -------     -------
      Net cash used by investing activities                (9,228)      (481)    (33,157)
Financing Activities
Proceeds from employee stock purchase plans and options       691      3,061       2,154
Cash dividends                                            (12,723)    (7,415)     (1,650)
                                                         --------    -------     -------
      Net cash (used) provided by financing activities    (12,032)    (4,354)        504
                                                         --------    -------     -------
      Increase (Decrease) in cash and cash equivalents     35,999     16,171      (9,959)
Cash and cash equivalents at beginning of year             18,651      2,480      12,439
                                                         --------    -------     -------
      Cash and cash equivalents at end of year           $ 54,650   $ 18,651     $ 2,480
                                                         ========    =======     =======


REPORT OF ERNST & YOUNG LLP
INDEPENDENT AUDITORS

SHAREHOLDERS AND BOARD OF DIRECTORS
CULLEN/FROST BANKERS, INC.


     We have audited the accompanying consolidated balance sheets of Cullen/Frost Bankers, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cullen/Frost Bankers, Inc. and Subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.
     As discussed in Notes A and N to the financial statements, in 1993 the Corporation changed its method of accounting for certain investments in debt securities and changed its method of accounting for income taxes.

                                                 ERNST & YOUNG LLP

San Antonio, Texas
January 31, 1996

FINANCIAL STATISTICS
CULLEN/FROST BANKERS, INC. AND SUBSIDIARIES
(in thousands)

     The following unaudited schedules and statistics are presented for additional information and analysis.



                                                                 1995/1994
                                                     --------------------------------
                                                     Increase (Decrease)
                                                      Due to Change in        Total
                                                     -------------------     or Net
                                                      Average    Average    Increase
Rate/Volume Analysis                                  Rate       Balance    (Decrease)
-------------------------------------------------------------------------------------
Changes in interest earned on:
  Time deposits                                      $      1    $     (1)  $      0
  Securities:
    U.S. Treasury                                       3,659      (1,680)     1,979
    U.S. Government agencies and corporations           6,400      (3,588)     2,812
    States and political subdivisions
      Tax-exempt                                          (14)         (1)       (15)
      Taxable                                                          (5)        (5)
Other                                                     211      (1,236)    (1,025)
Federal funds sold and securities purchased
 under resale agreements                                2,245         341      2,586
Loans                                                  14,844      29,647     44,491
                                                     ---------   ---------  ---------
    Total                                              27,346      23,477     50,823
Changes in interest paid on:
  Savings, Interest-on-Checking                           426       1,339      1,765
  Money market deposits accounts                       (5,780)     (2,186)    (7,966)
  Time accounts and public funds                      (16,010)     (5,602)   (21,612)
  Federal funds purchased and securities sold
    under repurchase agreements                        (3,497)     (2,633)    (6,130)
  Long-term notes payable and other borrowings                       (733)      (733)
                                                     ---------   ---------  ---------
     Total                                            (24,861)     (9,815)   (34,676)
                                                     ---------   ---------  ---------
Changes in net interest income                       $  2,485    $ 13,662   $ 16,147
                                                     =========   =========  =========


The allocation of the rate/volume variance has been made on a pro-rata basis assuming absolute values. The above information is shown on a taxable-equivalent basis assuming a 35 percent tax rate.



                                                                 1994/1993
                                                     --------------------------------
                                                     Increase (Decrease)
                                                      Due to Change in        Total
                                                     -------------------     or Net
                                                      Average     Average    Increase
Rate/Volume Analysis                                   Rate       Balance   (Decrease)
-------------------------------------------------------------------------------------
Changes in interest earned on:
  Time deposits                                      $      1    $     (3)  $     (2)
  Securities:
    U.S. Treasury                                        (338)     (9,885)   (10,223)
    U.S. Government agencies and corporations          (4,714)     20,512     15,798
    States and political subdivisions
      Tax-exempt                                          (37)       (498)      (535)
      Taxable                                             (11)        (79)       (90)
Other                                                     208      (1,382)    (1,174)
Federal funds sold and securities purchased
 under resale agreements                                1,664      (5,232)    (3,568)
Loans                                                   1,545      13,898     15,443
                                                     ---------   ---------  ---------
    Total                                              (1,682)     17,331     15,649
Changes in interest paid on:
  Savings, Interest-on-Checking                         1,289        (874)       415
  Money market deposits accounts                       (1,965)       (318)    (2,283)
  Time accounts and public funds                       (3,198)      1,149     (2,049)
  Federal funds purchased and securities sold
    under repurchase agreements                        (1,976)     (1,886)    (3,862)
  Long-term notes payable and other borrowings            205         205        410
                                                     ---------   ---------  ---------
     Total                                             (5,645)     (1,724)    (7,369)
                                                     ---------   ---------  ---------
Changes in net interest income                       $ (7,327)   $ 15,607   $  8,280
                                                     =========   =========  =========


The allocation of the rate/volume variance has been made on a pro-rata basis assuming absolute values. The above information is shown on a taxable-equivalent basis assuming a 35 percent tax rate.




                                                         December 31, 1995
                                             ---------------------------------------------
                                               Due in    After One,    After
                                              One Year   but Within    Five
Loan Maturity and Sensitivity                 or Less    Five Years    Years      Total
------------------------------------------------------------------------------------------
Real estate construction and land loans      $ 53,814    $ 28,326     $  9,723  $   91,863
Other real estate loans                        81,826     194,608      159,865     436,299
All other loans                               365,497     173,210       39,318     578,025
                                             --------    --------     --------  ----------
    Total                                    $501,137    $396,144     $208,906  $1,106,187
                                             ========    ========     ========  ==========

Loans with fixed interest rates              $165,084    $146,178     $116,931  $  428,193
Loans with floating interest rates            336,053     249,966       91,975     677,994
                                             --------    --------     --------  ----------
    Total                                    $501,137    $396,144     $208,906  $1,106,187
                                             ========    ========     ========  ==========


Loans for 1-4 family housing totaling $309,743,000 and consumer loans totaling
$402,169,000 and unearned income of $1,337,000 are not included in the amounts in the table.




Maturity Distribution and Securities Portfolio Yields
(dollars in thousands)                         December 31, 1995
------------------------------------------------------------------------------------------
                                                   Maturity
                    ----------------------------------------------------------------------
                         Within 1 Year           1-5 Years             5-10 Years
                    ---------------------  ----------------------  -----------------------
                               Weighted               Weighted                 Weighted
                     Amount  Average Yield  Amount  Average Yield   Amount   Average Yield
                    -------- ------------- --------  ------------- --------  -------------
Held to maturity:
U.S. Treasury
U.S. Government
 agencies and
 corporations                                                       $    256      8.24%
States and
 political
 subdivisions       $     50     4.50%    $    160        4.50%          723      6.20
Other                                           25        8.25
                    --------    -----      -------        ----      --------      ----
  Total securities
   held to maturity $     50     4.50%         185        5.01%     $    979      6.73%
                    ========    =====      =======        ====      ========      ====
Available for sale:
U.S. Treasury       $223,457     5.49%
U.S. Government
 agencies and
 corporations                             $235,050        5.54%     $294,288      6.42%
States and
 political
 subdivisions                                  151        5.18            34      5.34
Other                    225     5.27          866        5.59
                    --------     ----      -------        ----      --------      ----
  Total securities
  available for
  sale              $223,682     5.49%     $236,067       5.54%     $294,322      6.42%
                    ========     ====      ========       ====      ========      ====
Weighted average yields have been computed on a fully taxable-equivalent basis assuming a tax rate of 35%.





Maturity Distribution and Securities Portfolio Yields
(dollars in thousands)           December 31, 1995
-----------------------------------------------------------------
                                      Maturity
                    ---------------------------------------------
                         After 10 Years     Total Carrying Amount
                    ---------------------  ----------------------
                               Weighted               Weighted
                     Amount  Average Yield  Amount  Average Yield
                    -------- ------------- --------  -------------
Held to maturity:
U.S. Government
 agencies and
 corporations       $205,108     6.98%    $  205,364      6.98%
States and
 political
 subdivisions          4,409     6.36          5,342      6.26
Other                                             25      8.25
                    --------    -----      ---------      ----
  Total securities
   held to maturity $209,517     6.96%    $  210,731*     6.96%
                    ========    =====     ==========      ====
Available for sale:
U.S. Treasury                             $  223,457      5.49%
U.S. Government
 agencies and
 corporations       $567,029     7.20%     1,096,367      6.63
States and
 political
 subdivisions                                    185      5.21
Other                  4,736     6.00          5,827      5.91
                    --------    -----      ---------      ----
  Total securities
  available for
  sale              $571,765     7.19%    $1,325,836*     6.44%
                    ========     ====      =========      ====
Weighted average yields have been computed on a fully taxable-equivalent basis assuming a tax rate of 35%.

* Included in the totals are mortgage-backed securities and collateralized mortgage obligations of $1,302,000 which are included in maturity categories based on their stated maturity date.





                                                            Year Ended December 31
Federal Funds Purchased and Securities                 -----------------------------------
Sold Under Repurchase Agreements                          1995        1994         1993
------------------------------------------------------------------------------------------
Balance at year end                                    $111,395     $370,235     $166,519
Maximum month-end balance                               367,154      370,235      168,198
For the year:
  Average daily balance                                 251,392      191,611      131,096
  Average interest rate                                    5.29%        3.74%        2.52%
  Weighted average daily interest rate                     5.68         4.06         2.86




                                                               December 31
                                                ------------------------------------------
                                                      1995                     1994
Remaining Maturity of Private                   -------------------    -------------------
Certificates of Deposit                                  Percentage             Percentage
of $100,000 or More                              Amount   of Total      Amount   of Total
------------------------------------------------------------------------------------------
Three months or less                            $ 52,512     11.2%     $ 46,581     12.6%
After three, within six months                   123,588     26.4       129,560     34.9
After six, within twelve months                  164,722     35.3       120,261     32.4
After twelve months                              126,830     27.1        74,337     20.1
                                                --------    -----      --------    -----
     Total                                      $467,652    100.0%     $370,739    100.0%
                                                ========    =====      ========    =====

Percentage of total private time deposits                    18.9%                  17.1%

Other time deposits of $100,000 or more were $163,176,000 at December 31, 1995.
Of this amount 85.3 percent matures within three months, 7.0 percent matures between three and six months and the remainder matures between six months and one year.




QUARTERLY RESULTS OF OPERATIONS
CULLEN/FROST BANKERS, INC. AND SUBSIDIARIES

                                                     Three Months Ended 1995
                                               -------------------------------------
(in thousands, except per share amounts)        Mar 31    June 30   Sept 30   Dec 31
------------------------------------------------------------------------------------
Interest income                                $58,988    $63,915   $66,416  $66,774
Interest expense                                22,776     26,564    27,278   27,220
Net interest income                             36,212     37,351    39,138   39,554
Provision for possible loan losses                 500      2,772     1,500    1,500
Gain (loss) on securities transactions              93                        (1,489)
Non-interest income                             20,417     22,743    21,066   23,518
Restructuring costs                                400
Non-interest expense                            39,770     39,932    40,309   42,438
Income before income taxes                      16,359     17,390    18,395   19,134
Income taxes                                     5,720      6,167     6,442    6,670
Net income                                      10,639     11,223    11,953   12,464
Net income per common share                        .94        .99      1.05     1.09



                                                    Three Months Ended 1994
                                               -------------------------------------
(in thousands, except per share amounts)        Mar 31    June 30   Sept 30   Dec 31
------------------------------------------------------------------------------------
Interest income                                $47,741    $50,037   $52,670  $55,061
Interest expense                                14,793     16,179    17,867   20,323
Net interest income                             32,948     33,858    34,803   34,738
Provision for possible loan losses
Gain (loss) on securities transactions               6       (446)      (51)  (3,547)
Non-interest income                             19,336     18,951    21,453   17,075
Restructuring costs                                                     830
Non-interest expense                            38,420     38,606    41,484   37,052
Income before income taxes                      13,864     14,203    14,772   14,761
Income taxes                                     4,766      4,961     5,278    5,172
Net income                                       9,098      9,242     9,494    9,589
Net income per common share                        .81        .82       .84      .85




COMMON STOCK MARKET PRICES AND DIVIDENDS

     The Company's common stock trades on The Nasdaq Stock Market under the symbol: CFBI. The number of record holders of common stock at February 20, 1996 was 2,441.



                                            1995                    1994
                                        -------------         ----------------
Market Price (per share)                High      Low          High      Low
------------------------------------------------------------------------------
First Quarter                           $37.00   $29.75       $36.25    $32.75
Second Quarter                           40.75    35.25        39.25     33.75
Third Quarter                            48.25    40.50        39.00     35.25
Fourth Quarter                           51.50    45.75        38.13     28.50


     Market prices shown above are high and low sales prices as reported through NASDAQ National Market System. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commissions and represent actual transactions.


Cash Dividends (per share)                               1995            1994
-----------------------------------------------------------------------------
First Quarter                                           $ .22            $.15
Second Quarter                                            .22             .15
Third Quarter                                             .35             .15
Fourth Quarter                                            .35             .22
                                                        -----            ----
     Total                                              $1.14            $.67
                                                        =====            ====



     The Corporation's management is committed to the continuation of the payment of regular cash dividends, however there is no assurance as to future dividends because they are dependent on future earnings, capital requirements and financial conditions. See "Capital" section (page 26) in the Financial Review for further discussion.



SELECTED FINANCIAL DATA
CULLEN/FROST BANKERS, INC. AND SUBSIDIARIES
(dollars in thousands, except per share amounts)


                                                      Year Ended December 31
                                             ---------------------------------------
                                                1995          1994           1993
                                             ----------   ------------    ----------
Balance Sheet Data
 Total assets                                $ 4,200,211   $ 3,793,720   $ 3,639,047
 Long-term notes payable
 Shareholders' equity                            341,464       295,437       273,533
 Average shareholders' equity to average
  total assets                                      8.20%         7.85%         7.08%
 Tier 1 capital ratio (1992 rules)                 13.07         14.44         14.23
 Total capital ratio (1992 rules)                  14.32         15.69         15.49
Per Common Share Data
 Net income (loss)*                          $      4.08   $      3.33   $      4.24
 Cash dividends paid                                1.14           .67           .15
 Shareholders' equity                              30.49         26.56         24.85
Loan Performance Indicators
 Non-performing assets                       $    16,155   $    19,938   $    31,110
 Non-performing assets to:
   Total loans plus foreclosed assets                .89%         1.34%         2.47%
   Total assets                                      .38           .53           .85
 Allowance for possible loan losses          $    31,577   $    25,741   $    26,298
 Allowance for possible loan losses
  to period-end loans                               1.74%         1.74%         2.09%
 Net loan charge-offs (recoveries)           $       436   $    (2,127)  $      (486)
 Net loan charge-offs (recoveries) to
  average loans                                      .03%         (.16)%        (.04)%
Common Stock Data
 Common shares outstanding at period end      11,199,450    11,123,062    11,009,198
 Weighted average common and common
  equivalent shares outstanding               11,337,824    11,222,911    11,150,788
 Dividends as a percentage of net income           27.94%        20.12%         3.54%
Non-Financial Data
 Number of employees                               2,019         1,862         1,877
 Shareholders of record                            2,463         2,553         2,644




                                                      Year Ended December 31
                                             --------------------------------------
                                                1992          1991           1990
                                             -----------   -----------   ----------
Balance Sheet Data
Total assets                                 $ 3,150,871   $ 3,078,986   $ 3,254,744
 Long-term notes payable                          13,400        14,668        16,280
 Shareholders' equity                            206,144       176,222       173,442
 Average shareholders' equity to average
  total assets                                      6.29%         5.67%         5.42%
 Tier 1 capital ratio (1992 rules)                 15.66         12.98         10.93
 Total capital ratio (1992 rules)                  17.52         15.04         13.05
Per Common Share Data
 Net income (loss)*                          $      2.26   $       .02   $      (.85)
 Cash dividends paid
 Shareholders' equity                              19.80         17.55         17.79
Loan Performance Indicators
 Non-performing assets                       $    51,303   $   100,642   $   121,865
 Non-performing assets to:
   Total loans plus foreclosed assets               4.94%         8.85%         9.11%
   Total assets                                     1.63          3.27          3.74
 Allowance for possible loan losses          $    31,897   $    42,387   $    45,604
 Allowance for possible loan losses
  to period-end loans                               3.10%         3.82%         3.51%
 Net loan charge offs (recoveries)           $    15,988   $    26,383   $    29,551
 Net loan charge-offs (recoveries) to
  average loans                                     1.53%         2.22%         2.21%
Common Stock Data
 Common shares outstanding at period end      10,412,184    10,043,844     9,751,234
 Weighted average common and common
  equivalent shares outstanding               10,974,329    10,075,263     9,651,942
 Dividends as a percentage of net income
Non-Financial Data
 Number of employees                               1,754         1,737         1,755
 Shareholders of record                            2,824         3,547         4,136


* 1995 fully dilutive net income per share was $4.06. 1993 primary and fully diluted earnings per share before cumulative effect of an accounting change was $3.48. 1992 primary and fully diluted earnings per share before extraordinary credit was $1.66. Fully diluted net income per share for 1992 was $2.25.






CULLEN/FROST BANKERS, INC. AND SUBSIDIARIES
BANK SUBSIDIARIES
(in thousands)
---------------------------------------------------------------------------------------
                                                              December 31, 1995
                                                     ----------------------------------
                                                         Total     Total       Total
                                                        Assets     Loans      Deposits
                                                     ----------  ----------  ----------
Frost National Bank                                  $4,079,624  $1,760,242  $3,525,602
 San Antonio, Houston, Austin and Corpus Christi
  and McAllen
 Main Office:
 P. O. Box 1600, 100 West Houston Street
 San Antonio, Texas 78296 (210)220-4011

United States National Bank                             137,505      56,113     125,470
 P. O. Box 179, 2201 Market Street
 Galveston, Texas 77553 (409) 763-1151





CONSOLIDATED STATEMENTS OF OPERATIONS
CULLEN/FROST BANKERS, INC. AND SUBSIDIARIES
(in thousands, except per share amounts)

                                                        Year Ended December 31
                                                   --------------------------------
                                                     1995         1994       1993
                                                   --------     --------   --------
Interest Income:
 Loans, including fees                             $150,497     $106,252   $ 90,756
 Securities                                          98,862       95,109     91,145
 Time deposits                                            2            2          4
 Federal funds sold and securities purchased
  under resale agreements                             6,732        4,146      7,714
                                                   --------     --------   --------
       Total Interest Income                        256,093      205,509    189,619
Interest expense:
  Deposits                                           89,809       61,996     58,079
  Federal funds purchased and securities sold
   under repurchase agreements                       13,296        7,166      3,304
  Long-term notes payable                               733                     410
  Other borrowings
                                                   --------     --------   --------
       Total Interest Expense                       103,838       69,162     61,793
                                                   --------     --------   --------
       Net Interest Income                          152,255      136,347    127,826
Provision (credit) for possible loan losses           6,272                  (6,085)
                                                   --------     --------   --------
       Net Interest Income After
         Provision (Credit) for Possible
           Loan Losses                              145,983      136,347    133,911
Non-interest income:
  Trust department                                   31,762       29,529     26,278
  Service charges on deposit accounts                30,382       28,182     27,303
  Other service charges, collection and
    exchange charges, commissions and fees           11,055        9,366      7,972
  Net gain (loss) on securities transactions         (1,396)      (4,038)     1,433
  Other                                              15,940       13,776     13,243
                                                   --------      -------    -------
        Total Non-Interest Income                    87,743       76,815     76,229
Non-interest expense:
  Salaries and wages                                 58,177       52,986     53,654
  Pension and other employee benefits                10,905        9,910     12,052
  Net occupancy of banking premises                  17,992       15,777     20,749
  Furniture and equipment                            11,259       10,937     10,155
  Provision for real estate losses                      610                   1,445
  Restructuring costs                                   400          830     10,285
  Other                                              63,106       65,122     63,738
                                                   --------      -------    -------
        Total Non-Interest Expense                  162,449      155,562    172,078
                                                   --------      -------    -------
        Income (Loss) Before
         Income Taxes (Credits), Extraordinary
         Credit and Cumulative Effect of
         Accounting Change                           71,277       57,600     38,062
Income taxes (credits)                               24,998       20,177       (735)
                                                   --------      -------    -------
Income (Loss) before extraordinary credit
 and cumulative effect of accounting change          46,279       37,423     38,797
Extraordinary Credit-income tax benefit
Cumulative effect of change in accounting
 for income taxes                                                             8,439
                                                   --------      -------    -------
        Net Income (Loss)                          $ 46,279      $37,423    $47,236
                                                   ========      =======    =======
Net income (loss) per common share-primary         $   4.08      $  3.33    $  4.24
                                                   ========      =======    =======
Return on average assets                               1.17%        1.02%      1.34%
Return on average equity                              14.32        13.04      19.00






CONSOLIDATED STATEMENTS OF OPERATIONS
CULLEN/FROST BANKERS, INC. AND SUBSIDIARIES
(in thousands, except per share amounts)


                                                        Year Ended December 31
                                                   --------------------------------
                                                     1992          1991      1990
                                                   --------     --------   --------
Interest Income:
 Loans, including fees                             $ 84,074     $108,617   $134,217
 Securities                                          99,188      111,132    115,452
 Time deposits                                            8           13         82
 Federal funds sold and securities purchased
   under resale agreements                            6,711       11,478     23,130
                                                   --------     --------   --------
       Total Interest Income                        189,981      231,240    272,881
Interest expense:
  Deposits                                           68,807      115,286    147,399
  Federal funds purchased and securities sold
   under repurchase agreements                        3,139        5,913     13,805
  Long-term notes payable                             1,378        1,502      1,630
  Other borrowings                                                    25          3
                                                   --------     --------   --------
       Total Interest Expense                        73,324      122,726    162,837
                                                   --------     --------   --------
       Net Interest Income                          116,657      108,514    110,044
Provision (credit) for possible loan losses           5,498       23,166     32,873
                                                   --------     --------   --------
       Net Interest Income After
         Provision (Credit) for Possible
           Loan Losses                              111,159       85,348     77,171
Non-interest income:
  Trust department                                   21,861       20,030     18,777
  Service charges on deposit accounts                23,663       20,455     16,412
  Other service charges, collection and
    exchange charges, commissions and fees            6,183        6,748      6,038
  Net gain (loss) on securities transactions           (232)       2,022        129
  Other                                              10,338        8,227      9,236
                                                    -------      -------    -------
        Total Non-Interest Income                    61,813       57,482     50,592
Non-interest expense:
  Salaries and wages                                 46,184       44,154     43,019
  Pension and other employee benefits                 9,746        9,058      9,148
  Net occupancy of banking premises                  16,963       16,460     16,690
  Furniture and equipment                             8,295        7,726      8,067
  Provision for real estate losses                   12,963        7,653     10,292
  Restructuring costs
  Other                                              52,999       56,941     48,531
                                                    -------      -------    -------
        Total Non-Interest Expense                  147,150      141,992    135,747
                                                    -------      -------    -------
        Income (Loss) Before Income Taxes
         (Credits), Extraordinary Credit and
         Cumulative Effect of Accounting Change      25,822          838     (7,984)
Income taxes (credits)                                8,197          633        236
                                                    -------      -------    -------
Income (Loss) before extraordinary credit
 and cumulative effect of accounting change          17,625          205     (8,220)
Extraordinary Credit-income tax benefit               6,497
Cumulative effect of change in accounting for
 income taxes
                                                    -------      -------    -------
        Net Income (Loss)                           $24,122      $   205    $(8,220)
                                                    ========     =======    =======
Net income (loss) per common share                  $  2.26      $   .02    $  (.85)
                                                    ========     =======    =======
Return on average assets                                .79%         .01%       N/M
Return on average equity                              12.56          .12        N/M





CONSOLIDATED AVERAGE BALANCE SHEETS
CULLEN/FROST BANKERS, INC. AND SUBSIDIARIES
(in thousands - taxable-equivalent basis)
                                                       Year Ended December 31
                                                   ------------------------------
                                                                 1995
                                                   ------------------------------
                                                                 Interest
                                                    Average      Income/    Yield/
                                                   Balance      Expense     Cost
---------------------------------------------------------------------------------
Assets:
Time deposits                                      $       18    $      2   3.80%
Securities:
  U.S. Treasury                                       238,968      14,142   5.92
  U.S. Government agencies and corporations         1,303,204      83,765   6.43
  States and political subdivisions:
    Tax-exempt                                          5,864         543   9.27
    Taxable
  Other                                                 9,314         593   6.37
                                                   ----------    --------
     Total securities                               1,557,350      99,043   6.36
Federal funds sold and securities purchased
  under resale agreements                             117,158       6,732   5.75
Loans, net of unearned discount                     1,682,541     151,197   8.99
                                                   ----------    --------
     Total Earning Assets and Average Rate Earned   3,357,067     256,974   7.65
Cash and due from banks                               381,656
Allowance for possible loan losses                    (28,468)
Banking premises and equipment                         90,674
Accrued interest and other assets                     143,097
                                                   ----------
      Total Assets                                 $3,944,026
                                                   ==========
Liabilities:
Demand deposits:
  Commercial and individual                        $  696,499
  Correspondent banks                                 131,295
  Public funds                                         36,772
                                                   ----------
      Total demand deposits                           864,566
Time deposits:
  Savings and Interest-on-Checking                    720,489      12,660   1.76
  Money market deposit accounts                       616,931      23,675   3.84
  Time accounts                                       964,958      48,024   4.98
  Public funds                                        125,971       5,450   4.33
                                                   ----------    --------
      Total time deposits                           2,428,349      89,809   3.70
                                                   ----------
       Total deposits                               3,292,915
Federal funds purchased and securities sold
 under repurchase agreements                          251,392      13,296   5.29
Long-term notes payable
Other borrowings                                       12,514         733   5.86
                                                   ----------    --------
       Total Interest-Bearing Funds and
        Average Rate Paid                           2,692,255     103,838   3.85
Accrued interest and other liabilities                 63,917    --------   ----
                                                   ----------
       Total Liabilities                            3,620,738
Shareholders' Equity                                  323,288
                                                   ----------
       Total Liabilities and Shareholders' Equity  $3,944,026
                                                   ==========
Net interest income                                              $153,136
                                                                 ========
Net interest spread                                                         3.80%
                                                                            ====
Net interest income to total average earning assets                         4.56%
                                                                            ====

The above information is shown on a taxable-equivalent basis assuming a 35 percent tax rate for 1995 through 1993 and a 34 percent tax rate for 1992 through 1990. Non-accrual loans are included in the average loan amounts outstanding for these computations.





CONSOLIDATED AVERAGE BALANCE SHEETS
CULLEN/FROST BANKERS, INC. AND SUBSIDIARIES
(in thousands - taxable-equivalent basis)
                                                      Year Ended December 31
                                                   ------------------------------
                                                                 1994
                                                   ------------------------------
                                                                 Interest
                                                    Average      Income/    Yield/
                                                    Balance      Expense     Cost
---------------------------------------------------------------------------------
Assets:
Time deposits                                      $       60    $      2   3.43%
Securities:
  U.S. Treasury                                       273,556      12,163   4.45
  U.S. Government agencies and corporations         1,361,893      80,953   5.94
  States and political subdivisions:
    Tax-exempt                                          5,860         558   9.52
    Taxable                                                70           5   7.13
  Other                                                29,156       1,618   5.55
                                                   ----------     -------
  Total securities                                  1,670,535      95,297   5.70
Federal funds sold and securities purchased
  under resale agreements                             108,762       4,146   3.81
Loans, net of unearned discount                     1,339,656     106,706   7.97
                                                   ----------     -------
   Total Earning Assets and Average Rate Earned     3,119,013     206,151   6.61
Cash and due from banks                               341,547
Allowance for possible loan losses                    (26,142)
Banking premises and equipment                         89,430
Accrued interest and other assets                     134,339
                                                   ----------
      Total Assets                                 $3,658,187
                                                   ==========
Liabilities:
Demand deposits:
  Commercial and individual                        $  673,764
  Correspondent banks                                 124,416
  Public funds                                         38,531
                                                   ----------
      Total demand deposits                           836,711
Time deposits:
  Savings and Interest-on-Checking                    796,178      14,425   1.81
  Money market deposit accounts                       547,237      15,709   2.87
  Time accounts                                       854,601      29,364   3.44
  Public funds                                         86,132       2,498   2.90
                                                   ----------     -------
      Total time deposits                           2,284,148      61,996   2.71
                                                   ----------
       Total deposits                               3,120,859
Federal funds purchased and securities sold
 under repurchase agreements                          191,611       7,166   3.74
Long-term notes payable
Other borrowings
                                                   ----------     -------
       Total Interest-Bearing Funds and
        Average Rate Paid                           2,475,759      69,162   2.79
                                                                  -------   ----
Accrued interest and other liabilities                 58,712
                                                   ----------
       Total Liabilities                            3,371,182
Shareholders' Equity                                  287,005
                                                   ----------
       Total Liabilities and Shareholders' Equity  $3,658,187
                                                   ==========
Net interest income                                              $136,989
                                                                 ========
Net interest spread                                                         3.82%
                                                                            ====
Net interest income to total average earning assets                         4.39%
                                                                            ====

The above information is shown on a taxable-equivalent basis assuming a 35 percent tax rate for 1995 through 1993 and a 34 percent tax rate for 1992 through 1990. Non-accrual loans are included in the average loan amounts outstanding for these computations.




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
                                                    Balance      Expense     Cost
---------------------------------------------------------------------------------
Assets:
Time deposits                                      $      147    $      4   2.68%
Securities:
  U.S. Treasury                                       495,760      22,386   4.52
  U.S. Government agencies and corporations         1,021,083      65,155   6.38
  States and political subdivisions:
    Tax-exempt                                         11,078       1,093   9.86
    Taxable                                             1,148          95   8.25
  Other                                                54,333       2,792   5.14
                                                   ----------    --------
     Total securities                               1,583,402      91,521   5.78
Federal funds sold and securities purchased
  under resale agreements                             255,613       7,714   3.02
Loans, net of unearned discount                     1,171,825      91,263   7.79
                                                   ----------    --------
     Total Earning Assets and Average Rate Earned   3,010,987     190,502   6.33
Cash and due from banks                               315,354
Allowance for possible loan losses                    (31,127)
Banking premises and equipment                         87,085
Accrued interest and other assets                     129,864
                                                   ----------
      Total Assets                                 $3,512,163
                                                   ==========
Liabilities:
Demand deposits:
  Commercial and individual                        $  631,363
  Correspondent banks                                 143,008
  Public funds                                         42,075
                                                   ----------
      Total demand deposits                           816,446
Time deposits:
  Savings and Interest-on-Checking                    750,386      14,840   1.98
  Money market deposit accounts                       534,814      13,426   2.51
  Time accounts                                       907,125      27,693   3.05
  Public funds                                         74,979       2,120   2.83
                                                   ----------     -------
      Total time deposits                           2,267,304      58,079   2.56
                                                   ----------     -------
       Total deposits                               3,083,750
Federal funds purchased and securities sold
 under repurchase agreements                          131,096       3,304   2.52
Long-term notes payable                                 4,075         380   9.33
Other borrowings                                          508          30   5.91
                                                   ----------     -------
       Total Interest-Bearing Funds and
        Average Rate Paid                           2,402,983      61,793   2.57
                                                                  -------   ----
Accrued interest and other liabilities                 44,184
                                                   ----------
       Total Liabilities                            3,263,613
Shareholders' Equity                                  248,550
                                                   ----------
       Total Liabilities and Shareholders' Equity  $3,512,163
                                                   ==========
Net interest income                                              $128,709
                                                                 ========
Net interest spread                                                         3.76%
                                                                            ====
Net interest income to total average earning assets                         4.27%
                                                                            ====

The above information is shown on a taxable-equivalent basis assuming a 35 percent tax rate for 1995 through 1993 and a 34 percent tax rate for 1992 through 1990. Non-accrual loans are included in the average loan amounts outstanding for these computations.






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
                                                    Balance      Expense     Cost
---------------------------------------------------------------------------------
Assets:
Time deposits                                      $      203    $      8   4.10%
Securities:
  U.S. Treasury                                       621,460      35,167   5.66
  U.S. Government agencies and corporations           669,786      56,712   8.47
  States and political subdivisions:
    Tax-exempt                                         13,126       1,228   9.43
    Taxable                                            11,600         736   6.35
  Other                                               100,839       5,756   5.71
                                                   ----------    --------
     Total securities                               1,416,811      99,599   7.03
Federal funds sold and securities purchased
  under resale agreements                             195,398       6,711   3.43
Loans, net of unearned discount                     1,045,883      84,792   8.11
                                                   ----------    --------
     Total Earning Assets and Average Rate Earned   2,658,295     191,110   7.19
Cash and due from banks                               262,995
Allowance for possible loan losses                    (36,793)
Banking premises and equipment                         80,794
Accrued interest and other assets                      89,953
                                                   ----------
      Total Assets                                 $3,055,244
                                                   ==========
Liabilities:
Demand deposits:
  Commercial and individual                        $  495,199
  Correspondent banks                                 136,487
  Public funds                                         33,842
                                                   ----------
      Total demand deposits                           665,528
Time deposits:
  Savings and Interest-on-Checking                    541,191      13,486   2.49
  Money market deposit accounts                       477,877      14,838   3.11
  Time accounts                                       946,480      36,775   3.89
  Public funds                                         79,621       3,708   4.66
                                                   ----------    --------
      Total time deposits                           2,045,169      68,807   3.36
                                                   ----------
       Total deposits                               2,710,697
Federal funds purchased and securities sold
 under repurchase agreements                          102,550       3,139   3.06
Long-term notes payable                                14,568       1,378   9.46
Other borrowings
                                                   ----------    --------
       Total Interest-Bearing Funds and
        Average Rate Paid                           2,162,287      73,324   3.39
Accrued interest and other liabilities                 35,398    --------   ----
                                                   ----------
       Total Liabilities                            2,863,213
Shareholders' Equity                                  192,031
                                                   ----------
       Total Liabilities and Shareholders' Equity  $3,055,244
                                                   ==========
Net interest income                                              $117,786
                                                                 ========
Net interest spread                                                         3.80%
                                                                            ====
Net interest income to total average earning assets                         4.43%
                                                                           =====

     The above information is shown on a taxable-equivalent basis assuming a 35 percent tax rate for 1995 through 1993 and a 34 percent tax rate for 1992 through 1990. Non-accrual loans are included in the average loan amounts outstanding for these computations.






CONSOLIDATED AVERAGE BALANCE SHEETS
CULLEN/FROST BANKERS, INC. AND SUBSIDIARIES
(in thousands - taxable-equivalent basis)
                                                      Year Ended December 31
                                                   ------------------------------
                                                                 1991
                                                   ------------------------------
                                                                 Interest
                                                    Average      Income/    Yield/
                                                    Balance      Expense     Cost
---------------------------------------------------------------------------------
Assets:
Time deposits                                      $      212    $     13   6.30%
Securities:
  U.S. Treasury                                       352,698      25,486   7.23
  U.S. Government agencies and corporations           818,174      73,899   9.03
  States and political subdivisions:
    Tax-exempt                                         37,742       3,469   9.19
    Taxable                                            16,717       1,356   8.11
  Other                                               109,231       8,082   7.40
                                                   ----------    --------
     Total securities                               1,334,562     112,292   8.41
Federal funds sold and securities purchased
  under resale agreements                             197,467      11,478   5.81
Loans, net of unearned discount                     1,189,565     109,597   9.21
                                                   ----------    --------
     Total Earning Assets and Average Rate Earned   2,721,806     233,380   8.57
Cash and due from banks                               250,412
Allowance for possible loan losses                    (44,483)
Banking premises and equipment                         74,014
Accrued interest and other assets                     102,904
                                                   ----------
      Total Assets                                 $3,104,653
                                                   ==========
Liabilities:
Demand deposits:
  Commercial and individual                        $  457,266
  Correspondent banks                                 111,542
  Public funds                                         30,631
                                                   ----------
      Total demand deposits                           599,439
Time deposits:
  Savings and Interest-on-Checking                    473,485      19,377   4.09
  Money market deposit accounts                       431,141      20,077   4.66
  Time accounts                                     1,145,725      68,528   5.98
  Public funds                                        108,130       7,304   6.75
                                                   ----------     -------
      Total time deposits                           2,158,481     115,286   5.34
                                                   ----------
       Total deposits                               2,757,920
Federal funds purchased and securities sold
 under repurchase agreements                          116,281       5,913   5.08
Long-term notes payable                                16,064       1,502   9.35
Other borrowings                                          266          25   9.54
                                                   ----------     -------
       Total Interest-Bearing Funds and
        Average Rate Paid                           2,291,092     122,726   5.35
                                                                  -------   ----
Accrued interest and other liabilities                 38,123
                                                   ----------
       Total Liabilities                            2,928,654
Shareholders' Equity                                  175,999
                                                   ----------
       Total Liabilities and Shareholders' Equity  $3,104,653
                                                   ==========
Net interest income                                              $110,654
                                                                 ========
Net interest spread                                                         3.22%
                                                                            ====
Net interest income to total average earning assets                         4.07%
                                                                            ====

The above information is shown on a taxable-equivalent basis assuming a 35 percent tax rate for 1995 through 1993 and a 34 percent tax rate for 1992 through 1990. Non-accrual loans are included in the average loan amounts outstanding for these computations.






CONSOLIDATED AVERAGE BALANCE SHEETS
CULLEN/FROST BANKERS, INC. AND SUBSIDIARIES
(in thousands - taxable-equivalent basis)

                                                      Year Ended December 31
                                                   ------------------------------
                                                                 1990
                                                   ------------------------------
                                                                 Interest
                                                   Average      Income/    Yield/
                                                   Balance      Expense     Cost
---------------------------------------------------------------------------------
Assets:
Time deposits                                      $      878    $     82   9.34%
Securities:
  U.S. Treasury                                       211,096      18,384   8.71
  U.S. Government agencies and corporations           874,229      82,118   9.39
  States and political subdivisions:
    Tax-exempt                                         54,078       4,935   9.13
    Taxable                                            17,510       1,417   8.09
  Other                                               119,022      10,243   8.61
                                                   ----------    --------
     Total securities                               1,275,935     117,097   9.18
Federal funds sold and securities purchased
  under resale agreements                             281,628      23,130   8.21
Loans, net of unearned discount                     1,339,421     135,451  10.11
                                                   ----------    --------
     Total Earning Assets and Average Rate Earned   2,897,862     275,760   9.52
Cash and due from banks                               257,929
Allowance for possible loan losses                    (42,608)
Banking premises and equipment                         71,902
Accrued interest and other assets                     104,025
                                                   ----------
      Total Assets                                 $3,289,110
                                                   ==========
Liabilities:
Demand deposits:
  Commercial and individual                        $  455,325
  Correspondent banks                                 100,542
  Public funds                                         20,481
                                                   ----------
      Total demand deposits                           576,348
Time deposits:
  Savings and Interest-on-Checking                    432,280      20,933   4.84
  Money market deposit accounts                       435,332      21,703   4.99
  Time accounts                                     1,290,617      94,986   7.36
  Public funds                                        133,138       9,777   7.34
                                                   ----------    --------
      Total time deposits                           2,291,367     147,399   6.43
                                                   ----------
       Total deposits                               2,867,715
Federal funds purchased and securities sold
 under repurchase agreements                          181,620      13,805   7.60
Long-term notes payable                                17,424       1,630   9.35
Other borrowings                                           37           3   8.28
                                                   ----------    --------
       Total Interest-Bearing Funds and
        Average Rate Paid                           2,490,448     162,837   6.54
Accrued interest and other liabilities                 44,003    --------   ----
                                                   ----------
       Total Liabilities                            3,110,799
Shareholders' Equity                                  178,311
                                                   ----------
       Total Liabilities and Shareholders' Equity  $3,289,110
                                                   ==========
Net interest income                                              $112,923
                                                                 ========
Net interest spread                                                         2.98%
                                                                            ====
Net interest income to total average earning assets                         3.90%
                                                                            ====

The above information is shown on a taxable-equivalent basis assuming a 35 percent tax rate for 1995 through 1993 and a 34 percent tax rate for 1992 through 1990. Non-accrual loans are included in the average loan amounts outstanding for these computations.

