Form 10-K, Exhibit 13
period 1996-12-31
CULLEN FROST BANKERS INC
filed 1997-03-31
CIK 39263

EXHIBIT 13















                  The Cullen/Frost 1996 Annual Report to Shareholders for the
                Year Ended December 31, 1996 (furnished for the information of the Commission and not deemed to be "filed" except for the portions expressly incorporated by reference)



FINANCIAL REVIEW
Cullen/Frost Bankers, Inc. and Subsidiaries

     The accompanying audited consolidated financial statements of Cullen/Frost Bankers, Inc. and Subsidiaries ("Cullen/Frost" or the "Corporation") present the Corporation's results of operations for the years 1994 through 1996. All balance sheet amounts presented in the following financial review are averages unless otherwise indicated. Certain reclassifications have been made to make prior periods comparable. Taxable-equivalent adjustments assume a 35 percent federal tax rate. Dollar amounts in tables are stated in thousands, except for per share amounts. The number of shares outstanding and related earnings per share amounts have been restated to retroactively give effect for the two-for-one stock split declared and distributed by the Corporation during the second quarter of 1996.

Results Of Operations
     For the year ended December 31, 1996, the Corporation reported net income of $55.0 million or $2.40 per common share, an all-time high in the 128-year history of Cullen/Frost. Net income after taxes for 1995 was $46.3 million or $2.04 per common share, compared with $37.4 million or $1.67 per common share for 1994. The Corporation's return on average assets for 1996 was 1.22 percent compared with 1.17 percent in 1995 and 1.02 percent in 1994, while return on average equity was 15.32 percent in 1996 compared with 14.32 percent in 1995 and 13.04 percent in 1994.
     As noted in more detail below, the Corporation has historically used the purchase method in accounting for its acquisitions which has resulted in the creation of intangible assets. These intangible assets are deducted from capital in the determination of regulatory capital. Thus, "cash" or "tangible" earnings represents the regulatory capital generated during the year and can be viewed as net income excluding intangible amortization, net of tax. While the definition of "cash" or "tangible" earnings may vary by company, we believe this definition is appropriate as it measures the per share growth of regulatory capital, which impacts the amount available for dividends, stock repurchases and acquisitions. The following table reconciles reported earnings to net income excluding intangible amortization ("cash" earnings):

                                               Year Ended December 31
                           ---------------------------------------------------------------
                                      1996                             1995
-----------------------------------------------------------------------------------------
                       Reported   Intangible    "Cash"   Reported   Intangible   "Cash"
                       earnings  Amortization  earnings  earnings  Amortization  earnings
-----------------------------------------------------------------------------------------
Income before income
  taxes                $85,737    $11,306      $97,043   $71,277     $8,124      $79,401
Income taxes            30,759      3,267       34,026    24,998      2,495       27,493
                       -----------------------------------------------------------------
Net income             $54,978    $ 8,039      $63,017   $46,279     $5,629      $51,908
                       =================================================================
Net income per common
  share                $  2.40    $   .35      $  2.75   $  2.04     $  .25      $  2.29

Return on assets          1.22%                   1.40%*    1.17%                   1.32%*
Return on equity         15.32                   17.56 **  14.32                   16.06**


 * Calculated as A/B
** Calculated as A/C                                               1996        1995
   -----------------                                           -----------   -----------
(A) Net income before intangible amortization (including
    goodwill and core deposit intangibles, net of tax)         $   63,017     $   51,908
(B) Total average assets                                        4,496,495      3,944,026
(C) Average shareholders' equity                                  358,837        323,288


                            Year Ended December 31
                        ---------------------------------------
                                       1994
---------------------------------------------------------------
                        Reported   Intangible    "Cash"
                        earnings  Amortization  earnings
--------------------------------------------------------------
Income before income taxes     $57,600     $7,627      $65,227
Income taxes                    20,177      2,607       22,784
                               -------------------------------
Net income                     $37,423     $5,020      $42,443
                               ===============================
Net income per common share    $  1.67     $  .22      $  1.89

Return on assets                  1.02%                   1.16%*
Return on equity                 13.04                   14.79 **


 * Calculated as A/B
** Calculated as A/C
                                                                  1994
--------------------                                           -----------
(A) Net income before intangible amortization (including
    goodwill and core deposit intangibles, net of tax)         $   42,443
(B) Total average assets                                        3,658,187
(C) Average shareholders' equity                                  287,005



Acquisitions
     On March 7, 1997, the Corporation paid approximately $32.2 million to acquire Corpus Christi Bancshares, Inc., which owns the $184 million-deposit Citizens State Bank, based in Corpus Christi, Texas. This transaction will be accounted for as a purchase with total cash consideration being funded through internal sources. Total intangibles associated with the acquisition were approximately $21.4 million. This acquisition is expected to be slightly accretive to the Corporation's 1997 net income.
     On January 5, 1996, the Corporation paid approximately $17.7 million to acquire S.B.T. Bancshares, Inc., including its subsidiary, State Bank and Trust Company in San Marcos, Texas. The Corporation acquired deposits of approximately $112 million. Total intangibles associated with the acquisition were approximately $11.0 million. On February 15, 1996, the Corporation paid approximately $33.5 million to acquire Park National Bank in Houston, Texas. The Corporation acquired deposits of approximately $225 million. Total intangibles associated with the acquisition were $16.8 million. The acquisitions did not have a material impact on the Corporation's 1996 net income.

     On April 4, 1995, the Corporation entered the Rio Grande Valley area with the acquisition of Valley Bancshares, Inc., including its subsidiary, Valley National Bank in McAllen, Texas with approximately $49 million in deposits. Total intangibles associated with the acquisition were approximately $5.0 million. On May 19, 1995, the acquisition of National Commerce Bank in Houston with its three branch locations and approximately $101 million in deposits was completed. Total intangibles associated with the acquisition were approximately $15.6 million. On July 21, 1995, the Corporation acquired the two San Antonio branches of Comerica Bank Texas with approximately $34 million in deposits. The acquisitions did not have a material impact on the Corporation's 1996 and 1995 net income.
     During 1994, Cullen/Frost made two acquisitions. In April 1994, the Corporation acquired Texas Commerce Bank-Corpus Christi in exchange for Cullen/Frost Bank of Dallas, N.A. No gain or loss resulted from this transaction. The Corporation expanded its product line in December 1994 with the acquisition of Creekwood Capital Corporation, an asset-based lender, headquartered in Houston. Total intangibles associated with the acquisition were approximately $2.3 million.




                                                   1996 Change        1995 Change
Earnings Summary                            1996    From 1995   1995   From 1994   1994
----------------------------------------------------------------------------------------
Taxable-equivalent net interest income    $180,079  $ 26,943 $153,136 $ 16,147  $136,989
Taxable-equivalent adjustment                  997       116      881      239       642
                                           ---------------------------------------------
Net interest income                        179,082    26,827  152,255   15,908   136,347
Provision for possible loan losses           7,300     1,028    6,272    6,272
Non-interest income:
  Net loss on securities transactions         (980)      416   (1,396)   2,642    (4,038)
  Other                                     95,515     6,376   89,139    8,286    80,853
                                          ----------------------------------------------
    Total non-interest income               94,535     6,792   87,743   10,928    76,815
Non-interest expense:
  Intangible amortization                   11,306     3,182    8,124      497     7,627
  Other operating expenses                 169,274    14,949  154,325    6,390   147,935
                                          ----------------------------------------------
    Total non-interest expense             180,580    18,131  162,449    6,887   155,562
                                          ----------------------------------------------
Income before income taxes                  85,737    14,460   71,277   13,677    57,600
Income taxes                                30,759     5,761   24,998    4,821    20,177
                                          ----------------------------------------------
Net income                                $ 54,978  $  8,699 $ 46,279 $  8,856  $ 37,423
                                          ==============================================
Cash earnings*                            $ 63,017  $ 11,109 $ 51,908 $  9,465  $ 42,443

Per common share
Net income-primary                        $   2.40  $    .36  $  2.04  $   .37  $   1.67
Net income-fully diluted                      2.39       .36     2.03      .36      1.67
Cash earnings-primary                         2.75       .46     2.29      .40      1.89
Cash earnings-fully diluted                   2.74       .46     2.28      .39      1.89

Return on Average Assets                      1.22%      .05%    1.17%     .15%     1.02%
Cash earnings ROA                             1.40       .08     1.32      .16      1.16
Return on Average Equity                     15.32      1.00    14.32     1.28     13.04
Cash earnings ROE                            17.56      1.50    16.06     1.27     14.79


* Net income before intangible amortization (including goodwill and core deposit intangibles, net of tax)


Net Interest Income
     Net interest margin, which represents the average net effective yield on earning assets, calculated as net interest income on a taxable-equivalent basis expressed as a percentage of average total earning assets, was 4.76 percent for the year ended December 31, 1996, compared to 4.56 percent and 4.39 percent for the years 1995 and 1994, respectively. The increase in net interest income and net interest margin from a year ago is reflective of higher loan volumes and lower deposit costs. Net interest spread for 1996 increased 18 basis points to
3.98 percent. Net interest spread was 3.80 percent and 3.82 percent for 1995 and 1994, respectively. The increase in net interest spread from 1995 is primarily due to the Corporation's ability to maintain its earnings on funds with higher loan volumes and the favorable impact of the acquisitions, while deposit costs decreased.
     The net interest spread as well as the net interest margin could be impacted by future changes in short- and long-term interest rate levels.






Net Interest Income and Net Interest Margin                 Net Interest Spread
($ in millions - taxable equivalent)                        (taxable-equivalent)
(Graphic material omitted)                                  (Graphic material omitted)

Year   Net Interest   Net Interest                  Year  Earnings  Cost of  Net Interest
Ended     Income        Margin                     Ended  on Funds  Funds    Spread
------ ------------   -----------                  -----   ------   -------- ------------
1992       $118          4.43%                      1992    7.19%     3.39%     3.80%
1993        129          4.27                       1993    6.33      2.57      3.76
1994        137          4.39                       1994    6.61      2.79      3.82
1995        153          4.56                       1995    7.65      3.85      3.80
1996        180          4.76                       1996    7.71      3.73      3.98



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





                                               December 31, 1996
                      --------------------------------------------------------------------
                        Immediately                                    Non-Rate
Cumulative Interest   Rate Sensitive        Rate Sensitive Within      Sensitive
Rate Sensitivity      --------------   ------------------------------  -----------
(Period-End Balances)    0-30 Days     90 Days   One Year  Five Years   >5 Years    Total
------------------------------------------------------------------------------------------
Earning Assets:
  Loans                 $1,267,775  $1,399,901  $1,635,098  $2,005,009 $247,141 $2,252,150
  Securities               230,347     299,531     856,517   1,318,632  157,792  1,476,424
  Federal funds
   sold and other
   short-term investments   52,850      52,850      52,850      52,850              52,850
                        ------------------------------------------------------------------
   Total earning assets $1,550,972  $1,752,282  $2,544,465  $3,376,491 $404,933 $3,781,424
                        ==================================================================
Interest-Bearing
Liabilities:
  Savings and Interest-
   on-Checking          $  726,700  $  726,700  $  726,700  $  726,700          $  726,700
  Money market deposit
   accounts                876,382     876,382     876,382     876,382             876,382
  Certificates of deposit
   and other time accounts 349,935     684,129   1,169,674   1,220,555 $ 87,742  1,308,297
  Federal funds purchased
   and other borrowings    174,107     174,107     174,107     174,107             174,107
                        ------------------------------------------------------------------
   Total interest-bearing
   liabilities          $2,127,124  $2,461,318  $2,946,863  $2,997,744 $ 87,742 $3,085,486
                        ==================================================================
Interest sensitivity gap$ (576,152) $ (709,036) $ (402,398) $  378,747 $317,191 $  695,938
                        ==================================================================
Ratio of earning assets
to interest-bearing
liabilities                    .73         .71         .86       1.13
                        =============================================

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

Loans are included net of unearned discount of $1,154,000. Consumer loans are distributed in the immediately rate-sensitive category for those tied to market rates or to other categories according to the repayment schedule.

The above table does not reflect interest rate swaps further discussed on page
26.



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

Non-Interest Income
     Non-interest income of $94,535,000 was reported for 1996, compared with $87,743,000 for 1995 and $76,815,000 for 1994. Excluding securities transactions, total non-interest income increased 7.2 percent from 1995.


                                         Year Ended December 31
                        ------------------------------------------------------
                              1996                1995               1994
                        ----------------  ------------------  ----------------
                                 Percent            Percent           Percent
Non-Interest Income      Amount  Change     Amount  Change    Amount  Change
------------------------------------------------------------------------------
Trust department        $34,031  +  7.1%   $31,762  +  7.6%  $29,529  + 12.4%
Service charges on
 deposit accounts        38,294  + 26.0     30,382  +  7.8    28,182  +  3.2
Other service charges,
 collection and
 exchange charges,
 commissions and fees     8,764  - 20.7     11,055  + 18.0     9,366  + 17.5
Net loss on  securities
 transactions              (980) - 29.8     (1,396) - 65.4    (4,038) -381.8
Other                    14,426  -  9.5     15,940  + 15.7    13,776  +  4.0
                        -------            -------           -------
   Total                $94,535  +  7.7    $87,743  + 14.2   $76,815  +   .8
                        =======            =======           =======


     Trust income was up $2.3 million or 7.1 percent during 1996 due to higher investment, employee benefit trust, and personal trust fees. This increase was offset by lower corporate trust income resulting from the sale of the Corporation's corporate trust business in 1995. At December 31, 1996, the market value of trust assets totaled $8.1 billion compared to $6.9 billion, at December 31, 1995, with the increase in the number of accounts held and the rise in the stock market being the primary reasons for the increase. The December 1996 trust assets were comprised of discretionary assets of $4.2 billion and non-discretionary assets of $3.9 billion. The $2.2 million or 7.6 percent increase in trust income from 1994 to 1995 is attributable primarily to improved financial market conditions and increased fee structures that were implemented in the second quarter of 1994.
     Deposit service charges are up $7.9 million or 26.0 percent from 1995.
The increase is due mainly to higher volumes, primarily processing for correspondent banks, and service charges on corporate and retail deposits. Acquisitions account for approximately one-third of the increase. Other service charges and fees decreased $2.3 million or 20.7 percent when compared to 1995. This is primarily due to lower income from bankcard discounts as a result of the Corporation's outsourcing of its bankcard processing operations which was completed in May 1996. The 18.0 percent increase in other service charges from 1994 to 1995 is primarily due to fees associated with higher business volumes, bankcard discount, fees from the sale of mutual funds and higher loan prepayment fees.
     During the second quarter of 1996, the Corporation restructured a portion of its available for sale investment portfolio resulting in losses of $903,000. This portfolio restructuring of replacing lower-yielding securities with higher-yielding securities should have a favorable impact on net interest income in the future. See "Securities," page 26. During the fourth quarter of 1995 and 1994, the Corporation restructured a portion of its available for sale portfolio resulting in losses of approximately $1.5 million and $3.5 million, respectively.
     Other non-interest income decreased $1.5 million or 9.5 percent to $14,426,000 in 1996 compared to a $2.2 million or 15.7 percent increase in 1995. The decrease in 1996 and the increase in 1995 are primarily due to the gain recognized on the sale of the Corporation's corporate trust business in 1995.


Non-Interest Income
($ in thousands)
(Graphic material omitted)

                                                     Net Gain(Loss)
Year               Service  Other Service            on Securities
Ended  Trust       Charges   Charges        Other    Transactions
-----  ----------  -------  -------------   -------  --------------
1992    $21,861    $23,663    $ 6,183       $10,338     $  (232)
1993     26,278     27,303      7,972        13,243       1,433
1994     29,529     28,182      9,366        13,776      (4,038)
1995     31,762     30,382     11,055        15,940      (1,396)
1996     34,031     38,294      8,764        14,426        (980)


Non-Interest Expense
     Non-interest expense was $180,580,000 for 1996 compared with $162,449,000 for 1995 and $155,562,000 for 1994. The primary reason for the increase in non-interest expenses from a year ago was due to the acquisitions.


                                          Year Ended December 31
                        -----------------------------------------------------
                              1996                1995               1994
                        ----------------  ------------------  ---------------
                                 Percent             Percent          Percent
Non-Interest Expense     Amount  Change    Amount    Change   Amount  Change
-----------------------------------------------------------------------------
Salaries and wages      $ 71,788  +23.4%  $ 58,177   + 9.8%  $ 52,986  - 1.2%
Pension and other
 employee benefits        15,351  +40.8     10,905   +10.0      9,910  -17.8
Net occupancy of
 banking premises         18,782  + 4.4     17,992   +14.0     15,777  -24.0
Furniture and equipment   11,789  + 4.7     11,259   + 2.9     10,937  + 7.7
Intangible amortization   11,306  +39.2      8,124   + 6.5      7,627  +10.9
Other                     51,564  - 7.9     55,992   - 4.0     58,325  -13.1
                        --------          --------           --------
   Total                $180,580  +11.2   $162,449   + 4.4   $155,562  - 9.6
                        ========          ========           ========

     Salaries and wages increased by $13.6 million or 23.4 percent during 1996 primarily because of acquisitions. Pension and other employee benefits increased by $4.4 million or 40.8 percent during 1996 primarily due to higher retirement plan expense, payroll tax, and medical insurance expense related to the acquisitions and the impact of an early retirement charge. The 10.0 percent increase in pension and other employee benefits from 1994 to 1995 reflects an adjustment which lowered medical insurance expense in 1994, higher retirement plan expense and the impact of acquisitions. The 1994 adjustment to medical insurance resulted from the implementation of a managed health care network and favorable claims experience.
     Net occupancy of banking premises increased $790,000 or 4.4 percent during 1996 primarily due to higher lease, building maintenance, and property tax expense related to the acquisitions. The 14.0 percent increase during 1995 is primarily because of higher property taxes, increased lease expense as a result of acquisitions, and building maintenance expenses. Furniture and equipment costs increased $530,000 or 4.7 percent in 1996 mostly due to higher depreciation expense associated with the acquisitions. Intangible amortization increased by $3.2 million or 39.2 percent from the same period one year ago due to the acquisitions.

     Other non-interest expense decreased $4.4 million or 7.9 percent during 1996 primarily due to decreases in FDIC insurance, franchise taxes, and federal reserve service charges. Other non-interest expense was down 4.0 percent in 1995 mostly due to lower FDIC insurance premiums and the timing of charitable contributions. The Corporation paid a minimal FDIC insurance premium in 1996 compared to $3.6 million in 1995 and $6.9 million in 1994. For the second half of 1995, the FDIC assessment rate imposed on banks ranged from 4 cents for each $100 of domestic deposits (for well capitalized banks in the highest of three supervisory rating categories) to 31 cents (for inadequately capitalized banks in the lowest of the three supervisory rating categories). This was a decrease from the previous assessment range of 23 cents to 31 cents for those respective categories, for each $100 of domestic deposits. For 1996, the FDIC Board reduced the insurance premiums to zero for banks in the lowest risk category. However, legislative action enacted in 1996 provides for assessments on banks (based on deposit levels) to pay interest on Financing Corporation (FICO) bonds, the proceeds of which were used in the bailout of the Savings and Loan industry in the 1980's. For each of the three years beginning in 1997, the assessment on banks is expected to be approximately 1.3 cents for each $100 of qualified deposits. Based on year-end deposit levels, the 1997 expense would be approximately $500,000.
     During 1996, the Corporation did not take a provision for real estate losses compared to a $610,000 provision for real estate losses in 1995 and no provision in 1994. The Corporation's efficiency ratio of 65.5 percent for 1996 improved from 66.8 percent for 1995 and 71.4 percent for 1994. The efficiency ratio measures what percentage of bank revenue is absorbed by non-interest expense.





Non-Interest Expense
($ in thousands)
(Graphic material omitted)
                           Net Occupancy                             Provision
Year    Salaries, Wages    & Furniture and   Intangible           for Real Estate
Ended   and Benefits       Equipment        Amortization   Other      Losses
-----   ---------------    ---------------  ------------  -------  ---------------
1992     $55,930            $25,258           $   700     $52,299    $12,963
1993      65,706             30,904             6,877      67,146      1,445
1994      62,896             26,714             7,627      58,325          0
1995      69,082             29,251             8,124      55,382        610
1996      87,139             30,571            11,306      51,564          0


Income Taxes
     The Corporation recognized income tax expense of $30,759,000 in 1996, compared to $24,998,000 in 1995, and $20,177,000 in 1994. The effective tax rate increased to 35.88 percent in 1996 from 35.07 percent in 1995 and 35.03 percent in 1994. For a detailed analysis of the Corporation's income taxes see Note O "Income Taxes" on page 47.

Sources and Uses Of Funds
     Average assets for 1996 of $4,496,495,000 increased by 14.0 percent from 1995 levels and increased 7.8 percent between 1994 and 1995. Funding sources in 1996 reflected an increase in deposits while Federal funds purchased were reduced. The Corporation's uses of funds continued a trend which started in 1995 of replacing securities with loans as the largest component of earning assets. This reflects the increases in loan volumes from a year ago.

                                           Percentage of Total Average Assets
                                           ----------------------------------
Sources and Uses of Funds                     1996        1995        1994
-----------------------------------------------------------------------------
Sources of Funds:
     Deposits:
       Demand                                 23.9%       21.9%       22.9%
       Time                                   62.8        61.6        62.4
     Federal funds purchased                   3.3         6.4         5.2
     Equity capital                            8.0         8.2         7.9
     Borrowed funds                             .4          .3
     Other liabilities                         1.6         1.6         1.6
                                             -----------------------------
       Total                                 100.0%      100.0%      100.0%
                                             =============================
Uses of Funds:
     Loans                                    46.4%       42.7%       36.6%
     Securities                               34.6        39.5        45.7
     Federal funds sold                        3.1         3.0         3.0
     Non-earning assets                       15.9        14.8        14.7
                                             -----------------------------
       Total                                 100.0%      100.0%      100.0%
                                             =============================


Loans
     Average loans for 1996 were $2,086,816,000, an increase of 24.0 percent from 1995. This was driven by continued improved economic conditions in the Texas markets the Corporation serves and the result of the acquisitions.





Total Average Loans and Yields
($ in millions)
(Graphic material omitted)

                           Average Loan
Year     Average Loans       Yield
----     -------------     ------------
1992       $1,046             8.11%
1993        1,172             7.79
1994        1,340             7.97
1995        1,683             8.99
1996        2,087             8.84







                                               December 31
                    ---------------------------------------------------------------
                             1996
                    -----------------------
Loan Portfolio
Analysis                      Percentage of
(Period-End Balances) Amount   Total Loans    1995       1994       1993     1992
-----------------------------------------------------------------------------------
Real Estate:
  Construction      $   84,091    3.7%   $   54,168 $   44,502 $   32,297 $   26,632
  Land                  50,208    2.2        37,695     36,805     32,317     39,991
  Permanent
  Mortgages:
    Commercial         225,845   10.0       198,276    177,223    144,122     77,347
    Residential        422,787   18.8       339,576    277,725    276,165    253,471
  Other                260,603   11.6       208,190    178,263    150,499    134,470
                     ---------------------------------------------------------------
  Total real estate  1,043,534   46.3       837,905    714,518    635,400    531,911
Commercial and
 industrial            649,721   28.9       508,990    375,085    311,436    256,520
Consumer               491,072   21.8       402,169    331,039    268,331    217,232
Financial
 institutions           12,749     .6        10,409      5,578        284      9,380
Foreign                 45,562    2.0        43,847     45,290     31,763     17,871
Purchasing or
 carrying
 securities              1,812     .1         1,711      1,884      1,204      1,918
Other                    8,854     .4        13,068     13,386     17,797      7,737
Unearned
 discount               (1,154)   (.1)       (1,337)    (3,487)    (8,456)   (12,632)
                    ----------------------------------------------------------------
 Total              $2,252,150  100.0%   $1,816,762 $1,483,293 $1,257,759 $1,029,937
                    ================================================================

Percent change
 from previous
 year                    +24.0%               +22.5%     +17.9%     +22.1%      -7.1%





     Period-end loans increased to $2,252,150,000 at year-end 1996, up 24.0 percent from the previous year end. Most of the increase in period-end loans is attributable to real estate and commercial loans which increased $206 million and $141 million, respectively. Approximately one-half of the increase in total loans from a year ago resulted from acquisitions.
     Total real estate loans at December 31, 1996 were $1,043,534,000 up 24.5 percent from year-end 1995. Amortizing permanent mortgages represented 62.2 percent of the total real estate loan portfolio at year end. Residential mortgages increased $83,211,000 or 24.5 percent. Real estate loans categorized as "other" are primarily amortizing commercial and industrial loans with maturities of less than five years. Approximately 62 percent of all commercial real estate loans are owner occupied or have a major tenant (National or Regional company) with a manageable risk level.


Mexican Loans
     At December 31, 1996, the Corporation's cross-border outstandings to Mexico, excluding $15,630,000 in loans secured by liquid U.S. assets, totaled $29,932,000, down from $30,586,000 last year. Most of the Corporation's Mexican loans are either secured by liquid U.S. assets or are unsecured loans to major financial institutions to finance international trade transactions.
Of the trade-related credits, approximately 85 percent are related to companies exporting from Mexico. At December 31, 1996, none of the Mexican-related loans were on non-performing status.


                                        December 31
                            ------------------------------------------
                                             1996
                            ------------------------------------------
                                        Percentage of   Percentage of
Mexican Loans                Amount      Total Loans     Total Assets
----------------------------------------------------------------------
Financial institutions       $24,932          1.1%             .5%
Commercial and industrial      5,000           .2              .1
                             ------------------------------------
   Total                     $29,932          1.3%             .6%
                             ====================================

The above table excludes $15,630,000, $13,261,000 and $21,267,000 in loans secured by liquid assets held in the United States in 1996, 1995 and 1994, respectively.



                                         December 31
                            ------------------------------------------
                                             1995
                            ------------------------------------------
                                         Percentage of   Percentage of
Mexican Loans                 Amount      Total Loans     Total Assets
----------------------------------------------------------------------
Financial institutions       $30,560          1.7%             .7%
Commercial and industrial         26
                             ------------------------------------
   Total                     $30,586          1.7%             .7%
                             ====================================

The above table excludes $15,630,000, $13,261,000 and $21,267,000 in loans secured by liquid assets held in the United States in 1996, 1995 and 1994, respectively.



                                         December 31
                            ------------------------------------------
                                             1994
                            ------------------------------------------
                                         Percentage of   Percentage of
Mexican Loans                 Amount      Total Loans     Total Assets
----------------------------------------------------------------------
Financial institutions       $23,999          1.6%             .6%
Commercial and industrial         24
                             ------------------------------------
   Total                     $24,023          1.6%             .6%
                             ====================================


The above table excludes $15,630,000, $13,261,000 and $21,267,000 in loans secured by liquid assets held in the United States in 1996, 1995 and 1994, respectively.


Non-Performing Assets
     Non-performing assets decreased 25.9 percent to $11,966,000 at December 31, 1996, compared with $16,155,000 at December 31, 1995 and $19,938,000 at
December 31, 1994. Non-performing assets as a percentage of total loans and foreclosed assets decreased to .53 percent at December 31, 1996, down from .89 percent one year ago. Non-performing asset levels continued their steady decline from their high in 1989, which resulted from the dramatic economic downturn in Texas during the 1980's. The recovery of the Texas economy since that period created a demand for real estate and improved financial conditions in general enabling the Corporation to significantly reduce the levels of non-performing assets. Since 1990, non-performing assets have been reduced by charge-offs, sales of Other Real Estate Owned, and the resolution of problem loans.




                                                December 31
                          ---------------------------------------------------
Non-Performing Assets        1996        1995        1994      1993     1992
-----------------------------------------------------------------------------
Non-accrual and
 restructured loans        $ 9,724     $14,646     $16,627   $27,677  $41,851
Foreclosed assets            2,242       1,509       3,311     3,433    9,452
                           --------------------------------------------------
     Total                 $11,966     $16,155     $19,938   $31,110  $51,303
                           ==================================================
As a percentage of
 total assets                  .24%        .38%        .53%      .85%    1.63%
As a percentage of
 total loans plus
 foreclosed assets             .53         .89        1.34      2.47     4.94
After-tax impact of lost
 interest per common share $   .04     $   .05     $   .07   $   .10  $   .20
Accruing loans 90 days
 past due:
  Consumer                 $ 1,829     $ 1,276     $   574   $   765  $   414
  All other                  4,082       3,912       3,070     3,827    1,431
                           --------------------------------------------------
     Total                 $ 5,911     $ 5,188     $ 3,644   $ 4,592  $ 1,845
                           ==================================================


Interest income that would have been recorded in 1996 on non-performing assets, had such assets performed in accordance with their original contract terms, was $1,182,000 on non-
accrual and restructured loans and $138,000 on foreclosed assets.  During 1996, the amount of interest income actually recorded on non-accrual and restructured loans was $292,000.

There were no foreign loans 90 days past due.


Non-Performing Assets
($ in millions)
(Graphic material omitted)
         Non-Accrual and     Foreclosed
Year     Restructured Loans    Assets
----     ------------------  ----------
1992         $42                 $9
1993          28                  3
1994          17                  3
1995          15                  1
1996          10                  2


    Loans to a customer whose financial condition has deteriorated are considered for non-accrual status whether or not the loan is 90 days or more past due. All non-consumer loans 90 days or more past due are classified as non-accrual unless the loan is well secured and in the process of collection. When a loan is placed on non-accrual status, interest income is not recognized until collected, and any previously accrued but uncollected interest is reversed. Restructured loans have been modified as to original terms, resulting in a reduction or deferral of principal and/or interest as a concession to the debtor. Classification of an asset in the non-performing category does not preclude ultimate collection of loan principal or interest.
     At December 31, 1996, the Corporation had $6,825,000 in loans to borrowers experiencing financial difficulties which had not been included in either of the non-accrual, restructured or 90 days past due loan categories. Management monitors such loans closely and reviews their performance on a regular basis.


Allowance For Possible Loan Losses
     The allowance for possible loan losses was $36,308,000 or 1.61 percent of period-end loans at December 31, 1996, compared to $31,577,000 or 1.74 percent of period-end loans at year-end 1995. The allowance for possible loan losses as a percentage of non-accrual and restructured loans was 373.4 percent at December 31, 1996, up from 215.6 percent at December 31, 1995.
     The Corporation recorded a $7,300,000 provision for possible loan losses during 1996, compared to $6,272,000 recorded during 1995. No provision was recorded during 1994. The provision is reflective of the continued growth in the loan portfolio. Despite the growth in loans in 1994, no provision for possible loan losses was recorded due to continued improvements in economic activity in the cities served by the Corporation, improved credit quality and real estate values and net recoveries of $2.1 million.
      The Corporation recorded net charge-offs of $2,569,000 for the year ended December 31, 1996, compared to net charge-offs of $436,000 and net recoveries of $2,127,000 for the years ended December 31, 1995 and 1994, respectively.
The Corporation's charge-offs in 1996 consisted primarily of commercial and industrial loans which increased $5.5 million from $654,000 in 1995 and consumer loans which decreased slightly from a year ago. The Corporation's charge-offs in 1995 consisted primarily of consumer loan charge-offs, which increased to $3.8 million in 1995 from $2.4 million in 1994 primarily as a result of the increased loan volumes.




                                             Year Ended December 31
Allowance for                ------------------------------------------------------
Possible Loan Losses             1996      1995       1994       1993       1992
-----------------------------------------------------------------------------------
Average loans outstanding
 during year, net of
 unearned discount           $2,086,816 $1,682,541 $1,339,656 $1,171,825 $1,045,883
                             ======================================================

Balance of allowance
  for possible loan
  losses at beginning
  of year                    $   31,577 $   25,741  $  26,298 $   31,897 $   42,387
Provision (credit) for
  possible loan losses            7,300      6,272                (6,085)     5,498
Changes related to
  disposition of bank
  subsidiary                                           (2,684)

Charge-offs:
  Real estate                      (351)      (228)    (1,349)    (3,481)   (11,073)
  Commercial and industrial      (6,176)      (654)      (316)    (1,287)    (5,641)
  Consumer                       (3,709)    (3,797)    (2,357)    (3,369)    (3,293)
  Other, including foreign           (9)        (2)                  (63)    (3,828)
                              -----------------------------------------------------
     Total charge-offs          (10,245)    (4,681)    (4,022)    (8,200)   (23,835)
                              -----------------------------------------------------

Recoveries:
  Real estate                     2,467      1,258      1,970      2,412      2,034
  Commercial and industrial       3,665      1,722      2,434      3,577      3,783
  Consumer                        1,416      1,211      1,692      2,237      1,852
  Other, including foreign          128         54         53        460        178
                             ------------------------------------------------------
     Total recoveries             7,676      4,245      6,149      8,686      7,847
                             ------------------------------------------------------
Net (charge-offs) recoveries     (2,569)      (436)     2,127        486    (15,988)
                             ------------------------------------------------------
Balance of allowance for
 possible loan losses
 at end of year              $   36,308  $  31,577  $  25,741  $  26,298  $  31,897
                             ======================================================


Net (charge-offs) recoveries
 as a percentage of average
 loans outstanding during
 year, net of unearned discount    (.12)%     (.03)%      .16%       .04%     (1.53)%
Allowance for possible loan
 losses as a percentage of
 year-end loans, net of
 unearned discount                 1.61       1.74       1.74       2.09       3.10


There were no foreign charge-offs in 1996-1993.  During 1992, the Corporation sold its
$9,694,000 par bonds which had been received in 1990 under the Brady Mexican debt exchange.  The par bonds were sold for $6,017,000 and resulted in a foreign charge-off of
$3,677,000.

The 1994 allowance for possible loan losses includes a reduction of $2,684,000 related to the exchange of Cullen/Frost Bank in Dallas for Texas Commerce Bank-Corpus Christi.






Allowance for Possible Loan Losses and Allowance to Year-End Loans
($ in thousands)
(Graphic material omitted)


Year    Allowance for possible       Allowance to           Allowance to Non-
Ended      loan losses               year-end loans         performing loans
-----   ----------------------       ---------------        -----------------
1992      $31,897                      3.10%                     76.2%
1993       26,298                      2.09                      95.0
1994       25,741                      1.74                     154.8
1995       31,577                      1.74                     215.6
1996       36,308                      1.61                     373.4


     On January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114"), as amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosure" ("SFAS No. 118"). These standards specify how allowances for certain impaired loans should be determined and the accounting for in-substance foreclosures. Adoption of these standards did not have a material impact on the Corporation's results of operations.
     The Corporation has certain lending policies and procedures in place which are designed to maximize loan income within an acceptable level of risk. These policies and procedures, some of which are described below, are reviewed regularly by senior management. A reporting system supplements this review process by providing management and the board of directors with frequent reports related to loan production, loan quality, loan delinquencies and non-performing and potential problem loans.
     Commercial and industrial loans are a diverse group of loans to small, medium and large businesses. The purpose of these loans vary from supporting seasonal working capital needs to term financing of equipment. These loans are underwritten after obtaining an understanding and analyzing the management and the financial condition of the business, including its ability to generate sufficient cash flow to repay the debt according to scheduled terms. While some short-term loans may be made on an unsecured basis, most are secured by the assets being financed with appropriate collateral margins.
     Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions. At December 31, 1996, the Corporation had no concentration of commercial and industrial loans in any single industry that exceeded 10 percent of total loans.
     The diversity of the commercial real estate portfolio allows the Corporation to reduce the impact of a decline in a single market or industry. In addition to monitoring and evaluating commercial real estate loans based on collateral, geography and risk grade criteria, management closely tracks its level of owner-occupied commercial real estate loans versus non-owner occupied loans. Additionally, the bank utilizes the knowledge of third party experts to provide insight and guidance about the economic conditions and dynamics of the markets served by the Corporation. Within the commercial real estate loan category, the Corporation's primary focus has been the growth of loans secured by owner-occupied properties. At December 31, 1996, a majority of the Corporation's commercial real estate loans were secured by owner-occupied properties. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Consequently, these loans must withstand the analysis of a commercial loan and the underwriting process of a commercial real estate loan.
     Loans secured by non-owner occupied commercial real estate are made to developers and builders who have a relationship with the Corporation and who have a proven record of success. These loans are underwritten through the use of feasibility studies, independent appraisal reviews, sensitivity analysis of absorption and lease rates and financial analysis of the developers and property owners. Sources of repayment for these types of loans may be pre-committed permanent loans from approved long-term lenders, sales of developed property or an interim loan commitment from the Corporation. These loans are closely monitored by on-site inspections and are considered more risky than the other real estate loans due to their ultimate repayment being sensitive to interest rate changes, general economic conditions and the availability of long-term financing.

     The consumer loan portfolio has three distinct segments -- indirect consumer loans, which represent 56 percent of the consumer loan portfolio, direct non-real estate consumer loans, which represent 28 percent of the portfolio and direct real estate consumer loans, which represent 16 percent. The indirect segment is composed almost exclusively of new and used automobile financing. Non-real estate direct loans include automobile loans, unsecured revolving credit products, personal loans secured by cash and cash equivalents, and other similar types of credit facilities. The direct real estate loans are primarily extended for home improvement purposes.
     A computer based credit scoring analysis is used to supplement the consumer loan underwriting process. To monitor and manage consumer loan risk, policies and procedures are developed and modified, as needed, jointly by line and staff personnel. This activity, coupled with relatively small loan amounts that are spread across many individual borrowers, minimizes the risk of any major charge-offs. Additionally, trend and outlook reports are provided to senior management on a frequent basis to aid in planning.
     The Corporation has an independent Loan Review Division that reviews and validates the credit risk program on a periodic basis. Results of these reviews are presented to senior management and the board of directors. Loan Review's function complements and reinforces the risk identification and assessment decisions made by lenders and credit personnel as well as the Corporation's policies and procedures.
     Loans identified as losses by management, internal loan review and/or bank examiners are charged-off. Furthermore, installment and credit card loans are charged-off automatically based on past-due status.
     An allowance for possible loan losses is maintained in an amount which, in management's judgment, provides an adequate reserve to absorb possible loan losses. Industry concentrations, specific credit risks, loan loss experience, current loan portfolio quality, the impact of rising interest rates, experience level and effectiveness of employees, economic, competitive, political and regulatory conditions and other pertinent factors are all considered in determining the adequacy of the allowance.
     An audit committee of non-management directors reviews the adequacy of the allowance for possible loan losses quarterly.





                                       December 31
                                -----------------------
                                          1996
                                 -----------------------
                                  Allowance    As a
                                     for     Percentage
                                  Possible      of
Allocation of Allowance             Loan       Total
for Possible Loan Losses           Losses      Loans
--------------------------------------------------------
Commercial and industrial        $ 6,504         .29%
Real estate                        6,707         .30
Consumer                          13,805         .61
Purchasing or carrying securities      6
Financial institutions                44
Other, including foreign             159         .01
Not allocated                      9,083         .40
                                 -------------------
   Total                         $36,308        1.61%
                                 ===================


                                                   December 31
                                 -----------------------------------------------
                                           1995                    1994
                                 ----------------------- -----------------------
                                  Allowance    As a       Allowance     As a
                                     for     Percentage      for      Percentage
                                  Possible      of        Possible       of
Allocation of Allowance             Loan       Total        Loan        Total
for Possible Loan Losses           Losses      Loans       Losses       Loans
-------------------------------------------------------------------------------
Commercial and industrial        $ 7,991         .44%      $ 4,291        .29%
Real estate                        9,076         .50         8,584        .58
Consumer                          12,110         .67        10,384        .70
Purchasing or carrying securities      6                         7
Financial institutions                32                        28
Other, including foreign             167         .01           160        .01
Not allocated                      2,195         .12         2,287        .16
                                 --------------------------------------------
   Total                         $31,577        1.74%      $25,741       1.74%
                                 ============================================


                                                   December 31
                                 -----------------------------------------------
                                           1993                    1992
                                 ----------------------- -----------------------
                                  Allowance    As a       Allowance     As a
                                     for     Percentage      for      Percentage
                                  Possible      of        Possible       of
Allocation of Allowance             Loan       Total         Loan       Total
for Possible Loan Losses           Losses      Loans        Losses      Loans
--------------------------------------------------------------------------------
Commercial and industrial        $ 3,453         .27%     $ 3,752         .36%
Real estate                       10,432         .83       14,069        1.37
Consumer                           6,756         .54        5,238         .51
Purchasing or carrying securities      3                       59         .01
Financial institutions                 8                      123         .01
Other, including foreign             332         .03          498         .05
Not allocated                      5,314         .42        8,158         .79
                                 --------------------------------------------
   Total                         $26,298        2.09%     $31,897        3.10%
                                 ============================================


   Allocation of a portion of the allowance does not preclude its availability to absorb losses in other categories. The unallocated portion of the allowance represents an additional amount beyond that specifically reserved for specific risks available to absorb unidentified losses in the current loan portfolio.

Securities
     Total securities, including securities available for sale, were $1,476,424,000 at year-end 1996 compared to $1,536,567,000 a year ago. In the second quarter of 1996, the Corporation restructured a portion of its available for sale investment portfolio resulting in losses of $903,000. During the fourth quarter of 1995, the Financial Accounting Standards Board granted a one-time reassessment of the classification of all securities. The Corporation took advantage of this opportunity and reclassified $733,206,000 in securities from held to maturity to available for sale. Subsequently, in December 1995, the Corporation sold $79,075,000 in securities from its available for sale portfolio resulting in securities losses of approximately $1.5 million. This portfolio restructuring of replacing lower-yielding securities with higher-yielding securities should have a favorable impact on net interest income in the future. Securities available for sale totaled $1,299,285,000 at December 31, 1996, compared to $1,325,836,000 at year-end 1995. These securities consist primarily of U.S. Treasury securities and obligations of U.S. Government agencies. The remaining securities, consisting primarily of U.S. Government agency obligations, are classified as securities held to maturity and are carried at amortized cost.
     Debt securities are classified as held to maturity when the Corporation has the positive intent and ability to hold the securities to maturity. Available for sale securities are stated at fair value, with unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity.
     The average yield of the securities portfolio for the year ended December 31, 1996 was 6.42 percent compared with 6.36 percent for 1995.


                                              December 31
                      -----------------------------------------------------------------
                               1996                 1995                   1994
                      --------------------- --------------------- ---------------------
                      Period-end Percentage Period-end Percentage Period-end Percentage
Securities              Balance   of Total    Balance   of Total    Balance   of Total
---------------------------------------------------------------------------------------
U.S. Treasury         $  231,351    15.7%   $  223,457     14.5%  $  241,625     15.2%
U.S. Government
 agencies and
 corporations          1,233,238    83.5     1,301,731     84.7    1,325,070     83.1
States and political
 subdivisions              5,449      .4         5,527       .4        5,683       .3
Other                      6,386      .4         5,852       .4       21,664      1.4
                      ---------------------------------------------------------------
   Total              $1,476,424   100.0%   $1,536,567    100.0%  $1,594,042    100.0%
                      ===============================================================
Average yield
 earned during
 the year (taxable-
 equivalent basis)          6.42%                 6.36%                 5.70%



Interest Rate Swaps
     During 1996, the Corporation continued its strategy of entering into off-balance sheet interest rate swaps to hedge its interest rate risk by essentially converting fixed-rate loans into synthetic variable-rate instruments. These swap transactions allow management to structure the interest rate sensitivity of the asset side of the Corporation's balance sheet to more closely match it's view of the interest rate sensitivity of the Corporation's funding sources. The Corporation had 31 interest rate swaps at December 31, 1996 compared to 12 interest rate swaps at December 31, 1995.
Each swap was a hedge against a specific commercial fixed-rate loan or against a specific pool of consumer fixed-rate loans, with a notional amount of $251 million and $143 million, respectively. In each case, the amortization of the interest rate swap generally matches the expected amortization of the underlying loan or pool of loans and was a hedge against either a specific commercial loan or a specific pool of consumer loans with lives ranging from two to ten years. Each counterpart to a swap transaction has a credit rating that is investment grade. The net amount payable or receivable under these interest rate swap contracts is accrued as an adjustment to interest income and is not considered material in 1996 and 1995.

Deposits


Total Average Deposits
 (Graphic material omitted)
        Average       Average     Average
Year     Demand        Time        Total      Cost of Time
Ended   Deposits     Deposits     Deposits      Deposits
-----   --------    ----------   ----------   ------------
1992  $  665,528    $2,045,169   $2,710,697      3.36%
1993     816,446     2,267,304    3,083,750      2.56
1994     836,711     2,284,148    3,120,859      2.71
1995     864,566     2,428,349    3,292,915      3.70
1996   1,076,029     2,825,271    3,901,300      3.66


     Total average demand deposits increased 24.5 percent from 1995. This can be attributed to an increase in commercial and individual and correspondent bank deposit levels of $135.9 million and $67.5 million, respectively. The increase in commercial and individual is partially related to the acquisitions.



                       1996                  1995                  1994
                  ------------------  ------------------  -------------------
                  Average    Percent  Average    Percent   Average    Percent
Demand Deposits   Balance    Change   Balance    Change    Balance    Change
-----------------------------------------------------------------------------
Commercial and
 individual     $  832,356   +19.5%   $696,499   + 3.4%    $673,764   + 6.7%
Correspondent
 banks             198,750   +51.4     131,295   + 5.5      124,416   -13.0
Public funds        44,923   +22.2      36,772   - 4.6       38,531   - 8.4
                ----------            --------             --------
    Total       $1,076,029   +24.5    $864,566   + 3.3     $836,711   + 2.5
                ==========            ========             ========





     Total average time deposits increased 16.3 percent from 1995, partially due to the acquisitions, with the largest dollar increase coming from money market deposit accounts. Public funds in 1996 increased 94.7 percent from 1995 levels to $245.3 million primarily due to the conversion of a repurchase agreement into a time deposit in 1996 as well as an increase in deposits by a taxing authority.








                                     1996                  1995
                        ------------------------    -----------------------
                         Average   Percent          Average   Percent
Time Deposits            Balance   Change  Cost     Balance   Change  Cost
---------------------------------------------------------------------------
Savings and Interest-
 on-Checking           $  722,518  +  .3%  1.36%  $  720,489  - 9.5%  1.76%
Money market
 deposit accounts         810,616  +31.4   3.93      616,931  +12.7   3.84
Time accounts of
 $100,000 or more         460,196  + 2.0   4.95      450,959  +23.6   5.09
Time accounts under
 $100,000                 586,675  +14.1   4.84      513,999  + 5.0   4.87
Public funds              245,266  +94.7   4.36      125,971  +46.3   4.33
                       ----------                 ----------
  Total                $2,825,271  +16.3   3.66   $2,428,349  + 6.3   3.70
                       ==========                 ==========




                                    1994
                        -------------------------
                         Average   Percent
Time Deposits            Balance   Change   Cost
-------------------------------------------------
Savings and Interest-
 on-Checking           $  796,178  + 6.1%  1.81%
Money market
 deposit accounts         547,237  + 2.3   2.87
Time accounts of
 $100,000 or more         364,997  - 2.8   3.35
Time accounts under
 $100,000                 489,604  - 7.9   3.50
Public funds               86,132  +14.9   2.90
                       ----------
  Total                $2,284,148  +  .7   2.71
                       ==========



     Mexico is a part of the natural trade territory of the banking offices of Cullen/Frost. Thus, dollar-denominated foreign deposits from Mexican sources have traditionally been a significant source of funding. The Corporation's average foreign deposits increased 2.0 percent from 1995. The turbulent economic conditions which started with the peso devaluation in December 1994 have begun to stabilize somewhat in 1996 and the Mexican economic recovery and growth in manufacturing is expected to continue in 1997.


Foreign Deposits                           1996       1995       1994
-----------------------------------------------------------------------
Average balance                         $573,583   $562,191   $592,233
Percentage of total average deposits        14.7%      17.1%      19.0%


Short-Term Borrowings
     The Corporation's primary source of short-term borrowings is Federal funds purchased from correspondent banks and securities sold under repurchase agreements in the natural trade territories of the Cullen/Frost subsidiary banks, as well as from upstream banks. The conversion of a repurchase agreement into a time deposit in 1996 and deposit levels increasing during the year resulted in an offset position for the Corporation in Federal funds during the year.


                                 1996              1995               1994
                           ----------------   ----------------  ----------------
                           Average  Average   Average  Average  Average  Average
Federal Funds              Balance  Rate      Balance  Rate     Balance  Rate
--------------------------------------------------------------------------------
Federal funds sold and
 securities purchased
 under resale agreements  $ 138,811   5.21%  $ 117,158   5.75%  $108,762  3.81%
Federal funds purchased
 and securities sold
 under repurchase
 agreements                 144,804   4.79     251,392   5.29    191,611  3.74
                          ---------          ---------          --------
   Net funds position     $  (5,993)         $(134,234)         $(82,849)
                          =========          =========          ========




Other funding sources include a $7,500,000 short-term line of credit to the parent Corporation used for short-term liquidity needs. There were no borrowings outstanding from this source at December 31, 1996 and 1995.


Long-Term Borrowings
     During February 1997, the Corporation issued $100,000,000 of its 8.42 percent Capital Securities, Series A which represents a beneficial interest in Cullen/Frost Capital Trust I, a Delaware statutory business trust and wholly-owned subsidiary of the Corporation. The Issuer Trust will use the proceeds of the offering of the Capital Securities to purchase Junior Subordinated Debentures of Cullen/Frost. The Corporation will use the proceeds of the offering of the Junior Subordinated Debentures for general corporate purposes, which may include the reduction of short-term indebtedness, investments at the holding company level, investments in the capital of, or extensions of credit to, the Corporation's subsidiaries, acquisitions, and the repurchase of the Corporation's common stock. The Capital Securities will be included in the Tier 1 capital of Cullen/Frost for regulatory capital purposes and will be reported as debt on the balance sheet. See Note U "Subsequent Events" on page 51.


Capital
     At December 31, 1996, shareholders' equity reached the highest level in the Corporation's history, $378,943,000, an increase of 11.0 percent from $341,464,000 at December 31, 1995. The increase in 1996 was due primarily to earnings growth partially offset by $18.1 million of dividends paid. The Corporation had an unrealized gain on securities available for sale, net of deferred taxes, of $7.6 million as of December 31, 1996 compared to $8.5 million as of December 31, 1995. Currently, under regulatory requirements, the unrealized gain or loss on securities available for sale is not included in the calculation of risk-based capital and leverage ratios.
     During the second quarter of 1996, the Corporation declared and distributed a two-for-one stock split and raised its cash dividend 20 percent to $.21 per common share compared to $.175 per common share in the first quarter of 1996. In addition, the Corporation announced that its Board of Directors had authorized it to repurchase up to 500,000 shares of its common stock from time to time. As of the date hereof, no shares have been repurchased. The Corporation paid a quarterly dividend of $.11 per common share during the first two quarters of 1995 increasing to $.175 per common share during the third and fourth quarters.

     The Federal Reserve Board utilizes capital guidelines designed to measure Tier 1 and Total Capital and take into consideration the risk inherent in both on-balance sheet and off-balance sheet items. For the Corporation's capital ratios at December 31, 1996 and 1995, see Note L "Capital" on page 43.

Parent Corporation
     Historically, a large portion of the parent Corporation's income which provides funds for the payment of dividends to shareholders and for other corporate purposes has been derived from Cullen/Frost's investments in subsidiaries. Dividends received from the subsidiaries are based upon each bank's earnings and capital position. See Note K "Dividends" on page 43. Management fees are not assessed.


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

/s/ RICHARD W. EVANS, JR.
Richard W. Evans, Jr.
Chairman and
Chief Operating Officer

/s/ PHILLIP D. GREEN
Phillip D. Green
Executive Vice President
and Chief Financial Officer

Report Of Ernst & Young LLP
Independent Auditors

Shareholders And Board Of Directors
Cullen/Frost Bankers, Inc.


     We have audited the accompanying consolidated balance sheets of Cullen/Frost Bankers, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cullen/Frost Bankers, Inc. and Subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                 ERNST & YOUNG LLP

San Antonio, Texas
February 7, 1997 except for Note U as to which date is March 13, 1997

Cullen/Frost Bankers, Inc. and Subsidiaries

Graphic Picture Omitted

Cullen/Frost Bankers, Inc. sunburst logo is across the middle of the page in an oblong shape slanted to the right.

                               Consolidated Financial Statements and
                          Notes to Consolidated Financial Statements


Consolidated Statements Of Operations
Cullen/Frost Bankers, Inc. and Subsidiaries
(dollars in thousands, except per share amounts)
                                                            Year Ended December 31
                                                        -----------------------------
                                                          1996       1995       1994
                                                        ------------------------------
Interest income:
 Loans, including fees                                  $183,724   $150,497   $106,252
 Securities:
  Taxable                                                 99,237     98,521     94,760
  Tax-exempt                                                 325        341        349
                                                        ------------------------------
  Total securities                                        99,562     98,862     95,109
Time deposits                                                  1          2          2
Federal funds sold and securities
  purchased under resale agreements                        7,226      6,732      4,146
                                                        ------------------------------
    Total Interest Income                                290,513    256,093    205,509
Interest expense:
 Deposits                                                103,475     89,809     61,996
 Federal funds purchased and securities
  sold under repurchase agreements                         6,937     13,296      7,166
 Long-term notes payable and other borrowings              1,019        733
                                                        ------------------------------
    Total Interest Expense                               111,431    103,838     69,162
                                                        ------------------------------
    Net Interest Income                                  179,082    152,255    136,347
Provision for possible loan losses                         7,300      6,272
                                                        ------------------------------
    Net Interest Income After Provision
     For Possible Loan Losses                            171,782    145,983    136,347
Non-interest income:
 Trust fees                                               34,031     31,762     29,529
 Service charges on deposit accounts                      38,294     30,382     28,182
 Other service charges, collection and
  exchange charges, commissions and fees                   8,764     11,055      9,366
 Net loss on securities transactions                        (980)    (1,396)    (4,038)
 Other                                                    14,426     15,940     13,776
                                                        ------------------------------
    Total Non-Interest Income                             94,535     87,743     76,815
Non-interest expense:
 Salaries and wages                                       71,788     58,177     52,986
 Pension and other employee benefits                      15,351     10,905      9,910
 Net occupancy of banking premises                        18,782     17,992     15,777
 Furniture and equipment                                  11,789     11,259     10,937
 Intangible amortization                                  11,306      8,124      7,627
 Other                                                    51,564     55,992     58,325
                                                        ------------------------------
    Total Non-Interest Expense                           180,580    162,449    155,562
                                                        ------------------------------
    Income Before Income Taxes                            85,737     71,277     57,600
Income taxes                                              30,759     24,998     20,177
                                                        ------------------------------
    Net Income                                          $ 54,978   $ 46,279   $ 37,423
                                                        ==============================

Net income per common share
 Primary                                                $   2.40   $   2.04   $   1.67
 Fully diluted                                              2.39       2.03       1.67

 Dividends                                                   .81        .57        .34


See notes to consolidated financial statements.


Consolidated Balance Sheets
Cullen/Frost Bankers, Inc. and Subsidiaries
(dollars in thousands, except per share amounts)


                                                               December 31
                                                        -----------------------
                                                            1996       1995
                                                        -----------------------

Assets
Cash and due from banks                                 $  872,028  $  533,333
Time deposits                                                               64
Securities held to maturity (market value:
 1996-$181,029; 1995-$214,962)                             177,139     210,731
Securities available for sale                            1,299,285   1,325,836
Federal funds sold and securities purchased under
 resale agreements                                          52,850     100,550
Loans, net of unearned discount of $1,154 in 1996
 and $1,337 in 1995                                      2,252,150   1,816,762
  Less: Allowance for possible loan losses                 (36,308)    (31,577)
                                                        ----------------------
     Net loans                                           2,215,842   1,785,185
Banking premises and equipment                             101,625      89,493
Accrued interest and other assets                          169,615     155,019
                                                        ----------------------
         Total Assets                                   $4,888,384  $4,200,211
                                                        ======================
Liabilities
Demand deposits:
 Commercial and individual                              $  941,991  $  792,879
 Correspondent banks                                       337,996     127,549
 Public funds                                               51,228      71,581
                                                        ----------------------
     Total demand deposits                               1,331,215     992,009
Time deposits:
 Savings and Interest-on-Checking                          726,700     718,582
 Money market deposit accounts                             876,382     711,865
 Time accounts                                           1,026,547     998,738
 Public funds                                              281,750     224,539
                                                        ----------------------
         Total time deposits                             2,911,379   2,653,724
                                                        ----------------------
         Total deposits                                  4,242,594   3,645,733
Federal funds purchased and securities sold under
 repurchase agreements                                     174,107     111,395
Accrued interest and other liabilities                      92,740     101,619
                                                        ----------------------
         Total Liabilities                               4,509,441   3,858,747

Shareholders' Equity
Common stock, par value $5 per share                       112,410      55,997
  Shares authorized: 1996-30,000,000; 1995-30,000,000
  Shares outstanding: 1996-22,482,113; 1995-22,398,900
Surplus                                                     63,480     118,418
Retained earnings                                          195,451     158,563
Unrealized gain on securities available for sale,
  net of tax                                                 7,602       8,486
                                                        ----------------------
         Total Shareholders' Equity                        378,943     341,464
                                                        ----------------------
         Total Liabilities and Shareholders' Equity     $4,888,384  $4,200,211
                                                        ======================



See notes to consolidated financial statements.





Consolidated Statements Of Cash Flows
Cullen/Frost Bankers, Inc. and Subsidiaries
(dollars in thousands)

                                                       Year Ended December 31
                                                   -------------------------------
                                                       1996       1995       1994
                                                   -------------------------------
Operating Activities
Net income                                          $ 54,978   $ 46,279   $ 37,423
Adjustments to reconcile net income to
 net cash provided by operating activities:
   Provision (credit) for possible loan losses         7,300      6,272
   Provision for real estate losses                                 610
   Provision (credit) for deferred taxes              (3,952)    (1,150)     2,106
   Accretion of discounts on loans                      (970)    (1,870)    (4,563)
   Accretion of securities' discounts                (15,568)   (17,031)   (11,624)
   Amortization of securities' premiums                2,827      2,248      3,385
   Net realized loss on securities
     transactions                                        980      1,396      4,038
   Net gain on sale of assets                         (1,292)    (5,297)    (2,074)
   Depreciation and amortization                      22,440     18,825     18,448
   Increase in accrued interest receivable            (2,850)    (3,092)    (2,603)
   Increase in accrued interest payable                  876      2,763      1,629
   Net change in other assets and liabilities            (78)    35,936        974
                                                    ------------------------------
        Net cash provided by operating activities     64,691     85,889     47,139
Investing Activities
Proceeds from maturities of securities
 held to maturity                                     33,339    106,424    145,609
Purchases of securities held to maturity                           (833)  (209,773)
Proceeds from sales of securities
 available for sale                                  215,983    147,468    170,894
Proceeds from maturities of securities
 available for sale                                  545,960    677,915    343,330
Purchases of securities available for sale          (648,729)  (806,723)  (451,883)
Net increase in loan portfolio                      (232,375)  (208,107)  (207,741)
Proceeds from sales of equipment                          75         31      4,458
Purchases of premises and equipment                  (12,169)    (6,352)   (16,403)
Proceeds from sales of repossessed properties            788      1,719      2,912
Net cash and cash equivalents received from
 bank acquisitions                                    19,198      8,734    (22,536)
                                                    ------------------------------
         Net cash used by investing activities       (77,930)   (79,724)  (241,133)
Financing Activities
Net increase (decrease) in demand deposits,
 IOC accounts, and savings accounts                  441,273    305,696    (34,165)
Net increase (decrease) in certificates of deposit  (182,067)    68,329    (25,210)
Net increase (decrease) in Federal funds purchased
 and securities sold under repurchase agreements      62,712   (267,565)   206,116
Proceeds from employee stock purchase plan
 and options                                             325        691      3,061
Dividends paid                                       (18,073)   (12,723)    (7,415)
                                                    ------------------------------
         Net cash provided by financing activities   304,170     94,428    142,387
                                                    ------------------------------
         Increase (decrease) in cash and
          cash equivalents                           290,931    100,593    (51,607)
Cash and cash equivalents at beginning of year       633,947    533,354    584,961
                                                    ------------------------------
         Cash and cash equivalents at end of year   $924,878   $633,947   $533,354
                                                    ==============================


See notes to consolidated financial statements.







Consolidated Statement Of Changes In Shareholders' Equity
Cullen/Frost Bankers, Inc. and Subsidiaries
(dollars in thousands)
                                                                  Unrealized
                                                                  Gain (Loss)
                                                                 on Securities
                                       Common            Retained   Available
                                        Stock   Surplus  Earnings   for Sale  Total
                                      ----------------------------------------------
Balance at January 1, 1994            $ 55,046 $113,385  $ 95,978 $  9,124  $273,533
 Net Income for 1994                                       37,423             37,423
 Proceeds from employee stock purchase
  plan and options                         537    2,553       (29)             3,061
 Tax benefit related to exercise of
  stock options                                     256                          256
 Issuance of restricted stock               32      168                          200
 Loan payments from employee stock
  ownership plan                                              170                170
 Restricted stock plan deferred
  compensation, net                                           (89)               (89)
 Adjustment to unrealized loss on
  securities available for sale, net of tax                        (11,702)  (11,702)
 Cash dividend                                             (7,415)            (7,415)
                                       ---------------------------------------------
Balance at December 31, 1994            55,615  116,362   126,038   (2,578)  295,437
 Net Income for 1995                                       46,279             46,279
 Proceeds from employee stock purchase
  plan and options                         250      475       (34)               691
 Tax benefit related to exercise of
  stock options                                     503                          503
 Issuance of restricted stock              132    1,078                        1,210
 Restricted stock plan deferred
  compensation, net                                          (997)              (997)
 Adjustment to unrealized gain on
  securities available for sale, net of tax                         11,064    11,064
 Cash dividend                                            (12,723)           (12,723)
                                       ---------------------------------------------
Balance at December 31, 1995            55,997  118,418   158,563    8,486   341,464
 Net Income for 1996                                       54,978             54,978
 Proceeds from employee stock purchase
  plan and options                         300      434      (409)               325
 Tax benefit related to exercise of
  stock options                                     661                          661
 Issuance of restricted stock               15       65                           80
 Restricted stock plan deferred
  compensation, net                                           392                392
 Adjustment to unrealized loss on
  securities available for sale, net of tax                           (884)     (884)
 Cash dividend                                            (18,073)           (18,073)
 Two-for-one stock split                56,098  (56,098)
                                      ----------------------------------------------
Balance at December 31, 1996          $112,410 $ 63,480  $195,451 $  7,602  $378,943
                                      ==============================================

See notes to consolidated financial statements.


Notes To Consolidated Financial Statements
Cullen/Frost Bankers, Inc. and Subsidiaries

Note A - Summary Of Accounting Policies
     Cullen/Frost Bankers, Inc. ("Cullen/Frost" or "the Corporation"), through its wholly-owned subsidiary banks provides a broad array of products and services throughout central and south Texas. In addition to general commercial banking, other products and services offered include trust and investment management, mortgage banking, asset-based lending, treasury management and item processing.
     The accounting and reporting policies followed by Cullen/Frost are in accordance with generally accepted accounting principles and conform to general practices within the banking industry. The more significant accounting and reporting policies are summarized below.

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

Use of Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Securities
     Securities are classified as held to maturity and carried at amortized cost when the Corporation has the intent and ability to hold the securities until maturity. Securities to be held for indefinite periods of time are classified as available for sale and stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity. The adjusted carrying value of the specific security sold is used to compute gain or loss on the sale of securities. Declines in value other than temporary declines are adjusted against the security with a charge to operations.

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

Allowance for Possible Loan Losses
     The allowance for possible loan losses is established through a provision for possible loan losses charged to current operations. The amount maintained in the allowance reflects management's continuing assessment of the potential losses inherent in the portfolio based on evaluations of industry concentrations, specific credit risks, loan loss experience, current loan portfolio quality, and anticipated economic, political and regulatory conditions. On January 1, 1995, the Corporation adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosure." The allowance for possible loan losses related to loans that are impaired is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Income on impaired loans is recognized in accordance with SFAS No. 118 which is based on the collectability of the principal amount.
The adoption of the standard did not have a material impact on the Corporation's financial position or results of operation.

Foreclosed Assets
     Foreclosed assets consist of property which has been formally repossessed. Collateral obtained through foreclosure is recorded at the lower of fair value less estimated selling costs or the underlying loan amounts. Write-downs are provided for subsequent declines in value. A loan is classified as in-substance foreclosure when the Corporation has taken possession of the collateral regardless of whether formal foreclosure proceedings take place.

Banking Premises and Equipment
     Banking premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are generally computed on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are generally amortized over the lesser of the term of the respective leases or the estimated useful lives of the improvements.
     On January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the present value of expected future cash flows from the use of the asset and its eventual disposition are less than the carrying amount of the asset, an impairment loss is recognized. The adoption did not have a material impact on financial position or results of operations.

Intangible Assets
     The excess of cost over fair value of net assets of businesses acquired (goodwill) is amortized on a straight-line and accelerated basis
(as appropriate) over periods generally not exceeding twenty-five years.
Core deposit and other intangibles are amortized on an accelerated basis over their estimated remaining lives. Intangible assets are included in other assets. All such intangible assets are periodically evaluated as to the recoverability of their carrying value.

Federal Income Taxes
     Cullen/Frost files a consolidated federal income tax return which includes the taxable income of all of its principal subsidiaries. Applicable federal income taxes of the individual subsidiaries are generally determined on a separate return basis. Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting bases and the tax bases of assets and liabilities.
If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

Stock Option Plans
     On January 1, 1996 the Corporation adopted SFAS No. 123, "Accounting for Stock Based Compensation." The statement allows the continued use of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," (APB No. 25) and related Interpretations. Under APB No. 25, because the exercise price of the Corporation's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. SFAS No. 123 also allows for fair value method of accounting for employees stock options. The continued use of APB No. 25 requires pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied.

Stock Split
     The number of shares outstanding and related earnings per share amounts have been restated to retroactively give effect for the two-for-one stock split declared and distributed by the Corporation during the second quarter of 1996.

Accounting Changes
     The following is a brief discussion of the SFAS pronouncements issued by the FASB in 1996 which apply to the Corporation.
     In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings based on a control-oriented "financial-components" approach. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The provisions of SFAS No. 125 are effective for transactions occurring after December 31, 1996, except those provisions relating to repurchase agreements, securities lending, and other similar transactions and pledged collateral, which have been delayed until after December 31, 1997 by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, an amendment of FASB Statement No. 125." The adoption of these statements is not expected to have a material impact on financial position or results of operations.

Note B - Acquisitions

     The transactions listed below have been accounted for as purchase transactions with the total cash consideration funded through internal sources. The purchase price has been allocated to the underlying assets and liabilities based on estimated fair value at the date of acquisition. Results of operations are included from the date of acquisition.


1996 Acquisitions
S.B.T. Bancshares, Inc. - San Marcos
     On January 5, 1996, the Corporation paid approximately $17.7 million to acquire S.B.T. Bancshares, Inc., including its subsidiary, State Bank and Trust Company in San Marcos, Texas. Goodwill associated with the transaction amounted to approximately $6.5 million and will be amortized on a straight-line method over a 15-year life. Approximately $4.5 million of other intangibles associated with the acquisition will be amortized over their estimated lives ranging from five to ten years on an accelerated method. The Corporation acquired loans of approximately $51 million and deposits of approximately $112 million. Cullen/Frost's results of operations would not have been materially impacted if the S.B.T. Bancshares acquisition had occurred at the beginning of 1996, 1995 or 1994.


Park National Bank - Houston
     On February 15, 1996, the Corporation paid approximately $33.5 million to acquire Park National Bank in Houston, Texas. Goodwill associated with the transaction amounted to approximately $9.2 million and will be amortized on a straight-line method over a 15-year life. Approximately $7.6 million of other intangibles associated with the acquisition will be amortized over their estimated lives ranging from five to ten years on an accelerated method. The Corporation acquired loans of approximately $157 million and deposits of approximately $225 million. Cullen/Frost's results of operations would not have been materially impacted if the Park National Bank acquisition had occurred at the beginning of 1996, 1995 or 1994.



1995 Acquisitions
Valley Bancshares, Inc. - McAllen
     On April 4, 1995, the Corporation paid approximately $9.2 million to acquire Valley Bancshares, Inc., including its subsidiary, Valley National Bank in McAllen, Texas. Goodwill associated with the transaction amounted to approximately $1.7 million and is being amortized on a straight-line method over a 15-year life. Approximately $3.3 million of other intangibles associated with the acquisition are being amortized over their estimated lives ranging from six to ten years on an accelerated method. The Corporation acquired loans of approximately $28 million and deposits of approximately $49 million. Cullen/Frost's results of operations would not have been materially impacted if the Valley Bancshares acquisition had occurred at the beginning of 1995 or 1994.


National Commerce Bank - Houston
     On May 19, 1995, the Corporation paid approximately $24.2 million to acquire National Commerce Bank in Houston, Texas. Goodwill associated with the transaction amounted to approximately $10.5 million and is being amortized on a straight-line method over a 15-year life. Approximately $5.1 million of other intangibles associated with the acquisition are being amortized over their estimated lives ranging from six to eleven years on an accelerated method. The Corporation acquired loans of approximately $95 million and deposits of approximately $101 million. Cullen/Frost's results of operations would not have been materially impacted if the National Commerce acquisition had occurred at the beginning of 1995 or 1994.


Comerica Bank branches - San Antonio
     On July 21, 1995, the Corporation acquired the two San Antonio branches of Comerica Bank Texas. The Corporation acquired loans of approximately $2 million and deposits of approximately $34 million.

1994 Acquisitions
Texas Commerce Bank - Corpus Christi
     On April 15, 1994, the Corporation acquired Texas Commerce Bank in Corpus Christi in exchange for Cullen/Frost Bank of Dallas, N.A. ("C/F Dallas"). The banks exchanged were of comparable asset size. C/F Dallas represented 4.6 percent of the Corporation's total assets at March 31, 1994. No gain or loss was recognized on this transaction. The exchange did not have a material effect on the operating results of the Corporation.


Creekwood Capital Corporation - Houston
     Frost National Bank, lead bank of Cullen/Frost, paid approximately $5.1 million to acquire all of the capital stock of Creekwood Capital Corporation ("Creekwood") on December 2, 1994. Creekwood provides financing to small- and medium-sized companies in the form of senior, asset-based loans. This transaction added approximately $23 million in loans. Goodwill recorded as a result of the transaction approximated $2.3 million and will be amortized over ten years using the straight-line method. Cullen/Frost's results of operations would not have been materially impacted if the Creekwood acquisition had occurred at the beginning of 1994.


Note C - Cash and Due From Banks
     Cullen/Frost subsidiary banks are required to maintain reserves with the Federal Reserve Bank which are equal to specified percentages of deposits. The average amounts of reserve and contractual balances were $73,813,000 for 1996 and $37,397,000 for 1995.


Note D - Securities

Securities

     A summary of the amortized cost and estimated fair value of securities is presented below.


                                         December 31, 1996
                            ------------------------------------------------
                            Amortized   Unrealized  Unrealized   Estimated
(in thousands)                Cost         Gains       Losses   Fair Value
----------------------------------------------------------------------------
Securities Held to
 Maturity:
    U.S. Government
     agencies and
     corporations          $  171,845  $    3,642   $       64   $  175,423
    States and political
     subdivisions               5,269         312                     5,581
    Other                          25                                    25
                           ------------------------------------------------
         Total             $  177,139  $    3,954   $       64   $  181,029
                           ================================================



                                         December 31, 1996
                            ------------------------------------------------
                            Amortized   Unrealized  Unrealized   Estimated
(in thousands)                Cost         Gains       Losses   Fair Value
----------------------------------------------------------------------------
Securities Available
 for Sale:
    U.S. Treasury          $  231,326   $     102   $      77    $  231,351
    U.S. Government
     agencies and
     corporations           1,049,722      16,058       4,387     1,061,393
    States and political
     subdivisions                 180           3           4           179
    Other                       6,361           1                     6,362
                           ------------------------------------------------
         Total             $1,287,589   $  16,164   $   4,468    $1,299,285
                           ================================================





                                      December 31, 1995
                            ------------------------------------------------
                            Amortized   Unrealized  Unrealized   Estimated
(in thousands)                Cost         Gains       Losses   Fair Value
----------------------------------------------------------------------------
Securities Held to
 Maturity:
    U.S. Government
     agencies and
     corporations            $  205,364   $ 4,014     $    79    $  209,299
    States and political
     subdivisions                 5,342       296                     5,638
    Other                            25                                  25
                             ----------------------------------------------
         Total               $  210,731   $ 4,310     $    79    $  214,962
                             ==============================================



                                      December 31, 1995
                            ------------------------------------------------
                            Amortized   Unrealized  Unrealized   Estimated
(in thousands)                Cost         Gains       Losses   Fair Value
----------------------------------------------------------------------------
Securities Available
 for Sale:
     U.S. Treasury         $  223,263     $   194              $  223,457
     U.S. Government
      agencies and
      corporations          1,083,509      17,777      $4,919   1,096,367
     State and political
      subdivisions                184           3           2         185
     Other                      5,824           5           2       5,827
                           ----------------------------------------------
           Total           $1,312,780     $17,979      $4,923  $1,325,836
                           ==============================================


The amortized cost and estimated fair value of securities at December 31, 1996 are presented below by contractual maturity. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.


                                                  December 31, 1996
                             -------------------------------------------------------------
                             Securities Held to Maturity   Securities Available for Sale
                             -------------------------------------------------------------
                                Amortized      Estimated       Amortized       Estimated
(in thousands)                    Cost        Fair Value         Cost         Fair Value
---------------------------------------------------------------------------------------
Due in one year or less        $       50     $       50       $  193,355    $  193,379
Due after one year through
 five years                           135            136           38,146        38,148
Due after five years through
 ten years                          1,832          1,849               30            29
Due after ten years                 3,277          3,571            6,336         6,336
                               -------------------------       ------------------------
                                    5,294          5,606          237,867       237,892
Mortgage-backed securities and
 collateralized mortgage          171,845        175,423        1,049,722     1,061,393
 obligations                   -------------------------       ------------------------
    Total                      $  177,139     $  181,029       $1,287,589    $1,299,285
                               =========================       ========================




     On November 15, 1995, the FASB staff issued a special report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." In accordance with provisions in this report, the Corporation took advantage of a one-time reassessment of the classification of all securities and reclassified securities with an amortized cost of $733,206,000 from the held to maturity category to the available for sale category. The unrealized loss on the securities at the time of the transfer was $2,351,000.
     Proceeds from sales of securities available for sale during 1996 were $215,983,000. During 1996, gross gains of $42,000 and gross losses of $1,022,000 were realized on those sales. Proceeds from sales of securities available for sale during 1995 were $147,468,000. During 1995, gross gains of $100,000 and gross losses of $1,496,000 were realized on those sales. Proceeds from sales of securities available for sale during 1994 were $170,894,000. During 1994, gross gains of $226,000 and gross losses of $4,264,000 were realized on those sales.
     The carrying value of securities pledged to secure public funds, trust deposits, securities sold under repurchase agreements and for other purposes as required or permitted by law amounted to $752,039,000 at December 31, 1996 and $342,003,000 at December 31, 1995.




Note E - Loans and Allowance for Possible Loan Losses
     A summary of loans outstanding follows:

                                                              December 31
                                                     -------------------------
 (in thousands)                                           1996          1995
------------------------------------------------------------------------------
Real estate:
  Construction                                       $   84,091    $   54,168
  Land                                                   50,208        37,695
  Permanent mortgages:
    Commercial                                          225,845       198,276
    Residential                                         422,787       339,576
  Other                                                 260,603       208,190
Commercial and industrial                               649,721       508,990
Consumer                                                491,072       402,169
Financial institutions                                   12,749        10,409
Foreign                                                  45,562        43,847
Purchasing or carrying securities                         1,812         1,711
Other                                                     8,854        13,068
Unearned discount                                        (1,154)       (1,337)
                                                     ------------------------
  Total loans                                        $2,252,150    $1,816,762
                                                     ========================


      In the normal course of business, in order to meet the financial needs of its customers, the Corporation is a party to financial instruments with off-balance sheet risk. These include commitments to extend credit and standby letters of credit which commit the Corporation to make payments on behalf of customers when certain specified future events occur. Both arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Corporation's normal credit policies. Collateral is obtained based on management's credit assessment of the customer. No material losses are anticipated as a result of these commitments. Commitments to extend credit and standby letters of credit amounted to $851,342,000 and $43,293,000, respectively, at December 31, 1996. Commitments to extend credit and standby letters of credit amounted to $631,887,000 and $39,911,000, respectively, at December 31, 1995. Commercial and industrial loan commitments represent approximately 77 percent and 78 percent of the total loan commitments outstanding at December 31, 1996 and 1995, respectively.
     The majority of the Corporation's real estate loans are secured by real estate in San Antonio. Mortgage loans of approximately $4.4 million and $7.3 million were held for sale by the Corporation and are included in residential permanent mortgages at December 31, 1996 and 1995, respectively. These loans are valued at the lower of cost or market, on an aggregate basis.
     In the normal course of business, Cullen/Frost subsidiary banks make loans to directors and officers of both Cullen/Frost and its subsidiaries. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Loans made to directors and executive officers of Cullen/Frost and its significant subsidiaries, including loans made to their associates, amounted to $53,393,000 and $57,692,000 at December 31, 1996 and 1995,
respectively. During 1996, additions to these loans amounted to $54,848,000, repayments totaled $57,336,000 and other changes totaled $1,811,000. These other changes consist primarily of changes in related-party status. Standby letters of credit extended to directors and executive officers of Cullen/Frost and its significant subsidiaries and their associates amounted to $684,000 and $1,386,000 at December 31, 1996 and 1995, respectively.

     A summary of the changes in the allowance for possible loan losses follows:


                                                    Year Ended December 31
                                               ----------------------------------
(in thousands)                                    1996         1995         1994
---------------------------------------------------------------------------------
Balance at the beginning of the year            $31,577      $25,741      $26,298
Provision for possible loan losses                7,300        6,272
Changes related to disposition of bank
  subsidiary                                                               (2,684)
Net charge-offs:
  Losses charged to the allowance               (10,245)      (4,681)      (4,022)
  Recoveries                                      7,676        4,245        6,149
                                                ---------------------------------
    Net (charge-offs) recoveries                 (2,569)        (436)       2,127
                                                ---------------------------------
Balance at the end of the year                  $36,308      $31,577      $25,741
                                                =================================

     A loan within the scope of SFAS No. 114 is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect all amounts due according to the contractual terms of the loan agreement, including scheduled principal and interest payments. At December 31, 1996, the majority of the impaired loans were real estate loans and collectability was measured based on the fair value of the collateral. Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is fully assured, in which case interest is recognized on the cash basis. Interest revenue recognized on impaired loans for 1996 and 1995 was $55,000 and $46,000, respectively. The total allowance for possible loan losses includes activity related to allowances calculated in accordance with SFAS No. 114 and activity related to other loan loss allowances determined in accordance with SFAS No. 5.
     The following is a summary of loans considered to be impaired:


                                                         December 31
                                                    --------------------
(in thousands)                                       1996          1995
------------------------------------------------------------------------
Impaired loans with no valuation reserve            $4,333        $4,565
Impaired loans with a valuation reserve                            4,547
                                                    --------------------
Total recorded investment in impaired loans         $4,333        $9,112
                                                    ====================
Valuation reserve                                                    712

The average recorded investment in impaired loans was $7,290,000 and $9,312,000 for the years ended December 31, 1996 and 1995, respectively.


Note F - Non-Performing Assets

     A summary of non-performing assets follows:


                                                         December 31
                                                      ---------------------
(in thousands)                                          1996         1995
---------------------------------------------------------------------------
Non-accrual and restructured loans                    $ 9,724       $14,646
Foreclosed assets                                       2,242         1,509
                                                      ---------------------
                                                      $11,966       $16,155
                                                      =====================



     Cullen/Frost recognized interest income on non-accrual and restructured loans of approximately $292,000, $165,000 and $247,000 in 1996, 1995 and 1994,
respectively. Had these reduced earning and non-earning loans performed according to their original contract terms, Cullen/Frost would have recognized interest income of approximately $1,182,000 in 1996, $1,403,000 in 1995 and $1,082,000 in 1994.



Note G - Banking Premises and Equipment

     A summary of banking premises and equipment follows:

                                                    December 31
                         --------------------------------------------------------------
                                      1996                          1995
                         -----------------------------   ------------------------------
                                   Accumulated                     Accumulated
                                   Depreciation    Net             Depreciation    Net
                                       and       Carrying              and       Carrying
(in thousands)              Cost   Amortization   Value    Cost    Amortization   Value
---------------------------------------------------------------------------------------
Land                      $ 38,464             $ 38,464   $ 35,468              $35,468
Buildings                   46,460   $17,291     29,169     40,443   $17,100     23,343
Furniture and equipment     77,664    60,363     17,301     71,505    56,258     15,247
Leasehold improvements      26,738    12,453     14,285     29,776    15,950     13,826
Construction in progress     2,406                2,406      1,609                1,609
                          -------------------------------------------------------------
  Total banking premises
    and equipment         $191,732   $90,107   $101,625   $178,801   $89,308    $89,493
                          =============================================================


Note H - Deposits

     A summary of deposits outstanding by category follows:

                                                        December 31
                                            ----------------------------------
(in thousands)                                  1996                  1995
------------------------------------------------------------------------------
Demand deposits                             $1,331,215            $  992,009
Savings and Interest-on-Checking               726,700               718,582
Money market deposit accounts                  876,382               711,865
Time accounts of $100,000 or more              478,397               467,652
Time accounts under $100,000                   548,150               531,086
Other                                          281,750               224,539
                                            --------------------------------
  Total deposits                            $4,242,594            $3,645,733
                                            ================================

Foreign deposits totaled $570,357,000 and $557,968,000 at December 31, 1996 and 1995,
respectively.


Note I - Borrowed Funds

    Cullen/Frost has a $7,500,000 revolving credit facility with another financial institution. The line of credit bears interest at prime. There were no borrowings outstanding on this line at December 31, 1996 and 1995.
     The following table represents balances as they relate to securities sold under repurchase agreements:


                                                      Year Ended December 31
                                                      ----------------------
(in thousands)                                            1996        1995
----------------------------------------------------------------------------
Balance at year end                                    $ 88,782     $ 60,946
Maximum month-end balance                               105,992      312,054
For the year:
  Average daily balance                                  74,472      178,538




Note J - Common Stock and Earnings Per Common Share
     The weighted average number of shares used to compute per common share earnings for the years ended December 31, 1996, 1995 and 1994, including common stock equivalents where applicable, were:


                                                                 December 31
                                                       ----------------------------------
                                                          1996        1995        1994
                                                       ----------------------------------
Primary                                                22,905,742  22,675,648  22,445,822
Fully diluted                                          23,016,734  22,779,660  22,445,822



Note K - Dividends

     In the ordinary course of business Cullen/Frost is dependent upon dividends from its subsidiary banks to provide funds for the payment of dividends to shareholders and to provide for other cash requirements. The amount of dividends that subsidiary banks may declare is subject to regulations. Without prior regulatory approval, the subsidiary banks had approximately $6,476,000 available for the payment of dividends to Cullen/Frost at December 31, 1996.

Note L - Capital
     The table below reflects various measures of regulatory capital at year end:



                                            December 31, 1996      December 31, 1995
                                            -----------------      ------------------
(in thousands)                                Amount    Ratio      Amount       Ratio
-------------------------------------------------------------------------------------
Risk-Based
    Tier 1 Capital                          $  307,285  11.58%  $  281,334      13.07%
    Tier 1 Capital Minimum requirement         106,114   4.00       86,126       4.00

    Total Capital                           $  340,485  12.83%  $  308,306      14.32%
    Total Capital Minimum requirement          212,228   8.00      172,252       8.00
    Risk-adjusted assets, net of goodwill   $2,652,846          $2,153,155

Leverage ratio                                           6.76%                   6.94%
Average equity as a percentage
 of average assets                                       7.98                    8.20


     In December of 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") established five capital tiers for depository institutions. Effective December 16, 1992, federal banking agencies adopted final rules relating to these tiers. At December 31, 1996 and 1995, the Corporation's subsidiary banks were considered "well capitalized" as defined by FDICIA, the highest rating, and the Corporation's capital ratios were in excess of "well capitalized" levels. A financial institution is deemed to be well capitalized if the institution has a total risk-based capital ratio of 10.0 percent or greater, a Tier 1 risk-based capital ratio of 6.0 percent or greater, and a Tier 1 leverage ratio of 5.0 percent or greater and the institution is not subject to an order, written agreement, capital directive or prompt corrective action directive to meet and maintain a specific capital level for any capital measure.
     The Corporation is subject to the regulatory capital requirements administered by the Federal Reserve Bank. Regulators can initiate certain mandatory actions, if the Corporation fails to meet the minimum requirements, that could have a direct material effect on the Corporation's financial statements. The Corporation and its subsidiary banks currently exceed all minimum capital requirements.


Note M - Leases and Rental Agreements
     Rental expense for all leases amounted to $10,589,000, $9,842,000 and $8,822,000 for the years ended December 31, 1996, 1995 and 1994, respectively.
     A summary of the total future minimum rental commitments due under non-cancelable equipment leases and long-term agreements on banking premises at December 31, 1996 follows:


                                                                     Total
(in thousands)                                                    Commitments
------------------------------------------------------------------------------
1997                                                                $10,745
1998                                                                 10,288
1999                                                                  9,266
2000                                                                  6,258
2001                                                                  4,062
Subsequent to 2001                                                   18,273
                                                                    -------
    Total future minimum rental commitments                         $58,892
                                                                    =======

     It is expected that certain leases will be renewed, or equipment replaced with new leased equipment, as these leases expire.


Note N - Employee Benefit Plans

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


     The funded status of the plans and the amounts recognized in Cullen/Frost's consolidated balance sheets at December 31, 1996 and 1995 are presented below:


(in thousands)                                                   1996      1995
---------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
 Accumulated benefit obligation, including vested
  benefits of $28,432 in 1996 and $25,441 in 1995              $29,934   $26,638
                                                               =================
Projected benefit obligation for service rendered
 to date                                                       $44,796   $39,808
Plan assets at fair value (primarily listed stocks and
 U.S. and corporate bonds)                                      31,676    24,991
                                                               -----------------
Projected benefit obligation in excess of plan assets           13,120    14,817
Unrecognized net loss from past experience different from
 that assumed and effects of changes in assumptions             (7,608)   (7,775)
Unrecognized prior service cost                                 (4,849)   (5,407)
Unrecognized net transitional asset                                690       790
                                                               -----------------
Accrued pension cost included in other liabilities             $ 1,353   $ 2,425
                                                               =================


Net pension cost included the following components:



(in thousands)                                       1996       1995      1994
--------------------------------------------------------------------------------
Service cost for benefits earned during the year    $2,035    $1,731    $1,444
Actual return on plan assets, net of expenses       (2,755)   (3,837)      388
Interest cost on projected benefit obligation        2,947     2,607     2,306
Net amortization and deferral                        1,715     2,788    (1,326)
                                                   ---------------------------
  Net pension cost                                  $3,942    $3,289    $2,812
                                                   ===========================


     The weighted-average discount rate used for calculating the pension obligation at December 31, 1995 and for calculating the net periodic pension cost for 1996 was 7.5 percent, and the assumed rate of future compensation increases was 5 percent. The discount rate used for calculating the pension obligation at December 31, 1996 was 7.5 percent, and the assumed rate of future compensation increases was 5 percent. These assumptions will be used for calculating the 1997 net periodic pension cost. The expected long-term rate of return on plan assets for 1996, 1995, and 1994 was 9 percent.
     Effective January 1, 1994, the Corporation adopted a supplemental executive retirement plan ("SERP") for certain key executives. The plan provides for target retirement benefits, as a percentage of pay, beginning at age 55. The target percentage is 45 percent of pay at age 55, increasing to 60 percent at age 60 and later. Benefits under the SERP are reduced, dollar-for-dollar, by benefits received under the Retirement and Restoration Plans, described above, and any social security benefits.

Savings Plans -
     The Corporation maintains a 401(k) stock purchase plan (the "401(k) Plan"). The 401(k) Plan permits each participant to make before- or after-tax contributions up to 16 percent of eligible compensation. Cullen/Frost makes matching contributions to the 401(k) Plan based on the amount of each participant's contributions up to a maximum of six percent of eligible compensation. Eligible employees must complete 90 days of service to be eligible for enrollment and vest in the Corporation's matching contributions over a five-year period. The Corporation's gross expenses related to the 401(k) Plan were $1,965,000, $1,521,000 and $1,296,000 for 1996, 1995 and 1994,
respectively. During 1996, 1995 and 1994, the Corporation utilized forfeitures of $449,000, $1,439,000 and $539,000, respectively, to offset this expense.
     The 1991 Thrift Incentive Stock Purchase Plan ("1991 Stock Purchase Plan") was adopted to offer those employees whose participation in the 401(k) Plan is limited an alternative means of receiving comparable benefits. The Corporation's expenses related to the 1991 Stock Purchase Plan were $754,000, $595,000 and $574,000 for 1996, 1995 and 1994, respectively.

Executive Stock Plans -
     The Corporation has four executive stock plans, the 1983 Nonqualified Stock Option Plan ("1983 Plan"), the 1988 Nonqualified Stock Option Plan ("1988 Plan"), the Restricted Stock Plan, and the 1992 Stock Plan. The 1992 Stock Plan is an all-inclusive plan, with an aggregate of 1,760,000 shares of common stock authorized for award. The 1992 Stock Plan has replaced all other previously approved executive stock plans. In general, options awarded have a ten-year life with a five-year vesting period. These plans which were approved by shareholders were established to enable the Corporation to retain and motivate key employees. A committee of non-participating directors has sole authority to select the employees, establish the awards to be issued, and approve the terms and conditions of each award contract.
     The 1992 Stock Plan allows the Corporation to grant restricted stock, incentive stock options, nonqualified stock options, stock appreciation rights, or any combination thereof to certain key executives of the Corporation.

The following is a summary of option transactions in each of the last three years.


                             1983 Plan           1988 Plan             1992 Plan
                          -----------------  -----------------     ----------------
                                  Weighted           Weighted            Weighted
                          Options  Average    Options  Average     Options  Average
                                    Price              Price               Price
----------------------------------------------------------------------------------
Balance, Dec. 31, 1993     124,056  $4.92     320,912  $5.05      351,144  $16.49
Granted                                                           321,000   18.06
Exercised                   22,078   4.93      33,768   4.63        2,738   12.73
Canceled                                       17,894   5.31       16,344   15.37
                           ------------------------------------------------------
Balance, Dec. 31, 1994     101,978   4.92     269,250   5.09      653,062   17.08
Granted                                                           204,000   22.88
Exercised                   43,936   5.12      34,652   4.46       23,742   15.77
Canceled                     2,508   5.46       1,804   5.46        5,254   16.05
                           ------------------------------------------------------
Balance, Dec. 31, 1995      55,534   4.73     232,794   5.18      828,066   18.55
Granted                                                           403,000   30.14
Exercised                   13,036   4.14      53,958   5.14       38,906   17.73
Canceled                     5,868   5.46         788   5.46       21,234   19.05
                           ------------------------------------------------------
Balance, Dec. 31, 1996      36,630  $4.83     178,048  $5.20    1,170,926  $22.56
                           ======================================================
At Dec. 31, 1996
Per Share Price Range         $3.41-$5.46        $3.01-$5.46        $12.73-$18.13*
                                                                     22.88- 30.25**
Weighted-Average Remaining
  Contractual Life              3.7 Years          4.5 Years            7.2 Years*
                                                                        9.2 Years**

* Includes 574,926 options of which 200,000 are exercisable both with a weighted-average exercise price of $17.14.
**Includes 596,000 options of which 100,000 are exercisable both with a weighted-average exercise price of $27.79.



     There were 533,473, 405,916 and 308,520 shares exercisable for 1996, 1995, and 1994 with a weighted-average exercise price of $12.43, $10.39 and $7.72, respectively.
     In accounting for the impact of issuing stock options, the Corporation has elected not to follow the recognition requirements of SFAS No. 123, which requires fair value accounting, but will rather continue to follow the requirements of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25) and related Interpretation.
SFAS No. 123 requires disclosure of pro forma net income and earnings per share information assuming that stock options granted in 1995 and 1996 have been accounted for in accordance with the fair value requirements of SFAS No. 123.
     The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have characteristics which are different from the Corporation's employee stock options. In addition, option valuation models require the input of highly subjective assumptions which can significantly impact the estimated fair value. As such, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of employee stock options.
     The following weighted-average assumptions were used for 1996 and 1995, respectively: risk-free interest rates of 6.50 percent and 6.33 percent; dividend yield of 2.50 percent; volatility factors of the expected market price of the Corporation's common stock of 21 percent and 24 percent and weighted-average expected lives of the options of 8 years. For purposes of proforma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period.

     The Corporation's proforma information as if compensation expense had been recognized in accordance with SFAS No. 123 is summarized below:


(in thousands except for earnings per share information)                 1996        1995
------------------------------------------------------------------------------------------
Proforma Net income*                                                  $54,692      $46,231
Proforma earnings per common share
   Primary                                                            $  2.44      $  2.07
   Fully diluted                                                         2.43         2.07

*Because SFAS No. 123 is applicable only to options granted subsequent to December 31, 1994, its proforma effect on 1996 is not necessarily indicative of its impact on future years.



     In 1996, restricted stock grants of 3,000 shares were awarded under the 1992 Stock Plan. Restricted stock grants awarded under the 1992 Stock Plan totaled 52,900 and 12,750 shares for 1995 and 1994, respectively. Deferred compensation expense related to the restricted stock was $472,000 in 1996, $213,000 in 1995, and $111,000 in 1994. The market value of restricted shares at the date of grant is expensed over the restriction period.
     The Corporation has change-in-control agreements with 18 of its executives. Under eight of these agreements, as revised, each covered person could receive, in the event of a change in control, one-half of his base compensation upon the effectiveness of the change in control, and from one and one-half times up to 2.49 times (depending on the executive) of his average annual W-2 compensation during the previous five years if such person is constructively terminated or discharged for reasons other than cause within two years following the change in control. Under the remaining ten agreements, each covered person could receive from two times up to 2.99 times (depending on the executive) of his average W-2 compensation during the previous five years if such person is constructively terminated or discharged for reasons other than cause within two years following the change in control. These agreements, other than certain instances of stock appreciation and SERPS, limit payments to avoid being considered "parachute payments" as defined by the Internal Revenue Code. The maximum contingent liability under these agreements approximated $8,454,000 at December 31, 1996.
      The Corporation has no material liability for post-retirement or post-employment benefits other than pensions.


Note O - Income Taxes

     The following is an analysis of the Corporation's income taxes included in the consolidated statements of operations for the years ended December 31, 1996, 1995, and 1994.



(in thousands)                         1996         1995        1994
---------------------------------------------------------------------
Current income tax expense           $34,711      $26,148     $18,071
Deferred income tax                   (3,952)      (1,150)      2,106
                                     --------------------------------
Income tax expense as reported       $30,759      $24,998     $20,177
                                     ================================


     The following is a rconciliation of the difference between income tax expense as reported and the amount computed by applying the statutory income tax rate to income before income taxes:


                                                        Year Ended December 31
                                                   ------------------------------
(in thousands)                                       1996       1995        1994
--------------------------------------------------------------------------------
Income before income taxes                          $85,737    $71,277   $57,600
Statutory rate                                           35%        35%       35%
                                                    ----------------------------
Income tax expense at the statutory rate             30,008     24,947    20,160
Effect of tax-exempt interest                          (677)      (565)     (406)
Amortization of goodwill                                778        437       151
Other                                                   650        179       272
                                                    ----------------------------
Income tax expense as reported                      $30,759    $24,998   $20,177
                                                    ============================
Tax benefits related to security transactions       $   343    $   489   $ 1,413
                                                    ============================


     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 1996, and 1995 are presented below:


(in thousands)                                             1996       1995
----------------------------------------------------------------------------
Deferred tax assets:
   Allowance for possible loan losses                    $13,341     $11,432
   Building modification reserve                           1,592       1,592
   Gain on sale of assets                                  1,172       1,289
   Intangibles                                                         1,280
   Net occupancy restructuring                               801       1,197
   Other                                                   1,458       1,658
                                                         -------------------
          Total gross deferred tax assets                 18,364      18,448


Deferred tax liabilities:
   Bank premises and equipment                           $  (352)    $  (871)
   Prepaid expenses                                         (622)       (670)
   Unrealized gain on securities available for sale       (4,093)     (4,570)
   Intangibles                                            (1,659)
   Other                                                    (990)       (700)
                                                         -------------------
          Total gross deferred tax liabilities            (7,716)     (6,811)
                                                         -------------------
          Net deferred tax asset                         $10,648     $11,637
                                                         ===================


At December 31, 1996 and 1995, no valuation allowance for deferred tax assets was necessary because they were supported by recoverable taxes paid in prior years.

Note P - Non-Interest Expense

     Significant components of other non-interest expense for the years ended December 31, 1996, 1995, and 1994 are presented below:


                                                 Year Ended December 31
                                              -----------------------------
Other Non-Interest Expense (in thousands)        1996       1995      1994
---------------------------------------------------------------------------
Outside computer service                      $ 7,546     $ 8,108   $ 8,918
FDIC insurance                                      2       3,624     6,926
Other professional expenses                     3,760       2,729     2,920
Armored motor service                           3,098       2,722     2,220
Stationery printing and supplies                4,103       3,394     2,722
Postage and express                             2,856       2,390     2,183
Management fee expense                          2,364       2,071     1,816
Telephone                                       2,452       1,985     1,767
Other                                          25,383      28,969    28,853
                                              -----------------------------
  Total                                       $51,564     $55,992   $58,325
                                              =============================


Note Q - Cash Flow Data
     For purposes of reporting cash flow, cash and cash equivalents include the following:


                                                      December 31
                                             ------------------------------
(in thousands)                                 1996       1995       1994
---------------------------------------------------------------------------
Cash and due from banks                      $872,028   $533,333   $365,792
Time deposits                                                 64         12
Federal funds sold and securities purchased
 under resale agreements                       52,850    100,550    167,550
                                             ------------------------------
                                             $924,878   $633,947   $533,354
                                             ==============================


     Generally, Federal funds are sold for one-day periods and securities purchased under resale agreements are held for less than thirty-five days.



     Supplemental cash flow information is as follows:


                                                         Year Ended December 31
                                                   ---------------------------------
(in thousands)                                        1996        1995        1994
------------------------------------------------------------------------------------
Cash paid:
  Interest                                         $110,555     $101,075    $ 67,533
  Income Taxes                                       32,771       25,399      17,020
Non-cash items:
  Loans originated to facilitate the sale of
   foreclosed assets                                    848        2,059       1,717
  Loan foreclosures                                   2,883        1,883         422
  Swap of C/F Dallas for Texas Commerce Bank-
     Corpus Christi                                                            2,599


Note R - Fair Values of Financial Instruments
     Fair Values of Financial Instruments - SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. This disclosure does not and is not intended to represent the fair value of the Corporation.
     The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments.
     Cash and cash equivalents: The carrying amounts reported in the consolidated balance sheet for cash and short-term investments approximate their fair value.
     Interest-bearing deposits in other banks: The carrying amount reported in the consolidated balance sheet approximates the estimated fair value.
     Securities: Estimated fair values are based on quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar instruments.
     Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain mortgage loans are based on quoted market prices of similar loans sold, adjusted for differences in loan characteristics. The fair value for other loans is estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximated its fair value.
     Deposits: SFAS No. 107 defines the fair value of demand deposits as the amount payable on demand, and prohibits adjusting fair value for any deposit base intangible. The deposit base intangible is not considered in the fair value amounts. The carrying amounts for variable-rate money market accounts approximate their fair value. Fixed-term certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities.
     Short-term borrowings: The carrying amount reported in the consolidated balance sheet approximates the estimated fair value.
     Loan commitments, standby and commercial letters of credit: The Corporation's lending commitments have variable interest rates and "escape" clauses if the customer's credit quality deteriorates. Therefore the amounts committed approximate fair value.
     Interest rate swaps: The estimated fair value of the existing agreements are based on quoted market prices.


     The estimated fair values of the Corporation's financial instruments are as follows:


                                                         December 31
                                       -------------------------------------------------
                                                   1996                 1995
                                       -------------------------------------------------
                                                     Estimated               Estimated
                                         Carrying       Fair      Carrying      Fair
(in thousands)                             Amount      Value       Amount      Value
-----------------------------------------------------------------------------------------
Financial assets:
  Cash and cash equivalents             $   924,878  $  924,878    $  633,883  $  633,883
  Interest-bearing deposits in
     other banks                                                           64          64
  Securities                              1,476,424   1,480,314     1,536,567   1,540,798
  Loans                                   2,252,150   2,256,628     1,816,762   1,822,864
  Allowance for loan losses                 (36,308)                  (31,577)
                                        -------------------------------------------------
    Net loans                             2,215,842   2,256,628     1,785,185   1,822,864
Financial liabilities:
  Deposits                                4,242,594   4,240,979     3,645,733   3,645,935
  Short-term borrowings                     203,189     203,189       134,741     134,741

Off-balance sheet instruments:
  Interest rate swaps                                    (1,061)                   (3,824)


Note S -  Derivative Financial Instruments

     During 1996, the Corporation continued its strategy of entering into off-balance sheet interest rate swaps to hedge its interest rate risk by essentially converting fixed-rate loans into synthetic variable-rate instruments. These swap transactions allow management to structure the interest rate sensitivity of the asset side of the Corporation's balance sheet to more closely match its view of the interest rate sensitivity of the Corporation's funding sources. The Corporation had 31 interest rate swaps at December 31, 1996 with a notional amount of $251 million compared to 12 interest rate swaps at December 31, 1995 with a notional amount of $143 million. Each swap was a hedge against a specific commercial fixed-rate loan or against a specific pool of consumer fixed-rate loans with lives ranging from two to ten years where the Corporation pays a fixed rate and receives a floating rate. In each case, the amortization of the interest rate swap generally matches the expected amortization of the underlying loan or pool of loans. Each counterpart to a swap transaction has a credit rating that is investment grade. The net amount payable or receivable under these interest rate swap contracts is accrued as an adjustment to interest income and is not considered material in 1996 or 1995.
     The Corporation's credit exposure on interest rate swaps is limited to the net favorable value of all swaps to each counterparty. In such cases collateral is required from the counterparties involved if the net value of the swaps exceeds a nominal amount considered to be immaterial. At December 31, 1996, the Corporation's credit exposure relating to interest rate swaps was immaterial.


Note T - Contingencies
     Certain subsidiaries of Cullen/Frost are defendants in various matters of litigation which have arisen in the normal course of conducting a commercial banking business. In the opinion of management, the disposition of such pending litigation will not have a material effect on Cullen/Frost's consolidated financial position.

Note U - Subsequent Events
Capital Securities
     Cullen/Frost Capital Trust I, a Delaware statutory business trust (the "Issuer Trust") and wholly-owned subsidiary of the Corporation, issued on February 6, 1997 $100,000,000 of its 8.42 percent Capital Securities, Series A (the "Capital Securities"), which represent beneficial interests in the Issuer Trust in an offering exempt from registration under the Securities Act of 1933 pursuant to Rule 144A. The Capital Securities will mature on February 1, 2027 and are redeemable in whole or in part at the option of the Corporation at any time after February 1, 2007 with the approval of the Federal Reserve and in whole at any time upon the occurrence of certain events affecting their tax or regulatory capital treatment. The Issuer Trust used the proceeds of the offering of the Capital Securities to purchase Junior Subordinated Debentures of the Corporation which constitute its only assets and which have terms substantially similar to the Capital Securities. The Capital Securities are guaranteed on a subordinated basis in certain limited respects by the Corporation pursuant to a Guarantee. The Corporation has also entered into an Agreement as to Expenses and Liabilities with the Issuer Trust pursuant to which it has agreed on a subordinated basis to pay any costs, expenses or liabilities of the Issuer Trust other than those arising under the Capital Securities. The obligations of the Corporation under the Junior Subordinated Debentures, the related Indenture, the trust agreement establishing the Issuer Trust, the Guarantee and the Agreement as to Expenses and Liabilities, in the aggregate, constitute a full and unconditional guarantee by the Corporation of the Issuer Trust's obligations under the Capital Securities.
     The Corporation will use the proceeds of the offering of the Junior Subordinated Debentures for general corporate purposes, which may include the reduction of short-term indebtedness, investments at the holding company level, investments in the capital of, or extensions of credit to, the Corporation's subsidiaries, acquisitions and the repurchase of the Corporation's common stock. The Capital Securities will be included in the Tier 1 capital of the Corporation for regulatory capital purposes and will be reported as debt on the balance sheet. The Corporation will record distributions payable on the Capital Securities as interest expense. The Corporation has the right to defer payments of interest on the Junior Subordinated Debentures at any time or from time to time for a period of up to ten consecutive semi-annual periods with respect to each deferral period. Under the terms of the Junior Subordinated Debentures, in the event that under certain circumstances there is an event of default under the Junior Subordinated Debentures or the Corporation has elected to defer interest on the Junior Subordinated Debentures, the Corporation may not, with certain exceptions, declare or pay any dividends or distributions on its capital stock or purchase or acquire any of its capital stock.
     On March 13, 1997, the Corporation and Cullen/Frost Capital Trust I, filed a Registration Statement (S-4) with the Securities and Exchange Commission to register under the Securities Act of 1933 the exchange of up to $100,000,000 aggregate Liquidation Amount of "new" 8.42 percent Capital Securities, Series
A. Under the S-4, the "old" Capital Securities, Series A described above may be tendered for exchange in whole or in part in a liquidation amount of $100,000 or any integral multiple of $1,000 in excess thereof for "new" Capital Securities, Series A. The "new" Capital Securities, Series A will have the same terms as the "old" Capital Securities, Series A. This exchange will enhance the transferability of the Capital Securities and will have no impact on redemption of the Capital Securities, the Junior Subordinated Debentures issued by the Company, the Company's guarantee of the Capital Securities, or other matters described above.

1997 Acquisitions
Corpus Christi Bancshares, Inc. - Corpus Christi
     On March 7, 1997, the Corporation paid approximately $32.2 million to acquire Corpus Christi Bancshares, Inc., including its subsidiary, Citizens State Bank in Corpus Christi, Texas. Total intangible assets associated with the transaction amounted to approximately $21.4 million. The Corporation acquired loans of approximately $108 million and deposits of approximately $184 million.

Note V - Condensed Parent Corporation Financial Statements
     Condensed financial information of the parent Corporation as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 follows:


                                                            Year Ended December 31
                                                       --------------------------------
 Statement of Operations (in thousands)                   1996         1995       1994
---------------------------------------------------------------------------------------
Income:
 Dividends from second tier
  bank holding company subsidiary                       $65,173     $56,631     $21,373
 Interest and other                                         713       1,101         537
                                                        -------------------------------
    Total Income                                         65,886      57,732      21,910
Expenses:
 Salaries and employee benefits                           4,096       1,051       2,450
 Other                                                    1,005       1,375       2,025
                                                        -------------------------------
    Total Expenses                                        5,101       2,426       4,475

     Income Before Income Tax Credits
      and Equity in Undistributed Net
      Income of Subsidiaries                             60,785      55,306      17,435
Income tax credits                                        1,216         375         678
Equity in undistributed net income
 of subsidiaries                                         (7,023)     (9,402)     19,310
                                                        -------------------------------
    Net Income                                          $54,978     $46,279     $37,423
                                                        ===============================


                                                                    December 31
                                                              ------------------------
Balance Sheets (in thousands)                                  1996            1995
--------------------------------------------------------------------------------------
Assets
Cash and time deposits                                        $    454        $    350
Securities purchased under resale agreements                    47,020          54,300
Loans to non-bank subsidiaries                                     212           1,198
Investments in second tier bank holding company subsidiary     337,504         292,026
Other                                                            1,947           1,308
                                                              ------------------------
   Total Assets                                               $387,137        $349,182
                                                              ========================
Liabilities
Other                                                         $  8,194        $  7,718
                                                              ------------------------
   Total Liabilities                                             8,194           7,718
Shareholders' Equity                                           378,943         341,464
                                                              ------------------------
   Total Liabilities and Shareholders' Equity                 $387,137        $349,182
                                                              ========================


                                                              Year Ended December 31
                                                         --------------------------------
Statements of Cash Flows (in thousands)                     1996        1995       1994
-----------------------------------------------------------------------------------------
Operating Activities
Net income                                               $ 54,978   $ 46,279    $ 37,423
Adjustments to reconcile net income to net cash
 provided by operating activities:
   Net income of subsidiaries                             (58,150)   (47,229)    (40,683)
   Dividends from subsidiaries                             65,173     56,631      21,373
   Net change in other liabilities and assets                 971      1,578       2,893
                                                         -------------------------------
      Net cash provided by operating activities            62,972     57,259      21,006
Investing Activities
Capital contributions to subsidiaries                     (53,386)    (9,470)     (1,239)
Net decrease in loans                                         986        242         758
                                                         -------------------------------
      Net cash used by investing activities               (52,400)    (9,228)       (481)
Financing Activities
Proceeds from employee stock purchase plans and options       325        691       3,061
Cash dividends                                            (18,073)   (12,723)     (7,415)
                                                         -------------------------------
      Net cash used by financing activities               (17,748)   (12,032)     (4,354)
                                                         -------------------------------
      Increase (decrease) in cash and cash equivalents     (7,176)    35,999      16,171
Cash and cash equivalents at beginning of year             54,650     18,651       2,480
                                                         -------------------------------
      Cash and cash equivalents at end of year           $ 47,474   $ 54,650    $ 18,651
                                                         ===============================


Financial Statistics
Cullen/Frost Bankers, Inc. and Subsidiaries
(in thousands)

     The following unaudited schedules and statistics are presented for additional information and analysis.


                                                                1996/1995
                                                     --------------------------------
                                                     Increase (Decrease)
                                                      Due to Change in        Total
                                                     -------------------     or Net
                                                      Average     Average    Increase
Rate/Volume Analysis                                   Rate       Balance   (Decrease)
-------------------------------------------------------------------------------------
Changes in interest earned on:
  Time deposits                                      $     (1)              $     (1)
  Securities:
    U.S. Treasury                                      (1,513)   $  2,420        907
    U.S. Government agencies and corporations           2,884      (2,867)        17
    States and political subdivisions
      Tax-exempt                                           11         (37)       (26)
      Taxable
Other                                                     (50)       (154)      (204)
Federal funds sold and securities purchased
 under resale agreements                                 (673)      1,167        494
Loans                                                  (2,438)     35,787     33,349
                                                     -------------------------------
    Total                                              (1,780)     36,316     34,536
Changes in interest paid on:
  Savings, Interest-on-Checking                         2,903         (35)     2,868
  Money market deposits accounts                         (552)     (7,591)    (8,143)
  Time accounts and public funds                          823      (9,214)    (8,391)
  Federal funds purchased and securities sold
    under repurchase agreements                         1,156       5,203      6,359
  Long-term notes payable and other borrowings             82        (368)      (286)
                                                     -------------------------------
     Total                                              4,412     (12,005)    (7,593)
                                                     -------------------------------
Changes in net interest income                       $  2,632    $ 24,311   $ 26,943
                                                     ===============================


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



                                                                 1995/1994
                                                     --------------------------------
                                                     Increase (Decrease)
                                                      Due to Change in        Total
                                                     -------------------     or Net
                                                      Average    Average    Increase
Rate/Volume Analysis                                  Rate       Balance    (Decrease)
-------------------------------------------------------------------------------------

Changes in interest earned on:
  Time deposits                                      $      1    $     (1)
  Securities:
    U.S. Treasury                                       3,659      (1,680)  $  1,979
    U.S. Government agencies and corporations           6,400      (3,588)     2,812
    States and political subdivisions
      Tax-exempt                                          (14)         (1)       (15)
      Taxable                                                          (5)        (5)
Other                                                     211      (1,236)    (1,025)
Federal funds sold and securities purchased
 under resale agreements                                2,245         341      2,586
Loans                                                  14,844      29,647     44,491
                                                     -------------------------------
    Total                                              27,346      23,477     50,823
Changes in interest paid on:
  Savings, Interest-on-Checking                           426       1,339      1,765
  Money market deposits accounts                       (5,780)     (2,186)    (7,966)
  Time accounts and public funds                      (16,010)     (5,602)   (21,612)
  Federal funds purchased and securities sold
    under repurchase agreements                        (3,497)     (2,633)    (6,130)
  Long-term notes payable and other borrowings                       (733)      (733)
                                                     -------------------------------
     Total                                            (24,861)     (9,815)   (34,676)
                                                     -------------------------------
Changes in net interest income                       $  2,485    $ 13,662   $ 16,147
                                                     ===============================


The allocation of the rate/volume variance has been made on a pro-rata basis assuming absolute values.  The above information is shown on a taxable-equivalent basis assuming a
35 percent tax rate.



                                                         December 31, 1996
                                             ---------------------------------------------
                                               Due in    After One,    After
                                              One Year   but Within    Five
Loan Maturity and Sensitivity                 or Less    Five Years    Years      Total
------------------------------------------------------------------------------------------
Real estate construction and land loans      $ 62,258    $ 52,720     $ 19,321  $  134,299
Other real estate loans                       119,512     179,788      228,390     527,690
All other loans                               385,604     265,363       67,731     718,698
                                             ---------------------------------------------
    Total                                    $567,374    $497,871     $315,442  $1,380,687
                                             =============================================

Loans with fixed interest rates              $176,919    $161,115     $135,236  $  473,270
Loans with floating interest rates            390,455     336,756      180,206     907,417
                                             ---------------------------------------------
    Total                                    $567,374    $497,871     $315,442  $1,380,687
                                             =============================================


Loans for 1-4 family housing totaling $381,545,000 and consumer loans totaling
$491,072,000 and unearned income of $1,154,000 are not included in the amounts in the table.






Maturity Distribution and Securities Portfolio Yields
(dollars in thousands)                         December 31, 1996
------------------------------------------------------------------------------------------
                                                   Maturity
                    ----------------------------------------------------------------------
                         Within 1 Year           1-5 Years             5-10 Years
                    ---------------------  ----------------------  -----------------------
                               Weighted               Weighted                 Weighted
                     Amount  Average Yield  Amount  Average Yield   Amount   Average Yield
                    ----------------------------------------------------------------------
Held to maturity:
U.S. Government
 agencies and
 corporations                                                       $  2,633      8.31%
States and
 political
 subdivisions       $     50     4.50%    $    110        4.50%        1,833      6.20
Other                                           25        7.88
                    ------------------------------------------------------------------
  Total securities
   held to maturity $     50     4.50%    $    135        5.13%     $  4,466      7.44%
                    ==================================================================
Available for sale:
U.S. Treasury       $193,279     5.25%    $ 38,072        5.69%
U.S. Government
 agencies and
 corporations                              367,493        5.83      $186,018      6.42%
States and
 political
 subdivisions            100     5.37           51        5.00            28      5.62
Other                                           25        5.12
                    ------------------------------------------------------------------
  Total securities
  available for
  sale              $193,379     5.25%    $405,641        5.82%     $186,046      6.42%
                    ==================================================================
Weighted average yields have been computed on a fully taxable-equivalent basis assuming a tax rate of 35%.



Maturity Distribution and Securities Portfolio Yields
(dollars in thousands)           December 31, 1996
-----------------------------------------------------------------
                                      Maturity
                    ---------------------------------------------
                         After 10 Years     Total Carrying Amount
                    ---------------------  ----------------------
                               Weighted               Weighted
                     Amount  Average Yield  Amount  Average Yield
                    ---------------------------------------------
Held to maturity:
U.S. Government
 agencies and
 corporations       $169,212     7.08%    $  171,845      7.10%
States and
 political
 subdivisions          3,276     6.41          5,269      6.28
Other                                             25      7.87
                    ------------------------------------------
  Total securities
   held to maturity $172,488     7.07%    $  177,139*     7.08%
                    ==========================================
Available for sale:
U.S. Treasury                             $  231,351      5.32%
U.S. Government
 agencies and
 corporations       $507,882     7.15%     1,061,393      6.56
States and
 political
 subdivisions                                    179      5.30
Other                  6,337     6.00          6,362      6.01
                    ------------------------------------------
  Total securities
  available for
  sale              $514,219     7.13%    $1,299,285*     6.34%
                    ==========================================
Weighted average yields have been computed on a fully taxable-equivalent basis assuming a tax rate of 35%.

* Included in the totals are mortgage-backed securities and collateralized mortgage obligations of $1,233,238,000 which are included in maturity categories based on their stated maturity date.





                                                            Year Ended December 31
Federal Funds Purchased and Securities                 -----------------------------------
Sold Under Repurchase Agreements                          1996        1995         1994
------------------------------------------------------------------------------------------
Balance at year end                                    $174,107     $111,395     $370,235
Maximum month-end balance                               226,867      367,154      370,235
For the year:
  Average daily balance                                 144,804      251,392      191,611
  Average interest rate                                    4.79%        5.29%        3.74%





                                                               December 31
                                                ------------------------------------------
                                                      1996                     1995
Remaining Maturity of Private                   -------------------    -------------------
Certificates of Deposit                                  Percentage             Percentage
of $100,000 or More                              Amount   of Total      Amount   of Total
------------------------------------------------------------------------------------------
Three months or less                            $ 40,014      8.4%     $ 52,512     11.2%
After three, within six months                   114,983     24.0       123,588     26.4
After six, within twelve months                  164,166     34.3       164,722     35.3
After twelve months                              159,234     33.3       126,830     27.1
                                                ----------------------------------------
     Total                                      $478,397    100.0%     $467,652    100.0%
                                                ========================================

Percentage of total private time deposits                    18.2%                  19.3%

Other time deposits of $100,000 or more were $192,234,000 at December 31, 1996.  Of this amount 70.8 percent matures within three months, 12.8 percent matures between three and six months and the remainder matures between six months and one year.



Quarterly Results of Operations
Cullen/Frost Bankers, Inc. and Subsidiaries

                                                    Three Months Ended 1996
                                               -------------------------------------
(in thousands, except per share amounts)        Mar 31    June 30   Sept 30   Dec 31
------------------------------------------------------------------------------------
Interest income                                $70,260    $72,131   $73,236  $74,886
Interest expense                                27,592     27,757    27,786   28,296
Net interest income                             42,668     44,374    45,450   46,590
Provision for possible loan losses               1,875      1,325     2,300    1,800
Gain (loss) on securities transactions             (95)      (903)        1       17
Non-interest income*                            22,726     24,641    23,179   23,989
Non-interest expense                            43,145     46,595    44,617   46,223
Income before income taxes                      20,374     21,095    21,712   22,556
Income taxes                                     7,299      7,577     7,727    8,156
Net income                                      13,075     13,518    13,985   14,400
Net income per common share                        .57        .59       .61      .63


                                                     Three Months Ended 1995
                                               -------------------------------------
(in thousands, except per share amounts)        Mar 31    June 30   Sept 30   Dec 31
------------------------------------------------------------------------------------
Interest income                                $58,988    $63,915   $66,416  $66,774
Interest expense                                22,776     26,564    27,278   27,220
Net interest income                             36,212     37,351    39,138   39,554
Provision for possible loan losses                 500      2,772     1,500    1,500
Gain (loss) on securities transactions              93                        (1,489)
Non-interest income*                            20,417     22,743    21,066   23,518
Non-interest expense                            39,770     39,932    40,309   42,438
Income before income taxes                      16,359     17,390    18,395   19,134
Income taxes                                     5,720      6,167     6,442    6,670
Net income                                      10,639     11,223    11,953   12,464
Net income per common share                        .47        .50       .52      .55


* Includes gain (loss) on securities transactions.



Common Stock Market Prices and Dividends

     The Company's common stock trades on The Nasdaq Stock Market under the symbol: CFBI. The number of record holders of common stock at February 20, 1997 was 2,322.

                                            1996                    1995
                                        -------------         ----------------
Market Price (per share)                High      Low          High      Low
------------------------------------------------------------------------------
First Quarter                           $26.38   $23.38       $18.50    $14.88
Second Quarter                           28.38    23.75        20.38     17.63
Third Quarter                            30.88    25.50        24.13     20.25
Fourth Quarter                           36.50    29.25        25.75     22.88


     Market prices shown above are high and low sales prices as reported through NASDAQ National Market System. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commissions and represent actual transactions.


Cash Dividends (per share)                               1996            1995
-----------------------------------------------------------------------------
First Quarter                                           $ .18           $ .11
Second Quarter                                            .21             .11
Third Quarter                                             .21             .17
Fourth Quarter                                            .21             .18
                                                        ---------------------
     Total                                              $ .81           $ .57
                                                        =====================


     The Corporation's management is committed to the continuation of the payment of regular cash dividends, however there is no assurance as to future dividends because they are dependent on future earnings, capital requirements and financial conditions. See "Capital" section (page 28) in the Financial Review for further discussion.







Selected Financial Data
Cullen/Frost Bankers, Inc. and Subsidiaries
(dollars in thousands, except per share amounts)


                                                      Year Ended December 31
                                             ---------------------------------------
                                                1996          1995           1994
                                             ---------------------------------------
Balance Sheet Data
 Total assets                                $ 4,888,384   $ 4,200,211   $ 3,793,720
 Long-term notes payable
 Shareholders' equity                            378,943       341,464       295,437
 Average shareholders' equity to average
  total assets                                      7.98%         8.20%         7.85%
 Tier 1 capital ratio (1992 rules)                 11.58         13.07         14.44
 Total capital ratio (1992 rules)                  12.83         14.32         15.69
Per Common Share Data
 Net income*                                 $      2.40   $      2.04   $      1.67
 Cash dividends paid                                 .81           .57           .34
 Shareholders' equity                              16.86         15.24         13.28
Loan Performance Indicators
 Non-performing assets                       $    11,966   $    16,155   $    19,938
 Non-performing assets to:
   Total loans plus foreclosed assets                .53%          .89%         1.34%
   Total assets                                      .24           .38           .53
 Allowance for possible loan losses          $    36,308   $    31,577   $    25,741
 Allowance for possible loan losses
  to period-end loans                               1.61%         1.74%         1.74%
 Net loan charge-offs (recoveries)           $     2,569   $       436   $    (2,127)
 Net loan charge-offs (recoveries) to
  average loans                                      .12%          .03%         (.16)%
Common Stock Data
 Common shares outstanding at period end      22,482,113    22,398,900    22,246,124
 Weighted average common and common
  equivalent shares outstanding               22,905,742    22,675,648    22,445,822
 Dividends as a percentage of net income           32.87%        27.94%        20.12%
Non-Financial Data
 Number of employees                               2,306         2,019         1,862
 Shareholders of record                            2,336         2,463         2,553


* Fully diluted net income per share was $2.39 and $2.03 for 1996 and 1995, respectively.
  1993 primary and fully diluted earnings per share before cumulative effect of an accounting change was $1.74.  1992 primary and fully diluted earnings per share before extraordinary credit was $.83.  Fully diluted net income per share for 1992 was $1.13.


                                                      Year Ended December 31
                                             --------------------------------------
                                                1993          1992           1991
                                             ---------------------------------------
Balance Sheet Data
 Total assets                                $ 3,639,047   $ 3,150,871   $ 3,078,986
 Long-term notes payable                                        13,400        14,668
 Shareholders' equity                            273,533       206,144       176,222
 Average shareholders' equity to average
  total assets                                      7.08%         6.29%         5.67%
 Tier 1 capital ratio (1992 rules)                 14.23         15.66         12.98
 Total capital ratio (1992 rules)                  15.49         17.52         15.04
Per Common Share Data
 Net income*                                 $      2.12   $      1.13   $       .01
 Cash dividends paid                                 .08
 Shareholders' equity                              12.43          9.90          8.78
Loan Performance Indicators
 Non-performing assets                       $    31,110   $    51,303   $   100,642
 Non-performing assets to:
   Total loans plus foreclosed assets               2.47%         4.94%         8.85%
   Total assets                                      .85          1.63          3.27
 Allowance for possible loan losses          $    26,298   $    31,897   $    42,387
 Allowance for possible loan losses
  to period-end loans                               2.09%         3.10%         3.82%
 Net loan charge-offs (recoveries)           $      (486)  $    15,988   $    26,383
 Net loan charge-offs (recoveries) to
  average loans                                     (.04)%        1.53%         2.22%
Common Stock Data
 Common shares outstanding at period end      22,018,396    20,824,368    20,087,688
 Weighted average common and common
  equivalent shares outstanding               22,301,576    21,948,658    20,150,526
 Dividends as a percentage of net income            3.54%
Non-Financial Data
 Number of employees                               1,877         1,754         1,737
 Shareholders of record                            2,644         2,824         3,547


* Fully diluted net income per share was $2.39 and $2.03 for 1996 and 1995, respectively.
  1993 primary and fully diluted earnings per share before cumulative effect of an accounting change was $1.74.  1992 primary and fully diluted earnings per share before extraordinary credit was $.83.  Fully diluted net income per share for 1992 was $1.13.



Bank Subsidiaries
(in thousands)
                                                              December 31, 1996
                                                     ----------------------------------
                                                         Total     Total       Total
                                                        Assets     Loans      Deposits
---------------------------------------------------------------------------------------
Frost National Bank                                  $4,761,806  $2,196,569  $4,120,973
 San Antonio, Austin, Corpus Christi, Houston,
  McAllen, and San Marcos
 Main Office:
 P. O. Box 1600, 100 West Houston Street
 San Antonio, Texas 78296 (210)220-4011

United States National Bank                             147,229      55,467     133,143
 P. O. Box 179, 2201 Market Street
 Galveston, Texas 77553 (409)763-1151



Consolidated Statements of Operations
Cullen/Frost Bankers, Inc. and Subsidiaries
(in thousands, except per share amounts)

                                                        Year Ended December 31
                                                   --------------------------------
                                                     1996       1995       1994
-----------------------------------------------------------------------------------
Interest Income:
 Loans, including fees                             $183,724   $150,497   $106,252
 Securities                                          99,562     98,862     95,109
 Time deposits                                            1          2          2
 Federal funds sold and securities purchased
  under resale agreements                             7,226      6,732      4,146
                                                   ------------------------------
       Total Interest Income                        290,513    256,093    205,509
Interest expense:
  Deposits                                          103,475     89,809     61,996
  Federal funds purchased and securities sold
   under repurchase agreements                        6,937     13,296      7,166
  Long-term notes payable                             1,019        733
  Other borrowings
                                                   ------------------------------
       Total Interest Expense                       111,431    103,838     69,162
                                                   ------------------------------
       Net Interest Income                          179,082    152,255    136,347
Provision (credit) for possible loan losses           7,300      6,272
                                                   ------------------------------
       Net Interest Income After
         Provision (Credit) for Possible
           Loan Losses                              171,782    145,983    136,347
Non-interest income:
  Trust department                                   34,031     31,762     29,529
  Service charges on deposit accounts                38,294     30,382     28,182
  Other service charges, collection and
    exchange charges, commissions and fees            8,764     11,055      9,366
  Net gain (loss) on securities transactions           (980)    (1,396)    (4,038)
  Other                                              14,426     15,940     13,776
                                                   ------------------------------
        Total Non-Interest Income                    94,535     87,743     76,815
Non-interest expense:
  Salaries and wages                                 71,788     58,177     52,986
  Pension and other employee benefits                15,351     10,905      9,910
  Net occupancy of banking premises                  18,782     17,992     15,777
  Furniture and equipment                            11,789     11,259     10,937
  Provision for real estate losses                                 610
  Restructuring costs                                              400        830
  Intangible Amortization                            11,306      8,124      7,627
  Other                                              51,564     54,982     57,495
                                                   ------------------------------
        Total Non-Interest Expense                  180,580    162,449    155,562
                                                   ------------------------------
        Income Before Income Taxes (Credits),
          Extraordinary Credit and Cumulative
          Effect of Accounting Change                85,737     71,277     57,600
Income taxes (credits)                               30,759     24,998     20,177
                                                   ------------------------------
Income before extraordinary credit and
  cumulative effect of accounting change             54,978     46,279     37,423
Extraordinary Credit-income tax benefit
Cumulative effect of change in accounting
 for income taxes
                                                   ------------------------------
        Net Income                                 $ 54,978    $46,279    $37,423
                                                   ==============================
Net income per common share-primary                $   2.40    $  2.04    $  1.67
                                                   ==============================
Return on average assets                               1.22%      1.17%      1.02%
Return on average equity                              15.32      14.32      13.04





Consolidated Statements of Operations
Cullen/Frost Bankers, Inc. and Subsidiaries
(in thousands, except per share amounts)


                                                        Year Ended December 31
                                                   --------------------------------
                                                     1993        1992      1991
-----------------------------------------------------------------------------------
Interest income:
 Loans, including fees                             $ 90,756   $ 84,074   $108,617
 Securities                                          91,145     99,188    111,132
 Time deposits                                            4          8         13
 Federal funds sold and securities purchased
   under resale agreements                            7,714      6,711     11,478
                                                   ------------------------------
       Total Interest Income                        189,619    189,981    231,240
Interest expense:
  Deposits                                           58,079     68,807    115,286
  Federal funds purchased and securities sold
   under repurchase agreements                        3,304      3,139      5,913
  Long-term notes payable                               410      1,378      1,502
  Other borrowings                                                             25
                                                   ------------------------------
       Total Interest Expense                        61,793     73,324    122,726
                                                   ------------------------------
       Net Interest Income                          127,826    116,657    108,514
Provision (credit) for possible loan losses          (6,085)     5,498     23,166
                                                   ------------------------------
       Net Interest Income After
         Provision (Credit) for Possible
           Loan Losses                              133,911    111,159     85,348
Non-interest income:
  Trust department                                   26,278     21,861     20,030
  Service charges on deposit accounts                27,303     23,663     20,455
  Other service charges, collection and
    exchange charges, commissions and fees            7,972      6,183      6,748
  Net gain (loss) on securities transactions          1,433       (232)     2,022
  Other                                              13,243     10,338      8,227
                                                    -----------------------------
        Total Non-Interest Income                    76,229     61,813     57,482
Non-interest expense:
  Salaries and wages                                 53,654     46,184     44,154
  Pension and other employee benefits                12,052      9,746      9,058
  Net occupancy of banking premises                  20,749     16,963     16,460
  Furniture and equipment                            10,155      8,295      7,726
  Provision for real estate losses                    1,445     12,963      7,653
  Restructuring costs                                10,285
  Intangible Amortization                             6,877        700        198
  Other                                              56,861     52,299     56,743
                                                    -----------------------------
        Total Non-Interest Expense                  172,078    147,150    141,992
                                                    -----------------------------
        Income Before Income Taxes (Credits),
         Extraordinary Credit and Cumulative
         Effect of Accounting Change                 38,062     25,822        838
Income taxes (credits)                                 (735)     8,197        633
                                                    -----------------------------
Income before extraordinary credit and
  cumulative effect of accounting change             38,797     17,625        205
Extraordinary Credit-income tax benefit                          6,497
Cumulative effect of change in accounting for
 income taxes                                         8,439
                                                    -----------------------------
        Net Income                                  $47,236    $24,122    $   205
                                                    =============================
Net income per common share - primary               $  2.12    $  1.13    $   .01
                                                    =============================
Return on average assets                               1.34%       .79%       .01%
Return on average equity                              19.00      12.56        .12


Consolidated Average Balance Sheets
Cullen/Frost Bankers, Inc. and Subsidiaries
(in thousands - taxable-equivalent basis)

                                                      Year Ended December 31
                                                   ------------------------------
                                                                 1996
                                                   ------------------------------
                                                                Interest
                                                   Average      Income/    Yield/
                                                   Balance      Expense     Cost
---------------------------------------------------------------------------------
Assets:
Time deposits                                      $       18    $      1   2.93%
Securities:
  U.S. Treasury                                       282,692      15,049   5.32
  U.S. Government agencies and corporations         1,259,353      83,782   6.65
  States and political subdivisions:
    Tax-exempt                                          5,470         517   9.45
    Taxable
  Other                                                 6,723         389   5.78
                                                   ----------    --------
     Total securities                               1,554,238      99,737   6.42
Federal funds sold and securities purchased
  under resale agreements                             138,811       7,226   5.21
Loans, net of unearned discount                     2,086,816     184,546   8.84
                                                   ----------    --------
     Total Earning Assets and Average Rate Earned   3,779,883     291,510   7.71
Cash and due from banks                               486,798
Allowance for possible loan losses                    (34,977)
Banking premises and equipment                        100,357
Accrued interest and other assets                     164,434
                                                   ----------
      Total Assets                                 $4,496,495
                                                   ==========
Liabilities:
Demand deposits:
  Commercial and individual                        $  832,356
  Correspondent banks                                 198,750
  Public funds                                         44,923
                                                   ----------
      Total demand deposits                         1,076,029
Time deposits:
  Savings and Interest-on-Checking                    722,518       9,792   1.36
  Money market deposit accounts                       810,616      31,818   3.93
  Time accounts                                     1,046,871      51,180   4.89
  Public funds                                        245,266      10,685   4.36
                                                   ----------    --------
      Total time deposits                           2,825,271     103,475   3.66
                                                   ----------
       Total deposits                               3,901,300
Federal funds purchased and securities sold
 under repurchase agreements                          144,804       6,937   4.79
Long-term notes payable
Other borrowings                                       19,389       1,019   5.26
                                                   ----------    --------
       Total Interest-Bearing Funds and
        Average Rate Paid                           2,989,464     111,431   3.73
Accrued interest and other liabilities                 72,165    --------   ----
                                                   ----------
       Total Liabilities                            4,137,658
Shareholders' Equity                                  358,837
                                                   ----------
       Total Liabilities and Shareholders' Equity  $4,496,495
                                                   ==========
Net interest income                                              $180,079
                                                                 ========
Net interest spread                                                         3.98%
                                                                            ====
Net interest income to total average earning assets                         4.76%
                                                                            ====

The above information is shown on a taxable-equivalent basis assuming a 35 percent tax rate for 1996 through 1993 and a 34 percent tax rate for 1992 through 1991.  Non-accrual loans are included in the average loan amounts outstanding for these computations.



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
                                                                            ====

The above information is shown on a taxable-equivalent basis assuming a 35 percent tax rate for 1996 through 1993 and a 34 percent tax rate for 1992 through 1991.  Non-accrual loans are included in the average loan amounts outstanding for these computations.



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
                                                                            ====

The above information is shown on a taxable-equivalent basis assuming a 35 percent tax rate for 1996 through 1993 and a 34 percent tax rate for 1992 through 1991.  Non-accrual loans are included in the average loan amounts outstanding for these computations.



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
                                                                            ====

The above information is shown on a taxable-equivalent basis assuming a 35 percent tax rate for 1996 through 1993 and a 34 percent tax rate for 1992 through 1991.  Non-accrual loans are included in the average loan amounts outstanding for these computations.



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
                                                                           =====

The above information is shown on a taxable-equivalent basis assuming a 35 percent tax rate for 1996 through 1993 and a 34 percent tax rate for 1992 through 1991.  Non-accrual loans are included in the average loan amounts outstanding for these computations.



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
                                                                            ====

The above information is shown on a taxable-equivalent basis assuming a 35 percent tax rate for 1996 through 1993 and a 34 percent tax rate for 1992 through 1991.  Non-accrual loans are included in the average loan amounts outstanding for these computations.
